UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

ACACIA COMMUNICATIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common Stock, $0.0001 par value per share
(2)

Aggregate number of securities to which transaction applies: As of January 26, 2021, 42,480,072 shares of common stock outstanding, 513,089 shares of common stock subject to outstanding stock options with exercise prices below $115.00 per share, 1,095,337 shares of common stock subject to outstanding restricted stock units and 187,234 shares of common stock subject to outstanding performance-based restricted stock units.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for purposes of calculating the registration fee, the maximum aggregate value of the transaction was calculated as the sum of (A) 42,480,072 shares of common stock multiplied by $115.00 per share, (B) 513,089 shares of common stock subject to stock options with exercise prices below $115.00 per share multiplied by $105.21 per share (which is the difference between $115.00 and $9.79, which is the weighted average exercise price per share for such stock options), (C) 1,095,337 shares of common stock subject to restricted stock units multiplied by $115.00 per share and (D) 187,234 shares of common stock subject to performance-based restricted stock units multiplied by $115.00 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $0.0001091 by the maximum aggregate value of the transaction. All outstanding stock options having an exercise price of $115.00 per share or greater will be canceled, without any consideration being payable in respect thereof.

	(4)	Proposed maximum aggregate value of transaction: $5,086,686,038.69
	(5)	Total fee paid: $554,957.45

☐	Fee paid previously with preliminary materials.

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid: $370,420.52
	(2)	Form, Schedule or Registration Statement No.: Schedule 14A, File No. 001-37771
	(3)	Filing Party: Acacia Communications, Inc.
	(4)	Date Filed: July 26, 2019

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

[—], 2021

Dear Acacia stockholder:

We are pleased to invite you to attend a special meeting of the stockholders of Acacia Communications, Inc., a Delaware corporation, which we refer to as “we,” “us,” “Acacia” or the “Company,” to be held virtually on [—], 2021 at [—] Eastern time. Due to public health and travel concerns related to coronavirus (COVID-19), the special meeting will be a virtual stockholder meeting, conducted via webcast. You may attend the special meeting online, vote your shares electronically and submit questions during the special meeting by visiting www.proxydocs.com/ACIA. You will need to have your control number, included on your proxy card or voting instruction form, to join and participate in the special meeting, and you will need to register for the special meeting in advance in order to virtually attend the special meeting by visiting www.proxydocs.com/ACIA. Instructions on how to attend and participate online will be provided to you via email after you register. The deadline for registering to virtually attend the special meeting is [—], Eastern time on [—], 2021. Approximately one hour prior to the start of the special meeting, you will receive further instructions via email, including your unique links that will allow you access to the meeting and will also permit you to submit questions. We encourage you to access the meeting 15 minutes prior to the start time to allow ample time to check your connection and visual and audio settings. If you encounter any difficulties accessing the virtual meeting prior to or during the meeting time, please call the technical support number provided to you in such emailed instructions for the special meeting.

On July 9, 2019, the Company announced that it had entered into an Agreement and Plan of Merger, dated as of July 8, 2019, which we refer to as the original merger agreement, with Cisco Systems, Inc., a California corporation (subsequently reincorporated as a Delaware corporation), which we refer to as Parent, and Amarone Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent, which we refer to as Merger Sub. On January 14, 2021, the Company announced that it had entered into an Amended and Restated Agreement and Plan of Merger, dated as of January 14, 2021, which we refer to as the amended and restated merger agreement, with Parent and Merger Sub, which amended and restated the original merger agreement in its entirety and provides for the merger of Merger Sub with and into the Company, which we refer to as the merger, with the Company surviving the merger as a wholly owned subsidiary of Parent.

At the special meeting, you will be asked to consider and vote on the following matters:

•	a proposal to adopt the amended and restated merger agreement;

•

a proposal to approve, on a nonbinding advisory basis, the compensation that may be payable to our named executive officers in connection with the merger as reported on the table on page [—] of the accompanying proxy statement, including the associated narrative discussion; and

•	a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies to approve the proposal to adopt the amended and restated merger agreement.

Stockholders will also act on any other business that may properly come before the special meeting.

If the merger is consummated, each share of Company common stock issued and outstanding immediately prior to the effective time of the merger will, other than as provided below, be converted into the right to receive $115.00 in cash, without interest and subject to deduction for any required withholding tax. We refer to this consideration per share of Company common stock to be paid in the merger as the merger consideration. The following shares of Company common stock will not be converted into the right to receive the merger consideration in connection with the merger: (a) shares held by any of our stockholders who do not vote in favor of the proposal to adopt the amended and restated merger agreement and who otherwise properly exercise, and do not withdraw or lose, appraisal rights in accordance with Section 262 of the General Corporation Law of the State of Delaware, which we refer to as the DGCL, (b) shares held in the treasury of the Company and (c) shares owned by Parent or any direct or indirect wholly owned subsidiary of the Company or subsidiary of Parent.

The board of directors of the Company, which we refer to as the board of directors, has unanimously determined that the terms and conditions of the merger and the amended and restated merger agreement are advisable, fair to and in the best interests of the Company and its stockholders and recommends that all Company stockholders vote in favor of the proposal to adopt the amended and restated merger agreement. The board of directors made its determination after consultation with its legal and financial advisors and consideration of a number of factors. The board of directors recommends that you vote “FOR” approval of the proposal to adopt the amended and restated merger agreement, “FOR” approval of the nonbinding advisory proposal regarding compensation that may be payable to our named executive officers in connection with the merger and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Approval of the proposal to adopt the amended and restated merger agreement requires the affirmative vote of the holders of a majority of the shares of Company common stock that are issued and outstanding as of the record date.

In accordance with the DGCL, the amendment and restatement of the original merger agreement necessitates that the amended and restated merger agreement be adopted by the affirmative vote of holders of a majority of the shares of Company common stock that are issued and outstanding as of the record date. As a result, you are now being asked to vote on the proposal to adopt the amended and restated merger agreement, which amended and restated the original merger agreement in its entirety, despite the fact that you may have voted on the proposal to adopt the original merger agreement in connection with the September 6, 2019 special meeting of the Company’s stockholders.

Your vote is very important. Whether or not you plan to attend the special meeting online, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the Internet. If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” approval of the proposal to adopt the amended and restated merger agreement, “FOR” approval of the nonbinding advisory proposal regarding compensation that may be payable to our named executive officers in connection with the merger and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. You may revoke your proxy at any time before it is exercised at the special meeting by delivering a properly executed proxy card bearing a later date or a written revocation of your proxy to the Company’s Secretary before the start of the special meeting, submitting a later-dated proxy electronically via the Internet or telephonically, or by voting online while virtually attending the special meeting. Virtually attending the special meeting will not, in itself, revoke a previously submitted proxy. To revoke a proxy at the special meeting, you must vote online while virtually attending the special meeting. The failure to vote your shares of Company common stock will have the same effect as a vote “AGAINST” approval of the proposal to adopt the amended and restated merger agreement.

If your shares of Company common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of Company common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of Company common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of Company common stock “FOR” approval of the proposal to adopt the amended and restated merger agreement will have the same effect as voting “AGAINST” the proposal to adopt the amended and restated merger agreement.

Under the DGCL, if the merger is completed, holders of Company common stock who do not vote in favor of adoption of the amended and restated merger agreement and satisfy other conditions set forth in Section 262 of the DGCL will have the right to seek an appraisal by the Delaware Court of Chancery of the fair value of their shares. In order to exercise your appraisal rights, you must submit a written demand for an appraisal of your shares prior to the stockholder vote to adopt the amended and restated merger agreement, you must not vote in favor of adoption of the amended and restated merger agreement and you must comply with the procedures set forth in Section 262 of the DGCL and explained in the accompanying proxy statement. See “Appraisal Rights” beginning on page [—] of the accompanying proxy statement and Annex D to the accompanying proxy statement.

The accompanying proxy statement provides you with detailed information about the special meeting, the amended and restated merger agreement and the merger. A copy of the amended and restated merger agreement is attached as Annex A to the accompanying proxy statement. We encourage you to carefully read the entire proxy statement and its annexes, including the amended and restated merger agreement. You also may obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission by following the instructions listed in the section of the accompanying proxy statement entitled “Where You Can Find More Information.”

If you have any questions or need assistance in submitting your proxy or voting your shares of Company common stock, please call The Proxy Advisory Group, LLC, the Company’s proxy solicitor, at (212) 616-2181.

Thank you in advance for your cooperation and continued support.

Sincerely,

Murugesan Shanmugaraj

President and Chief Executive Officer

The accompanying proxy statement is dated [—], 2021 and is first being mailed to our stockholders on or about [—], 2021.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE AMENDED AND RESTATED MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

YOUR VOTE IS IMPORTANT. PLEASE SUBMIT YOUR PROXY ELECTRONICALLY VIA THE
INTERNET OR TELEPHONICALLY OR BY COMPLETING, SIGNING, DATING AND
PROMPTLY RETURNING THE ENCLOSED PROXY CARD, WHETHER OR NOT YOU PLAN TO
VIRTUALLY ATTEND THE SPECIAL MEETING. PLEASE DO NOT SEND IN ANY
CERTIFICATES FOR YOUR SHARES OF COMPANY COMMON STOCK AT THIS TIME. IF THE
AMENDED AND RESTATED MERGER AGREEMENT IS ADOPTED AND THE MERGER IS
COMPLETED, YOU WILL RECEIVE A LETTER OF TRANSMITTAL AND RELATED
INSTRUCTIONS TO SURRENDER YOUR STOCK CERTIFICATES.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

ACACIA COMMUNICATIONS, INC.

Three Mill and Main Place, Suite 400

Maynard, Massachusetts 01754

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Time and Date	[—], Eastern time, on [—], 2021.

Place	Due to public health and travel concerns related to coronavirus (COVID-19), the special meeting will be held virtually, conducted via webcast. You may attend the special meeting online, vote your shares electronically and submit questions during the special meeting by visiting www.proxydocs.com/ACIA. You will need to register in advance in order to virtually attend the special meeting by submitting your control number, included on your proxy card or voting instruction form. Instructions on how to attend and participate online will be provided to you via email after you register. The deadline for registering to virtually attend the special meeting is [—], Eastern time on [—], 2021. Approximately one hour prior to the start of the special meeting, you will receive further instructions via email, including your unique links that will allow you access to the meeting and will also permit you to submit questions. We encourage you to access the meeting 15 minutes prior to the start time to allow ample time to check your connection and visual and audio settings. If you encounter any difficulties accessing the virtual meeting prior to or during the meeting time, please call the technical support number provided to you in such emailed instructions for the special meeting.

Items of Business	To consider and vote on:

•

a proposal to adopt the Amended and Restated Agreement and Plan of Merger, dated as of January 14, 2021, as it may be amended from time to time, which we refer to as the amended and restated merger agreement, by and among Acacia Communications, Inc., which we refer to as the Company, Cisco Systems, Inc., a California corporation (subsequently reincorporated as a Delaware corporation), which we refer to as Parent, and Amarone Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent, which we refer to as Merger Sub, which amended and restated in its entirety the

Agreement and Plan of Merger, dated as of July 8, 2019, which we refer to as the original merger agreement, by and among the Company, Parent and Merger Sub. A copy of the amended and restated merger agreement is attached as Annex A to the accompanying proxy statement;

•

a proposal to approve, on a nonbinding advisory basis, the compensation that may be payable to our named executive officers in connection with the merger as reported on the table on page [—] of the accompanying proxy statement, including the associated narrative discussion; and

•

a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the amended and restated merger agreement.

Record Date	You may vote if you were a stockholder of record at the close of business on [—], 2021.

Proxy Voting	Your vote is very important, regardless of the number of shares of Company common stock you own. The merger and other transactions contemplated by the amended and restated merger agreement cannot be consummated unless the amended and restated merger agreement is adopted by the affirmative vote of the holders of a majority of the shares of Company common stock that are issued and outstanding as of the record date. Even if you plan to virtually attend the special meeting, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares of Company common stock will be represented at the special meeting if you are unable to virtually attend. If you do not virtually attend the special meeting and fail to return your proxy card or fail to submit your proxy by phone or the Internet, your shares of Company common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to adopt the amended and restated merger agreement.

If you are a stockholder of record, voting while virtually attending the special meeting will revoke any proxy previously submitted. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee in order to vote. As a beneficial owner of shares of Company common stock held in “street name,” you have the right to direct your bank, brokerage firm or other nominee on how to vote the shares in your account. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee, you are invited to virtually attend the special meeting; however, because you are not the stockholder of record, you may not vote your shares while virtually attending the special meeting unless you request and obtain a legal proxy from your bank, brokerage firm or other nominee prior to the special meeting.

Recommendation	The board of directors of the Company, which we refer to as the board of directors, has unanimously determined that the terms and conditions of the merger and the amended and restated merger agreement are advisable, fair to and in the best interests of the Company and its stockholders and recommends that all Company stockholders vote in favor of the proposal to adopt the amended and restated merger agreement. The board of directors made its determination after consultation with its legal and financial advisors and consideration of a number of factors. The board of directors recommends that you vote “FOR” approval of the proposal to adopt the amended and restated merger agreement, “FOR” approval of the nonbinding advisory proposal regarding compensation that may be payable to our named executive officers in connection with the merger and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Attendance	Only stockholders of record or their duly authorized proxies have the right to virtually attend the special meeting. Beneficial owners of shares are invited to virtually attend the special meeting. You will need to register in advance in order to virtually attend the special meeting. The deadline for registering to virtually attend the special meeting is [—], Eastern time on [—], 2021.

Appraisal Rights	Under the General Corporation Law of the State of Delaware, which we refer to as the DGCL, if the merger is completed, holders of Company common stock who do not vote in favor of adoption of the amended and restated merger agreement and who satisfy other conditions set forth in Section 262 of the DGCL will have the right to seek an appraisal by the Delaware Court of Chancery of the fair value of their shares of Company common stock. In order to exercise your appraisal rights, you must submit a written demand for an appraisal of your shares prior to the stockholder vote to adopt the amended and restated merger agreement, you must not vote in favor of adoption of the amended and restated merger agreement and you must comply with the procedures set forth in Section 262 of the DGCL and explained in the accompanying proxy statement. See “Appraisal Rights” beginning on page [—] and Annex D of the accompanying proxy statement.

WHETHER OR NOT YOU PLAN TO VIRTUALLY ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU VOTE ONLINE WHILE VIRTUALLY ATTENDING THE SPECIAL MEETING, THAT VOTE WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

By Order of our Board of Directors,

Janene I. Asgeirsson

Chief Legal Officer and Secretary

[—], 2021

Maynard, Massachusetts

PROXY STATEMENT

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by the Company’s board of directors, which we refer to as the board of directors, for use at the special meeting of stockholders described herein. This proxy statement and the enclosed proxy card or voting instruction form are first being mailed on or about [—], 2021 to our stockholders who owned shares of Company common stock as of the close of business on [—], 2021.

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents we refer to in this proxy statement. Each topic in this summary includes a page reference directing you to a more complete description of such topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page [—].

Parties to the Merger (Page [—])

In this proxy statement, we refer to the Amended and Restated Agreement and Plan of Merger, dated as of January 14, 2021, as it may be amended from time to time, among Parent, Merger Sub and the Company, as the amended and restated merger agreement, and the merger of Merger Sub with and into the Company as the merger. The parties to the amended and restated merger agreement and the merger are:

•

Acacia Communications, Inc., which we refer to as “we,” “us,” “Acacia” or the “Company,” is a Delaware corporation that develops, manufactures and sells high-speed coherent optical interconnect products that are designed to transform communications networks through improvements in performance, capacity and cost. By implementing optical interconnect technology in a silicon-based platform, a process Acacia refers to as the “siliconization of optical interconnect,” Acacia is able to offer products at higher speeds and density with lower power consumption, that meet the needs of cloud and service providers and can be easily integrated in a cost-effective manner with existing network equipment. Shares of Acacia common stock are traded on the Nasdaq Global Select Market under the symbol “ACIA.” The principal executive offices of Acacia are located at Three Mill and Main Place, Suite 400, Maynard, Massachusetts 01754, and its telephone number is (978) 938-4896.

•

Cisco Systems, Inc., which we refer to as “Parent,” is a Delaware corporation that designs and sells a broad range of technologies that have been powering the Internet since 1984. Parent is integrating intent-based technologies across networking, security, collaboration, applications and the cloud. These technologies are designed to help Parent’s customers manage more users, devices and things connecting to their networks. This will enable Parent to provide customers with a highly secure, intelligent platform for their digital business. Parent reincorporated from a California corporation into a Delaware corporation on January 25, 2021. The principal executive offices of Parent are located at 170 West Tasman Drive, San Jose, California 95134, and its telephone number is (408) 526-4000.

•

Amarone Acquisition Corp., which we refer to as “Merger Sub,” is a Delaware corporation that was formed solely for the purpose of entering into the amended and restated merger agreement and related agreements and consummating the merger and the other transactions contemplated thereby. Merger Sub is a wholly owned subsidiary of Parent and has not engaged in any business except for activities incidental to its formation and as contemplated by the amended and restated merger agreement. Upon the completion of the merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation of the merger, which we refer to as the surviving corporation. The principal executive offices of Merger Sub are located at 170 West Tasman Drive, San Jose, California 95134, and its telephone number is (408) 526-4000.

The Special Meeting (Page [—])

Time, Place and Purpose of the Special Meeting (Page [—])

The special meeting of the stockholders of the Company, which we refer to as the special meeting, will be held on [—], 2021, starting at [—], Eastern time. Due to public health and travel concerns related to coronavirus (COVID-19), the special meeting will be held virtually, conducted by webcast. You may attend the special meeting online, vote your shares electronically and submit questions during the special meeting by visiting www.proxydocs.com/ACIA. You will need to have your control number, included on your proxy card or voting instruction form, to join and participate in the special meeting, and you will need to register for the special meeting in advance in order to virtually attend the special meeting. Instructions on how to attend and participate online will be provided to you via email after you register. The deadline for registering to virtually attend the special meeting is [—], Eastern time on [—], 2021. Approximately one hour prior to the start of the special meeting, you will receive further instructions via email, including your unique links that will allow you access to the meeting and will also permit you to submit questions. We encourage you to access the meeting 15 minutes prior to the start time to allow ample time to check your connection and visual and audio settings. If you encounter any difficulties accessing the virtual meeting prior to or during the meeting time, please call the technical support number provided to you in such emailed instructions for the special meeting.

At the special meeting, holders, which we refer to as stockholders, of common stock, $0.0001 par value per share, of the Company, which we refer to as Company common stock, will be asked to consider and vote on:

•	a proposal to adopt the amended and restated merger agreement;

•

a proposal to approve, on a nonbinding advisory basis, the compensation that may be payable to our named executive officers in connection with the merger as reported on the table on page [—], including the associated narrative discussion; and

•	a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies to approve the proposal to adopt the amended and restated merger agreement.

Stockholders will also be asked to act on any other business that may properly come before the special meeting.

Record Date and Quorum (Page [—])

You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company common stock as of the close of business on [—], 2021, which is the date we have set as the record date for the special meeting, and which we refer to as the record date. You will have one vote for each share of Company common stock that you owned on the record date. As of the record date, there were [—] shares of Company common stock outstanding and entitled to vote at the special meeting. A quorum is necessary for us to be able to conduct business at the special meeting. A majority of the shares of Company common stock that are issued and outstanding at the close of business on the record date, present virtually or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. The special meeting may be adjourned whether or not a quorum is present.

Vote Required (Page [—])

Approval of the proposal to adopt the amended and restated merger agreement requires the affirmative vote of the holders of a majority of the shares of Company common stock that are issued and outstanding as of the record date.

In accordance with the General Corporation Law of the State of Delaware, as amended, and all rules and regulations promulgated thereunder, which we refer to as the DGCL, the amendment and restatement of the

Agreement and Plan of Merger, dated as of July 8, 2019, which we refer to as the original merger agreement, by and among the Company, Parent and Merger Sub, necessitates that the amended and restated merger agreement be adopted by the affirmative vote of the holders of a majority of the shares of Company common stock that are issued and outstanding as of the record date. As a result, you are now being asked to vote on the proposal to adopt the amended and restated merger agreement, which amended and restated in its entirety the original merger agreement, despite the fact that you may have voted on the proposal to adopt the original merger agreement in connection with the September 6, 2019 special meeting of the Company’s stockholders.

Under our amended and restated by-laws, as amended, which we refer to as our by-laws, approval of the nonbinding advisory proposal regarding compensation that may be payable to our named executive officers in connection with the merger and approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies, require the affirmative vote of a majority of the votes cast by the holders of all of the shares present or represented at the special meeting and voting on such matters.

Shares Owned by Our Directors and Executive Officers (Page [—])

As of the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, [—] shares of Company common stock, representing approximately [—]% of the issued and outstanding shares of Company common stock on the record date. The directors and executive officers have informed the Company that they currently intend to vote all of their shares of Company common stock “FOR” the proposal to adopt the amended and restated merger agreement, “FOR” approval of the advisory proposal regarding compensation that may be payable to our named executive officers in connection with the merger and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. In addition, the shares described above include shares beneficially owned by Murugesan Shanmugaraj, Benny Mikkelsen, Christian Rasmussen and Mehrdad Givehchi (including certain entities holding common shares of the Company on their behalf) and such stockholders are obligated, pursuant to voting agreements entered into on January 14, 2021 between Parent and each of such stockholders, to vote such shares, representing approximately [—]% of the issued and outstanding shares of Company common stock on the record date, in favor of the adoption of the amended and restated merger agreement and any matter that would reasonably be expected to facilitate the merger.

Proxies and Revocation (Page [—])

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, or by returning the enclosed proxy card in the accompanying prepaid reply envelope, or online while virtually attending the special meeting. If your shares of Company common stock are held in “street name” through a bank, brokerage firm or other nominee, please contact your bank, brokerage firm or other nominee for their instructions on how to vote your shares. Please note that if you are a beneficial owner of shares of Company common stock held in “street name” and wish to vote online while virtually attending the special meeting, you must request and obtain a legal proxy from your bank, brokerage firm or other nominee prior to the special meeting.

If you fail to submit a proxy or to vote online while virtually attending the special meeting, or if you do not provide your bank, brokerage firm or other nominee with voting instructions, your shares of Company common stock will not be voted on the proposal to adopt the amended and restated merger agreement, which will have the same effect as a vote “AGAINST” the proposal to adopt the amended and restated merger agreement, and your shares of Company common stock will not have an effect on approval of the advisory proposal regarding compensation that may be payable to our named executive officers in connection with the merger or the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by submitting a later-dated proxy through any of the methods available to you, by giving written notice of revocation to our Secretary at Acacia Communications, Inc., Three Mill and Main Place, Suite 400, Maynard, Massachusetts 01754 by the time the special meeting begins, or by voting online while virtually attending the special meeting. Virtually attending the special meeting will not, in itself, revoke a previously submitted proxy. If you are a beneficial owner of our shares, you will need to contact your bank, brokerage firm, trustee, or other nominee to revoke any prior voting instructions.

The Merger (Page [—])

On July 8, 2019, the Company entered into the original merger agreement. On January 14, 2021, the Company, Parent and Merger Sub entered into the amended and restated merger agreement, which amended and restated the original merger agreement in its entirety.

The amended and restated merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger. As a result of the merger, the Company will cease to be a publicly traded company. If the merger is consummated, you will not own any shares of the capital stock of the surviving corporation.

Changes to the Original Merger Agreement Pursuant to the Amended and Restated Merger Agreement (Page [—])

The original merger agreement was amended and restated pursuant to the amended and restated merger agreement to, among other things, (i) increase the per share merger consideration from $70.00 to $115.00 in cash, without interest and subject to deduction for any required withholding tax, (ii) eliminate certain conditions to the closing, such as the elimination of the condition regarding the absence of a material adverse effect on the company, (iii) narrow certain other conditions to the closing, such as limiting the condition with respect to the accuracy of the Company’s representations and warranties to certain fundamental representations and warranties (relating to the Company’s organization, good standing and qualification, capital structure, corporate authority and approval, brokers’ and advisors’ fees, the Company’s receipt of a fairness opinion and the information contained in this proxy statement), (iv) increase the termination fee payable by the Company under certain circumstance set forth in the amended and restated merger agreement in proportion to the increase in the per share merger consideration, from $120 million to $197 million and (v) amend the addendum to the Master Purchase Agreements by and between the Company, Parent and a wholly owned subsidiary of Parent, to provide that no fee is payable by Parent to the Company under any circumstances in connection with the merger or related transactions.

Merger Consideration (Page [—])

In the merger, each share of Company common stock, other than as provided below, will be converted into the right to receive $115.00 in cash, without interest and subject to deduction for any required withholding tax. We refer to this consideration per share of Company common stock to be paid in the merger as the merger consideration. The following shares of Company common stock will not be converted into the right to receive the merger consideration in connection with the merger: (a) shares held by any of our stockholders who do not vote in favor of the proposal to adopt the amended and restated merger agreement and who otherwise properly exercise, and do not withdraw or lose, appraisal rights under Section 262 of the DGCL, (b) shares held in the treasury of the Company and (c) shares owned by Parent or any direct or indirect wholly owned subsidiary of the Company or subsidiary of Parent. We refer to the shares described in the foregoing sentence, collectively, as the excluded shares.

Reasons for the Merger; Recommendation of the Board of Directors (Page [—])

After careful consideration of various factors described in the section entitled “The Merger — Reasons for the Merger; Recommendation of the Board of Directors,” the board of directors, by a unanimous vote of all directors:

•

determined and declared that the terms and conditions of the amended and restated merger agreement, the merger and the other transactions contemplated thereby, on the terms and subject to the conditions set forth in the amended and restated merger agreement, are advisable, fair to and in the best interests of the Company and its stockholders;

•	adopted and approved the amended and restated merger agreement, the merger and the other transactions contemplated by the amended and restated merger agreement; and

•

determined that it is advisable and in the best interests of the Company for the board of directors to submit the amended and restated merger agreement to the Company’s stockholders for adoption and directed that the amended and restated merger agreement be submitted to the Company’s stockholders at a special meeting of the Company’s stockholders for their adoption, and recommended that the Company’s stockholders adopt the amended and restated merger agreement.

The board of directors recommends that you vote “FOR” approval of the proposal to adopt the amended and restated merger agreement, “FOR” approval of the nonbinding advisory proposal regarding compensation that may be payable to our named executive officers in connection with the merger and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of the Company’s Financial Advisor (Page [—])

Goldman Sachs & Co. LLC (“Goldman Sachs”) delivered its opinion to the board of directors that, as of January 14, 2021 and based upon and subject to the factors and assumptions set forth therein, the $115.00 in cash per share to be paid to the holders (other than Parent and its affiliates) of shares of Company common stock pursuant to the amended and restated merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated January 14, 2021, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of the board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Company common stock should vote with respect to the merger or any other matter. Pursuant to an engagement letter between the Company and Goldman Sachs, the Company has agreed to pay Goldman Sachs a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $56,000,000, $3,000,000 of which was paid in connection with the presentation by Goldman Sachs to the board of directors of the final results of the study Goldman Sachs undertook to determine whether it was able to render a fairness opinion in connection with the consideration payable pursuant to the original merger agreement, and the remainder of which is contingent upon the consummation of the merger.

Interests of Certain Persons in the Merger (Page [—])

In considering the recommendation of the board of directors with respect to the amended and restated merger agreement, you should be aware that the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of our stockholders generally, as more fully described below. The board of directors was aware of these interests and considered them, among other matters, in reaching the determination that the terms and conditions of the merger and the amended and restated merger agreement were advisable, fair to and in the best interests of the Company and its stockholders and in making their recommendations regarding adoption of the merger and the amended and restated merger agreement as described in “The Merger — Reasons for the Merger; Recommendation of the Board of Directors” beginning on page [—]. These interests include:

•

conversion at the effective time of each Company stock option that is outstanding, vested and unexercised immediately prior to the effective time of the merger into the right to receive an amount in cash, without interest, equal to the excess, if any, of the merger consideration over the exercise price per share of such stock option subject to deduction for any required withholding tax; provided that, in the event that the exercise price of any such vested stock option is equal to or greater than the merger consideration, such stock option will be canceled at the effective time, without any consideration being payable in respect thereof and have no further force or effect;

•

conversion at the effective time of each Company stock option that is outstanding and unvested immediately prior to the effective time of the merger into the right to receive an amount in cash, without interest, equal to the excess, if any, of the merger consideration over the exercise price per share of such stock option, subject to deduction for any required withholding tax, payable to the extent, and at the applicable times, such unvested stock option would have become vested under the vesting schedule in place for such stock option immediately prior to the effective time, including under the terms of the Company’s Amended and Restated Severance and Change in Control Benefits Plan, which we refer to as the CIC plan, and any scheduled retention agreement after giving effect to any applicable employment offer documents entered into with Parent; provided that, in the event that the exercise price of any such unvested stock option is equal to or greater than the merger consideration, such stock option will be canceled at the effective time, without any consideration being payable in respect thereof and have no further force or effect;

•

conversion at the effective time of each Company restricted stock unit, or RSU, and Company performance-based restricted stock unit, or PRSU, that is outstanding and vested and has not been settled immediately prior to the effective time of the merger (which includes PRSUs with a total stockholder return, or TSR, performance metric that will become vested based on actual results as of the closing of the merger and certain RSUs that will become vested as of the closing of the merger) into the right to receive an amount in cash, without interest, equal to the merger consideration, subject to deduction for any required withholding tax;

•

conversion at the effective time of each RSU and PRSU that is outstanding and unvested immediately prior to the effective time of the merger into the right to receive an amount in cash, without interest, equal to the merger consideration, subject to deduction for any required withholding tax, payable to the extent, and at the applicable times, such unvested RSU or PRSU would have become vested under the vesting schedule in place for such RSU or PRSU immediately prior to the effective time, including under the terms of the CIC plan, any scheduled retention agreement after giving effect to any applicable employment offer documents entered into with Parent and any amendments agreed to between Parent and the Company, as described herein;

•

amendment of the terms of PRSUs with a TSR performance metric granted to the Company’s executive officers in 2018, the three-year performance period of which ended on December 31, 2020, providing for settlement of such PRSUs based on the merger consideration of $115.00 per share;

•

cash retention awards that may be granted by Parent to the Company’s executive officers in connection with their performance of services following the closing of the merger, including pursuant to employment and other agreements entered into between certain executive officers and Parent;

•	potential severance and acceleration of unvested equity compensation awards upon certain types of termination of employment following the closing of the merger;

•	accelerated vesting of RSUs held by non-employee directors of the Company;

•

subject to approval by the board of directors and in lieu of equity awards that were not granted in 2020 under the director compensation plan, the potential payment of a special cash bonus to each of the Company’s independent directors in an amount equal to $200,000, payable at, and conditioned upon, the closing of the merger; and

•	continued indemnification and liability insurance for directors and officers following completion of the merger.

See “The Merger — Interests of Certain Persons in the Merger” beginning on page [—] for additional information.

Approval of Compensation Payable to Named Executive Offices in Connection with the Merger (page [—])

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and Rule 14a-21(c) under the Exchange Act, we are providing stockholders with the opportunity to cast a nonbinding advisory vote with respect to compensation that may be payable to our named executive officers in connection with the merger, as reported on the table on page [—], including the associated narrative discussion. The board of directors recommends that you vote “FOR” approval of the nonbinding advisory proposal regarding compensation that may be payable to our named executive officers in connection with the merger.

Approval of the proposal regarding compensation that may be payable to our named executive officers in connection with the merger requires the approval of a majority of the votes cast on this proposal. Approval of this proposal is not a condition to completion of the merger. The vote with respect to compensation that may be payable to our named executive officers in connection with the merger is an advisory vote and will not be binding on us. Therefore, regardless of whether stockholders approve the compensation that may be payable to our named executive officers in connection with the merger, if the amended and restated merger agreement is adopted by the stockholders and the merger is completed, such compensation will still be paid to our named executive officers to the extent payable in accordance with the terms of such compensation.

U.S. Federal Income Tax Consequences of the Merger (Page [—])

The exchange of shares of Company common stock for cash pursuant to the merger will generally be a taxable transaction to U.S. holders and certain non-U.S. holders for U.S. federal income tax purposes. A U.S. holder (or a non-U.S. holder that is subject to U.S. federal income tax on its gain from the merger) who exchanges shares of Company common stock for cash in the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received (determined before deduction of any applicable withholding taxes) with respect to such shares and the stockholder’s adjusted tax basis in such shares. This may also be a taxable transaction under applicable state, local and/or foreign income or other tax laws. You should read “The Merger — U.S. Federal Income Tax Consequences of the Merger” beginning on page [—] for the definition of “U.S. holder” and “non-U.S. holder” and a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your U.S. federal, state and local and/or foreign taxes.

Regulatory Approvals (Page [—])

The merger is subject to the reporting and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, it being understood that the existing clearance of the merger thereunder, to the extent still in effect, shall be deemed to satisfy such condition.

Following the execution of the original merger agreement, Parent and the Company filed notification of the merger with the Federal Trade Commission, or the FTC, and the Department of Justice, or the DOJ, under the HSR Act. On September 26, 2019, the waiting period under the HSR Act with respect to the merger expired, which we refer to as the original clearance. Prior to the expiration of the original clearance, Parent withdrew and refiled its HSR Act notification form to avoid expiration of the original clearance under the HSR Act. On September 22, 2020, the parties received notice from the FTC that early termination of the waiting period applicable to the refiled notification form had been granted, which we refer to as the renewed HSR clearance. The renewed HSR clearance will expire on September 21, 2021.

In addition, following the execution of the original merger agreement, the parties prepared and submitted regulatory filings in the jurisdictions in which the parties agreed that regulatory filings may be required. Regulatory clearance was later received with respect to the merger from the Austrian Federal Competition Authority on September 3, 2019, and from the German Federal Cartel Office on November 11, 2019. On January 19, 2021, the State Administration for Market Regulation in China posted on its website its decision conditionally approving the merger, which was dated January 14, 2021.

Under the terms of the amended and restated merger agreement, the merger cannot be consummated if any governmental entity of the United States of competent jurisdiction has issued, promulgated or entered any judgment, writ, decree, stipulation, determination, decision, legal or arbitration award, settlement or consent agreement, charge, ruling, injunction, restraining order or other order (whether temporarily, preliminary or permanently in effect), and no law, statute, constitution, resolution, ordinance, code, permit, rule, regulation, ruling or requirement has been enacted in the United States that prohibits, makes illegal or enjoins the consummation of the merger.

Litigation Relating to the Merger (Page [—])

Shareholder Litigation

On August 5, 2019, a lawsuit, captioned Jiang v. Acacia Communications, Inc., et al., Civil Action No. 1:19-cv-07267, or the Jiang Action, was filed against the Company and each of the Company’s directors in the United States District Court for the Southern District of New York alleging violations of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, or the Exchange Act, and Rule 14a-9 promulgated thereunder against the defendants for allegedly disseminating a materially incomplete and misleading preliminary proxy statement in connection with the merger. In the following days, three additional lawsuits, including two putative class action lawsuits, were filed against the Company and its directors making similar allegations and asserting similar claims regarding the preliminary proxy statement: O’Brien v. Acacia Communications, Inc., et al., Civil Action No. 1:19-cv-01463 (D. Del., filed August 5, 2019); Rosenblatt v. Acacia Communications, Inc., et al., Civil Action No. 1:19-cv-01470 (D. Del., filed August 6, 2019); and Mac v. Acacia Communications, Inc., et al., Civil Action No. 1:19-cv-11706 (D. Mass., filed August 7, 2019). The O’Brien action asserted an additional claim that the Company’s directors breached their fiduciary duties by, among other things, agreeing to the merger without taking steps to obtain adequate, fair and maximum consideration under the circumstances and engineering the merger to improperly benefit themselves, Company management and/or Parent without regard for the Company’s public stockholders. The plaintiffs in these four lawsuits sought various forms of injunctive and declaratory relief, as well as awards of damages, costs, expert fees, and attorneys’ fees.

On August 27, 2019, the Company and the plaintiffs in the O’Brien Action, the Rosenblatt Action, and the Mac Action entered into a memorandum of understanding in which these plaintiffs agreed to dismiss with prejudice their individual claims and to dismiss without prejudice the class claims asserted in those actions, in return for the Company’s agreement to make the supplemental disclosures set forth under the heading “Supplement to Proxy Statement” in a Form 8-K filed by the Company with the Securities and Exchange Commission, or the

SEC, on August 27, 2019, or the Supplemental Disclosures. On August 27, 2019, prior to the filing of the Company’s Form 8-K containing the Supplemental Disclosures, the Company and the plaintiff in the Jiang Action agreed in principle that the plaintiff would dismiss with prejudice his claims asserted in that action, in return for the Company’s agreement to make the Supplemental Disclosures. That agreement was memorialized in a memorandum of understanding between the Company and the plaintiff in the Jiang Action entered into on August 28, 2019. Pursuant to the memoranda of understanding, the plaintiffs in all four actions filed notices of voluntary dismissal on September 11, 2019. Pursuant to the memoranda of understanding, the parties thereafter negotiated an award of attorney’s fees and expenses based upon the purported benefit conferred upon the Company’s stockholders by causing the Supplemental Disclosures to be disseminated.

Litigation between the Company and Parent

On January 8, 2021, Parent commenced litigation against the Company in the Court of Chancery of the State of Delaware, or the Court of Chancery, which we refer to as the merger litigation. The lawsuit, captioned Cisco Systems, Inc. v. Acacia Communications, Inc., Civil Action No. 2021-0018-JTL, sought, among other things, a temporary restraining order to enjoin the Company from terminating the original merger agreement, a declaratory judgment that all necessary conditions to closing were satisfied and that the Company’s notice of termination of the original merger agreement was invalid, and an order requiring the Company to specifically perform its obligations under the original merger agreement and close the merger as soon as practicable.

Later on January 8, 2021, the Court of Chancery granted Parent’s motion for a temporary restraining order. In addition, the Court of Chancery granted Parent’s motion for expedited proceedings for consideration of Parent’s claims. Pursuant to the temporary restraining order, the Company continued to be bound by the terms of the original merger agreement until further order of the Court of Chancery or as otherwise agreed by the parties.

On January 11, 2021, the Company filed its answer and affirmative defenses in response to the complaint filed by Parent and simultaneously filed a counterclaim against Parent seeking a declaration that the Company validly terminated the original merger agreement pursuant to the terms thereof.

On January 14, 2021, in connection with the execution of the amended and restated merger agreement, the Company and Parent jointly requested that the Court of Chancery lift the temporary restraining order and dismiss with prejudice the litigation pending between the parties in that court. Later that same day, the Court of Chancery entered an order vacating the temporary restraining order and dismissing the parties’ respective claims with prejudice, with each party bearing its own costs.

The Amended and Restated Merger Agreement (Page [—])

Merger Consideration (Page [—])

If the merger is completed, each share of Company common stock, other than the excluded shares, will be converted into the right to receive $115.00 in cash, without interest and subject to deduction for any required withholding tax.

Treatment of Company Equity Awards and Employee Stock Purchase Plan (Page [—])

Each Company stock option that is outstanding, vested and unexercised immediately prior to the effective time of the merger will be canceled at the effective time and converted into the right to receive an amount in cash, without interest, equal to the excess, if any, of the merger consideration over the exercise price per share of such stock option; provided that, in the event that the exercise price of any such vested stock option is equal to or greater than the merger consideration, such stock option will be canceled at the effective time, without any consideration being payable in respect thereof and have no further force or effect.

Each Company stock option that is outstanding and unvested immediately prior to the effective time of the merger will be canceled at the effective time and converted into the right to receive an amount in cash, without interest, equal to the excess, if any, of the merger consideration over the exercise price per share of such stock option payable to the extent, and at the applicable times, such unvested option would have become vested under the vesting schedule in place for such stock option immediately prior to the effective time, including under the terms of the CIC plan, and any scheduled retention agreement after giving effect to any applicable employment offer documents entered into with Parent; provided that, in the event that the exercise price of any such unvested stock option is equal to or greater than the merger consideration, such stock option will be canceled at the effective time, without any consideration being payable in respect thereof and have no further force or effect.

Each RSU and PRSU that is outstanding and vested and has not been settled immediately prior to the effective time of the merger (which includes PRSUs with a TSR performance metric that will become vested based on actual results as of the closing of the merger and certain RSUs that will become vested as of the closing of the merger) will be canceled at the effective time and converted into the right to receive an amount in cash, without interest, equal to the merger consideration.

Each RSU and PRSU that is outstanding and unvested immediately prior to the effective time of the merger will be canceled at the effective time and converted into the right to receive an amount in cash, without interest, equal to the merger consideration payable to the extent, and at the applicable times, such unvested RSU or PRSU would have become vested under the vesting schedule in place for such RSU or PRSU immediately prior to the effective time, including under the terms of the CIC plan and any scheduled retention agreement after giving effect to any applicable employment offer documents entered into with Parent.

Each cash payment for the stock options, RSUs and PRSUs described above will be subject to deduction for any applicable withholding taxes.

Following execution of the original merger agreement, the Company took all actions with respect to the Company’s Amended and Restated 2016 Employee Stock Purchase Plan, which we refer to as the Company ESPP, that were required to provide that, (i) with respect to any offering period in effect as of the date of the original merger agreement, no employee who was not a participant in the Company ESPP as of the date of the original merger agreement could become a participant in the Company ESPP and no participant could increase the percentage amount of his or her payroll deduction election from that in effect on the date of the original merger agreement for such offering period; (ii) subject to the consummation of the merger, the Company ESPP will terminate effective immediately prior to the effective time of the merger; and (iii) the Company ESPP was suspended and no new offering periods have been or will be commenced under the Company ESPP prior to the termination of the amended and restated merger agreement.

Restrictions on Solicitation of Other Offers (Page [—])

Under the amended and restated merger agreement, during the period beginning on the date of the original merger agreement until the earlier of the effective time of the merger or the termination of the amended and restated merger agreement, the board of directors, the Company and its subsidiaries will not, and will direct their respective representatives not to, directly or indirectly:

•

solicit, initiate or knowingly encourage, knowingly facilitate or knowingly induce the making, submission or public announcement of any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an acquisition proposal;

•

enter into, participate in, maintain or continue any communications (except to provide written notice as to the existence of these restrictions and to clarify the terms and conditions of any acquisition proposal)

or negotiations regarding, or deliver or make available to any person any non-public information with respect to any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an acquisition proposal;

•	agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention to agree to, accept, approve, endorse or recommend) any acquisition proposal;

•

enter into any agreement in principle, letter of intent, term sheet or any other agreement, understanding or contract (whether binding or not) contemplating or otherwise relating to any acquisition proposal (other than confidentiality agreements that are permitted pursuant to the amended and restated merger agreement);

•	submit any acquisition proposal to the vote of any securityholders of the Company or any of its subsidiaries;

•	approve any transaction, or any third party becoming an “interested stockholder,” under Section 203 of the DGCL; or

•	resolve, propose or agree to do any of the foregoing, in each case except under specified circumstances set forth in the amended and restated merger agreement.

Notwithstanding these restrictions, if, at any time prior to the time that the Company’s stockholders approve the adoption of the amended and restated merger agreement, the Company or any of its representatives receives an unsolicited, written acquisition proposal that the board of directors concludes in good faith (after consultation with its outside legal counsel and a financial advisor of national standing) is, or could reasonably be expected to lead to, a superior proposal, the Company may:

•	enter into discussions with such person regarding such acquisition proposal; and

•	deliver or make available to such person non-public information regarding the Company and its subsidiaries.

However, prior to taking any of the actions listed above, the Company must have complied with the following:

•

none of the Company, its subsidiaries or any of their respective representatives has violated the non-solicitation and related provisions contained in the amended and restated merger agreement in any material respect;

•

the board of directors must first conclude in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable laws;

•

prior to making available any material non-public information, the Company must first receive from such person an executed confidentiality agreement that contains terms that are no less favorable in any material respect to the Company than the terms in the confidentiality agreement between the Company and Parent but does not have to contain any “standstill” provisions and that does not include any exclusive right to negotiate with such person or having the effect of restricting the Company from fulfilling its obligations under the amended and restated merger agreement; and

•

prior to or contemporaneously with delivering or making available any non-public information, the Company must concurrently deliver to Parent such non-public information to the extent such non-public information has not been previously delivered or made available to Parent by the Company.

You should read “The Amended and Restated Merger Agreement — Restrictions on Solicitation of Other Offers” beginning on page [—] for the definitions of “acquisition proposal” and “superior proposal.”

Restrictions on Changes of Recommendation to Company Stockholders (Page [—])

Under the amended and restated merger agreement, the board of directors must submit the amended and restated merger agreement to the Company’s stockholders for adoption and must recommend that the Company’s stockholders vote in favor of adopting the amended and restated merger agreement. The amended and restated merger agreement provides that neither the board of directors, nor any committee thereof, may:

•	fail to include the board of directors’ recommendation with respect to the amended and restated merger agreement in this proxy statement;

•

withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify in a manner adverse to Parent or Merger Sub, the board of directors’ recommendation with respect to the amended and restated merger agreement; or

•	adopt, accept, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend, any acquisition proposal (each of the foregoing, referred to as a change of recommendation).

However, nothing in the amended and restated merger agreement will prevent the board of directors from effecting a change of recommendation in connection with a superior proposal or the Company from terminating the amended and restated merger agreement to enter into a definitive agreement to accept a superior proposal if:

•	the approval of the Company’s stockholders of the adoption of the amended and restated merger agreement has not yet been obtained;

•

the Company has not breached in any material respect its obligations with respect to calling and conducting the special meeting of the Company’s stockholders and has not breached the non-solicitation and related provisions of the amended and restated merger agreement;

•	a superior proposal has been submitted to the Company, has not been withdrawn and continues to be a superior proposal;

•	the Company has given Parent at least four business days’ prior written notice of its intention to take such action along with certain information relating to such superior proposal;

•

if requested by Parent, the Company makes its representatives available to discuss and negotiate in good faith with Parent’s representatives any modifications to the terms and conditions of the amended and restated merger agreement that Parent desires to propose such that such superior proposal would no longer be a superior proposal in comparison to the revised terms of the amended and restated merger agreement proposed by Parent;

•

within such four-business day period, Parent has not made a written, binding and irrevocable offer that the board of directors has concluded in good faith (following consultation with its outside legal counsel and a financial advisor of national standing) to be at least as favorable to the Company’s stockholders as such superior proposal; and

•

the board of directors has concluded in good faith (following consultation with its outside legal counsel) that, in light of the superior proposal and any modifications to the amended and restated merger agreement proposed by Parent, the failure to effect a change of recommendation and terminate the amended and restated merger agreement would be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable law.

In addition, nothing in the amended and restated merger agreement will prevent the board of directors from effecting a change of recommendation for a reason unrelated to an acquisition proposal if:

•	the approval of the Company’s stockholders of the adoption of the amended and restated merger agreement has not yet been obtained;

•

the Company has not breached in any material respect its obligations with respect to calling and conducting the special meeting of the Company’s stockholders and has not breached the non-solicitation and related provisions of the amended and restated merger agreement;

•

the board of directors has concluded in good faith (after consultation with its outside legal counsel) that, in light of an intervening event (after taking into account the results of any discussions with Parent and any proposed modifications of the amended and restated merger agreement, as contemplated by the amended and restated merger agreement), the failure to make a change of recommendation would be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable law (provided that in no event will any of the following, in and of itself, constitute or be deemed an intervening event: (a) any determination by the board of directors that the amount payable by Parent in the merger is not sufficient, (b) the Company exceeding any earnings projections or predictions made by the Company (whether or not publicly announced) or securities or financial analysts and any resulting analyst upgrades of the Company’s securities or any change in the trading price of its common stock, (c) any facts, events or circumstances resulting from any breach of the amended and restated merger agreement by the Company or (d) the receipt, existence or terms of any acquisition proposal or any matter relating thereto or the consequences thereof);

•	the Company has given Parent at least four business days’ prior written notice of its intention to take such action along with certain information relating to such intervening event;

•

if requested by Parent, the Company has made its representatives available during such four-business day period to discuss with Parent’s representatives the facts and circumstances underlying such proposed change in recommendation and any modifications to the terms and conditions of the amended and restated merger agreement that Parent desires to propose that would obviate the need for the board of directors to effect a change of recommendation for an intervening event; and

•

if within such four-business day period, Parent has not made a written, binding and irrevocable offer that the board of directors concludes in good faith (after consultation with its outside legal counsel and a financial advisor of national standing) would obviate the need for the board of directors to effect such change of recommendation (with the amended and restated merger agreement providing that (a) the board of directors must convene a meeting to consider any such offer by Parent promptly following the receipt thereof, (b) the board of directors will not effect a change of recommendation for four business days after receipt by Parent of the notice of an intervening event and (c) any material change in the facts, events or circumstances related to the intervening event will require a new notice of an intervening event to Parent and a new two-business day period and discussion process).

In addition, if the board of directors decides to terminate the amended and restated merger agreement with Parent following receipt of a superior proposal upon the terms summarized above or Parent terminates the amended and restated merger agreement following a change of recommendation under certain scenarios, the Company must pay the applicable termination fee as described beginning on page [—] under “The Amended and Restated Merger Agreement — Termination Fee.”

You should read “The Amended and Restated Merger Agreement — Restrictions on Changes of Recommendation to Company Stockholders” beginning on page [—] for the definitions of “change of recommendation” and “intervening event.”

Conditions to the Merger (Page [—])

The obligation of the parties to consummate the merger is subject to the satisfaction or waiver of a number of conditions, including:

•	the adoption of the amended and restated merger agreement by the Company’s stockholders at the special meeting;

•

the absence of any order or restraint issued by a governmental entity of the United States, or the enactment of any applicable legal requirement in the United States prohibiting, making illegal or enjoining the completion of the merger;

•

the expiration or termination of the applicable waiting period under the HSR Act, it being understood that the existing clearance of the merger thereunder, to the extent still in effect, shall be deemed to satisfy such condition;

•

the accuracy of the representations and warranties of Parent (subject to certain materiality exceptions) and the accuracy of specified representations and warranties of the Company (subject to certain materiality exceptions) as of the closing date; and

•

material compliance by Parent with its covenants under the amended and restated merger agreement and material compliance by the Company of certain of its covenants, and the absence of any intentional or material breach of the Company’s other covenants, under the amended and restated merger agreement.

Please see “The Amended and Restated Merger Agreement — Conditions to the Merger” beginning on page [—] for a more complete summary of the conditions to the merger.

Termination (Page [—])

The amended and restated merger agreement may be terminated under specified circumstances set forth in the amended and restated merger agreement, including, among others, the following:

•	by mutual written consent of the Company and Parent;

•

by either the Company or Parent if (a) the merger has not been completed on or before the end date (provided that a party will not be permitted to terminate the amended and restated merger agreement due to the nonoccurrence of the closing before the end date if the failure to close is principally caused by the breach by such party of the amended and restated merger agreement), (b) a governmental entity of the United States has issued a final and nonappealable order or taken any other final and nonappealable action, permanently restraining, enjoining or otherwise prohibiting the merger (provided that this right to terminate the amended and restated merger agreement will not be available to any party that has materially breached its obligations under the amended and restated merger agreement in any manner that principally caused the existence of such order or action in any material respect), (c) the approval of the adoption of the amended and restated merger agreement by holders of Company common stock entitled to vote thereon is not obtained or (d) upon a breach of any covenants or other obligations on the part of the other party set forth in the amended and restated merger agreement, or if any representation or warranty of the other party has become inaccurate, in each case such that the closing condition with respect to the other party regarding the accuracy of representations and warranties or compliance with covenants and other obligations would not be satisfied;

•	by Parent, if a triggering event occurs; or

•

by the Company, to accept a superior proposal and concurrently enter into a definitive agreement for such superior proposal; provided that the Company has complied in all material respects with the non-solicitation and related provisions under the amended and restated merger agreement and makes a payment to Parent of a termination fee of $197 million.

You should read “The Amended and Restated Merger Agreement — Termination” beginning on page [—] for the definitions of “end date” and “triggering event.”

Termination Fee (Page [—])

Subject to certain limitations, the Company will be required to pay Parent a termination fee equal to $197 million if the amended and restated merger agreement is terminated:

•	by Parent because of the occurrence of a triggering event;

•

by either Parent or the Company because (a) the holders of Company common stock failed to approve adoption of the amended and restated merger agreement at the special meeting of the Company’s stockholders or any adjournment or postponement thereof or (b) the closing did not occur on or prior to the end date, in each case at a time that Parent would have been entitled to terminate the amended and restated merger agreement because of the occurrence of a triggering event;

•	by the Company in order to accept a superior proposal; provided that the Company concurrently enters into a definitive agreement for such superior proposal; or

•

by either Parent or the Company because (a) the holders of Company common stock failed to approve adoption of the amended and restated merger agreement at the special meeting of the Company’s stockholders or any adjournment or postponement thereof, (b) the closing did not occur on or prior to the end date and such termination of the amended and restated merger agreement occurred prior to obtaining approval of the adoption of the amended and restated merger agreement at the special meeting of the Company’s stockholders or (c) the Company breached a representation or warranty contained in the amended and restated merger agreement or failed to perform any of its covenants or other obligations contained in the amended and restated merger agreement, which breach or failure to perform or comply would give rise to the failure to satisfy one of certain conditions to completion of the merger, and, in each such case, (i) any person will have publicly announced an acquisition proposal (or an acquisition proposal will have become publicly known) prior to such termination (unless publicly withdrawn prior to such termination) and (ii) within 12 months of such termination either an acquisition with respect to the Company is consummated or the Company enters into a definitive agreement with respect to an acquisition that is ultimately consummated (even if consummated following such 12-month period).

You should read “The Amended and Restated Merger Agreement — Termination Fee” beginning on page [—] for the definitions of “acquisition” and “triggering event.”

Voting Agreements (Page [—])

On January 14, 2021, concurrently with the execution of the amended and restated merger agreement, Parent entered into voting agreements with each of Murugesan Shanmugaraj, Benny Mikkelsen, Christian Rasmussen and Mehrdad Givehchi (including certain entities holding common shares of the Company on their behalf), pursuant to which such stockholders agreed, among other things, to vote their shares of Company common stock in favor of the adoption of the amended and restated merger agreement and any matter that would reasonably be expected to facilitate the merger, and agreed to certain restrictions on their ability to take actions with respect to the Company and their shares of Company common stock. As of the record date, these stockholders beneficially owned and were entitled to vote approximately [—]% of the issued and outstanding shares of Company common stock. A copy of the form of voting agreement is attached as Annex C to this proxy statement.

Market Price and Dividend Data of Company Common Stock (Page [—])

The Company common stock is listed on the Nasdaq Global Select Market under the ticker symbol “ACIA.” On January 13, 2021, the last full trading day prior to the public announcement of the amended and restated merger agreement, the closing price of the Company common stock on the Nasdaq Global Select Market was $86.45 per share. The merger consideration of $115.00 per share of Company common stock represents an approximately 33% premium to the closing price of the Company’s common stock on the Nasdaq Global Select Market on January 13, 2021, the last full trading day prior to the public announcement of the amended and restated merger agreement. On [—], 2021, the latest practicable trading day before the printing of this proxy statement, the closing price of the Company common stock on the Nasdaq Global Select Market was $[—] per share. You are encouraged to obtain current market quotations for Company common stock in connection with voting your shares of Company common stock.

The Company has never paid cash dividends on the Company common stock.

Appraisal Rights (Page [—])

If the merger is completed, record holders of Company common stock as of the record date who submit a written demand for appraisal before the vote is taken on the adoption of the amended and restated merger agreement, do not vote in favor of the adoption of the amended and restated merger agreement, hold their shares of Company common stock continuously through the effective time of the merger and otherwise comply with the procedures set forth in Section 262 of the DGCL may elect to pursue their appraisal rights to receive, in lieu of the $115.00 per share merger consideration, an amount in cash equal to the judicially determined “fair value” of their shares, which fair value will be determined as of the effective time of the merger and could be more or less than, or the same as, the per share merger consideration for the Company common stock. For a summary of the procedures set forth in Section 262 of the DGCL, see “Appraisal Rights” beginning on page [—]. An executed proxy that is not marked “AGAINST” or “ABSTAIN” with respect to the adoption of the amended and restated merger agreement will be voted “FOR” the adoption of the amended and restated merger agreement and the stockholder submitting that proxy will lose the right to seek an appraisal of his, her or its shares of Company common stock.

A copy of Section 262 of the DGCL is included as Annex D to this proxy statement. Failure to follow the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights. We encourage you to read these provisions carefully and in their entirety.

ANY COMPANY STOCKHOLDER WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE HIS, HER OR ITS RIGHT TO DO SO SHOULD REVIEW ANNEX D CAREFULLY AND SHOULD CONSULT HIS, HER OR ITS LEGAL ADVISORS, SINCE FAILURE TO TIMELY AND FULLY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS.

Delisting and Deregistration of Company Common Stock (Page [—])

If the merger is consummated, the Company common stock will be delisted from the Nasdaq Global Select Market and deregistered under the Exchange Act. Accordingly, following the consummation of the merger, we would no longer file periodic reports with the SEC.

Conduct of Our Business if the Merger is Not Completed (Page [—])

In the event that the amended and restated merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, our stockholders will not receive any consideration from Parent or Merger Sub for their shares of Company common stock. Instead, we would remain an independent public company, our common stock would continue to be listed and traded on the Nasdaq Global Select Market and our stockholders would continue to be subject to the same risks and opportunities to which they currently are subject with respect to their ownership of Company common stock. If the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of our shares, including the risk that the market price of Company common stock may decline to the extent that the current market price of our stock reflects a market assumption that the merger will be completed. If the merger is not completed, our business could be disrupted, including our ability to retain and hire key personnel, potential adverse reactions or changes to our business relationships and uncertainty surrounding our future plans and prospects.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the amended and restated merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page [—].

Q.	What is the proposed transaction and what effects will it have on the Company?

A.

The proposed transaction is the acquisition of the Company by Parent pursuant to the amended and restated merger agreement. If the proposal to adopt the amended and restated merger agreement is approved by our stockholders and the other closing conditions under the amended and restated merger agreement are satisfied or waived, Merger Sub will merge with and into the Company, with the Company being the surviving corporation. As a result of the merger, the Company will become a subsidiary of Parent and will no longer be a publicly held corporation, and you will no longer have any interest in our future earnings or growth. In addition, the Company common stock will be delisted from the Nasdaq Global Select Market and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC.

Q.	What will I receive if the merger is consummated?

A.

Upon completion of the merger, you will be entitled to receive the per share merger consideration of $115.00 in cash, without interest and subject to deduction for any required withholding tax, for each share of Company common stock that you own, unless you are entitled to and have properly demanded appraisal under Section 262 of the DGCL. For example, if you own 1,000 shares of Company common stock, you will receive $115,000 in cash in exchange for your shares of Company common stock, without interest and subject to deduction for any required withholding tax. You will not receive any shares of the capital stock in the surviving corporation.

Q.	How does the per share merger consideration compare to the market price of Company common stock prior to announcement of the amended and restated merger agreement?

A.

The merger consideration of $115.00 per share of Company common stock represents an approximately 33% premium to the closing price of the Company’s common stock on the Nasdaq Global Select Market on January 13, 2021, the last full trading day prior to the public announcement of the amended and restated merger agreement.

Q.	Why is there a second special meeting relating to the merger?

A.

The Company, Parent and Merger Sub agreed to amend and restate the original merger agreement to increase the per share merger consideration from $70.00, as set forth in the original merger agreement, to $115.00, as set forth in the amended and restated merger agreement, and to make other amendments to the original merger agreement. The board of directors believes, for the reasons described in this proxy statement, that it is in the best interests of the Company and its stockholders to agree to the increased per share merger consideration and other amended terms. For a discussion of the changes made to the original merger agreement pursuant to the amended and restated merger agreement, please see the section of this proxy statement entitled “The Merger — Changes to the Original Merger Agreement Pursuant to the Amended and Restated Merger Agreement” beginning on page [—].

In accordance with the DGCL, the amendment and restatement of the original merger agreement necessitates that the amended and restated merger agreement be adopted by the affirmative vote of the holders of a majority of the shares of our common stock issued and outstanding as of the close of business on the record date. As a result, you are now being asked to vote on the proposal to adopt the amended and restated merger agreement, which amended and restated the original merger agreement in its entirety, despite the fact that you may have voted on the proposal to adopt the original merger agreement in connection with the September 6, 2019 special meeting of the Company’s stockholders.

Q.	What changes were made to the original merger agreement pursuant to the amended and restated merger agreement?

A.

The original merger agreement was amended and restated pursuant to the amended and restated merger agreement to, among other things, (i) increase the per share merger consideration from $70.00 to $115.00 in cash, without interest and subject to deduction for any required withholding tax, (ii) eliminate certain conditions to the closing, such as the elimination of the condition regarding the absence of a material adverse effect on the Company, (iii) narrow certain other conditions to the closing, such as limiting the condition with respect to the accuracy of the Company’s representations and warranties to certain fundamental representations and warranties (relating to the Company’s organization, good standing and qualification, capital structure, corporate authority and approval, brokers’ and advisors’ fees, the Company’s receipt of a fairness opinion and the information contained in this proxy statement), (iv) increase the termination fee payable by the Company under certain circumstance set forth in the amended and restated merger agreement in proportion to the increase in the per share merger consideration, from $120 million to $197 million and (v) amend the addendum to the Master Purchase Agreements by and between the Company, Parent and a wholly owned subsidiary of Parent, to provide that no fee is payable by Parent to the Company under any circumstances in connection with the merger or related transactions.

Q.	Is it possible for stockholders to reject the amended and restated merger agreement and return to the terms of the original merger agreement?

A.

No, the adoption of the amended and restated merger agreement (which amended and restated the original merger agreement in its entirety) by our stockholders is a condition to closing the merger. In the event that the amended and restated merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, our stockholders will not receive any consideration from Parent or Merger Sub for their shares of Company common stock. Instead, we would remain an independent public company and our common stock would continue to be listed and traded on the Nasdaq Global Select Market.

Q.	What will holders of Company equity awards receive if the merger is consummated?

A.

Each Company stock option that is outstanding, vested and unexercised immediately prior to the effective time of the merger will be canceled at the effective time and converted into the right to receive an amount in cash, without interest, equal to the excess, if any, of the merger consideration over the exercise price per share of such stock option; provided that, in the event that the exercise price of any such vested stock option is equal to or greater than the merger consideration, such stock option will be canceled at the effective time, without any consideration being payable in respect thereof and have no further force or effect.

Each Company stock option that is outstanding and unvested immediately prior to the effective time of the merger will be canceled at the effective time and converted into the right to receive an amount in cash, without interest, equal to the excess, if any, of the merger consideration over the exercise price per share of such stock option payable to the extent, and at the applicable times, such unvested option would have become vested under the vesting schedule in place for such stock option immediately prior to the effective time, including under the terms of the CIC plan, and any scheduled retention agreement after giving effect to any applicable employment offer documents received from Parent; provided that, in the event that the exercise price of any such unvested stock option is equal to or greater than the merger consideration, such stock option will be canceled at the effective time, without any consideration being payable in respect thereof and have no further force or effect.

Each RSU and PRSU that is outstanding and vested and has not been settled immediately prior to the effective time of the merger (which includes PRSUs with a TSR performance metric that will become vested based on actual results as of the closing of the merger and certain RSUs that will become vested as of the closing of the merger) will be canceled at the effective time and converted into the right to receive an amount in cash, without interest, equal to the merger consideration.

Each RSU and PRSU that is outstanding and unvested immediately prior to the effective time of the merger will be canceled at the effective time and converted into the right to receive an amount in cash, without interest, equal to the merger consideration payable to the extent, and at the applicable times, such unvested RSU or PRSU would have become vested under the vesting schedule in place for such RSU or PRSU immediately prior to the effective time, including under the terms of the CIC plan and any scheduled retention agreement after giving effect to any applicable employment offer documents entered into with Parent.

Each cash payment for the options, RSUs and PRSUs described above will be subject to deduction for any applicable withholding taxes.

Q.	What will happen to the Company’s employee stock purchase plan?

A.

Following execution of the original merger agreement, the Company took all actions with respect to the Company ESPP, that were required to provide that, (i) with respect to any offering period in effect as of the date of the original merger agreement, no employee who was not a participant in the Company ESPP as of the date of the original merger agreement could become a participant in the Company ESPP and no participant could increase the percentage amount of his or her payroll deduction election from that in effect on the date of the original merger agreement for such offering period; (ii) subject to the consummation of the merger, the Company ESPP will terminate effective immediately prior to the effective time of the merger; and (iii) the Company ESPP was suspended and no new offering periods have been or will be commenced under the Company ESPP prior to the termination of the amended and restated merger agreement.

Q.	How does the board of directors recommend that I vote?

A.

The board of directors recommends that you vote “FOR” approval of the proposal to adopt the amended and restated merger agreement, “FOR” approval of the nonbinding advisory proposal regarding compensation that may be payable to our named executive officers in connection with the merger and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.	Why is the board of directors recommending that I vote “FOR” approval of the proposal to adopt the amended and restated merger agreement?

A.

After careful consideration of various factors described in the section entitled “The Merger — Reasons for the Merger; Recommendation of the Board of Directors,” the board of directors, by a unanimous vote of all directors:

•

determined and declared that the terms and conditions of the amended and restated merger agreement, the merger and the other transactions contemplated thereby, on the terms and subject to the conditions set forth in the amended and restated merger agreement, are advisable, fair to and in the best interests of the Company and its stockholders;

•	adopted and approved the amended and restated merger agreement, the merger and the other transactions contemplated by the amended and restated merger agreement; and

•	determined that it is advisable and in the best interests of the Company for the board of directors to submit the amended and restated merger agreement to the Company’s stockholders for adoption,

directed that the amended and restated merger agreement be submitted to the Company’s stockholders at a special meeting of the Company’s stockholders for their adoption and recommended that the Company’s stockholders adopt the amended and restated merger agreement.

Q.	When do you expect the merger to be consummated?

A.

We are working towards completing the merger as soon as possible. The amended and restated merger agreement provides that the closing of the merger shall take place no later than the third business day after the satisfaction or waiver of the closing conditions set forth in the amended and restated merger agreement or such other time as the parties may agree in writing. Assuming timely satisfaction of necessary closing conditions, including the approval by our stockholders of the proposal to adopt the amended and restated merger agreement, we currently anticipate that the merger will be consummated during the first quarter of the Company’s 2021 fiscal year, or before March 31, 2021.

Q.	What happens if the merger is not consummated?

A.

If the amended and restated merger agreement is not adopted by the stockholders of the Company or if the merger is not consummated for any other reason, the stockholders of the Company would not receive any payment for their shares of Company common stock in connection with the merger. Instead, the Company would remain an independent public company, and the Company common stock would continue to be listed and traded on the Nasdaq Global Select Market. Under specified circumstances, the Company may be required to pay to Parent a termination fee as described in the section entitled “The Amended and Restated Merger Agreement — Termination Fee” beginning on page [—].

Q.	Is the merger expected to be taxable to me?

A.

Yes. The exchange of shares of Company common stock for cash pursuant to the merger will generally be a taxable transaction to U.S. holders and certain non-U.S. holders for U.S. federal income tax purposes. A U.S. holder (or a non-U.S. holder that is subject to U.S. federal income tax on its gain from the merger) who exchanges shares of Company common stock for cash in the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received (determined before deduction of any applicable withholding taxes) with respect to such shares and the stockholder’s adjusted tax basis in such shares. This may also be a taxable transaction under applicable state, local and/or foreign income or other tax laws. You should read “The Merger — U.S. Federal Income Tax Consequences of the Merger” beginning on page [—] for the definition of “U.S. holder” and “non-U.S. holder” and a more detailed discussion of the U.S. federal income tax consequences of the merger. Because individual circumstances may differ, you should also consult your tax advisor for a complete analysis of the effect of the merger on your U.S. federal, state and local and/or foreign taxes.

Q.	Do any of the Company’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A.

Yes. In considering the recommendation of the board of directors with respect to the proposal to adopt the amended and restated merger agreement, you should be aware that our directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of our stockholders generally. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the amended and restated merger agreement and the merger, and in recommending that the amended and restated merger agreement be adopted by the stockholders of the Company. See “The Merger — Interests of Certain Persons in the Merger” beginning on page [—].

Q.	Why am I receiving this proxy statement and a proxy card or voting instruction form?

A.

You are receiving this proxy statement and a proxy card or voting instruction form in connection with the solicitation of proxies by the board of directors for use at the special meeting because you owned shares of

Company common stock as of the record date for the special meeting. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of Company common stock with respect to such matters.

In accordance with the DGCL, the amendment and restatement of the original merger agreement necessitates that the amended and restated merger agreement be adopted by the affirmative vote of the holders of a majority of the shares of our common stock issued and outstanding as of the close of business on the record date. As a result, you are now being asked to vote on the proposal to adopt the amended and restated merger agreement, which amended and restated the original merger agreement in its entirety, despite the fact that you may have voted on the proposal to adopt the original merger agreement in connection with the September 6, 2019 special meeting of the Company’s stockholders.

Q.	When and where is the special meeting?

A.

The special meeting of stockholders of the Company will be held on [—], 2021 at [—], Eastern time. Due to public health and travel concerns related to coronavirus (COVID-19), the special meeting will be held virtually, conducted via webcast. You may attend the special meeting online, vote your shares electronically and submit questions during the special meeting by visiting www.proxydocs.com/ACIA. You will need to have your control number, included on your proxy card or voting instruction form, to join and participate in the special meeting, and you will need to register for the special meeting in advance in order to virtually attend the special meeting. Instructions on how to attend and participate online will be provided to you via email after you register. The deadline for registering to virtually attend the special meeting is [—], Eastern time on [—], 2021. Approximately one hour prior to the start of the special meeting, you will receive further instructions via email, including your unique links that will allow you access to the meeting and will also permit you to submit questions. We encourage you to access the meeting 15 minutes prior to the start time to allow ample time to check your connection and visual and audio settings. If you encounter any difficulties accessing the virtual meeting prior to or during the meeting time, please call the technical support number provided to you in such emailed instructions for the special meeting.

Q.	What am I being asked to vote on at the special meeting?

A.	You are being asked to consider and vote on:

•	a proposal to adopt the amended and restated merger agreement that provides for the acquisition of the Company by Parent;

•

a proposal to approve, on an advisory basis, the compensation that may be payable to our named executive officers in connection with the merger as reported on the table on page [—], including the associated narrative discussion; and

•

a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the amended and restated merger agreement.

Q.	What vote is required for the Company’s stockholders to approve the proposal to adopt the amended and restated merger agreement?

A.

The adoption of the amended and restated merger agreement requires the affirmative vote of the holders of a majority of the shares of Company common stock that are issued and outstanding as of the record date.

In accordance with the DGCL, the amendment and restatement of the original merger agreement necessitates that the amended and restated merger agreement be adopted by the affirmative vote of holders of a majority of the shares of Company common stock that are issued and outstanding as of the record date. As a result, you are now being asked to vote on the proposal to adopt the amended and restated merger agreement, despite the fact that you may have voted on the proposal to adopt the original merger agreement in connection with the September 6, 2019 special meeting of the Company’s stockholders.

Pursuant to voting agreements entered into on January 14, 2021 between Parent and each of Murugesan Shanmugaraj, Benny Mikkelsen, Christian Rasmussen and Mehrdad Givehchi (including certain entities holding shares of Company common stock on their behalf), such stockholders agreed, among other things, to vote their shares of Company common stock in favor of the adoption of the amended and restated merger agreement and any matter that would reasonably be expected to facilitate the merger. As of the record date, these stockholders beneficially owned and were entitled to vote approximately [—]% of the issued and outstanding shares of Company common stock.

Because the affirmative vote required to approve the proposal to adopt the amended and restated merger agreement is based upon the total number of outstanding shares of Company common stock, if you fail to submit a proxy or to vote online while virtually attending the special meeting, or if you vote “ABSTAIN”, or if you do not provide your bank, brokerage firm or other nominee with voting instructions, it will have the same effect as a vote “AGAINST” the proposal to adopt the amended and restated merger agreement.

Q.

What vote is required for the Company’s stockholders to approve the proposal regarding compensation that may be payable to our named executive officers in connection with the merger and the proposal to adjourn the special meeting, if necessary or appropriate?

A.

Approval of the proposals regarding compensation that may be payable to our named executive officers in connection with the merger and adjournment of the special meeting, if necessary or appropriate, require the affirmative vote of a majority of the votes cast by the holders of all of the shares present or represented at the special meeting and voting on each of these proposals.

If you vote “ABSTAIN” on the proposal regarding compensation that may be payable to our named executive officers in connection with the merger or the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, this will have no effect on these proposals. If you fail to submit a proxy or to vote online while virtually attending the special meeting, or if you do not provide your bank, brokerage firm or other nominee with voting instructions, your shares of Company common stock will not be voted on these proposals, and thus will have no effect on these proposals.

Q.	Why am I being asked to cast a nonbinding advisory vote to approve compensation that may be payable to the Company’s named executive officers in connection with the merger?

A.	The SEC’s rules require us to seek a nonbinding advisory vote with respect to certain payments that will be made to our named executive officers in connection with the merger.

Q.	What will happen if stockholders do not approve the compensation that may be payable to our named executive officers in connection with the merger at the special meeting?

A.

Approval of compensation payable under existing agreements with the Company and, in certain cases, new agreements with Parent that our named executive officers may receive in connection with the merger is not a condition to completion of the merger. The vote with respect to such compensation is an advisory vote and will not be binding on us. Therefore, regardless of whether stockholders approve such compensation, if the amended and restated merger agreement is adopted by the stockholders and the merger is completed, this compensation will still be paid to our named executive officers to the extent payable in accordance with the terms of such agreements.

Q.	Who can vote at the special meeting?

A.

All holders of Company common stock of record as of the close of business on [—], 2021, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. Each holder of Company common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of Company common stock that such holder owned as of the record date. As of the record date, there were [—] shares of our common stock issued and outstanding held collectively by [—] stockholders of record.

Q.	What is a “broker non-vote”?

A.

Banks, brokerage firms or other nominees who hold shares in “street name” for customers have the authority to vote on “discretionary” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms or other nominees are precluded from exercising their voting discretion with respect to approving non-discretionary matters, such as the proposal to adopt the amended and restated merger agreement, the proposal to approve the nonbinding advisory proposal regarding compensation that may be payable to our named executive officers in connection with the merger and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, and, as a result, absent specific instructions from the beneficial owner of such shares of Company common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of Company common stock on non-discretionary matters. Shares held by banks, brokerage firms or nominees that are present virtually or by proxy at the special meeting, but with respect to which the broker or other stockholder of record is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal are referred to generally as “broker non-votes.” Because none of the proposals to be voted on at the special meeting are routine matters for which brokers may have discretionary authority to vote, the Company does not expect any broker non-votes at the special meeting.

Q.	What constitutes a quorum for the special meeting?

A.

A quorum is necessary to adopt the amended and restated merger agreement and approve the proposal regarding compensation that may be payable to our named executive officers in connection with the merger at the special meeting. The presence at the special meeting, virtually or by proxy, of the holders of a majority of the shares of Company common stock that are issued and outstanding at the close of business on the record date constitutes a quorum for the purposes of the special meeting. Abstentions and “broker non-votes” (as described above) will be counted as present for the purpose of determining whether a quorum is present. Because none of the proposals to be voted on at the special meeting are routine matters for which brokers may have discretionary authority to vote, the Company does not expect any broker non-votes at the special meeting. The special meeting may be adjourned whether or not a quorum is present.

Q.	How do I virtually attend the special meeting?

A.

We will host the special meeting live online via webcast. You may attend the special meeting live online by visiting www.proxydocs.com/ACIA. You will need to register for the special meeting in advance in order to virtually attend the special meeting by visiting www.proxydocs.com/ACIA. The deadline for registering to virtually attend the special meeting is [—], Eastern time on [—], 2021. You will need the control number included on your proxy card or voting instruction form in order to be able to register. Instructions on how to attend and participate online will be provided to you via email after you register, and you will receive further instructions via email, including your unique links that will allow you access to the meeting and also permit you to submit questions, approximately one hour prior to the start of the meeting. The webcast will start at [—], Eastern time, on [—], 2021, and you should sign in approximately 15 minutes prior to the start of the meeting to check your connection and visual and audio settings. Mediant Communications Inc. will have technicians standing by and ready to assist you with any technical difficulties you may have accessing the virtual meeting via the email address provided to you prior to the special meeting.

Q.	How do I vote?

A.	If you are a stockholder of record, you may vote your shares of Company common stock on matters presented at the special meeting in any of the following ways:

•

online while virtually attending the special meeting — the special meeting will be held virtually via webcast. You may virtually attend and vote at the special meeting by visiting www.proxydocs.com/ACIA and registering in advance. You will need to have your control number, included on your proxy card or voting instruction form to register. Instructions on how to attend and participate online will be provided to you via email after you register; or

•	by proxy — stockholders of record have a choice of having their shares voted by proxy by submitting a proxy in one of the following ways:

•	over the Internet — the website for Internet proxy submission is on your proxy card;

•	by using a toll-free telephone number noted on your proxy card; or

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope.

If you hold your shares of Company common stock in “street name,” please refer to the instructions provided by your bank, brokerage firm or other nominee to see the methods available to you. Please note that if you are a beneficial owner of shares of Company common stock held in “street name” and wish to vote online while virtually attending the special meeting, you must request and obtain a legal proxy from your bank, brokerage firm or other nominee prior to the special meeting.

A control number, located on your proxy card, is designed to verify your identity and allow you to submit a proxy for your shares of Company common stock, and to confirm that your voting instructions have been properly recorded when submitting a proxy over the Internet or by telephone.

Q.	What is the difference between holding shares as a stockholder of record and in “street name”?

A.

If your shares of Company common stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares of Company common stock, as the “stockholder of record.” This proxy statement, and your proxy card, have been sent directly to you by the Company.

If your shares of Company common stock are held through a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares of Company common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Company common stock, the stockholder of record. As the beneficial owner of shares of Company common stock held in “street name,” you have the right to direct your bank, brokerage firm or other nominee how to vote your shares of Company common stock by following their instructions for voting.

Q.	If my shares of Company common stock are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my shares of Company common stock for me?

A.

Your bank, brokerage firm or other nominee will only be permitted to vote your shares of Company common stock if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares of Company common stock. If you do not instruct your bank, brokerage firm or other nominee to vote your shares of Company common stock, your shares of Company common stock will not be voted and the effect will be the same as a vote “AGAINST” the proposal to adopt the amended and restated merger agreement and your shares of Company common stock will not have an effect on approval of the advisory proposal regarding compensation that may be payable to our named executive officers in connection with the merger or the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.	How can I change or revoke my proxy?

A.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by submitting a later-dated proxy through any of the methods available to you, by giving written notice of revocation to our Secretary at Acacia Communications, Inc., Three Mill and Main Place, Suite 400, Maynard, Massachusetts 01754 by the time the special meeting begins, or by voting online while virtually attending the special meeting. Virtually attending the special meeting will not, in itself, revoke a previously submitted proxy.

Q.	What is a proxy?

A.

A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of Company common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Company common stock is called a “proxy card.” The board of directors has designated John F. Gavin and Janene I. Asgeirsson, and each of them singly, with full power of substitution, as proxies for the special meeting.

Q.	If a stockholder gives a proxy, how will its shares of Company common stock be voted?

A.

Regardless of the method you choose to submit your proxy, the individuals named on the enclosed proxy card, as your proxies, will vote your shares of Company common stock in the way that you indicate. When completing the Internet or telephone proxy processes or the enclosed proxy card, you may specify whether your shares of Company common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of Company common stock should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the proposal to adopt the amended and restated merger agreement, “FOR” approval of the nonbinding advisory proposal regarding compensation that may be payable to our named executive officers in connection with the merger and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.	How are votes counted?

A.

With respect to the proposal to adopt the amended and restated merger agreement, you may vote “FOR”, “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes will have the same effect as votes “AGAINST” the proposal to adopt the amended and restated merger agreement.

With respect to the proposal regarding compensation that may be payable to our named executive officers in connection with the merger and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, you may vote “FOR”, “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes will have no effect on these proposals.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.

If you hold shares of Company common stock in more than one account, you may receive more than one proxy or set of voting instructions relating to the special meeting. These should each be voted or returned separately in accordance with the instructions provided in this proxy statement in order to ensure that all of your shares of Company common stock are voted.

Q.	How do I submit a question at the special meeting?

A.

If you wish to submit a question upon registering for the special meeting or during the special meeting, you may visit www.proxydocs.com/ACIA, type your question into the “Questions for Management” field, and click “Submit.” The Company’s virtual meeting will be governed by the Company’s Rules of Conduct and Procedures which will be posted at www.proxydocs.com/ACIA during the meeting. The Rules of Conduct and Procedures will address the ability of stockholders to ask questions during the meeting, including rules on permissible topics, and rules for how questions and comments will be recognized and disclosed to meeting participants.

Q.	What if prior to or during the special meeting I have technical difficulties or trouble accessing the virtual meeting website?

A.

Mediant Communications Inc. will have technicians ready to assist you with any individual technical difficulties you may have accessing the virtual meeting website. Contact information for technical support will appear in the instructions emailed to you prior to the start of the special meeting. If the Company experiences technical difficulties during the special meeting (e.g., a temporary or prolonged power outage), it will determine whether the special meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the special meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged).

Q.	What happens if I sell my shares of Company common stock before the special meeting?

A.

The record date for stockholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the merger. If you transfer your shares of Company common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies the Company in writing of such special arrangements, you will retain your right to vote such shares at the special meeting but will transfer the right to receive the per share merger consideration to the person to whom you transfer your shares. You will also lose the ability to exercise appraisal rights in connection with the merger.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.

The Company has engaged The Proxy Advisory Group, LLC to assist in the solicitation of proxies and provide related advice and informational support for the special meeting, for a services fee and the reimbursement of customary disbursements, which are not expected to exceed $30,000 in the aggregate. The Company will also indemnify The Proxy Advisory Group, LLC and its affiliates against certain claims, expenses, losses, damages, liabilities and judgments. The Company may also reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of Company common stock for their expenses in forwarding soliciting materials to beneficial owners of Company common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	What do I need to do now?

A.

Even if you plan to virtually attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please submit your proxy promptly to ensure that your shares are represented at the special meeting. If you hold your shares of Company common stock in your own name as the stockholder of record, please submit a proxy for your shares of Company common stock by (a) completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope, (b) using the telephone number printed on your proxy card or (c) using the Internet proxy instructions printed on your proxy card. If you decide to vote online while virtually attending the special meeting, your vote at the meeting will revoke any proxy previously submitted. If you are a beneficial owner of shares of Company common stock held in “street name,” please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.	Should I send in my stock certificates now?

A.

No. A letter of transmittal will be mailed to you promptly, and in any event within three business days, after the effective time of the merger, describing how you should surrender your shares of Company common stock for the per share merger consideration. If your shares of Company common stock are held in “street name” by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares of Company common stock in exchange for the per share merger consideration. Please do NOT return your stock certificate(s) with your proxy.

Q.	What should I do if I have lost my stock certificate?

A.	If you have lost your stock certificate, please contact our transfer agent, Computershare Trust Company, N.A., at (877) 373-6374, to obtain replacement certificates.

Q.	What rights do I have if I oppose the merger?

A.

Stockholders of record as of the record date are entitled to exercise appraisal rights under the DGCL only if they do not vote for the adoption of the amended and restated merger agreement and otherwise follow the procedures and satisfy the requirements specified in Section 262 of the DGCL. A copy of Section 262 of the DGCL is attached as Annex D to this proxy statement. See “Appraisal Rights” beginning on page [—].

Q.	Are there any other risks to me from the merger that I should consider?

A.	Yes. There are risks associated with all business combinations, including the merger. See “Cautionary Statement Concerning Forward-Looking Information” beginning on page [—].

Q.	Who can help answer my other questions?

A.

If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of Company common stock, or need additional copies of this proxy statement or the enclosed proxy card, please call The Proxy Advisory Group, LLC, our proxy solicitor, at (212) 616-2181.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us, contain a number of “forward-looking statements,” including all statements relating directly or indirectly to the timing or likelihood of completing the merger to which this proxy statement relates, financial forecasts and other information with respect to our plans and strategies. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “may,” “should,” “would,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “forecasts,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “will” or “continue” or the negative of these terms or other similar expressions are intended to help you identify forward-looking statements. Forward-looking statements may include statements regarding the expected benefits to Parent, the Company and their respective customers from completing the merger; integration of the Company’s technology into Parent’s networking portfolio, accelerating the trend toward coherent technology and pluggable solutions, supporting Merger Sub’s current merchant business, including the Company’s existing customers and new customers; and the expected completion of the merger. Forward-looking statements are only predictions. The events and circumstances reflected in forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. The Company has based these forward-looking statements largely on its current expectations and projections about future events and trends that the Company believes may affect its business, financial condition and results of operations. These forward-looking statements speak only as of the date they were made and are subject to a number of risks, uncertainties and assumptions including, without limitation: the risk that the merger may not be completed in a timely manner, or at all, which may adversely affect the Company’s business and the price of its common stock; obtaining the approval of the Company’s stockholders of the merger or that other conditions to the closing of the merger may not be satisfied; the potential impacts on the Company’s business, reputation, relationships, results of operations, cash flows and financial condition as a result of the merger, uncertainty with respect to the merger or litigation relating to the merger; litigation against the Company or its directors or officers related to the merger and any adverse outcome of such litigation; the effects of announcements relating to the merger; the costs, fees, expenses and other charges related to the merger, including with respect to related litigation; risks that the merger may disrupt the Company’s plans and business operations; risks that the merger and litigation relating to the merger may divert management’s attention from the Company’s ongoing business operations, disrupt the Company’s operations and result in potential difficulties in the Company’s ability to attract and retain employees; the occurrence of any event, change or other circumstances that could give rise to the termination of the amended and restated merger agreement; general economic conditions; the ability of Parent to successfully integrate the Company’s market opportunities, technology, personnel and operations and to achieve expected benefits; the Company’s ability to maintain its listing on the Nasdaq Global Select Market; uncertainty regarding the extent to which the coronavirus disease, COVID-19, pandemic and related response measures will adversely affect the Company’s business, results of operations, cash flows and financial condition, or the business and financial condition of the Company’s customers and suppliers; the Company’s ability to sustain or increase revenue from its larger customers, generate revenues from new customers, or offset the discontinuation of concentrated purchases by its larger customers with purchases by new or existing customers; the Company’s ability to anticipate the timing and scale of demand for its products, including from its largest customers; the adverse impact of negative economic conditions created or exacerbated by the ongoing COVID-19 pandemic; the Company’s expectations regarding expenses and revenue, its ability to maintain and expand gross profit, the sufficiency of the Company’s cash resources and needs for additional financing; the Company’s ability to produce products free of problems, defects, errors and vulnerabilities; the Company’s anticipated growth strategies, its expectations regarding competition, the anticipated trends and challenges in the Company’s business and the markets in which it operates; the Company’s expectations regarding, and the capacity and stability of, its supply chain and manufacturing; the size and growth of the potential markets for the Company’s products and the ability to serve those markets; the scope, progress, expansion and costs of developing and commercializing the Company’s products; the timing, rate and degree of introducing any of its products into the market and the market acceptance of any of its products; the Company’s ability to establish and maintain development partnerships; the Company’s ability to attract or retain key personnel; the Company’s expectations regarding federal, state and foreign regulatory requirements, including export controls, tax law changes and interpretations, economic sanctions and anti-corruption regulations; regulatory or legislative developments in the United States and foreign countries, including trade policy and tariffs and export control laws or regulations that could impede its ability to sell its products to its customer ZTE Kangxun Telecom Co. Ltd. or any of its affiliates or that could impede its ability to sell its products to other customers in certain foreign jurisdictions, particularly in China, or that could impede sales by such customers in the United States; the Company’s ability to obtain and maintain intellectual property protection for its products and other risks set forth under the caption “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and subsequently filed quarterly reports on Form 10-Q filed with the SEC, and in other filings that the Company may make with the SEC from time to time. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as indicative of future events. Except to the extent otherwise required by law, while we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the board of directors for use at the special meeting to be held on [—], 2021, starting at [—], Eastern time, or at any adjournment thereof. Due to public health and travel concerns related to coronavirus (COVID-19), the special meeting will be a virtual stockholder meeting, conducted via webcast. You may attend the special meeting online, vote your shares electronically and submit questions during the special meeting by visiting www.proxydocs.com/ACIA. You will need to have your control number, included on your proxy card or voting instruction form, to join and participate in the special meeting, and you will need to register for the special meeting in advance in order to virtually attend the special meeting by visiting www.proxydocs.com/ACIA. Instructions on how to attend and participate online will be provided to you via email after you register. The deadline for registering to virtually attend the special meeting is [—], Eastern time on [—], 2021. Approximately one hour prior to the start of the special meeting, you will receive further instructions via email, including your unique links that will allow you access to the meeting and will also permit you to submit questions. We encourage you to access the meeting 15 minutes prior to the start time to allow ample time to check your connection and visual and audio settings. If you encounter any difficulties accessing the virtual meeting prior to or during the meeting time, please call the technical support number provided to you in such emailed instructions for the special meeting.

At the special meeting, holders of Company common stock will be asked to approve the proposal to adopt the amended and restated merger agreement, to approve the nonbinding advisory proposal regarding compensation that may be payable to our named executive officers in connection with the merger and to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the amended and restated merger agreement.

Our stockholders must approve the proposal to adopt the amended and restated merger agreement in order for the merger to be consummated. If our stockholders fail to approve the proposal to adopt the amended and restated merger agreement, the merger will not be consummated. A copy of the amended and restated merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully in its entirety.

Record Date and Quorum

We have fixed the close of business on [—], 2021 as the record date for the special meeting, and only holders of record of Company common stock on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you are the holder of record of Company common stock at the close of business on the record date. On the record date, there were [—] shares of Company common stock outstanding and entitled to vote. Each share of Company common stock entitles its holder to one vote on all matters properly coming before the special meeting.

A majority of the shares of Company common stock that are issued and outstanding at the close of business on the record date, present virtually or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Shares of Company common stock represented at the special meeting but not voted, including shares of Company common stock for which a stockholder directs voting “ABSTAIN”, as well as broker non-votes, will be counted for purposes of establishing a quorum. Because none of the proposals to be voted on at the special meeting are routine matters for which brokers may have discretionary authority to vote, the Company does not expect any broker non-votes at the special meeting. A quorum is necessary for us to be able to conduct business at the special meeting. Once a share of Company common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any recess or adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or recessed.

Attendance

Only stockholders of record or their duly authorized proxies have the right to virtually attend the special meeting. Beneficial owners of shares are invited to virtually attend the special meeting. You will need to register in advance in order to virtually attend the special meeting. The deadline for registering to virtually attend the special meeting is [—], Eastern time on [—], 2021.

Vote Required

Approval of the proposal to adopt the amended and restated merger agreement requires the affirmative vote of the holders of a majority of the shares of Company common stock that are issued and outstanding as of the record date. For the proposal to adopt the amended and restated merger agreement, you may vote “FOR”, “AGAINST” or “ABSTAIN.” Voting “ABSTAIN” will not be counted as a vote cast in favor of the proposal to adopt the amended and restated merger agreement but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote online while virtually attending the special meeting, or if you vote “ABSTAIN”, it will have the same effect as a vote “AGAINST” the proposal to adopt the amended and restated merger agreement.

If your shares of Company common stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares of Company common stock, the “stockholder of record.” This proxy statement and proxy card have been sent directly to you by the Company.

If your shares of Company common stock are held through a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares of Company common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Company common stock, the stockholder of record. As the beneficial owner of shares of Company common stock held in “street name,” you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting. If you hold your shares of Company common stock in “street name,” please contact your bank, brokerage firm or other nominee for their instructions on how to vote your shares. Please note that if you are a beneficial owner of shares of Company common stock held in “street name” and wish to vote online while virtually attending the special meeting, you must request and obtain a legal proxy from your bank, brokerage firm or other nominee prior to the special meeting.

Under applicable stock exchange rules, banks, brokerage firms or other nominees who hold shares in “street name” for customers have the authority to vote on “discretionary” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms or other nominees are precluded from exercising their voting discretion with respect to approving non-discretionary matters, such as the proposal to adopt the amended and restated merger agreement, the proposal to approve the nonbinding advisory proposal regarding compensation that may be payable to our named executive officers in connection with the merger and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, and, as a result, absent specific instructions from the beneficial owner of such shares of Company common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of Company common stock on non-discretionary matters. Shares held by banks, brokerage firms or nominees that are present virtually or by proxy at the special meeting but with respect to which the broker or other stockholder of record is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal are referred generally as “broker non-votes.” These broker non-votes will be counted for purposes of determining a quorum, but will have the same effect as a vote “AGAINST” the proposal to adopt the amended and restated merger agreement. Because none of the proposals to be voted on at the special meeting are routine matters for which brokers may have discretionary authority to vote, the Company does not expect any broker non-votes at the special meeting.

Approval of the non-binding advisory proposal regarding compensation that may be payable to our named executive officers in connection with the merger and approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies, require a majority of the votes cast on each of these proposals. For the nonbinding advisory proposal regarding compensation that may be payable to our named executive officers in connection with the merger and the proposal to adjourn the special meeting, if necessary or appropriate, you may vote “FOR”, “AGAINST” or “ABSTAIN.” For purposes of each of these proposals, if you fail to submit a proxy or to vote online while virtually attending the special meeting, or if you have given a proxy and vote “ABSTAIN”, the shares of Company common stock will not be counted in respect of, and will not have any effect on, the proposal.

If you are a stockholder of record, you may vote your shares of Company common stock on matters presented at the special meeting in any of the following ways:

•

online while virtually attending the special meeting — the special meeting will be held virtually via webcast. You may virtually attend and vote at the special meeting by visiting www.proxydocs.com/ACIA. You will need to have your control number, included in your proxy card or in the instructions that accompanied your proxy materials, to join the virtual meeting; or

•	by proxy — stockholders of record have a choice of having their shares voted by proxy by submitting a proxy in one of the following ways:

•	over the Internet — the website for Internet proxy submission is on your proxy card;

•	by using a toll-free telephone number noted on your proxy card; or

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope.

If you are a beneficial owner of Company common stock held in “street name,” you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of Company common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner of Company common stock held in “street name” and wish to vote online while virtually attending the special meeting, the voting instructions from your bank, brokerage firm or other nominee will contain your control number.

A control number, located on your proxy card, is designed to verify your identity and allow you to submit a proxy for your shares of Company common stock, and to confirm that your voting instructions have been properly recorded when submitting a proxy over the Internet or by telephone.

If you choose to submit your proxy over the Internet or by telephone, you must do so by the time the special meeting begins. If you choose to submit your proxy by mailing a proxy card, your proxy card must be received by the time the special meeting begins. Please do not send in your stock certificates with your proxy card. Following the consummation of the merger, a separate letter of transmittal will be mailed to you that will enable you to surrender your stock certificates and receive the per share merger consideration.

If you vote by proxy, regardless of the method you choose to submit a proxy, the individuals named as your proxies on the enclosed proxy card, and each of them, with full power of substitution, will vote your shares of Company common stock in the way that you indicate. When completing the Internet or telephone proxy processes or the enclosed proxy card, you may specify whether your shares of Company common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of Company common stock should be voted on a matter, the shares of Company common stock represented by your properly signed proxy will be voted “FOR” the proposal to adopt the amended and restated merger agreement, “FOR” approval of the nonbinding advisory proposal regarding compensation that may be payable to our named executive officers in connection with the merger and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

If you have any questions or need assistance in submitting your proxy or voting your shares, please call The Proxy Advisory Group, LLC, our proxy solicitor, at (212) 616-2181.

IT IS IMPORTANT THAT YOU SUBMIT A PROXY FOR YOUR SHARES OF COMPANY COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO VIRTUALLY ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. STOCKHOLDERS MAY REVOKE THEIR PROXIES BY VOTING ONLINE WHILE VIRTUALLY ATTENDING THE SPECIAL MEETING.

Our Board’s Recommendation

The board of directors has unanimously determined that the terms and conditions of the merger and the amended and restated merger agreement are advisable, fair to and in the best interests of the Company and its stockholders and recommends that all Company stockholders vote in favor of the proposal to adopt the amended and restated merger agreement. The board of directors made its determination after consultation with its legal and financial advisors and consideration of a number of factors, as described in “The Merger — Reasons for the Merger; Recommendation of the Board of Directors” beginning on page [—]. The board of directors recommends that you vote “FOR” approval of the proposal to adopt the amended and restated merger agreement, “FOR” approval of the nonbinding advisory proposal regarding compensation that may be payable to our named executive officers in connection with the merger and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Shares Owned by Our Directors and Executive Officers

As of the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, [—] shares of Company common stock, representing approximately [—]% of the issued and outstanding shares of Company common stock on the record date. The directors and executive officers have informed the Company that they currently intend to vote all of their shares of Company common stock “FOR” the proposal to adopt the amended and restated merger agreement, “FOR” approval of the nonbinding advisory proposal regarding compensation that may be payable to our named executive officers in connection with the merger and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. In addition, the shares described above include shares beneficially owned by Murugesan Shanmugaraj, Benny Mikkelsen, Christian Rasmussen and Mehrdad Givehchi (including certain entities holding shares of Company common stock on their behalf) and such stockholders are obligated, pursuant to voting agreements entered into on January 14, 2021 between Parent and each of such stockholders, to vote such shares, representing approximately [—]% of the issued and outstanding shares of Company common stock on the record date, in favor of the adoption of the amended and restated merger agreement and any matter that would reasonably be expected to facilitate the merger.

Proxies and Revocation

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, or by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote online while virtually attending the special meeting. If your shares of Company common stock are held in “street name” by your bank, brokerage firm or other nominee, please contact your bank, brokerage firm or other nominee for their instructions on how to vote your shares. If you fail to submit a proxy or to vote online while virtually attending the special meeting, or if you vote “ABSTAIN”, or if you do not provide your bank, brokerage firm or other nominee with voting instructions, your shares of Company common stock will not be voted on the proposal to adopt the amended and restated merger agreement, which will have the same effect as a vote “AGAINST” the proposal to adopt the amended and restated merger agreement.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by submitting a later-dated proxy through any of the methods available to you, by giving written notice of revocation to our Secretary, which must be received by the Company at Three Mill and Main Place, Suite 400, Maynard, Massachusetts 01754 by the time the special meeting begins, or by voting online while virtually attending the special meeting. Virtually attending the special meeting will not, in itself, revoke a previously submitted proxy. If you are a beneficial owner of our shares, you will need to contact your bank, brokerage firm, trustee, or other nominee to revoke any prior voting instructions.

Adjournments and Recesses

Although it is not currently expected, the special meeting may be adjourned or recessed, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the amended and restated merger agreement or if a quorum is not present at the special meeting. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment or recess of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or recessed.

Stockholder List

A list of registered stockholders as of the close of business on the record date will be available for examination by any stockholder for any purpose germane to the special meeting at www.proxydocs.com/ACIA for a period of at least 10 days prior to the special meeting. Such list will also be available for examination by the stockholders during the whole time of the special meeting. Instructions regarding how to access the stockholder list will be provided in the emailed instructions that you will receive prior to the start of the meeting.

Anticipated Date of Completion of the Merger

We are working towards completing the merger as soon as possible. Assuming timely satisfaction of necessary closing conditions, including the approval by our stockholders of the proposal to adopt the amended and restated merger agreement, we currently anticipate that the merger will be consummated during the first quarter of the Company’s 2021 fiscal year, or prior to March 31, 2021.

Appraisal Rights

If the merger is completed, record holders of Company common stock as of the record date who submit a written demand for appraisal before the vote is taken on the adoption of the amended and restated merger agreement, do not vote in favor of the adoption of the amended and restated merger agreement, hold their shares of Company common stock continuously through the effective time of the merger and otherwise comply with the procedures set forth in Section 262 of the DGCL may elect to pursue their appraisal rights to receive, in lieu of the $115.00 per share merger consideration, an amount in cash equal to the judicially determined “fair value” of their shares, which fair value will be determined as of the effective time of the merger and could be more or less than, or the same as, the per share merger consideration for the common stock. For a summary of the procedures set forth in Section 262 of the DGCL, see “Appraisal Rights” beginning on page [—]. An executed proxy that is not marked “AGAINST” or “ABSTAIN” will be voted “FOR” the adoption of the amended and restated merger agreement and the stockholder submitting that proxy will lose the right to seek an appraisal of his, her or its shares of Company common stock.

A copy of Section 262 of the DGCL is included as Annex D to this proxy statement. Failure to follow the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights. We encourage you to read these provisions carefully and in their entirety.

ANY COMPANY STOCKHOLDER WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE HIS, HER OR ITS RIGHT TO DO SO SHOULD REVIEW ANNEX D CAREFULLY AND SHOULD CONSULT HIS, HER OR ITS LEGAL ADVISORS, SINCE FAILURE TO TIMELY AND FULLY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS.

Solicitation of Proxies; Payment of Solicitation Expenses

The Company has engaged The Proxy Advisory Group, LLC to assist in the solicitation of proxies and provide related advice and informational support for the special meeting, for a services fee and the reimbursement of customary disbursements, which are not expected to exceed $30,000 in the aggregate. The Company will also indemnify The Proxy Advisory Group, LLC and its affiliates against certain claims, expenses, losses, damages, liabilities and judgments. The Company may also reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of Company common stock for their expenses in forwarding soliciting materials to beneficial owners of Company common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Householding of Special Meeting Materials

Some banks, brokerage firms and other nominee record holders may be participating in the practice of “householding.” This means that only one copy of our proxy statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of our proxy statement to you if you write, call or email us at:

Acacia Communications, Inc.

Three Mill and Main Place, Suite 400

Maynard, Massachusetts 01754

Attention: Investor Relations

(212) 871-3927

If you would like to receive separate copies of our proxy statements in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, brokerage firm or other nominee record holder, or you may contact us at the above address or phone number.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call The Proxy Advisory Group, LLC, our proxy solicitor, at (212) 616-2181.

PARTIES TO THE MERGER

THE COMPANY

Acacia Communications, Inc.

Acacia Communications, Inc., which we refer to as the Company, is a Delaware corporation that develops, manufactures and sells high-speed coherent optical interconnect products that are designed to transform communications networks through improvements in performance, capacity and cost. By implementing optical interconnect technology in a silicon-based platform, a process Acacia refers to as the “siliconization of optical interconnect,” Acacia is able to offer products at higher speeds and density with lower power consumption, that meet the needs of cloud and service providers and can be easily integrated in a cost-effective manner with existing network equipment. Shares of Acacia common stock are traded on the Nasdaq Global Select Market under the symbol “ACIA.” The principal executive offices of Acacia are located at Three Mill and Main Place, Suite 400, Maynard, Massachusetts 01754, and its telephone number is (978) 938-4896.

For more information about the Company, see “Where You Can Find More Information” beginning on page [—].

PARENT

Cisco Systems, Inc.

Cisco Systems, Inc., which we refer to as Parent, is a Delaware corporation that designs and sells a broad range of technologies that have been powering the Internet since 1984. Parent is integrating intent-based technologies across networking, security, collaboration, applications and the cloud. These technologies are designed to help Parent’s customers manage more users, devices and things connecting to their networks. This will enable Parent to provide customers with a highly secure, intelligent platform for their digital business. Parent reincorporated from a California corporation into a Delaware corporation on January 25, 2021. The principal executive offices of Parent are located at 170 West Tasman Drive, San Jose, California 95134, and its telephone number is (408) 526-4000.

MERGER SUB

Amarone Acquisition Corp.

Amarone Acquisition Corp., which we refer to as Merger Sub, is a Delaware corporation that was formed solely for the purpose of entering into the amended and restated merger agreement and related agreements and consummating the merger and the other transactions contemplated thereby. Merger Sub is a wholly owned subsidiary of Parent and has not engaged in any business except for activities incidental to its formation and as contemplated by the amended and restated merger agreement. Upon the completion of the merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation of the merger, which we refer to as the surviving corporation. The principal executive offices of Merger Sub are located at 170 West Tasman Drive, San Jose, California 95134, and its telephone number is (408) 526-4000.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the amended and restated merger agreement, which is attached to this proxy statement as Annex A. You should read the entire amended and restated merger agreement carefully as it is the legal document that governs the merger.

The amended and restated merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger. As a result of the merger, the Company will cease to be a publicly traded company. You will not own any shares of the capital stock of the surviving corporation.

Changes to the Original Merger Agreement Pursuant to the Amended and Restated Merger Agreement

The original merger agreement was amended and restated pursuant to the amended and restated merger agreement to, among other things, (i) increase the per share merger consideration from $70.00 to $115.00 in cash, without interest and subject to deduction for any required withholding tax, (ii) eliminate certain conditions to the closing such as the elimination of the condition regarding the absence of a material adverse effect on the Company, (iii) narrow certain other conditions to the closing, such as limiting the condition with respect to the accuracy of the Company’s representations and warranties to certain fundamental representations and warranties (relating to the Company’s organization, good standing and qualification, capital structure, corporate authority and approval, brokers’ and advisors’ fees, the Company’s receipt of a fairness opinion and the information contained in this proxy statement), (iv) increase the termination fee payable by the Company under certain circumstance set forth in the amended and restated merger agreement in proportion to the increase in the per share merger consideration, from $120 million to $197 million and (v) amend the addendum to the Master Purchase Agreements by and between the Company, Parent and a wholly owned subsidiary of Parent, to provide that no fee is payable by Parent to the Company under any circumstances in connection with the merger or related transactions.

Overview of the Merger

The amended and restated merger agreement provides that Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent. The following will occur in connection with the merger:

•

each share of Company common stock issued and outstanding immediately prior to the effective time of the merger (other than the excluded shares) will be automatically converted at the effective time into the right to receive the per share merger consideration, without interest and subject to deduction for any required withholding tax;

•

each Company stock option that is outstanding, vested and unexercised immediately prior to the effective time of the merger will be canceled at the effective time and converted into the right to receive an amount in cash without interest, equal to the excess, if any, of the merger consideration over the exercise price per share of such stock option, subject to deduction for any required withholding tax; provided that, in the event that the exercise price of any such vested stock option is equal to or greater than the merger consideration, such stock option will be canceled at the effective time, without any consideration being payable in respect thereof and have no further force or effect;

•

each Company stock option that is outstanding and unvested immediately prior to the effective time of the merger will be canceled at the effective time and converted into the right to receive an amount in cash without interest, equal to the excess, if any, of the merger consideration over the exercise price per share of such stock option, subject to deduction for any required withholding tax, payable to the extent, and at the applicable times, such unvested stock option would have become vested under the vesting schedule in place for such stock option immediately prior to the effective time, including under the terms of the CIC plan, and any scheduled retention agreement after giving effect to any applicable employment offer documents entered into with Parent; provided that, in the event that the exercise price of any such unvested stock option is equal to or greater than the merger consideration, such stock option will be canceled at the effective time, without any consideration being payable in respect thereof and have no further force or effect;

•

each RSU and PRSU that is outstanding and vested and has not been settled immediately prior to the effective time of the merger (which includes PRSUs with a total stockholder return, or TSR, performance metric that will become vested based on actual results as of the closing of the merger and certain RSUs that will become vested as of the closing of the merger) will be canceled at the effective time and converted into the right to receive an amount in cash without interest, equal to the merger consideration, subject to deduction for any required withholding tax;

•

each RSU and PRSU that is outstanding and unvested immediately prior to the effective time of the merger will be canceled at the effective time and converted into the right to receive an amount in cash without interest, equal to the merger consideration, subject to deduction for any required withholding tax, payable to the extent, and at the applicable times, such unvested RSU or PRSU would have become vested under the vesting schedule in place for such RSU or PRSU immediately prior to the effective time, including under the terms of the CIC plan and any scheduled retention agreement after giving effect to any applicable employment offer documents entered into with Parent.

Following and as a result of the merger:

•	Company stockholders will no longer have any interest in, and will no longer be stockholders of, the Company, and will not participate in any of the Company’s future earnings or growth;

•

shares of Company common stock will no longer be listed on the Nasdaq Global Select Market, and price quotations with respect to shares of Company common stock in the public market will no longer be available; and

•	the registration of shares of Company common stock under the Exchange Act will be terminated.

Directors and Officers of the Surviving Corporation

The directors of Merger Sub immediately prior to the effective time of the merger will be the initial directors of the surviving corporation. The officers of Merger Sub immediately prior to the effective time of the merger will be the initial officers of the surviving corporation.

Background of the Merger

The board of directors, together with members of the Company’s senior management, regularly reviews and assesses the Company’s operations, financial condition, and industry developments in the context of the Company’s strategic plans and, in connection with this review and assessment, periodically considers strategic acquisitions, strategic alliances, business combinations and other strategic alternatives.

On May 15, 2017, Raj Shanmugaraj, the President and Chief Executive Officer of the Company, had dinner with the Chief Executive Officer of a company that we refer to as “Party A” at the invitation of Party A. During the dinner, the Chief Executive Officer of Party A reflected on the potential benefits of a strategic combination of the Company and Party A, but did not propose a transaction.

On October 12, 2017, Mr. Shanmugaraj and Benny Mikkelsen, a director and Founder and Chief Technology Officer of the Company, met with the Chief Executive Officer of Party A at the Company’s headquarters at Party A’s request. The Chief Executive Officer of Party A expressed Party A’s interest, subsequently affirmed in a written indication of interest, in acquiring the Company for cash and stock consideration valued at $65 per share, consisting of 30% cash and 70% common stock of Party A. Mr. Shanmugaraj and Mr. Mikkelsen responded that the Company had not been contemplating a sale, but noted that they would review the offer with the board of directors. On October 11, 2017, the closing price for Company common stock on the Nasdaq Global Select Market was $46.20 per share.

From mid-October 2017 to mid-December 2017, the Company’s management engaged in discussions with the board of directors and Party A to evaluate the potential transaction. During this period, the Company executed a confidentiality agreement with Party A, which included a standstill provision that would terminate if the Company agreed to be acquired by a third party, and consulted Goldman Sachs & Co. LLC (“Goldman Sachs”) as its financial advisor and Wilmer Cutler Pickering Hale and Dorr LLP (“WilmerHale”) as its legal counsel. At a special meeting of the board of directors, held on December 18, 2017, a representative of WilmerHale reviewed the fiduciary duties of the board of directors and the board of directors instructed Goldman Sachs to respond to Party A’s proposal by informing Party A that it would need to make an offer above $70 per share to adequately compensate the Company for the risk of accepting Party A’s common stock as consideration and including a greater cash component. Representatives of Party A responded by saying they would discuss Party A’s strategic alternatives with their board, and thereafter abandoned the discussions. On December 15, 2017 (the immediately preceding trading day), the closing price for Company common stock on the Nasdaq Global Select Market was $39.38 per share.

Beginning in April 2018, representatives of the Company and a company we refer to as “Party B” engaged in preliminary discussions regarding a potential strategic combination, following a proposal by Party B to explore a stock-for-stock combination. The Company concluded that the future growth prospects of Party B, whose stock price had declined significantly over the preceding 12 months, were not attractive. Neither party pursued the matter beyond preliminary due diligence, and discussions ended in June 2018.

On April 15, 2018, the U.S. Department of Commerce activated a denial order against ZTE Kangxun Telecom Co. Ltd., the Company’s largest customer by revenue, accounting for approximately 20% and 31% of the Company’s revenue during fiscal year 2018 and the first quarter of 2019, respectively, which we refer to as ZTE, based on adverse findings relating to the activities covered by ZTE’s 2016 settlement with the U.S. Department of Commerce to resolve charges of export control violations by ZTE. This denial order added ZTE to the “Denied Persons List,” which, among other things, prohibited the Company from making sales and providing certain services to ZTE. On April 16, 2018, the first trading day following announcement of this decision, the closing price of Company common stock was $25.63 per share, representing a 36% decrease from the closing price of $40.03 per share on the previous trading day.

On June 1, 2018, Mehrdad Givehchi, Founder and Vice President of Hardware and Software of the Company, spoke by telephone to a representative of a company that we refer to as “Party C” at the request of Party C. The representative of Party C expressed interest in exploring a strategic partnership or an acquisition involving the Company in order to more effectively serve one of Party C’s markets.

On June 4, 2018, after consulting with other members of the Company’s senior management, Mr. Givehchi called the representative of Party C and expressed management’s concern that Party C might be seeking to exploit the recent decline in the Company’s stock price due to events involving ZTE, which management did not believe was indicative of the Company’s long-term value. The representative of Party C assured Mr. Givehchi that Party C was not “bottom fishing,” and the parties agreed to negotiate a confidentiality agreement and to schedule a meeting among members of management of both parties. On June 1, 2018 (the immediately preceding trading day) the closing price for Company common stock on the Nasdaq Global Select Market was $32.79 per share.

On June 8, 2018, the Company and Party C executed a confidentiality agreement and scheduled the management meeting for June 20, 2018. The confidentiality agreement included a standstill provision that would terminate if the Company agreed to be acquired by a third party.

Also on June 8, 2018, ZTE and the U.S. Department of Commerce reached a new settlement imposing additional penalties and compliance measures upon ZTE, pursuant to which the denial order was terminated and ZTE was removed from the Denied Persons List effective July 13, 2018. This further U.S. Department of Commerce action authorized the Company to resume sales to, and related activities involving, ZTE.

On June 20, 2018, members of Company management attended a meeting at Party C’s headquarters with representatives of Party C at which management presented information regarding the Company’s business and discussed strategic partnership opportunities with Party C.

On June 22, 2018, Mr. Shanmugaraj received an email from a representative of Party C, indicating that the possibility of a strategic transaction with the Company would be discussed among senior management at Party C, and that Party C expected to follow up with the Company in the next couple of weeks with additional information.

On June 25, 2018, Mr. Shanmugaraj sent an email to the board of directors updating them on the discussions to date with Party C and notifying them that the Company might receive a proposal from Party C.

On July 2, 2018, the Company received a letter from Party C containing a non-binding expression of interest in acquiring the Company at a price of $41 per share. On June 29, 2018 (the immediately preceding trading day), the closing price for Company common stock on the Nasdaq Global Select Market was $ 34.81 per share.

On July 6, 2018, the board of directors held a telephonic special meeting to discuss the letter from Party C. At the meeting, a representative of WilmerHale reviewed the fiduciary duties of the board of directors regarding their consideration of a potential strategic transaction. After discussion of the proposed price, the perceived dislocation in the current trading price given the recent denial order against ZTE and the Company’s standalone prospects, the board of directors concluded that the offer was too low to accept or to justify further discussions. The board of directors instructed Mr. Shanmugaraj to reject the offer.

On July 10, 2018, Mr. Shanmugaraj telephoned a member of senior management of Party C and informed him that the expression of interest significantly undervalued the Company, and that the Company could not accept the proposed terms.

On July 13, 2018, a representative of Party C contacted Mr. Givehchi via text to request a meeting. After consultation with other members of Company management, Mr. Givehchi agreed to a meeting on July 17, 2018.

On July 17, 2018, Mr. Givehchi met with the representative of Party C over coffee at a location outside of Boston. The representative of Party C expressed regret that Party C had not presented a more attractive offer to the Company, noting that certain members of senior management of Party C had doubts about the competitive position of the Company and had been unwilling to agree to a higher price. The representative noted that Party C would continue to monitor the Company’s performance and guidance to determine whether a stronger case could be made in support of a transaction in the future. Later that day, Mr. Givehchi updated the board of directors on his conversation with the representative from Party C during a regularly scheduled meeting of the board of directors.

The Company periodically prepares and updates internal projections for internal budgeting and business planning purposes. On October 18, 2018, the board of directors held a regularly scheduled meeting at which senior management presented internal projections for the fiscal years ending December 31, 2019 through 2021 and engaged in a strategic discussion with the board of directors regarding the Company’s product roadmap and markets.

On February 23, 2019, following an introductory email from Bill Gartner, Senior Vice President and General Manager of the Optical Systems and Optics business unit of Parent, David Goeckeler, the Executive Vice

President and General Manager of Parent’s Networking and Security Business, contacted Mr. Shanmugaraj by email requesting a telephone call. Parent had been a customer of the Company since 2015, accounting for 14% of the Company’s reported revenues for the fiscal year ended December 31, 2018, and would account for 18.1% of the Company’s reported revenues for the fiscal quarter ended March 31, 2019.

On February 25, 2019, Messrs. Goeckeler and Shanmugaraj spoke by telephone. Mr. Goeckeler expressed Parent’s interest in exploring strategic opportunities with the Company, ranging from partnership opportunities to the possibility of an acquisition. They agreed to meet to discuss further.

On March 1, 2019, Mr. Shanmugaraj received an email from Mr. Goeckeler in which he suggested, as the next step, an in-person meeting between Messrs. Goeckeler, Gartner, Shanmugaraj and Mikkelsen in the near future.

On March 5, 2019, Mr. Gartner contacted Mr. Shanmugaraj by text to request that he meet representatives of Parent for dinner the following night while both parties attended the Optical Fiber Communication Conference in San Diego.

On March 6, 2019, Mr. Shanmugaraj and Mr. Mikkelsen met Messrs. Goeckeler and Gartner for dinner. Mr. Goeckeler described Parent’s desire and rationale for pursuing a strategic partnership with the Company, and both parties concluded that it was worth exploring further and agreed to arrange a meeting with additional members of management from both companies. Thereafter, the Company and Parent scheduled a meeting at Parent’s offices in San Jose, California among members of management from both parties to be held on March 21, 2019.

On March 17, 2019, the Company and Parent executed a confidentiality agreement. The confidentiality agreement included a standstill provision that would terminate if the Company agreed to be acquired by a third party.

During March 2019, the Company prepared an update to the internal projections for the fiscal years ending December 31, 2019 through 2021 that had been presented to the board of directors on October 18, 2018 (which updated projections the Company referred to as the “Long-Range Plan”) in order to reflect subsequent developments, including (i) increased operating costs, including costs observed over the intervening period and research and development related costs due to a new product development program that had been launched internally in late December 2018, (ii) subsequent increases in revenue expected for the new product launched in December 2018 partially offset in 2021 by lower introductory revenue for a new product expected to initially enter production in late 2020 and (iii) decreases in gross margins resulting from changes in product mix and observed changes to product costs over the intervening period.

On March 21, 2019, members of Company management attended a meeting at Parent’s offices in San Jose, California with representatives of Parent at which management presented information regarding the Company’s business, including the Long-Range Plan, and discussed strategic partnership opportunities with Parent.

On March 31, 2019, Mr. Goeckeler called Mr. Shanmugaraj to inform him that further evaluation of a potential transaction would be managed by Parent’s corporate development team, and that Rob Salvagno, Parent’s Vice President of Corporate Development and Cisco Investments, would be in contact with Mr. Shanmugaraj to continue the discussions.

On April 1, 2019, Mr. Salvagno called Mr. Shanmugaraj to communicate a proposal by Parent to acquire the Company at $62 per share. On March 29, 2019 (the immediately preceding trading day), the closing price for Company common stock on the Nasdaq Global Select Market was $57.35 per share.

On April 3, 2019, Mr. Shanmugaraj called Mr. Salvagno to inform him that Parent’s proposal did not reflect a sufficient premium to warrant further discussion with respect to a potential transaction. Mr. Shanmugaraj noted that the parties could continue to work together in the context of their commercial relationship.

On April 10, 2019, Mr. Salvagno called Mr. Shanmugaraj to inform him that Parent was increasing its offer to $67 per share. Mr. Shanmugaraj told Mr. Salvagno that he would discuss the offer with the board of directors and get back to him afterwards. On April 9, 2019, the closing price for Company common stock on the Nasdaq Global Select Market was $57.72 per share.

On April 11, 2019, a representative of Party C contacted Mr. Shanmugaraj by text to request a meeting on April 15, 2019.

On April 15, 2019, Mr. Shanmugaraj met the representative of Party C for lunch in Boston. The representative indicated that members of senior management of Party C had been discussing the potential strategic importance of the Company to Party C and wanted to gauge the Company’s interest in exploring a strategic transaction. Mr. Shanmugaraj expressed skepticism based on the prior acquisition proposal from Party C, but said he would keep an open mind with respect to any proposal that reflected the strategic value of the Company.

On April 17, 2019, the board of directors held a telephonic special meeting with members of senior management and a representative of WilmerHale present. Mr. Shanmugaraj described to the board of directors his discussions with Parent to date, including the $67 per share offer by Parent. John Gavin, the Chief Financial Officer of the Company, next reviewed the Long-Range Plan with the board of directors, and presented management’s assessment of potential risks to achieving the results forecast in the projections, including the potential weakening (and potential loss longer term) of the customer relationship with Parent if it shifted purchasing to a second source, sought to develop competitive technology internally or pursued an acquisition of a Company competitor in lieu of completing a transaction with the Company. The board of directors then compared the potential risks and benefits of pursuing a transaction with Parent versus other strategic alternatives, including continuing to operate on a standalone basis. One of the major risks to pursuing a transaction with Parent that the board of directors discussed was the potential that other customers might not view Parent as committed to serving as a long-term supplier of components to third parties and the potential implications on the ability to receive regulatory approval for a transaction. One of the standalone alternatives discussed was an acquisition of assets from a company we refer to as “Party D” then under consideration by management. The board of directors noted that Parent’s proposal was not a significant premium over the current trading price of Company common stock, which had closed at $60.59 per share on April 16, 2019. The board of directors also discussed the fact that the Company would be making its quarterly earnings announcement in approximately two weeks, and expected to report strong results for the first quarter, exceeding analyst expectations and prior Company guidance. The board of directors concluded that Mr. Shanmugaraj should tell Parent that any further discussions should be deferred until after the upcoming earnings announcement.

On April 19, 2019, Mr. Shanmugaraj called Mr. Salvagno to inform him that the board of directors had concluded that further discussions should be deferred until after the Company’s upcoming earnings announcement.

During May 2019, there were several events reflecting worsening trade relations between China and the United States, including the failure of China and the United States to negotiate a trade deal prior to the May 9 deadline set by the United States, the imposition of additional tariffs by the United States the following day, the imposition of additional tariffs by China in response, and the addition of Huawei Technologies Co., Ltd. and certain of its affiliates, referred to collectively as Huawei, to the “Entity List” by the U.S. Department of Commerce. During May 2019, the closing price of the Company’s common stock on the Nasdaq Global Select Market declined from $60.45 per share on May 1 to $46.60 per share on May 31.

On May 2, 2019, the Company reported first quarter 2019 results, exceeding the high end of Company guidance on revenue, non-GAAP gross margin, non-GAAP net income and non-GAAP diluted earnings per share, and held a call to discuss such results. On May 3, 2019, the closing price for Company common stock on the Nasdaq Global Select Market was $59.00 per share, as compared to the closing price of $60.55 per share on May 2, 2019, prior to the reporting of its first quarter results.

On May 3, 2019, a representative of Party C contacted Mr. Shanmugaraj by email to propose a meeting between Mr. Shanmugaraj and members of Party C’s senior management to explore strategic options.

On May 10, 2019, the board of directors held a telephonic special meeting with members of senior management and a representative of WilmerHale present. The board of directors discussed strategic alternatives to a transaction with Parent, including continuing to operate on a standalone basis and pursuing the asset acquisition discussed at the April 17, 2019 board of directors meeting. The Company’s management provided an updated assessment of the potential risks and benefits of remaining a standalone entity in light of recent market and customer developments, including the worsening trade relations between China and the United States and the potential weakening (and potential loss longer term) of the customer relationship with Parent if it shifted purchasing to a second source, sought to develop competitive technology internally or pursued an acquisition of a Company competitor in lieu of completing a transaction with the Company, as well as the continued volatility in the price of Company common stock, as witnessed by the price decline following the recent announcement of a successful first quarter. The board of directors authorized management to submit a non-binding indication of interest with respect to the potential acquisition of assets from Party D, but concluded that the board of directors should continue to discuss whether to pursue a transaction with Parent at the regularly scheduled board of directors meeting on May 16, 2019, and that management should be prepared to discuss its recommendation at that meeting.

On May 13, 2019, Mr. Shanmugaraj called the representative of Party C and informed the representative that the board of directors was skeptical of further engagement with Party C in light of the offer made the prior year, which the board of directors felt undervalued the Company significantly. Mr. Shanmugaraj told the representative that Party C should provide a firm proposal that shows they are serious about the strategic value of the Company before the Company would engage in further discussions. The representative of Party C acknowledged Mr. Shanmugaraj’s request and suggested a further discussion between Mr. Shanmugaraj and the Chief Executive Officer of Party C.

On May 14, 2019, Mr. Salvagno emailed Mr. Shanmugaraj to inquire about the status of the Company’s consideration of Parent’s proposal. Mr. Salvagno and Mr. Shanmugaraj then spoke by telephone the following day, and Mr. Shanmugaraj informed Mr. Salvagno that he would be working with the board of directors to prepare a response to the April 10, 2019 proposal.

On May 16, 2019, the board of directors held a regularly scheduled meeting with members of senior management and a representative of WilmerHale present for certain portions. Mr. Gavin reviewed the Company’s Long-Range Plan, which had been provided to Parent and previously discussed at the April 17, 2019 board of directors meeting, as well as recent customer, product and market developments that could affect projected revenue in the second half of 2020 and in 2021. Next, Mr. Shanmugaraj discussed management’s perspective on the potential risks and benefits of exploring a strategic transaction with Parent as an alternative to standalone operations and provided management’s recommendation that the Company further explore pursuing a strategic transaction with Parent, but in a manner designed not to result in any leaks to the market, given the customer concerns previously discussed. Mr. Shanmugaraj also described the outreach from and discussions with Party C, noting the uncertainty as to whether this would result in a viable alternative. The board of directors then discussed with management the potential risks to achieving the projected revenues in 2020 and 2021, the potential impact of worsening trade relations between China and the United States, the potential impact that recent actions by the U.S. Department of Commerce against Huawei could have on overall optical market timing and spending expectations in China and the potential risks and benefits of a strategic transaction with Parent. The board of directors then concluded that the Company should explore a potential strategic transaction with Parent, and instructed management that the next step should be to consult with financial and legal advisors on process, valuation and other matters. The board of directors then directed Mr. Shanmugaraj to communicate the Company’s interest in further discussions to Parent and authorized management to contact Goldman Sachs, which was selected based on its prior service as the Company’s financial advisor, to discuss its potential retention as the Company’s financial advisor for a potential sale transaction. The board of directors next discussed the status of the potential asset acquisition with Party D and whether to proceed in light of the decision to pursue further discussions with Parent. Messrs. Shanmugaraj and Gavin reported that the Company had been told its indication of interest was not in an appropriate value range, and that further engagement would not continue without an upward adjustment. They also reported that, as a result of an organizational change, Party D may be deferring further consideration of any strategic transaction for an indeterminate period of time. The board of directors concluded that the Company should delay any further activity with respect to the potential asset acquisition until it had an opportunity to further explore a transaction with Parent.

On May 17, 2019, a member of the board of directors and Company management each contacted Goldman Sachs to initiate discussions regarding its potential engagement as the Company’s financial advisor.

On May 20, 2019, Mr. Salvagno called Mr. Shanmugaraj to express concerns regarding recent global events and what impact they might have on the Company’s business, including recent actions by the U.S. Department of Commerce against Huawei, the applicability of existing and future tariffs imposed on the Company’s products and ongoing trade discussions between the U.S. and China governments and requested that Mr. Shanmugaraj provide Parent further information supporting the Company’s views that the potential impact of the actions with respect to Huawei would not adversely affect the Company’s business during the remainder of 2019.

Also on May 20, 2019, a representative of Party C called Mr. Shanmugaraj and again suggested that Mr. Shanmugaraj speak to the Chief Executive Officer of Party C by telephone in order to confirm Party C’s strategic interest in the Company and commitment to exploring a strategic transaction at valuation ranges that might be attractive. Following an exchange of emails between Mr. Shanmugaraj and the representative of Party C, Mr. Shanmugaraj agreed to a call between himself and the Chief Executive Officer of Party C, which was scheduled for May 24, 2019.

On May 23, 2019, members of Company management attended a telephonic meeting with representatives of Parent at which management presented information requested by Mr. Salvagno on the May 20, 2019 telephone call. During the meeting, the Company’s management expressed its willingness to bring Parent’s $67 per share offer back before the board of directors for further discussion. In response, Parent noted that they needed to reassess their valuation in light of recent events and the information presented by the Company.

On May 24, 2019, Mr. Shanmugaraj spoke to the Chief Executive Officer of Party C by telephone. During the call, the Chief Executive Officer of Party C described Party C’s interest in the Company and his vision of the potential strategic benefits of a transaction between the two companies. At the end of the call, the Chief Executive Officer of Party C invited Mr. Shanmugaraj to a dinner to discuss next steps for exploring the possibility of a transaction. The dinner was scheduled for June 4, 2019.

On June 4, 2019, Mr. Shanmugaraj spoke to Mr. Salvagno, who communicated that Parent remained interested in pursuing a strategic transaction with the Company but, in light of recent market developments, was now prepared to offer only $62 per share. On June 3, 2019, the closing price for Company common stock on the Nasdaq Global Select Market was $46.50 per share.

Later on June 4, 2019, Mr. Shanmugaraj had dinner with the Chief Executive Officer of Party C, who reiterated that Party C was interested in continuing to explore a strategic transaction with the Company. The Chief Executive Officer expressed his expectation that Party C would submit an offer, but noted that Party C’s management would need additional financial and product information before Party C would be in the position to submit a proposal. Mr. Shanmugaraj agreed that the Company would work with Party C’s management to provide the requested information.

On June 6, 2019, the Company and Party C executed an amendment to the confidentiality agreement entered on June 8, 2018, which reinstated the standstill provision for an additional nine months and otherwise extended the term of the confidentiality agreement for an additional two years. The standstill provision, as amended, would terminate if the Company agreed to be acquired by a third party.

Later on June 6, 2019, members of Company management met with representatives of Party C to provide additional product and financial information. At this meeting, the members of Company management presented projections for 2019 through 2024, referred to as the June LRP, which reflected updates to the Long-Range Plan subsequently discussed at the June 8, 2019 board of directors meeting as described below.

On June 7, 2019, Mr. Shanmugaraj sent an email to Mr. Salvagno with an update on the board of director’s discussions, and indicating that the board of directors was continuing to consider Parent’s offer.

On June 8, 2019, the board of directors held a telephonic special meeting with members of senior management and representatives of Goldman Sachs and WilmerHale present for certain portions. Mr. Gavin provided the board of directors with the June LRP, which reflected projections for 2019 through and including 2024 proposed for use by Goldman Sachs to prepare financial analyses, noting that the three additional years of projections were added to facilitate a discounted cash flow analysis. Mr. Gavin described the detailed and updated review undertaken of the Company’s product roadmap, customer and market developments to prepare the projections, as well as the key assumptions underlying them. In particular, Mr. Gavin noted somewhat lower projected revenue in 2020 than in the prior projections for 2019 through 2021, based on a slower increase in the production rate for a new Company product due to the complexity of scaling initial production and the potential impact of trade and tariff discussions and actions by the U.S. Department of Commerce against Huawei on overall optical market timing and spending expectations in China. He also noted the impact these factors were anticipated to have on projected revenues in 2021, where growth rates were similar to those in the Long-Range Plan, but were growing from a lower base. Thereafter, the board of directors approved the June LRP for use by Goldman Sachs for purposes of its financial analyses. Representatives of Goldman Sachs reviewed an overview of public market data, a comparison of the Company’s internal projections against published analyst estimates (which analyst estimates were generally more conservative) and certain illustrative preliminary financial analyses. The representatives of Goldman Sachs then discussed certain process considerations with the board of directors, including the merits of doing a targeted approach to other potential strategic partners that were likely to be interested in and capable of executing a transaction on acceptable terms. Mr. Shanmugaraj again emphasized the competitive harm that could result from a leak regarding any sale process, and provided his assessment of potential candidates for future outreach. Mr. Shanmugaraj identified the five additional parties (beyond Parent, but including Party C) that he considered the most promising candidates from a strategic fit perspective. He noted that Party C had reached out to reengage in exploring a potential strategic transaction and was already having preliminary discussions with the Company, and that another party on the list had already declined the opportunity (based on outreach by Mr. Shanmugaraj to a director of the Company who was affiliated with such party to determine whether such director, who had previously been excluded from all discussions of the board of directors of a potential transaction, should continue to be excluded from discussions of a potential transaction). Mr. Shanmugaraj then noted that two other parties on the list did not have a presence in the coherent optical market and lacked the financial capacity to make a competitive all-cash offer. He further noted that pursuing a non-cash transaction with these two parties was not attractive given his view of their prospects and the risk that the delay associated with exploring non-cash consideration could jeopardize a potential transaction with Parent. He then stated that the fifth party on the list either had, or had the ability to develop, its own internal coherent optical technologies and, in any event, was unlikely to come up to speed on the Company’s technology, customers and markets quickly. Consequently, Mr. Shanmugaraj recommended continuing discussions with Parent and Party C without additional outreach at that time. The board of directors then discussed next steps for engaging with Parent and Party C and the desirability of confirming with Parent that any subsequent proposal by Parent would be for an all-cash transaction, given the greater value certainty provided by cash consideration. The board of directors instructed Mr. Shanmugaraj to respond to Parent with a counter-proposal of $72 per share in an all-cash transaction, and to advise Parent that the Company would be willing to proceed with formal due diligence at that price. The board of directors also directed Mr. Shanmugaraj to continue discussions with Party C to determine whether Party C could provide an attractive proposal. Finally, in anticipation of the possibility that discussions could accelerate if Parent agreed to a price at which the Company would be willing to proceed with negotiations and formal due diligence, the board of directors discussed formation of a Transaction Committee to allow for flexible and timely support of management under circumstances when it might not be practical to assemble the full board of directors. The board of directors agreed that all directors would be invited to attend meetings of the Transaction Committee, and that the Transaction Committee should be formed by written consent following the meeting.

On June 11, 2019, Mr. Shanmugaraj spoke to Mr. Salvagno by telephone and informed him that the board of directors had evaluated the Company’s standalone prospects and felt the current weakness in stock price was attributable to short-term volatility that had nothing to do with the long-term prospects the Company. Mr. Shanmugaraj noted that Parent’s offer of $62 per share was just at the 12-month high price with no premium and failed to capture this long-term value. Mr. Shanmugaraj stated that the Company was prepared to initiate formal due diligence and engage in further discussions to explore a potential transaction if Parent increased its offer to $72 per share. Mr. Shanmugaraj also informed Mr. Salvagno that the Company was using Goldman Sachs as its financial advisor.

On June 12, 2019, Mr. Shanmugaraj received an email from the Chief Executive Officer of Party C thanking Mr. Shanmugaraj for their recent meeting and indicating that he expected to be back to the Company with additional information late the following week.

On June 13, 2019, Mr. Salvagno called Mr. Shanmugaraj and told him that Parent was concerned about the potential negative impact on the Company of current market conditions and felt that $62 per share was a fair value. Mr. Salvagno then stated that Parent was nonetheless willing to increase its offer to $64.50 per share, noting that it had difficulty getting to this price. On June 12, 2019, the closing price for Company common stock on the Nasdaq Global Select Market was $46.90 per share.

On June 17, 2019, the board of directors held a telephonic special meeting with members of senior management and representatives of Goldman Sachs and WilmerHale present for certain portions. Mr. Shanmugaraj provided the board of directors with an update on the status of discussions with Parent and Party C, informing the board of directors that Parent had increased its offer to $64.50 per share, but that Parent expressed difficulty in getting to this price. Mr. Shanmugaraj noted that there had been ongoing communications with Party C, but that Party C had still not provided any indication of value. Representatives of Goldman Sachs then presented illustrative preliminary financial analyses of Parent’s proposal of $64.50 per share. The representatives of Goldman Sachs also discussed the potential for Parent to further increase its offer for the Company. There followed a discussion of the possibility of Party C placing a bid for the Company given their demonstrated interest. The representatives of Goldman Sachs expressed their view that Parent and Party C presented the best combination of strategic fit and ability to provide an attractive, all-cash offer. The representatives of Goldman Sachs and Mr. Shanmugaraj then provided their respective views on the remaining prospective outreach candidates, which included Party A, noting that one had already declined to pursue the opportunity and that each of the remaining parties was significantly less likely to make a competitive proposal at that point in time due to one or more of a variety of factors, including: (i) lack of strategic fit, (ii) low probability of interest in light of strategic priorities, (iii) lack of familiarity with the Company’s technology, (iv) lack of ability to finance a competitive, all-cash offer, (v) concerns over the prospects of parties that would need to offer stock consideration and (vi) the low probability of a timely offer or attractive valuation in light of such party’s historical M&A activity. In addition, Mr. Shanmugaraj reiterated his concern that expanding the process would likely result in rumors regarding a potential sale and have a significant negative impact on the Company. Mr. Shanmugaraj also observed that the remaining parties on the list were unlikely to be able to act as quickly as Parent and Party C had each indicated they desired to move, and that any significant delay could put Parent’s proposal and any proposal received from Party C at risk. A representative of WilmerHale then reviewed the fiduciary duties of the board of directors and the application of those duties in the context of a potential sale transaction. The board of directors then asked whether senior management supported continued pursuit of a potential sale transaction with Parent at $64.50 per share. Mr. Shanmugaraj stated that the price offered by Parent reflected an appropriate valuation when compared with management’s assessment of the risks associated with standalone operations, where even if the Company executed its business plan, stockholders would be exposed to risks associated with the expected continued volatility resulting from the Company’s exposure to China—where the two largest Chinese customers by revenue accounted for approximately 27% and 39% of the Company’s revenue during fiscal year 2018 and the first fiscal quarter of 2019, respectively — under the current political and macroeconomic climate, as well as the risks to the Company’s relationship with Parent as a key customer if a transaction were not pursued, and that management thus viewed this as an attractive outcome for stockholders and supported continuing the sale process as a result. The board of directors then asked Mr. Shanmugaraj if Parent had communicated its plans for management. Mr. Shanmugaraj replied that no arrangements had been discussed. Mr. Shanmugaraj then stated that his impression, based on discussions with Parent, was that the Company would likely have a certain degree of independence for a transitional period following the closing. After further consultation with management, the board of directors concluded that management and Goldman Sachs should propose to Parent that it increase its bid to $67 per share. The board of directors noted the importance of clarifying other key terms of Parent’s proposal, including what commitments Parent was willing to make to obtain required regulatory approvals. The board of directors directed management to inform Party C that the Company was likely to move forward with another party in the near term unless Party C acted quickly to make a more specific proposal. Finally, in light of the risks associated with further outreach and the low probability that it would result in an offer that would be competitive with Parent’s current offer, the board of directors determined not to pursue outreach to additional parties at that time.

Later on June 17, 2019, Mr. Shanmugaraj spoke to Mr. Salvagno by telephone and delivered the Company’s counter-proposal to Parent of $67 per share, noting that Parent had been prepared to offer $67 per share at the outset of discussions and that he believed he could get the board of directors to accept this original proposal. Mr. Shanmugaraj went on to note that the Company felt $67 per share was a fair value of the Company based on its long-term prospects. Mr. Salvagno agreed to follow up with feedback to Mr. Shanmugaraj within the next few days.

Also on June 17, 2019, in anticipation of the possibility that discussions could accelerate if Parent agreed to a price at which the Company would be willing to proceed with negotiations and formal due diligence, the board of directors established the Transaction Committee, consisting of directors David Aldrich, Peter Chung, Stan Reiss and John Ritchie, by unanimous written consent to allow for flexible and timely support of management under circumstances when it might not be practical to assemble the full board of directors.

On June 18, 2019, Mr. Shanmugaraj spoke to the Chief Executive Officer of Party C by telephone. The Chief Executive Officer of Party C stated that Party C was still interested in exploring a transaction, but noted that it still needed to complete further due diligence to validate the business case for the transaction and to complete its valuation. In response to further inquiry from Mr. Shanmugaraj, the Chief Executive Officer of Party C said that Party C expected its proposal to value the Company between $2.5 and $3.0 billion, but that he could not provide more than a range at that time. Mr. Shanmugaraj responded that Party C would need to be at the high end of this range to be competitive. On June 17, 2019, the closing price for Company common stock on the Nasdaq Global Select Market was $44.79 per share.

Also on June 18, 2019, representatives of Goldman Sachs spoke by telephone with the Chief Financial Officer of Party C, who indicated that Party C had more technical diligence to do, as it did not have significant familiarity with the Company’s products. The Chief Financial Officer of Party C also stated that he hoped to have preliminary due diligence completed by the end of that week.

Also on June 18, 2019, Mr. Shanmugaraj spoke to Mr. Salvagno by telephone. Mr. Salvagno stated that Parent was willing to increase its offer to $65.50 per share and confirmed that this offer reflected an all cash transaction that would be subject only to customary closing conditions. Mr. Salvagno expressed confidence in the parties’ ability to obtain regulatory clearance, but did not provide further details. Mr. Salvagno then indicated that Parent was targeting a signing in two to three weeks. On June 17, 2019, the closing price for Company common stock on the Nasdaq Global Select Market was $44.79 per share.

On June 19, 2019, the Transaction Committee held a telephonic meeting with other members of the board of directors and senior management and representatives of WilmerHale present and representatives of Goldman

Sachs present for certain portions. Mr. Shanmugaraj provided an update on his conversations with Parent and Party C, noting that Parent had increased its bid to $65.50 per share and had requested a prompt response. He also noted that Party C had suggested its bid would value the Company in the range of $2.5 billion to $3.0 billion. A representative of Goldman Sachs then described his separate conversations with representatives of Party C, expressing concern about the breadth of the range communicated by Party C. The representatives of Goldman Sachs recommended continuing to support Party C’s due diligence efforts. Goldman Sachs next provided its perspective on the $65.50 per share offer from Parent. The board of directors then discussed with its legal and financial advisors whether it was realistic to expect Parent to raise its price further absent competitive pressure, and that to continue to condition diligence meetings and information on further price increases would put Parent’s offer at risk. Upon the recommendation of management, the board of directors concluded that the Company should communicate to Parent that the Company was willing to engage in detailed due diligence and negotiations at the current price, but would need further assurance and clarity regarding Parent’s proposal to obtain regulatory approval and share the risk of not obtaining approval. The board of directors also concluded the Company should continue to support Party C’s due diligence in the hope of eliciting a more specific proposal. After the representatives of Goldman Sachs left the meeting, a representative of WilmerHale reviewed the proposed terms of a Goldman Sachs engagement letter with the Transaction Committee, along with a disclosure letter provided by Goldman Sachs, which summarized Goldman Sachs’ relationship with Parent and Party C over the last two years, including information regarding compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Parent and/or its affiliates and the presence of a director on the board of directors of Parent that is currently affiliated with the Goldman Sachs Group, Inc. as a director.

Later on June 19, 2019, Mr. Shanmugaraj spoke to Mr. Salvagno by telephone and informed him that the board of directors was willing to engage in detailed due diligence and negotiations at Parent’s offer price of $65.50 per share. Mr. Shanmugaraj impressed upon Mr. Salvagno that the most significant remaining concern of the board of directors was understanding the commitments that Parent was willing to make to mitigate the potential risks to obtain required regulatory approvals for the transaction.

On June 20, 2019, members of the Company’s management spoke by telephone with representatives of Party C at Party C’s request and provided information regarding the Company’s business in response to due diligence questions from Party C.

Also on June 20, 2019, Mr. Salvagno sent an email to Mr. Shanmugaraj with a list of due diligence requests. He also informed Mr. Shanmugaraj that Parent expected to deliver a draft of the original merger agreement in the next day or two.

Also on June 20, 2019, a representative from Goldman Sachs received a text from the Chief Financial Officer of Party C, asking to speak over the phone on June 21, 2019, and noting that Party C would be submitting a proposal on June 21, 2019.

On June 21, 2019, counsel to Parent Fenwick & West LLP, which we refer to as Fenwick, delivered a draft original merger agreement to WilmerHale. From June 21 to July 8, 2019, Fenwick and WilmerHale negotiated the terms of the definitive original merger agreement, including the provisions relating to (i) the allocation of the risks associated with regulatory approvals, (ii) restrictions on the Company’s operations between signing and closing, (iii) the ability of the board of directors to respond to unsolicited acquisition proposals, change its recommendation and accept a superior proposal, (iv) the amount and triggers for the Company’s termination fee, (v) the closing conditions, (vi) the definition of a material adverse effect and (vii) the scope of the representations and warranties.

Also on June 21, 2019, a representative of Party C called a representative of Goldman Sachs and informed him that Party C expected to deliver a written indication of interest in acquiring the Company for $73 per share in cash, with no financing contingency. A representative of Party C also called Mr. Shanmugaraj and provided this same information. Later that day, Party C delivered a non-binding indicative offer letter expressing Party C’s interest in acquiring the Company at $73 per share in cash, subject to the satisfactory completion of due diligence, negotiation of a mutually acceptable merger agreement and final approval of Party C’s board of directors. The letter indicated that the completion of the transaction would not be subject to any financing contingency. The letter indicated that Party C expected that a definitive agreement for such a transaction could be signed by the week of July 8, 2019. On June 20, 2019, the closing price for Company common stock on the Nasdaq Global Select Market was $47.38 per share.

On June 22, 2019, the Transaction Committee held a telephonic meeting with other members of the board of directors and senior management and representatives of WilmerHale present and representatives of Goldman Sachs present for certain portions. Mr. Shanmugaraj and a representative of Goldman Sachs reviewed the terms of the non-binding indicative offer letter received from Party C and provided their perspective on the risks associated with Party C’s proposal, noting that Party C’s internal process and due diligence efforts were considerably behind those of Parent. The Transaction Committee instructed management to continue exploring a potential transaction with Party C in parallel with its discussions with Parent, including facilitating formal due diligence. The Transaction Committee also authorized management to finalize the terms of and execute an engagement letter with Goldman Sachs on terms consistent with those discussed at the prior meeting, with such changes as deemed appropriate by management.

On June 23, 2019, Mr. Salvagno called Mr. Shanmugaraj and told him that Parent was requesting exclusivity, which it felt was appropriate given the progress to date. Later that day, Mr. Salvagno sent Mr. Shanmugaraj a draft exclusivity agreement, which provided for a 30-day period of exclusivity. Mr. Shanmugaraj responded that he would have to take the matter to the board of directors for further discussion.

On June 24, 2019, the Company provided access to an electronic data room to Parent and Party C to facilitate their due diligence. The June LRP was made available to Parent on June 25, 2019, when it was posted to the electronic data room. Between June 26, 2019 and July 6, 2019, the Company conducted numerous due diligence meetings and teleconferences with both Parent and Party C, including in-person due diligence meetings with Party C on June 26—27, 2019, and with Parent on June 27—29, 2019, in each case at the offices of WilmerHale in Boston.

Also on June 24, 2019, representatives of Goldman Sachs spoke by telephone with Mr. Salvagno and informed him that the Company had received an inbound expression of interest from a third party that was continuing to evaluate the Company, and that the Company could not agree to exclusivity under those circumstances. The representatives of Goldman Sacks noted that the third party had expressed interest at a higher price, but was earlier in its evaluation of the Company, and that the Company would continue to support Parent’s due diligence efforts.

Also on June 24, 2019, Mr. Salvagno spoke by telephone with Mr. Shanmugaraj, who confirmed the receipt of an inbound expression of interest at a higher price and that the Company would continue to support Parent’s due diligence efforts.

On June 25, 2019, the Company executed an engagement letter with Goldman Sachs to serve as the Company’s financial advisor in connection with a potential transaction. Additionally, certain members of senior management of Party C met with Mr. Shanmugaraj and selected members of the Company’s management for dinner in Boston prior to Party C’s in-person diligence meetings on June 26—27, 2019, as noted above.

On June 25 and 26, 2019, the Company entered into Clean Team Confidentiality Agreements with each of Parent and Party C, respectively, providing for additional access and disclosure restrictions on certain competitively sensitive information.

On June 28, 2019, Mr. Shanmugaraj spoke to representatives of Party C by telephone to discuss certain process and timing matters. The representative of Party C indicated that Party C’s counsel was starting on a draft merger agreement, to which Mr. Shanmugaraj replied that the Company was already preparing to send a draft merger agreement to Party C in the next 24 – 48 hours.

Later on June 28, 2019, Mr. Shanmugaraj and selected members of the Company management met with selected members of Parent management for dinner in Boston on the second day of the in-person diligence meetings on June 27—29, 2019, as noted above.

On June 29, 2019, WilmerHale delivered a draft merger agreement to counsel to Party C. Despite repeated requests for comments on the draft merger agreement, none were ever provided by or on behalf of Party C.

On June 30, 2019, Mr. Shanmugaraj spoke to a representative of Party C by telephone and to confirm Party C’s anticipated timeline for signing a definitive agreement as outlined in its June 21, 2019 proposal. The representative of Party C suggested that Mr. Shanmugaraj meet with the Chief Executive Officer of Party C to further discuss plans for proceeding to a definitive agreement.

On July 1, 2019, representatives of Goldman Sachs spoke by telephone with representatives of Parent to confirm Parent’s anticipated timeline for executing a definitive agreement. The representatives of Parent indicated that they were anticipating approval from Parent’s board of directors on July 8, 2019, with signing occurring by July 10, 2019, but as early as July 9, 2019.

Also on July 1, 2019, Mr. Shanmugaraj received a text message from the Chief Executive Officer of Party A, indicating that he had heard “rumors” and expressed interest in connecting to discuss a potential strategic transaction with Party A. After consulting with representatives of Goldman Sachs and WilmerHale, Mr. Shanmugaraj replied by text to the Chief Executive Officer of Party A on July 2, 2019 and suggested a meeting during the week of July 8, 2019.

On July 2, 2019, Mr. Shanmugaraj spoke with a representative of Party C by telephone. The representative communicated that Party C was working towards a timeline that would result in the signing of a merger agreement with the Company on July 9, 2019.

Also on July 2, 2019, a representative of Parent sent to the Company initial drafts of proposed employment arrangements for Mr. Shanmugaraj, Mr. Mikkelsen, Mr. Givehchi, and Christian Rasmussen, Founder and Vice President of Digital Signal Processing and Optics of the Company.

On July 3, 2019, Mr. Shanmugaraj and other members of the Company’s senior management met with the Chief Executive Officer of Party C over lunch near Party C’s headquarters. The Chief Executive Officer of Party C indicated that he and other members of senior management were still evaluating the transaction, and given that such a transaction would involve a new business model, would need at least an additional two weeks to finalize its evaluation of, and determine its willingness to proceed with, a transaction. Mr. Shanmugaraj asked if this was just a situation of needing more time to complete confirmatory due diligence, or if more evaluation of the merits and risks of the transaction, due to the nature of the Company’s business model, had to be performed, to which the Chief Executive Officer of Party C responded that additional analysis of the business model and the merits of the transaction needed to be performed. Mr. Shanmugaraj informed the Chief Executive Officer of Party C that the other party was moving very quickly and that a definitive agreement might be signed with the other party the week of July 8, 2019. Mr. Shanmugaraj asked the Chief Executive Officer of Party C if he was willing to risk loss of the transaction through the delay, to which the Chief Executive Officer of Party C responded that he understood the risk and was willing to take it.

On July 3, 2019, a representative of Parent sent a detailed plan to representatives of Goldman Sachs outlining steps to a sign a definitive agreement on July 8, 2019.

On July 4, 2019, representatives of Goldman Sachs spoke by telephone to the Chief Financial Officer of Party C, who conveyed that Party C was still evaluating the business case for a potential transaction with the Company and would need at least two more weeks to reach a decision on whether it would proceed with any transaction. The representatives of Goldman Sachs reminded the Chief Financial Officer of Party C that the Company was engaged in discussions with another interested party, and the Chief Financial Officer of Party C acknowledged the risk that the Company could move forward with another transaction within this timeframe.

On July 5, 2019, Mr. Shanmugaraj received a text message from a representative of Party C expressing Party C’s continued interest in pursuing a transaction.

Also on July 5, 2019, the Transaction Committee held a telephonic meeting with other members of the board of directors and senior management and representatives of WilmerHale present and representatives of Goldman Sachs present for certain portions. Mr. Shanmugaraj provided an update on the status of discussions and due diligence with Parent and Party C. Mr. Shanmugaraj noted that Parent was highly engaged and progressing rapidly, whereas Party C was less engaged and falling further behind Parent. Mr. Shanmugaraj noted that Parent had internal management support to pursue the transaction, whereas Party C had communicated that its senior management was still evaluating the merits of the potential transaction and needed more time to make a final determination. Mr. Shanmugaraj then described the text message he had received from the Chief Executive Officer of Party A and his response. A representative of Goldman Sachs next described a conversation between the representative of Goldman Sachs and the Chief Financial Officer of Party C. The representative of Goldman Sachs stated that, in view of Party C’s admission that it was still working to validate the business case for a transaction, the lack of any response to the draft merger agreement, and the additional time required before Party C would finalize its evaluation of the Company’s business model and determine its willingness to proceed with a transaction, there was risk that Party C might not move forward with any transaction with the Company within a reasonable timeframe. Representatives of WilmerHale next provided an update regarding the negotiation of the original merger agreement with Parent, discussing in particular the proposed allocation of the risks associated with regulatory approvals, including terms of an addendum to the existing Master Purchase Agreements with Parent providing for additional purchase commitments by Parent, agreed upon commitments to achieve regulatory approvals and special interim operating covenants that would permit the Company greater flexibility to enter into new, or amendments to existing, supply agreements with customers, and Parent’s commitment to affirm such agreements. Representatives of Goldman Sachs provided an overview of prior discussions with Party A regarding a potential strategic transaction. Representatives of Goldman Sachs then presented an illustrative analysis of a combination with Party A, noting in particular that it would be very difficult for Party A to complete an all-cash transaction at the prices under discussion with Parent and Party C, given Party A’s available cash and the implied leverage required to finance such a transaction, and that a mixed cash and stock transaction would be highly dilutive to Party A’s earnings per share. As a result, representatives of Goldman Sachs expressed skepticism that Party A would be in a position to make a competitive offer. The representatives of Goldman Sachs also noted that any mixed cash and stock transaction with Party A would likely require approval by Party A’s stockholders, which would increase the execution risk of pursuing such a transaction. A representative of WilmerHale then reviewed the fiduciary duties of the board of directors. The Transaction Committee then discussed next steps with the various parties. The representatives of Goldman Sachs expressed concern that Parent might terminate discussions if the Company attempted to delay negotiations in an effort to provide the additional two weeks requested by Party C. Mr. Gavin also noted that there had been very little engagement by Party C or its advisors on due diligence over the last few days, which supported heightened concern that Party C was not committed to a transaction. The Transaction Committee concluded that management and Goldman Sachs should indicate to Parent that the Company had a superior cash offer, but was willing to move forward quickly with Parent if it significantly increased its price to a number “in the $70s” and agreed to a satisfactory resolution of regulatory matters, including a reverse termination fee for failure to close due to failure to obtain regulatory approvals, while continuing to pursue engagement with Party C. The Transaction Committee also decided not to pursue further discussions with Party A at that time.

On July 5, 2019, Mr. Shanmugaraj had a telephone call with Mr. Salvagno and informed him that, because the Company had received a higher offer from another party, Parent would have to increase its offer to a number “in the $70s.” In addition, Mr. Shanmugaraj stated that the board of directors would require a reverse termination fee for failure to close due to the failure to obtain regulatory approvals in order to proceed with signing a definitive agreement. Mr. Salvagno replied that he would discuss the matter internally and work to get back with a response quickly.

On July 6, 2019, Mr. Goeckeler called Mr. Shanmugaraj to discuss the message conveyed to Mr. Salvagno. Mr. Shanmugaraj reiterated that, since the Company had a higher offer from another party, Parent had to increase its offer to a number “in the $70s.” Mr. Shanmugaraj also repeated that the board of directors would require a reverse termination fee for failure to close due to the failure to obtain regulatory approvals in order to proceed with signing a definitive agreement. Mr. Goeckeler indicated that he would work internally to come back with an acceptable proposal.

Later on July 6, 2019, Mr. Shanmurgaraj spoke with Mr. Salvagno by telephone. Mr Salvagno informed Mr. Shanmurgaraj that Parent’s board of directors of Directors had approved an offer of $68 per share for the Company. Mr Shanmugaraj responded that the value gap between this offer and the competing offer was still too wide, and that an acceptable offer would also need to include a reverse termination fee, as previously discussed. Later that day, Mr. Salvagno called Mr. Shanmugaraj to indicate that Parent was prepared to increase its proposed price to $70 per share and to pay a reverse termination fee equal to approximately 4% of equity value for failure to close due to the failure to obtain regulatory approvals; provided that the Company agreed to an equivalent amount for its termination fee. He also indicated that this was Parent’s best and final offer, and that Parent needed a response to such offer within 24 hours. Following this call, the Company received a revised written proposal from Mr. Salvagno that Parent was prepared to increase its proposed price to $70 per share and to pay a reverse termination fee equal to approximately 4% of equity value for failure to close due to specified regulatory matters; provided that the Company agreed to an equivalent amount for its termination fee. The proposal indicated that it was Parent’s best and final offer, and was contingent on the Company executing a definitive agreement on July 8, 2019. On July 5, 2019, the closing price for Company common stock on the Nasdaq Global Select Market was $48.14 per share.

On July 7, 2019, the Transaction Committee held a telephonic meeting with other members of the board of directors and senior management and representatives of WilmerHale present and representatives of Goldman Sachs present for certain portions. Mr. Shanmugaraj summarized the discussions with Parent and Party C since the last meeting and the terms of the updated proposal from Parent at $70 per share, noting that the proposal was contingent on executing a definitive agreement on July 8, 2019. Mr. Shanmugaraj and a representative of WilmerHale summarized the agreements reached with Parent regarding commitments to mitigate regulatory risk, including the reverse termination fee in the latest Parent proposal. Representatives of Goldman Sachs and the Transaction Committee also discussed the proposed size of the Company’s termination fee, as well as termination fees in precedent transactions distributed in advance of the meeting. The representatives of Goldman Sachs next presented illustrative preliminary financial analyses of Parent’s latest offer. A representative of Goldman Sachs recommended one more final outreach to Party C to confirm that no formal offer was forthcoming and to advise them that the Company was prepared to move forward promptly with an alternative transaction if that were not the case. Mr. Shanmugaraj then provided an overview of the employment and non-compete arrangements proposed by Parent for certain members of senior management, including himself and Benny Mikkelsen, who was also a member of the board of directors, and it was agreed that a summary of these arrangements would be provided to the board of directors in advance of its next meeting. A representative of WilmerHale then reviewed the fiduciary duties of the board of directors and the application of those duties to the decision of whether to proceed with a transaction with Parent. At the request of the Transaction Committee, each member of management present confirmed his or her view that a transaction with Parent at $70 per share was superior to the prospects of remaining an independent standalone entity. The Transaction Committee instructed Goldman Sachs and management to contact Party C prior to the next board of directors meeting and, absent a definitive commitment from Party C to move forward promptly at a higher price, to finalize the terms of a transaction with Parent.

On July 7, 2019, Mr. Shanmugaraj spoke to Mr. Salvagno by telephone and conveyed that the board of directors was prepared to proceed based on the latest proposal from Parent. Mr. Shanmugaraj also spoke by telephone with Mr. Goeckeler the same day to convey the board of directors’s support for the proposed transaction.

On July 8, 2019, a representative of Goldman Sachs spoke to the Chief Financial Officer of Party C and inquired if Party C’s perspective or timetable had changed and was informed that it had not. The representative of Goldman Sachs indicated to the Chief Financial Officer of Party C that given the risk associated with Party C and the available alternative, the Company would likely move forward with an alternative transaction. Following this discussion, at the direction of the Company, representatives from Goldman Sachs terminated Party C’s access to the electronic data room.

Later on July 8, 2019, the board of directors held a telephonic meeting, with members of senior management and representatives of Goldman Sachs and WilmerHale present. The representatives of Goldman Sachs reported on its outreach to Party C and the lack of any change in Party C’s position. Representatives of WilmerHale reviewed the fiduciary duties of the board of directors in connection with their consideration and approval of the original merger agreement and presented a summary of the principal terms of the definitive original merger agreement between Parent and the Company previously distributed to the directors. Representatives of Goldman Sachs reviewed financial analyses of the $70 in cash per share of Company common stock to be paid by Parent pursuant to the original merger agreement. Representatives of Goldman Sachs then rendered to the board of directors its oral opinion, subsequently confirmed in writing, to the effect that, as of July 8, 2019, and based upon and subject to the factors and assumptions set forth therein, the $70.00 per share merger consideration to be paid to the holders (other than Parent or any affiliate of Parent) of Company common stock was fair from a financial point of view to such holders. After discussion, the board of directors unanimously voted to approve the original merger agreement and the transactions contemplated thereby, including the merger, to recommend the original merger agreement to the Company’s stockholders and to adopt a forum selection by-law amendment.

Following the board of directors meeting, the Company and Parent executed and delivered the original merger agreement and issued a joint press release on July 9, 2019 announcing the transaction.

During the period following the execution of the original merger agreement until the execution of the amended and restated merger agreement, representatives of the Company frequently communicated, and periodically met, with representatives of Parent regarding integration and regulatory matters and preparations for closing and provided Parent with access to certain books, records and personnel of the Company and its subsidiaries in accordance with the original merger agreement.

The Company filed a preliminary proxy statement on July 26, 2019, a definitive proxy statement on August 7, 2019 and a supplement to the proxy statement on August 28, 2019 in advance of the special meeting of stockholders of the Company held on September 6, 2019, in which the holders of Company common stock voted to approve the adoption of the original merger agreement and, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger proposed under the original merger agreement. At the special meeting, approximately 99.64% of the votes cast (representing more than 70.3% of all outstanding shares of our stock) approved the adoption of the original merger agreement.

Following the execution of the original merger agreement, the parties prepared and submitted regulatory filings in the jurisdictions in which the parties agreed that regulatory filings may be required.

On September 3, 2019, the Company received regulatory clearance from the Austrian Federal Competition Authority with respect to the merger.

On September 26, 2019, the waiting period under the HSR Act expired with respect to the merger.

On October 22, 2019, Parent and the Company submitted a merger control notification to the State Administration for Market Regulation in China, referred to as SAMR, which SAMR accepted on December 20, 2019.

On November 11, 2019, the Company received regulatory clearance from the German Federal Cartel Office with respect to the merger.

On June 11, 2020, Parent and the Company withdrew their merger control notification previously submitted to SAMR on October 22, 2019 and accepted by SAMR on December 20, 2019. On June 12, 2020, Parent and the Company refiled their merger control notification with SAMR which SAMR accepted on June 16, 2020.

On July 22, 2020, the Company and Parent issued a joint press release regarding the status of the transaction pending under the original merger agreement, stating that the parties remained actively engaged with SAMR and expected the acquisition to receive regulatory clearance. The press release noted that regulatory clearance from SAMR represented the only remaining closing condition under the original merger agreement, other than customary conditions that were to be satisfied at the time of closing.

On September 15, 2020, Parent submitted to SAMR a final remedy proposal of restrictive conditions regarding the post-closing conduct of the Company’s business in China.

On September 21, 2020, Parent withdrew and refiled its HSR Act notification form to avoid expiration of the original clearance under the HSR Act. The parties later received notice from the FTC that early termination of the waiting period applicable to the refiled notification form had been granted.

On October 23, 2020, Mr. Shanmugaraj and Ms. Asgeirsson spoke by telephone with Mr. Gartner, Mark Chandler, Parent’s Executive Vice President, Chief Legal Officer and Chief Compliance Officer, and Graham Allan, Parent’s Vice President, Legal—Legal Department Operations and M&A Legal, regarding the status of the pending regulatory approval in China. During the call, Mr. Shanmugaraj inquired about Parent’s plans if SAMR approval were not obtained prior to the end date under the original merger agreement. Mr. Chandler replied that Parent remained confident that SAMR approval would be obtained, and the merger closed, before the end date under the original merger agreement.

On November 10 and 11, 2020, the board of directors held a regularly scheduled meeting by teleconference, with members of senior management and representatives of WilmerHale present for portions of the meeting. During the first day of the meeting, among other matters, Janene Asgeirsson, the Company’s Chief Legal Officer and Secretary, reviewed the status of regulatory review in China, noting that it was uncertain whether or not regulatory approval would be obtained prior to the end date under the original merger agreement of January 8, 2021. Next, a representative of WilmerHale discussed the Company’s obligations and rights under the original merger agreement in connection with obtaining or failing to obtain, regulatory approval in China prior to January 8, 2021. On the second day of the meeting, representatives of WilmerHale joined portions of the meeting to answer questions from the board of directors regarding the Company’s obligations and rights under the original merger agreement in connection with obtaining or failing to obtain, regulatory approval in China prior to January 8, 2021.

On November 20, 2020, Mr. Shanmugaraj spoke to Mr. Gartner by telephone on a variety of business matters. During the call, Mr. Shanmugaraj inquired about Parent’s plans if SAMR approval were not obtained prior to the end date under the original merger agreement and noted that the board of directors could expect him to evaluate all of the Company’s options in that scenario. Mr. Gartner replied that Parent remained confident that SAMR approval would be obtained, and the merger closed, before the end date under the original merger agreement.

On December 10, 2020, Parent and the Company withdrew their merger control notification previously submitted to SAMR on June 12, 2020 and accepted by SAMR on June 16, 2020. On the same day, Parent and the Company refiled their merger control notification with SAMR, which SAMR accepted on December 11, 2020.

On December 11, 2020, the board of directors held a telephonic meeting, with members of senior management and representatives of Goldman Sachs and WilmerHale present. Mr. Shanmugaraj provided a brief update on the status of the merger and then turned the meeting over to Ms. Asgeirsson, who reviewed the status of regulatory review in China, noting that it continued to be uncertain whether or not regulatory approval would be obtained prior to the end date under the original merger agreement of January 8, 2021. The representatives of Goldman Sachs reviewed current market conditions, as well as the financial performance of the Company and certain other optical and semiconductor companies, since the announcement of the original merger agreement. The representatives of Goldman Sachs then left the meeting and a representative of WilmerHale reviewed with the board of directors the potential decisions that could be faced by the board of directors in connection with the approaching end date under the original merger agreement, as well as their fiduciary duties in connection with such potential decisions. Next, Mr. Gavin presented a draft of a new long-range plan, which reflected projected performance of the Company on a stand-alone basis for fiscal years 2020 through 2025 and included updated estimates and assumptions reflecting the Company’s performance through September 30, 2020 and currently anticipated prospects and described how the new long-range plan differed from the June LRP. Following questions and comments from board of directors, it was agreed that management should continue refining the new long-term plan for redistribution to the board of directors.

On December 12, 2020, Ms. Asgeirsson provided a revised draft of the new long-range plan, referred to as the December LRP, to the board of directors by posting it to an electronic board portal. The December LRP was subsequently approved by email by the members of the board of directors.

On December 18, 2020, the board of directors held a telephonic meeting, with members of senior management and representatives of Goldman Sachs and WilmerHale present. Ms. Asgeirsson reviewed the status of regulatory review in China, noting that little had changed since the previous meeting, although Parent’s advisors continued to express optimism that approval would be obtained within the timeframe contemplated by the original merger agreement. A representative of WilmerHale next confirmed that the board of directors had received and reviewed an updated disclosure letter provided by Goldman Sachs, which summarized Goldman Sachs’ relationship with Parent over the last two years, including information regarding compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Parent and/or its affiliates and the presence of a director on the board of directors of Parent that is currently affiliated with the Goldman Sachs Group, Inc. as a director. Representatives of Goldman Sachs then reviewed an update on market developments and certain illustrative preliminary financial analyses of the Company based, in part, on current market data and the December LRP. The representatives noted that the illustrative preliminary financial analyses reflected the same methodologies as those reviewed by Goldman Sachs with the board of directors in July 2019, except reflected current market developments that the representatives reviewed with the board of directors and did not include any historical stock trading analysis or premia analysis given that the Company common stock had not traded on an unaffected basis since the announcement of the original merger agreement in July 2019. The representatives of Goldman Sachs also reviewed the Company’s current stockholder base, potential changes in the composition of the stockholder base if the original merger agreement were terminated, and the potential impact of such a change on trading in, and the market price of, Company common stock. The representatives of Goldman Sachs then left the meeting. The board of directors next discussed the Company’s ability to operate and prospects as a stand-alone company if the original merger agreement were terminated, including the potential consequences of such termination on the significant customer relationship with Parent and execution risks associated with the December LRP. The board of directors also discussed the possibility of extending the end date under the original merger agreement and determined that such an extension would not be advisable due to the potential consequences of continued uncertainty regarding the status of the merger on the Company’s business and employees. Following further discussion, the board of directors concluded that it would not be in the best interest of the Company’s stockholders to proceed with the transaction at the current price of $70.00 per share under the terms of the original merger agreement if a closing did not occur prior to the end date of January 8, 2021.

On December 31, 2020, Mr. Shanmugaraj spoke to Mr. Gartner by telephone. Mr. Gartner informed Mr. Shanmugaraj that Parent remained optimistic that it would receive regulatory approval in China before

January 8, 2021, but inquired whether the Company would consider a waiver of the applicable condition in the event such approval were not received. Mr. Shanmugaraj said that any such waiver was a decision for the board of directors and that he would bring it to the board of directors if he were more formally requested to do so by Parent in a written communication, noting that he personally would not recommend to the board of directors an extension of the end date under the original merger agreement as an alternative to the waiver due to the potential consequences of continued uncertainty regarding the status of the merger on the Company’s business and employees. Shortly thereafter, Mr. Gartner sent an email to Mr. Shanmugaraj communicating Parent’s request that the Company agree with Parent to execute such waiver. Later on December 31, 2020, Ms. Asgeirsson sent an email to representatives of Parent, confirming that the email from Mr. Gartner to Mr. Shanmugaraj earlier that day was sufficient to allow the Company to bring Parent’s request to the board of directors.

On January 1, 2021, in anticipation of receiving SAMR approval based on the September 15, 2020 proposal of restrictive conditions, and given the uncertainty of the precise timing (including as a result of time zone differences) and form of such approval, in light of the approaching end date under the original merger agreement, Mr. Allan delivered to the Company by email a waiver to facilitate the expeditious closing of the merger by providing that all applicable conditions to the closing would be satisfied or waived on the day prior to the end date under the original merger agreement. The email requested that the Company provide a similar waiver in a form attached to the email.

On January 3, 2021, the board of directors held a telephonic meeting, with members of senior management and representatives of Goldman Sachs and WilmerHale present. Mr. Shanmugaraj reported on discussions with Parent regarding Parent’s request that the Company waive the conditions to closing in the original merger agreement related to regulatory approval in China. A representative of WilmerHale next described the content and implications of the waiver delivered by Parent on January 1, 2021, including that the delivery of the waiver meant that the reverse termination fee under the Addendum to the Supply Agreement would no longer be payable by Parent if Parent or the Company terminated the original merger agreement on or after the end date under the original merger agreement. The representative of WilmerHale also reviewed the fiduciary duties of the board of directors in determining how to respond to Parent’s request. Representatives of Goldman Sachs next reviewed certain illustrative preliminary financial analyses of the Company. After further discussion, the board of directors concluded that the merger consideration under the original merger agreement of $70.00 per share no longer reflected an appropriate valuation for the Company and, in the event SAMR approval was not obtained prior to January 8, 2021, it would be in the best interest of the Company’s stockholders to terminate the original merger agreement and remain an independent, publicly traded company unless a higher price could be negotiated with Parent. The board of directors next discussed potential responses to Parent. A representative of WilmerHale described structural options for increasing the value paid to stockholders, as well as the steps required to renegotiate the terms of the transaction. After further discussion of the alternatives available to the Company, the board of directors instructed management to inform Parent that, if SAMR approval were not obtained prior to January 8, 2021, the Company was not prepared to waive the conditions to closing in the original merger agreement related to regulatory approval in China in order to close the merger upon the original terms. Instead, the Company was prepared to (i) terminate the original merger agreement on January 8, 2021 if SAMR approval was not obtained and negotiate an expanded partnership to deepen the customer/supplier relationship between the parties or (ii) renegotiate the deal terms to reflect the increase in the value of the Company since the announcement of the original merger agreement. The board of directors also determined that it was not prepared to make a determination of what an acceptable value for the Company might be at that time and that the Company should not propose a price. Finally, the board of directors discussed the potential for events to proceed rapidly, given the proximity of the end date under the original merger agreement, and concluded that it would be desirable to reconstitute the Transaction Committee to allow for flexible and timely support of management under circumstances when it might not be practical to assemble the full board of directors. The board of directors then reestablished the Transaction Committee, consisting of directors David Aldrich, Peter Chung, Stan Reiss and John Ritchie.

On January 4, 2021, Mr. Shanmugaraj spoke to Mr. Gartner by telephone. Mr. Shanmugaraj informed Mr. Gartner that the Company believed the current price of $70.00 per share undervalued the Company due to the Company’s performance and market developments since the execution of the original merger agreement, and that, as a result, the Company was not able to grant Parent’s request for a waiver and would not extend the end date under the original merger agreement. Mr. Shanmugaraj then described two alternative paths that the Company was willing to pursue, including (i) terminating the original merger agreement on January 8, 2021 if SAMR approval was not obtained and negotiating an expanded partnership to deepen the customer/supplier relationship between the parties and (ii) renegotiating the deal terms to reflect the increase in the value of the Company since the announcement of the original merger agreement. Mr. Shanmugaraj also noted that the Company understood its obligations to proceed to a closing under the terms of the original merger agreement if SAMR approval were received prior to January 8, 2021. Mr. Gartner suggested that Mr. Shanmugaraj discuss the matter further with Derek Idemoto, Parent’s Senior Vice President of Corporate Development, who would reach out to Mr. Shanmugaraj. After the call between Mr. Shanmugaraj and Mr. Gartner, Mr. Idemoto sent a text to Mr. Shanmugaraj proposing a call the following day.

On January 5, 2021, Mr. Shanmugaraj spoke to Mr. Idemoto by telephone and reiterated the Company’s position as he had described to Mr. Gartner the previous day. Mr. Idemoto then asked Mr. Shanmugaraj for a price proposal. Mr. Shanmugaraj declined to propose a price, but offered to connect Mr. Idemoto to representatives of Goldman Sachs, who could provide market data on the Company’s peers and comparable transactions that would inform the Company’s perspective on price. Mr. Idemoto said he would consider the matter and follow up with Mr. Shanmugaraj.

On January 5, 2021, the Transaction Committee held a telephonic meeting, with members of the board of directors, members of senior management and representatives of Goldman Sachs and WilmerHale present. Mr. Shanmugaraj opened the meeting by describing his calls with Mr. Gartner and Mr. Idemoto. Next, a representative of WilmerHale described structural options for delivering additional value to the Company’s stockholders if Parent were willing to renegotiate. During the meeting, Mr. Idemoto contacted Mr. Shanmugaraj by text, indicating that Parent would be connecting with Goldman Sachs that same day and expressing interest in receiving updated financial forecasts for the Company. After further discussion of potential approaches for engaging with representatives of Parent, consistent with the prior determination of the board of directors, the Transaction Committee directed management and the representatives of Goldman Sachs to advise Parent that any renegotiation of terms should be initiated by a price proposal by Parent, and not the Company.

Later on January 5, 2021, the Company provided the December LRP to Parent by email.

Later on January 5, 2021, representatives of Goldman Sachs spoke by telephone with representatives of Parent. The representatives of Goldman Sachs reviewed significant changes in the relevant markets and precedent transactions since July 2019. At the direction of the board of directors, the representatives of Goldman Sachs also stated that the Company was prepared to terminate the original merger agreement on January 8, 2021 if SAMR approval had not been obtained prior to such date, and was not willing to extend the timeframe for termination at the current price. The representatives of Goldman Sachs also noted that the Company was willing to entertain negotiations to close after January 8, 2021 if Parent made a proposal at a higher price. Parent requested price guidance, but the representatives of Goldman Sachs declined, citing the prior direction of the board of directors.

Later on January 5, 2021, representatives of the Company’s management spoke by telephone with representatives of Parent to discuss the assumptions underlying the December LRP. The Company continued to respond to information requests regarding the December LRP through January 7, 2021.

On January 6, 2021, the Transaction Committee held a telephonic meeting, with members of the board of directors, members of senior management and representatives of Goldman Sachs and WilmerHale present. Mr. Shanmugaraj provided a status update, noting that the December LRP had been provided to Parent, but Parent had not yet proposed a price increase. Representatives of Goldman Sachs next described their call with

Parent the previous day. Mr. Shanmugaraj noted that discussions with Parent regarding the December LRP were ongoing, and he expected that further updates would be available later that day.

Later on January 6, 2021, Mr. Shanmugaraj spoke to Mr. Idemoto by telephone. Mr. Idemoto informed Mr. Shanmugaraj that, if SAMR approval were not obtained prior to the end date under the original merger agreement, Parent was willing to enter into an amendment to the original merger agreement to increase the price to $83.00 per share. Mr. Idemoto noted that Fenwick was preparing a draft amendment to the original merger agreement, which would be provided to the Company later that day. Mr. Shanmugaraj characterized the $83.00 per share price as a “non-starter” given the market developments and Company performance since July 2019, and Mr. Idemoto asked for guidance on a price that would be acceptable. Mr. Shanmugaraj said that he would discuss the matter with the board of directors, but he was not sure whether the board of directors would be willing to provide a counter offer to such a low price.

Later on January 6, 2021, the board of directors held a telephonic meeting, with members of senior management and representatives of Goldman Sachs and WilmerHale present. Mr. Shanmugaraj reported on his discussion with Mr. Idemoto, including the $83.00 per share price proposed on the call and Mr. Shanmugaraj’s response. The board of directors observed that the proposed price was well below the level at which the Company would be prepared to consider a modified transaction and discussed potential responses to the $83.00 per share price proposal with its advisors. A representative of Goldman Sachs noted that it would be difficult to counter and negotiate with such a wide valuation gap, and suggested that the Company consider rejecting the proposal without a counteroffer to see if Parent was willing to increase its price further. The representatives of Goldman Sachs then left the meeting, and the board of directors discussed the illustrative preliminary financial analyses reviewed by Goldman Sachs at the January 3, 2021 meeting and the directors’ perspectives on value. Following further discussion, the board of directors instructed management to inform Parent that its offer was too low to warrant further engagement.

Later on January 6, 2021, Fenwick sent a draft of the amended and restated merger agreement to WilmerHale, along with a draft of a new form of voting agreement.

Later on January 6, 2021, Mr. Shanmugaraj spoke to Mr. Idemoto by telephone and informed him that the $83.00 per share price proposed by Parent was too low to justify further discussion and that Parent would need to raise its price before the Company engaged. Mr. Idemoto asked whether the Company would be looking for a value approaching “triple digits” and stated that, although he was not authorized to offer above $83.00 per share, he wanted to understand the Company’s expectations. Mr. Shanmugaraj declined to engage in price discussions, consistent with the prior instructions of the board of directors, but confirmed that the Company’s value expectations were “well into the triple digits.” Mr. Idemoto then asked if the Company’s desired price was as high as $105.00 per share, noting again that he was not authorized to offer that number, but needed a better sense of the Company’s expectations. Mr. Shanmugaraj responded that he did not think that such price would get a deal done at this time, but that he would bring any proposal to the board of directors.

On the morning of January 7, 2021, the Transaction Committee held a telephonic meeting, with other members of the board of directors, members of senior management and representatives of Goldman Sachs and WilmerHale present. Mr. Shanmugaraj reported on his discussion with Mr. Idemoto, including Mr. Idemoto’s statement that he did not have authority to offer a price in excess of the prior offer, but was instead trying to gather information on the Company’s price expectations. Mr. Shanmugaraj noted that Parent had not contacted the Company or its advisors since that call, and that the Transaction Committee should consider providing a price proposal to Parent if they continued to remain silent due to the limited time remaining before the end date under the original merger agreement. The Transaction Committee decided that it should reconvene later that day and to determine a price proposal if Parent had not responded with an updated proposal in the interim. The Transaction Committee then recessed the meeting until later that day.

Later on January 7, 2021, the Transaction Committee reconvened by telephone with other members of the board of directors, members of senior management and representatives of Goldman Sachs and WilmerHale present.

Mr. Shanmugaraj reported that Parent had not contacted the Company or its advisors since the meeting had been recessed earlier that day and suggested that, given the limited time remaining before the original merger agreement became terminable, the Company should make a price proposal to Parent. After further discussion, the Transaction Committee concluded that the Company should propose a price of $115.00 per share, noting that the Company should also communicate to Parent that this proposal would expire at 5:00 p.m. Eastern time if Parent and the Company had not agreed to proceed at a mutually acceptable price by that time, since shortly thereafter it would be the opening of business in China and the Company would be at risk that SAMR might approve the transaction during its business day and the Company would be required to proceed to a closing under the terms of the original merger agreement.

Later on January 7, 2021, Mr. Shanmugaraj spoke to Mr. Idemoto by telephone and informed him that the Company was prepared to recommend to the board of directors proceeding to a closing at price per share of $115.00, but only if Parent agreed to promptly engage and get to a negotiated deal by 5:00 p.m. Eastern time. Mr. Idemoto told Mr. Shanmugaraj that he would follow up with Parent’s response.

Later on January 7, 2021, at the direction of the Company, a representative of WilmerHale sent a proposed form of letter agreement to Fenwick that contemplated closing the merger at the original $70.00 per share price under the original merger agreement, but permitting the Company to declare a cash dividend to Company stockholders as of immediately prior to the closing in order to increase the overall consideration payable to such stockholders to achieve the Company’s proposed price, which dividend would be payable contingent upon such closing.

Later on January 7, 2021, Mr. Shanmugaraj received a text from Mr. Idemoto shortly before 5:00 p.m. Eastern time stating that Parent was not in a position to have a price conversation at that time.

Later on January 7, 2021, the board of directors held a telephonic meeting, with members of senior management and representatives of Goldman Sachs and WilmerHale present. Mr. Shanmugaraj reported on his call with Mr. Idemoto and the text he received in response, noting that the text was the only response he had received prior to the 5:00 p.m. Eastern time deadline communicated on the call. The board of directors discussed the potential implications of this response with its advisors, and determined that the Company should be prepared for the possibility that Parent would not reengage at the proposed price or any other acceptable price, and that the Company should be prepared to terminate the original merger agreement if Parent was not willing to reengage within an acceptable price range and SAMR approval was not received by the end of the day. A representative of WilmerHale noted that if Parent and the Company were able to agree on a price before the end of the day, it would be possible to enter into a letter agreement that could delay the termination of the original merger agreement long enough to allow for negotiation of definitive documentation without putting the Company at risk of being forced to close at the original price of $70.00 per share if SAMR were to approve the transaction before the delayed termination of the original merger agreement. After further discussion, the board of directors authorized the Company’s management to terminate the original merger agreement as early as possible on January 8, 2021 if SAMR approval had not been obtained and the parties had not reached an agreement on price by the end of the day on January 7, 2021. Mr. Shanmugaraj proposed that the board of directors plan to reconvene later that day in case the Company received any further communications from Parent. The board of directors then recessed the meeting until later that day.

Later on January 7, 2021, the board of directors reconvened by telephone with members of senior management and representatives of Goldman Sachs and WilmerHale present. Mr. Shanmugaraj informed the board of directors that Parent had not contacted the Company or its advisors since the meeting had been recessed earlier that day. A representative of WilmerHale described a form of extension letter that could be used if Parent was willing to negotiate within an acceptable price range, but was unable to complete definitive documentation before the end date under the original merger. Under the proposed form of extension letter, the parties would mutually agree not to require closing to occur prior to 12:01 a.m. Eastern time on January 11, 2021 and that the original merger agreement would automatically terminate immediately prior to such time if the parties had not previously entered into an amendment to the original merger agreement providing for a specified increase in the merger consideration. The board of directors authorized the Company’s management to execute the extension letter if the parties reached an agreement on price.

Also on January 7, 2021, a representative of Parent received by email a notification from a SAMR representative stating that SAMR “have determined that the proposal of restrictive conditions which [Parent] submitted on September 15th is sufficient to address the relevant competition concerns.” Fenwick delivered this notification to the Company by email on behalf of Parent and conveyed Parent’s position that the notification of such determination confirmed that the antitrust approval condition had been satisfied and that the Company was required by the original merger agreement to proceed with the closing immediately.

Shortly thereafter, Fenwick sent a second email stating that, if the Company did not promptly proceed with closing, Parent would seek emergency relief in the Court of Chancery of the State of Delaware, referred to as the Court of Chancery, including to enjoin or invalidate any attempted termination of the original merger agreement.

Following receipt of the first Fenwick email, the Company consulted with its regulatory counsel in China and concluded that the email from the SAMR representative attached to the Fenwick email was not sufficient evidence of an official approval by SAMR. Ms. Asgeirsson then responded to Fenwick and Parent that the Company did not believe that the notification represented formal approval by SAMR and therefore the closing condition relating to antitrust approval in China had not been satisfied. At the direction of the Company, WilmerHale subsequently delivered to Parent a notice of termination of the original merger agreement based on the failure to satisfy all closing conditions prior to the end date.

On January 8, 2021, shortly after delivery of the termination notice, the board of directors held a telephonic meeting, with members of senior management and representatives of WilmerHale and Potter Anderson & Corroon, the Company’s special Delaware counsel, present. Mr. Shanmugaraj and Ms. Asgeirsson reviewed the events preceding the decision to deliver the notice of termination. After further discussion, the board of directors ratified the decision to terminate the original merger agreement.

Later on January 8, 2021, Parent filed a complaint in the Court of Chancery seeking a temporary restraining order enjoining the Company’s purported termination of the original merger agreement. Parent also sought an expedited trial to resolve Parent’s request for a declaratory judgment that all necessary conditions to closing were satisfied prior to the end date under the original merger agreement and the Company’s termination of the original merger agreement was invalid, and an order requiring the Company to close the merger pursuant to the original merger agreement.

Later on January 8, 2021, the Court of Chancery held a hearing and granted Parent’s request for a temporary restraining order, enjoining the Company’s purported termination of the original merger agreement. The Court of Chancery also granted Parent’s motion for expedited proceedings for consideration of Parent’s claims. Pursuant to the temporary restraining order, the Company remained bound by the terms of the original merger agreement pending resolution of the matters before the Court of Chancery, unless otherwise agreed by the parties.

On January 11, 2021, the Company filed its answer and affirmative defenses in response to the complaint filed by Parent in the Court of Chancery and simultaneously filed a counterclaim against Parent seeking a declaration that the Company validly terminated the original merger agreement.

Overnight between January 12 and 13, 2021, each of Parent and the Company received by email a notification from SAMR, dated January 9, 2021, stating that “upon preliminary review, it is hereby decided to conduct further review” of the merger, which notification cast substantial doubt on the conclusiveness of the notification from SAMR received by Parent on January 7, 2021. In light of the continuing uncertain state of antitrust approval in China, and the continuing desire of Parent and the Company to consummate the merger and to resolve the inherent uncertainty related to the litigation between the parties regarding the Company’s purported termination of the merger agreement and whether the antitrust approval condition had been satisfied prior to the end date, following receipt of SAMR’s January 12-13, 2021 notification and into the early morning of January 14, 2021, representatives of Parent and the Company continued discussions of the terms pursuant to which the original merger agreement could be amended and the merger could be effected.

On January 13, 2021, Mr. Shanmugaraj received a text message from Chuck Robbins, the Chief Executive Officer and Chairman of Parent, proposing a telephone conversation between Mr. Shanmugaraj and Mr. Robbins.

Later on January 13, 2021, the board of directors held a telephonic meeting, with members of senior management and representatives of Goldman Sachs and WilmerHale present. Mr. Shanmugaraj and Ms. Asgeirsson informed the board of directors of the recent notice from SAMR and reported on the status of discussions between representatives of Parent and the Company and the text from Mr. Robbins. Mr. Shanmugaraj noted that he was not sure what Mr. Robbins’ response would be, but said that he felt the board of directors should reach a consensus on value in case Mr. Robbins was prepared to discuss an increase in merger consideration. Representatives of Goldman Sachs observed that recent trading prices for Company common stock had exceeded $85.00 per share, even with the uncertainty of the existing litigation in the Court of Chancery. After further discussion, the board of directors authorized Mr. Shanmugaraj to propose $115.00 per share, but noted that Mr. Shanmugaraj should remain firm at that price and communicate the Company’s desire for terms that would deliver closing certainty. The board of directors then recessed the meeting until later that day.

Later on January 13, 2021, Mr. Shanmugaraj spoke to Mr. Robbins by telephone, and Mr. Robbins indicated that Parent was prepared to engage in price negotiations. Mr. Shanmugaraj informed him that the Company would be prepared to proceed with a transaction at a price of $115.00 per share, but only if the agreement eliminated any material conditionality beyond stockholder approval. Mr. Robbins responded that he would need time to consult with members of Parent’s board, and proposed that they speak again the next morning at which time he would deliver Parent’s response. Mr. Shanmugaraj agreed and scheduled a call with Mr. Robbins the following morning. Mr. Shanmugaraj also indicated to Mr. Robbins that the Company would send proposed revisions to the form of amended and restated merger agreement previously received from Fenwick in order to advance the drafting in parallel in the interest of time.

Later on January 13, 2021, the board of directors reconvened by telephone with members of senior management and representatives of Goldman Sachs and WilmerHale present. Mr. Shanmugaraj reported on his conversation with Mr. Robbins, noting that he was scheduled to speak to Mr. Robbins the following morning and suggesting that the board of directors plan to reconvene shortly after that call. A representative of WilmerHale reviewed the two structures that the parties had proposed during the previous price discussions. WilmerHale noted that there was likely a limited window of time to negotiate before the Company would be compelled to take steps in the litigation that could make negotiating and completing the transaction more difficult, and that adopting Parent’s preferred structure (amending and restating the original merger agreement) would make it more likely that an agreement could be reached before that window closed. The board of directors agreed to reconvene the following morning after Mr. Shanmugaraj’s next call with Mr. Robbins and directed WilmerHale to deliver a draft amended and restated merger agreement to Fenwick so that the parties could advance discussions regarding structure and terms in the interim.

Later on January 13, 2021, at the direction of the Company, WilmerHale sent revised drafts of the amended and restated merger agreement and the new form of voting agreement to Fenwick, which each reflected comments to the drafts sent by Fenwick on January 6, 2021. From January 13, 2021 until the execution of the amended and restated merger agreement on January 14, 2021, the parties and their respective legal advisors exchanged several drafts of, and engaged in multiple discussions and negotiations concerning the terms of, the amended and restated merger agreement. Significant areas of discussion and negotiation included, among others, the conditions to closing the merger and the amount of the Company’s termination fee. The form of voting agreement proposed by WilmerHale was accepted without further discussion.

On January 14, 2021, Mr. Shanmugaraj spoke to Mr. Robbins by telephone. Mr. Robbins informed Mr. Shanmugaraj that Parent was prepared to enter into the amended and restated merger agreement at a price of $115.00 in cash per share of Company common stock.

On January 14, 2021, the board of directors held a telephonic meeting, with members of senior management and representatives of Goldman Sachs and WilmerHale present. Mr. Shanmugaraj reported on his conversation with Mr. Robbins in which Mr. Robbins confirmed that Parent was willing to increase its price to $115.00 in cash per share of Company common stock. Representatives of WilmerHale reviewed the terms of the definitive amended and restated merger agreement between Parent and the Company as previously distributed to the directors. Representatives of Goldman Sachs reviewed financial analyses of the $115.00 in cash per share of Company common stock to be paid by Parent pursuant to the amended and restated merger agreement. Representatives of Goldman Sachs then rendered to the board of directors its oral opinion, subsequently confirmed in writing, to the effect that, as of January 14, 2021, and based upon and subject to the factors and assumptions set forth therein, the $115.00 per share merger consideration to be paid to the holders (other than Parent or any affiliate of Parent) of Company common stock was fair from a financial point of view to such holders. (See “The Merger — Opinions of the Company’s Financial Advisors.”) After discussion, the board of directors unanimously voted to approve the amended and restated merger agreement and the transactions contemplated thereby, including the merger and to recommend that the Company’s stockholders adopt the amended and restated merger agreement.

On January 14, 2021, following the board of directors meeting, Parent, merger sub and the Company executed the amended and restated merger agreement and publicly announced such execution shortly before the opening of the Nasdaq stock market on January 14, 2021. Later that same day, Parent and the Company filed with the Court of Chancery a joint stipulation and proposed order asking the court to lift the temporary restraining order previously issued and dismiss with prejudice all claims asserted by the parties in the litigation. Later on January 14, 2021, the Court of Chancery entered the parties’ proposed order vacating the temporary restraining order and dismissing the parties’ respective claims with prejudice.

On January 19, 2021, SAMR published its approval, which approval was dated effective January 14, 2021 and conditioned on the restrictive conditions submitted to SAMR on September  15, 2020.

Reasons for the Merger; Recommendation of the Board of Directors

At a meeting held on January 14, 2021, the board of directors, by a unanimous vote of all of its directors, (a) determined and declared that the amended and restated merger agreement, the merger and the other transactions contemplated by the amended and restated merger agreement, on the terms and subject to the conditions set forth therein, are advisable, fair to and in the best interests of the Company and its stockholders, (b) adopted and approved the amended and restated merger agreement, the merger and the other transactions contemplated by the amended and restated merger agreement and (c) determined that it is advisable and in the best interests of the Company for the board of directors to submit the amended and restated merger agreement to the Company’s stockholders for adoption and directed that the amended and restated merger agreement be submitted to the Company’s stockholders at a special meeting of the Company’s stockholders for their adoption, and recommended that the Company’s stockholders adopt the amended and restated merger agreement.

Before making its recommendation, the board of directors consulted with its outside legal and financial advisors and with the Company’s senior management team. In reaching its recommendation, the board of directors considered the following material factors that it believes support its decision to enter into the amended and restated merger agreement and consummate the merger (which factors are not necessarily presented in order of relative importance):

•	Best Alternative for Maximizing Stockholder Value. The board of directors believed that receipt of the merger consideration of $115.00 per share in cash was more favorable to the Company stockholders than the likely value that would result from other potential transactions or seeking to remain independent. This decision was based on, among other things, the board of directors’ assessment of:

○	the Company’s historical operating and financial performance;

○

the Company’s competitive position, including potential competition from larger companies and concerns that Parent, the Company’s third largest customer by revenue, accounting for approximately 17% and 15% of the Company’s revenue during fiscal year 2019 and the first nine months of 2020, respectively, might shift its purchasing to a second source or develop competitive technology internally if it were unable to acquire the Company, with the resulting loss in revenue and potentially increased competitive risk;

○

the Company’s future prospects on a standalone basis, including continued risks related to the Company’s exposure to China—where the Company’s two largest Chinese customers by revenue accounted for approximately 34% and 25% of the Company’s revenue during fiscal year 2019 and the first nine months of 2020, respectively—under the current political and macroeconomic climate, as well as the resulting volatility in the Company’s stock price;

○

the advantages of entering into the amended and restated merger agreement in comparison with the risks and opportunities of remaining independent, including risks and opportunities related to executing the Company’s business plan and achieving the Company’s financial projections as a standalone company; the risks inherent in the Company’s industry, including historical volatility in end-customer demand for optical technologies; risks associated with the development and market acceptance of its products under development and the continued operating expenses to sustain the product roadmap; the risk of increased competitive pressure; the economy and capital markets as a whole; and the various additional risks and uncertainties that are described in the Company’s most recent annual report on Form 10-K filed with the SEC or subsequently filed quarterly reports on Form 10-Q;

○

the risk that prolonging the merger litigation further could have (i) resulted in the loss of an opportunity to consummate a transaction with Parent and could have damaged the customer relationship with Parent, the third largest customer of the Company, (ii) created uncertainty and confusion among the Company’s customers, employees and other significant business relationships, due to the uncertain outcome and timing of a final, non-appealable decision in respect of the merger litigation, (iii) resulted in the Company being required to complete the merger on the terms of the original merger agreement, including the consideration under the original merger agreement of $70.00 per share and (iv) distracted senior management from implementing the Company’s business plan and resulted in significant costs, especially with the unknown timing of a final resolution of the merger litigation;

○

the board of directors’ belief that its negotiations with Parent, including the 64.3% increase in the merger consideration, as compared to the original merger agreement, had resulted in a full and fair price for the Company; and

○

the fact that any potential alternative transaction would likely include regulatory approval conditions to its consummation that would potentially require a substantial time period to satisfy, and the uncertainty as to whether any such conditions would be satisfied.

•

Attractive Value. The board of directors concluded that the consideration of $115.00 per share represented an attractive valuation for the Company and an opportunity for the Company’s stockholders to receive a significant premium over the market price of the Company common stock, including the market price during the period after the Company gave notice to terminate the original merger agreement. The board of directors reviewed and considered the historical market prices, volatility and trading information with respect to the Company common stock, the negotiations with Parent and the potential outcomes of the merger litigation, including:

○

the fact that the proposed consideration of $115.00 per share represents a premium of 34.9% compared to the closing price of the Company common stock of $85.23 per share on January 12, 2021, the last trading date prior to the final price proposal by the board of directors and two trading days after the Company’s announcement that it was seeking to terminate the original merger agreement; and

○

the unlikelihood of an executable transaction at a higher value than the cash price to be paid by Parent, in light of (i) the fact that the Company remained bound by the terms of the original merger agreement, including the prohibition on soliciting alternative proposals, under the temporary restraining order issued by the Court of Chancery in the merger litigation, (ii) management and Goldman Sachs’ assessment of potential candidates for further outreach and their ability to transact on competitive terms, informed by the sale process conducted in connection with the original merger agreement, (iii) the fact that, under both the original merger agreement and amended and restated merger agreement, the board of directors may consider and respond to, under certain circumstances specified in such merger agreements, unsolicited written acquisition proposals prior to the stockholder vote to adopt the relevant merger agreement, although no such acquisition proposals were received following execution of the original merger agreement at any time prior to the board of directors making its recommendation and (iv) the fact that Parent had been unwilling to formally propose a price greater than $83.00 per share prior to the Company’s proposal of $115.00 per share.

•

Greater Certainty of Value. The proposed consideration consists solely of cash, which provides immediate liquidity and certainty of value to the Company’s stockholders. The receipt of cash consideration also eliminates for the Company’s stockholders the risks of (i) the continued execution of the Company’s business on a standalone basis and (ii) the merger litigation, including the possibility that the Company could be required to complete the merger at the price under the original merger agreement of $70.00 per share.

•

Likelihood of Completion. The likelihood that the merger will be consummated, particularly in view of the terms of the amended and restated merger agreement and the closing conditions. In that regard, the board of directors noted:

○	that the merger is not subject to any financing-related condition;

○	the size and financial strength of Parent, and Parent’s ability to fund the merger consideration with cash;

○	the limited number of conditions to the merger, which conditions reflect modifications to increase the certainty of closing relative to the conditions set forth in the original merger agreement; and

○	the remedy of specific performance available to the Company under the amended and restated merger agreement in the event of breaches by Parent.

•

Business Reputation of Parent. The board of directors considered Parent’s business reputation, management, financial resources and extensive history of successfully consummating transactions, as well as the existing positive commercial relationship between the Company and Parent, as the

Company’s third largest customer by revenue in the first nine months of 2020. The board of directors believed these factors supported the conclusion that a transaction with Parent could be completed in a timely and orderly manner.

•

Relationships with Financial Advisor. The determination of the board of directors that the relationships between Goldman Sachs, on the one hand, and each of the Company and Parent, on the other hand, would not impair the ability of Goldman Sachs to provide impartial advice to the board of directors and the fact that Goldman Sachs agreed at the outset of its engagement with the Company that it would not finance an acquisition of the Company without the Company’s consent.

•

Receipt of Opinion from Goldman Sachs. The financial analyses presented to the board of directors by Goldman Sachs, as well as the opinion of Goldman Sachs, dated January 14, 2021, to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the $115.00 per share merger consideration to be paid to the holders (other than Parent or any affiliate of Parent) of Company common stock is fair from a financial point of view to such holders, as more fully described below in “The Merger — Opinion of the Company’s Financial Advisor” beginning on page [—] and the full text of such opinion is attached to this proxy statement as Annex B.

•

Terms of Amended and Restated Merger Agreement. The terms and conditions of the amended and restated merger agreement, including the Company’s ability to consider and respond to, under certain circumstances specified in the amended and restated merger agreement, an unsolicited written acquisition proposal (as more fully described under the heading “The Amended and Restated Merger Agreement — Restrictions on Solicitation of Other Offers”), and the board of directors’ right, after complying with the terms of the amended and restated merger agreement, to terminate the amended and restated merger agreement in order to enter into an agreement with respect to a superior proposal (as more fully described under the heading “The Amended and Restated Merger Agreement — Restrictions on Changes of Recommendation to Company Stockholders”), subject to certain match rights in favor of Parent and upon payment of a termination fee to Parent of $197,000,000, which is approximately 4% of the equity value of the Company, as described under “The Amended and Restated Merger Agreement — Termination Fee” beginning on page [—].

•	Required Stockholder Approval. The amended and restated merger agreement is subject to adoption by the Company’s stockholders, who are free to reject the amended and restated merger agreement.

•

Appraisal Rights. The board of directors considered the fact that stockholders who properly exercise and perfect their appraisal rights under Delaware law will be entitled to such appraisal rights in connection with the merger.

The board of directors also weighed the factors described above against the following factors and risks that generally weighed against entering into the amended and restated merger agreement (which factors and risks are not necessarily presented in order of relative importance):

•

No Stockholder Participation in Future Growth or Earnings. The Company will no longer exist as an independent company, and accordingly, Company stockholders will no longer participate in any future growth the Company may have or any potential future increase in its value.

•

Effect of Failure to Complete Transactions. While the Company expects that the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and thus it is possible that the merger may not be completed in a timely manner or at all. If the merger is not completed, (i) the Company will have incurred significant risk and transaction and opportunity costs, including the possibility of disruption to the Company’s operations, diversion of management and employee attention, employee attrition and a potentially negative effect on the Company’s business and customer and supplier relationships, (ii) the trading price of shares of

Company common stock would likely be adversely affected and (iii) the market’s perceptions of the Company’s prospects could be adversely affected.

•

Closing Conditions. The fact that completion of the merger would require the satisfaction of closing conditions that are not entirely within the Company’s control and that there can be no assurances that any or all such conditions will be satisfied.

•

Interim Restrictions on Business. The Company’s management’s focus and resources may become diverted from other important business opportunities and operational matters while working to implement the merger, and the amended and restated merger agreement imposes restrictions on the conduct of the Company’s business prior to the effective time of the merger, which could adversely affect the Company’s business.

•	Risk of Litigation. There is a risk of litigation arising in respect of the amended and restated merger agreement or the transactions contemplated by the amended and restated merger agreement.

•

Taxable Consideration. The merger will be a taxable transaction to the Company’s stockholders that are U.S. holders (as defined under the heading “—U.S. Federal Income Tax Consequences of the Merger” below) for U.S. federal income tax purposes and, therefore, such stockholders generally will be required to pay U.S. federal income tax on any gains they recognize as a result of the merger.

•

No Solicitation. The terms of the amended and restated merger agreement prohibit the Company and its representatives from soliciting third-party bids, and Parent has the right to match an unsolicited third-party bid if made, which terms could reduce the likelihood that other potential acquirers would propose an alternative transaction that may be more advantageous to the Company’s stockholders.

•

Termination Fee. The possibility that if the merger is not consummated, subject to certain limited exceptions, the Company will be required to pay its own expenses associated with the amended and restated merger agreement and the transactions contemplated thereby and, under certain circumstances, to pay Parent a termination fee of $197,000,000 in connection with the termination of the amended and restated merger agreement.

In considering the recommendation of the board of directors with respect to the proposal to adopt the amended and restated merger agreement, you should be aware that the Company’s directors and executive officers may have interests in the merger that are different from, or in addition to, yours. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the amended and restated merger agreement and the merger, and in their recommendations with respect to the amended and restated merger agreement. See the section entitled “The Merger — Interests of Certain Persons in the Merger” beginning on page [—].

The foregoing discussion of the information and factors considered by the board of directors in reaching its conclusions and recommendations is not intended to be exhaustive, but includes the material factors considered by the directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the board of directors did not find it practicable to, and did not attempt, to quantify, rank or assign any relative or specific weights to the various factors considered in reaching its determination and making its recommendation. In addition, individual directors may have given different weights to different factors. The board of directors considered all of the foregoing factors as a whole and based its recommendation on the totality of the information presented.

The board of directors recommends that you vote “FOR” approval of the proposal to adopt the amended and restated merger agreement, “FOR” approval of the nonbinding advisory proposal regarding compensation that may be payable to our named executive officers in connection with the merger and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of the Company’s Financial Advisor

Goldman Sachs rendered its opinion to the board of directors that, as of January 14, 2021 and based upon and subject to the factors and assumptions set forth therein, the $115.00 in cash per share to be paid to the holders (other than Parent and its affiliates) of shares of Company common stock pursuant to the amended and restated merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated January 14, 2021, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of the board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Company common stock should vote with respect to the merger, or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the amended and restated merger agreement;

•	Annual Reports to stockholders and Annual Reports on Form 10-K of the Company for the four years ended December 31, 2019;

•	the Company’s Registration Statement on Form S-1, including the prospectus contained therein dated May 13, 2016, relating to an initial public offering of Company common stock;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company;

•	certain other communications from the Company to its stockholders;

•	certain publicly available research analyst reports for the Company; and

•

certain updated internal financial analyses and forecasts for the Company prepared by its management, as approved for Goldman Sachs’ use by the Company, which are referred to as the “Forecasts”. See “Financial Forecasts—December LRP” beginning on page [—] for additional information.

Goldman Sachs also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition, and future prospects of the Company; reviewed the reported price and trading activity for the Company common stock; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the communication technology and semiconductor industries and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with the Company’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the Company’s consent that the Forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs has also assumed that the merger will be consummated on the terms set forth in the amended and restated merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of the Company to engage in the transaction or the relative merits of the transaction as compared to any strategic alternatives that may be available to the Company; including an expression of interest for a transaction proposed by a third party that may have resulted in a higher price per share in cash than in the merger, which the Company advised Goldman Sachs, the Company determined not to further pursue because of risks and uncertainties concerning such potential transaction, nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, to the holders (other than Parent and its affiliates) of shares of Company common stock, as of the date of Goldman Sachs’ opinion, of the $115.00 in cash per share to be paid to such holders pursuant to the amended and restated merger agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the amended and restated merger agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the amended and restated merger agreement or entered into or amended in connection with the merger, including the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the merger, whether relative to the $115.00 in cash per share to be paid to the holders (other than Parent and its affiliates) of shares of Company common stock pursuant to the amended and restated merger agreement or otherwise. Goldman Sachs did not express any opinion as to the prices at which shares of Company common stock will trade at any time, the potential effects of volatility in the credit, financial and stock markets on the Company, Parent or the merger, or the impact of the merger on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary market and other conditions, as in effect on, and the information made available to it as of the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 12, 2021, the second-to-last completed trading day before the date of Goldman Sachs’ opinion, and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis

Goldman Sachs reviewed the historical trading prices and volumes for the Company common stock for the 52-week period ended January 12, 2021, the second-to-last completed trading day before the date of Goldman Sachs’ opinion. In addition, Goldman Sachs analyzed the $115.00 in cash per share of the Company’s common stock to be paid to the holders of the Company’s common stock pursuant to the amended and restated merger agreement in relation to (i) the volume weighted average price (the “VWAP”) per share of Company common stock during each of the one-month, three-month, six-month and one-year periods, each ended January 12, 2021, (ii) the highest closing price per share of Company common stock for the 52-week period ended January 12, 2021 and (iii) the lowest closing price per share of Company common stock for the 52-week period ended January 12, 2021.

This analysis indicated that the price per share to be paid to the holders of the Company’s common stock pursuant to the amended and restated merger agreement represented:

•	a premium of 56.9% to the VWAP per share of Company common stock of $73.29 during the one-month period ended January 12, 2021;

•	a premium of 64.0% to the VWAP per share of Company common stock of $70.12 during the three-month period ended January 12, 2021;

•	a premium of 66.7% to the VWAP per share of Company common stock of $68.98 during the six-month period ended January 12, 2021;

•	a premium of 68.4% to the VWAP per share of Company common stock of $68.31 during the one-year period ended January 12, 2021;

•	a premium of 34.9% to the highest closing trading price per share of Company common stock of $85.23 for the 52-week period ended January 12, 2021; and

•	a premium of 89.7% to the lowest closing trading price per share of Company common stock of $60.62 for the 52-week period ended January 12, 2021.

Selected Companies Analysis

Goldman Sachs reviewed and compared certain financial information for the Company to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the optical and semiconductor industries, which we refer to as the selected companies:

Optical Industry:

•	ADVA Optical Networking SE

•	Ciena Corporation

•	II-VI Incorporated

•	Lumentum Holdings Inc.

Semiconductor Industry:

•	MACOM Technology Solutions Holdings, Inc.

•	Inphi Corporation

•	IPG Photonics Corporation

•	Semtech Corporation

•	Marvell Technology Group Ltd.

•	MaxLiner, Inc.

Although none of the selected companies is directly comparable to the Company, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of the Company.

Goldman Sachs calculated and compared various financial multiples and ratios for the Company and the selected companies based on financial and trading data as of January 12, 2021 (except for Inphi Corporation, which was as of October 28, 2020, the last day prior to the announcement of its acquisition by Marvell Technology Group Ltd.), information it obtained from SEC filings, the Institutional Brokers’ Estimate System consensus estimates, S&P Capital IQ, Bloomberg, and, for the Company, also the Forecasts. With respect to the selected companies, Goldman Sachs calculated the average multiples of such company’s estimated future earnings before interest, tax depreciation and amortization (which we refer to as “EBITDA”) and its assumed next 12-month enterprise value to EBITDA multiple (which we refer to as “NTM EV/EBITDA”) over certain time periods ending January 12, 2021. The results of these analyses are summarized as follows:

Average NTM EV / EBITDA Multiples	Three Months	Six Months	One Year	Two Years	Three Years	Five Years
Optical Peers	9.5x	9.4x	9.3x	8.9x	8.7x	8.7x
Semiconductor Peers	21.7x	21.3x	20.2x	18.3x	16.5x	14.4x

Goldman Sachs also calculated the average multiples of such company’s estimated future earnings per share (which we refer to as “EPS”) and its assumed next 12-month price to future earnings per share multiple (which we refer to as “NTM P/E”) over certain time periods ending January 12, 2021 for the selected companies. The results of these analyses are summarized as follows:

Average NTM P/E Multiples	Three Months	Six Months	One Year	Two Years	Three Years	Five Years
Optical Peers	17.0x	16.6x	16.0x	15.3x	15.7x	15.7x
Semiconductor Peers	31.8x	32.8x	31.7x	27.8x	25.0x	22.1x

Illustrative Present Value of Future Share Price Analysis

Goldman Sachs performed an illustrative analysis of the implied present value of the future value per share of Company common stock, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of (1) such company’s NTM EV/EBITDA, and (2) such company’s NTM P/E. For this analysis, Goldman Sachs used the Forecasts for each of the fiscal years 2020 through 2023 to calculate a range of implied present values per share of Company common stock as of December 31, 2020. Goldman Sachs first calculated illustrative implied future equity values per share of Company common stock as of December 31, 2020 by applying NTM EV/EBITDA multiples ranging from 16.0x to 20.0x to estimated adjusted earnings before interest expense, income taxes, depreciation and amortization (which is referred to in this section as “Adjusted EBITDA”) for each of the fiscal years 2021 to 2023. These illustrative multiple estimates were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account, among other things, current and historical NTM EV/EBITDA multiples for common stock during the two-year period ended January 12, 2021 for the Company and the selected companies which, for the purpose of analysis, may be considered similar to certain operations of the Company and which are summarized above. Goldman Sachs then subtracted estimated net debt for each of the fiscal years 2020 to 2022, as provided by management of the Company, as of the relevant year-end per the Forecasts, from the respective implied enterprise values in order to derive a range of illustrative equity values for the Company for each of the fiscal years 2020 to 2022. Goldman Sachs then divided the results by the applicable projected year-end fully diluted shares outstanding for the Company’s common stock, as reflected in the Forecasts, 44.7 million for 2020, 45.1 million for 2021 and 45.3 million for 2022, to derive a range of implied future share prices. These implied per share values were then discounted back to December 31, 2020, using an illustrative discount rate of 8.5%, reflecting an estimate of the Company’s cost of equity. Goldman Sachs derived this discount rate by applying the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for the company and certain financial metrics for the United States financial markets generally. This analysis resulted in a range of illustrative implied present values per share of Company common stock of $75.14 to $118.76.

Goldman Sachs also calculated illustrative implied future equity values per share of Company common stock as of December 31, 2020 by applying NTM P/E multiples ranging from 22.5x to 27.5x to estimated future Non-GAAP earnings per share (which is referred to in this section as “Non-GAAP EPS”) for each of the fiscal years 2021 to 2023, to derive a range of implied future share prices. These illustrative multiple estimates were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account, among other things, current and historical NTM P/E multiples for common stock during the two-year period ended January 12, 2021 for the Company and the selected companies which, for the purpose of analysis, may be considered similar to certain operations of the Company and which are summarized above. These implied per share values were then discounted back to December 31, 2020, using an illustrative discount rate of 8.5%, reflecting an estimate of the Company’s cost of equity. Goldman Sachs derived this discount rate by applying the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for the company and certain financial metrics for the United States financial markets generally. This analysis resulted in a range of illustrative implied present values per share of Company common stock of $77.59 to $122.58.

Illustrative Discounted Cash Flow Analysis

Using the Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on the Company. Using discount rates ranging from 8.0% to 9.0%, reflecting estimates of the Company’s weighted average cost of capital, Goldman Sachs discounted to present value as of December 31, 2020 (i) estimates of unlevered free cash flow for the Company for January 1, 2021 through December 31, 2025 reflected in the Forecasts and (ii) a range of illustrative terminal values for the Company, which were calculated by applying perpetuity growth rates ranging from 2.75% to 3.75%, to a $259 million terminal year estimate of the free cash flow to be generated by the Company, as reflected in the Forecasts (which analysis implied exit terminal year EBITDA multiples ranging from 11.3x to 16.5x). Goldman Sachs derived such range of discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company and certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived ranges of illustrative enterprise values for the Company by adding the ranges of present values it derived above. Goldman Sachs then subtracted the net debt of the Company as of December 31, 2020, as provided by the management of the Company, to derive a range of illustrative equity values for the Company. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of the Company, as provided by the management of the Company. This analysis resulted in a range of illustrative values per share of Company common stock of $88.54 to $123.09.

Selected Transactions Analysis

Goldman Sachs analyzed certain information relating to selected transactions in the optical and high-growth semiconductor industries since September 2011. For each of the selected transactions, Goldman Sachs calculated and compared the NTM P/E multiple of the applicable target company based on Institutional Brokers’ Estimate System estimates at the time each such selected transaction was announced. While none of the target companies that participated in the selected transactions are directly comparable to the Company, the target companies that participated in the selected transactions are companies with operations that, for the purpose of analysis, may be considered similar to certain of the Company’s results, market size and product profile.

The following table presents the results of this analysis:

Date Announced	Target	Acquiror	NTM P/E Multiple
Optical(1)

November 2018	Finisar Corporation	II-VI Incorporated	25.1x
March 2018	Oclaro Japan, Inc.	Lumentum Holdings Inc.	20.0x
April 2016	Alliance Fiber Optic Products, Inc.	Corning Incorporated	16.2x
March 2016	Rofin-Sinar Technologies, Inc.	Coherent, Inc.	22.0x
November 2014	Oplink Communications, Inc.	Koch Industries, Inc.	19.8x

High Growth Semiconductor

October 2020	Inphi Corporation	Marvell Technology Group Ltd.	46.5x
March 2019	Mellanox Technologies, Ltd.	Nvidia Corp.	21.2x
March 2019	Quantenna Communications Inc.	ON Semiconductor Corporation	29.6x
November 2017	Cavium, Inc.	Marvell Technology Group Ltd.	22.8x
September 2011	NetLogic Microsystems, Inc.	Broadcom Corporation	35.0x

(1)

Opnext, Inc.’s acquisition by Oclaro, Inc., announced in March 2012, also fell within the transaction criteria utilized by Goldman Sachs, but because the NTM P/E multiple in that transaction was negative, in

Goldman Sachs’ professional judgment the NTM P/E multiple in such transaction was not meaningful for purpose of this analysis.

Based on the results of the foregoing calculations and Goldman Sachs’ analyses of the various transactions and its professional judgment, Goldman Sachs applied a reference range of NTM P/E multiples of 21.2x (the lowest of the selected transactions involving high growth semiconductor companies) to 46.5x (the highest of the selected transactions involving high growth semiconductor companies) to the Company’s estimated EPS for the fiscal year 2021, as reflected in the Forecasts, to derive a range of illustrative per share values for the Company’s common stock. This analysis resulted in a range of illustrative values per share of Company common stock of $73.10 to $160.35. Goldman Sachs then applied a reference range of NTM P/E multiples of 16.2x (the lowest of the selected transactions involving optical companies) to 25.1x (the highest of the selected transactions involving optical companies) to the Company’s estimated EPS for the fiscal year 2021, as reflected in the Forecasts, to derive a range of illustrative per share values for the Company’s common stock. This analysis resulted in a range of illustrative values per share of Company common stock of $55.86 to $86.55.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or Parent or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the board of directors as to the fairness from a financial point of view of the $115.00 in cash per share to be paid to the holders (other than Parent and its affiliates) of shares of the Company common stock pursuant to the amended and restated merger agreement was fair from a financial point of view to such holders. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Parent, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasts.

The merger consideration was determined through arm’s-length negotiations between the Company and Parent and was approved by the board of directors. Goldman Sachs provided advice to the Company during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the Company or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Goldman Sachs’ opinion to the board of directors was one of many factors taken into consideration by the board of directors in making its determination to approve the amended and restated merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the amended and restated merger agreement for the accounts of Goldman Sachs and its affiliates and employees and their customers. Goldman Sachs acted as financial advisor to the Company in connection with, and participated in certain of the negotiations leading to, the transaction contemplated by the amended and restated merger agreement. Goldman Sachs has also provided certain investment banking services to Parent and its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as a commercial paper dealer for Parent since 2015. During the two-year period ended January 14, 2021, Goldman Sachs has received compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Parent and/or its affiliates of approximately $200,000. Other than in connection with the transaction, as described below, during the two year period ended January 14, 2021, the Investment Banking Division of Goldman Sachs has not been engaged by the Company or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs may also in the future provide investment banking services to the Company, Parent and their respective affiliates for which the Investment Banking Division of Goldman Sachs may receive compensation. In addition, a Director on the Board of Parent is currently affiliated with the Goldman Sachs Group, Inc. as a Director.

The board of directors of selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated June 25, 2019, the Company engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. The engagement letter between the Company and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $56,000,000, $3,000,000 of which was paid in connection with the presentation by Goldman Sachs to the board of directors of the final results of the study Goldman Sachs undertook to determine whether it was able to render a fairness opinion in connection with the consideration paid pursuant to the original merger agreement, and the remainder of which is contingent upon the consummation of the merger. In addition, the Company has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Financial Forecasts

The Company does not, as a matter of course, publicly disclose financial forecasts as to future financial performance, earnings or other results for extended periods due to, among other reasons, the unpredictability of its business and competitive markets in which it operates, the historic demand volatility in the optical market, limitations of customer order visibility and lack of customer demand forecast predictability, the inherent difficulty of accurately predicting future periods and the likelihood that the underlying assumptions and estimates may prove incorrect. While the Company prepares forecasts periodically for internal budgeting and business planning purposes, such periodic forecasts generally focus on the then-current quarter and calendar year and, from time to time, the two to three immediately following fiscal years, and are updated from time to time to reflect historical results, product and market developments and any changes to customer forecasts.

However, in connection with the evaluation of a possible transaction, the Company provided the following projections to its directors and their advisors in connection with their consideration of the merger, as well as to Parent and, in the case of the June LRP described below, to Party C, in connection with their due diligence review of the Company.

•

Forecasts prepared in March 2019 for the fiscal years ending December 31, 2019 through 2021 (which the Company referred to as the “Long-Range Plan”). The Long-Range Plan was made available to Parent on March 21, 2019. Although the Long-Range Plan was made available to Goldman Sachs during the initial discussions of its potential engagement in late May 2019, it was never used in the financial analyses prepared by Goldman Sachs. The Long-Range Plan constituted an update to internal projections for the fiscal years ending December 31, 2019 through 2021 that had been presented to the board of directors on October 18, 2018 (the “October Projections”). The October Projections were never made available to Goldman Sachs, Parent, Party C or any other potential bidder.

•

Updated forecasts prepared in June 2019 for the fiscal years ending December 31, 2019 through 2024 (which the Company referred to as the “June LRP”) to facilitate certain financial analyses by Goldman Sachs prepared in connection with the study Goldman Sachs undertook to determine whether it was able to render a fairness opinion in connection with the consideration payable pursuant to the original merger agreement, which forecasts reflected product, market and customer developments as of that date. These developments included a slower increase in the production rate for a new Company product due to the complexity of scaling initial production, the potential impact of actions by the U.S. Department of Commerce against Huawei on overall optical market timing and spending expectations in China and ongoing trade discussions between the U.S. and China governments. The June LRP also reflected three additional years of projections to facilitate a discounted cash flow analysis.

•

Updated forecasts prepared in December 2020 for the fiscal years ending December 31, 2020 through 2025 (which the Company referred to as the “December LRP”) to facilitate certain financial analyses by Goldman Sachs prepared in connection with the study Goldman Sachs undertook to determine whether it was able to render a fairness opinion in connection with the consideration payable pursuant to the amended and restated merger agreement, which forecasts reflected product, market and customer developments as of that date. These developments included an increase in the production rate for a new Company product after scaling initial production in 2020, the potential impact of actions by the U.S. Department of Commerce against Huawei on overall optical market timing and spending expectations in China and ongoing trade discussions between the U.S. and China governments. The December LRP also included updates reflecting additional new product and adjacent market expansion opportunities and the operating expenses in support of those initiatives that developed subsequent to the June LRP. The December LRP also reflected one additional year of projections to facilitate a discounted cash flow analysis.

These projections contained certain non-public financial forecasts that were prepared by our management.

A summary of the financial forecasts included in the October Projections, the Long-Range Plan, the June LRP and the December LRP is included below. This summary is not being included in this proxy statement to influence your decision whether to vote for or against the proposal to adopt the amended and restated merger agreement, but is being included because these financial forecasts were made available to the Company’s directors and their advisors as well as to Parent and Party C, as applicable. The inclusion of this information should not be regarded as an indication that the Company’s directors or their advisors, or any other person, considered, or now considers, such financial forecasts to be material or to be necessarily predictive of actual future results, and these forecasts should not be relied upon as such. Internal financial forecasts prepared by the Company’s management, upon which the summary financial forecasts included below were based, are subjective in many respects. There can be no assurance that these financial forecasts will be realized or that actual results will not be significantly higher or lower than forecasted.

In addition, the financial forecasts were not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles, which we refer to as GAAP, the published guidelines of the SEC regarding projections or the use of non-GAAP financial measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither our independent registered public accounting firm, nor any other independent accountants, have audited, compiled, examined or performed any procedures with respect to the financial forecasts contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

These financial forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond our control. We believe the assumptions that our management used as a basis for this projected financial information were reasonable, and that the bases on which the financial forecasts were prepared reflected the best currently available estimates and judgments of management of the future financial performance of the Company, at the time our management prepared these financial forecasts, given the information our management had at the time. Important factors that may affect actual results and cause these financial forecasts not to be achieved include, but are not limited to, risks and uncertainties relating to our business (including our ability to achieve strategic and product development goals, objectives and targets over the applicable periods), industry performance and historical optical market demand volatility, general business and economic conditions, including the concentrated nature of the Company’s revenue profile and the scope of its dependency on volatile markets like China and the Data Center Interconnect market, international trade and tariff developments, impacts of the global COVID-19 pandemic and related response measures, increases in operating expenses to maintain product innovation and expand the product portfolio, the regulatory environment, including actions of the U.S. Department of Commerce, and other factors described in or referenced under “Cautionary Statement Concerning Forward-Looking Information” beginning on page [—] and “—Reasons for the Merger; Recommendation of the Board of Directors” beginning on page [—] and those risks and uncertainties detailed in the Company’s public periodic filings with the SEC. In addition, the forecasts also reflect assumptions that are subject to change and do not reflect revised prospects for our business or our major customers, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial forecasts were prepared. Accordingly, there can be no assurance that these financial forecasts will be realized or that our future financial results will not materially vary from these financial forecasts.

No one has made or makes any representation to any stockholder regarding the information included in the financial forecasts set forth below. We have made no representation to Parent or Merger Sub in the amended and restated merger agreement concerning these financial forecasts.

We have not updated and do not intend to update or otherwise revise the financial forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions on which such forecasts were based are shown to be in error. In light of the foregoing factors and the uncertainties inherent in these projections, stockholders are cautioned not to place undue, if any, reliance on these projections.

In preparing the October Projections, our management made the following material assumptions:

•	Parent assumed to be a more material customer of newly introduced products and would continue to be a module customer for next generation products in the product roadmap.

•	New products are to enter production in early volumes in 2019, allowing resources to be reassigned to a derivative design for a significant new customer and additional projects on the product roadmap.

•

China continues as a large regional revenue base for the company and discussions regarding ongoing trade and tariff concerns are resolved without a material impact on the expected timing of anticipated carrier tenders in 2019 and subsequent years.

•	New product production volumes and costs would progress as expected meeting levels necessary to achieve target gross margin objectives.

•	No operating expenses included for new product programs that were not approved at the time of the October Projections.

•	Lower operating cost growth rates, reflecting increased internal development for newer semiconductor products using internal development resources.

•	Revenue growth rates reflect achievement of target increases in new product production volumes.

In preparing the Long-Range Plan, our management made the following material assumptions:

•	Parent becomes a more material customer of the Company and continues to utilize the Company’s new and future roadmap products in its optical based systems. Revenue from Parent increased to 18% of revenue in the first quarter of 2019, up from 14% in fiscal year 2018, and was expected to continue to be more meaningful over the period reflected in the Long-Range Plan.

•

Further revenue growth penetration into new and existing customers, as coherent technology gets utilized to facilitate data transmission over shorter distances, but with increased competition, as standards-based interoperability enables more competitors, and expected pricing pressure as a result.

•

China remains a large regional revenue base of the Company, but with concentrated customers and a slower growth rate, as domestic capability is favored over U.S. sources, lower-cost optical interconnect solution options are favored and competition increases.

•

Expansion of the Company’s product portfolio driving revenue growth through the addition of new customers and entry into new markets, including increased importance of the datacenter market to anticipated revenue growth and diversification.

In preparing the June LRP, our management made the following material assumptions:

•	A slower increase in the production rate for a new Company product due to the complexity of scaling initial production.

•

Reduced spending due to timing delays in the China optical market caused by recent actions by the U.S. Department of Commerce against Huawei that impact overall China optical infrastructure projects and ongoing trade discussions between the U.S. and Chinese governments.

•

Continued expansion of the Company’s product portfolio beyond 2021, including expansion into new product categories and markets, continuing to drive revenue growth through the addition of new customers and new market opportunities.

•	Product unit mix shifts toward pluggable modules from semiconductor products as pluggables become more widely adopted across the industry.

•	Continuation of gross margin trends and new operating cost investments needed to support development of the product roadmap.

In preparing the December LRP, our management made the following material assumptions:

•

The China market remains a large strategic revenue base of the Company with concentrated customers, but at a reduced percent of overall revenue and a slower growth rate, as domestic capability is favored over U.S. sources, lower-cost optical interconnect solution options are favored, competition increases and ongoing trade and regulatory issues between the United States and China impacts market growth.

•

Continuation of ramping of new products that are designed to meet emerging datacenter and telecommunications applications increases the potential for further market opportunities with datacenter end-customers through direct sales and network equipment manufacturers, which we refer to as NEMs.

•

Product unit mix shifts toward 400G pluggable modules from semiconductor products as pluggables become more widely adopted across the industry and as standards-based pluggable products become more widely deployed in the edge and access parts of the optical network in both datacenter and telecommunications applications.

•

Continued expansion of the Company’s product portfolio beyond 2021, including expansion into new product categories and markets, continuing to drive revenue growth through the addition of new customers and new market expansion opportunities.

•

Gross margin trends incrementally improve as embedded modules margins benefit from effective production volume learning curves and favorable increases in the new product 400G pluggable revenue mix, offset by lower semiconductor mix. Adjacent new market growth products have favorable impact on overall gross margin.

•	Additional operating expense investments needed to support development of the product and technology roadmap and expanding into adjacent markets.

•	The Company continues ongoing programs to extend the current product roadmap for revenue growth beyond 2024.

•

The Company continues to be competitively positioned with legacy NEM customers with increasing levels of competition and, in some customer cases, to provide a complementary product offering to what some NEM customers are developing through internal product development.

•	Parent continues to be a significant top 3 customer of the Company based on utilization of embedded, pluggable and, to a lesser extent, semiconductor products in current and future roadmap products.

The estimates of adjusted EBITDA, non-GAAP operating income, non-GAAP net income, diluted shares outstanding, non-GAAP earnings per share and unlevered free cash flow constitute non-GAAP financial measures within the meaning of applicable rules and regulations of the SEC. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies.

The following is a summary of the financial forecasts for the Company prepared by its management and provided to its directors and, in the case of the Long-Range Plan, the June LRP and the December LRP, their advisors as well as to Parent and, in the case of the June LRP, to Party C:

October Projections

(in millions, except per share data)	2019	2020	2021
Revenue	$450	$545	$711
Non-GAAP Operating Income(1)	$85	$144	$224
Non-GAAP Net Income(2)	$84	$137	$208
Non-GAAP Earnings Per Share(3)	$1.98	$3.21	$4.81

(1)

Non-GAAP operating income is calculated as income from operations as reported on the Company’s consolidated statements of operations, excluding the impact of stock-based compensation, warranty and other charges arising from a manufacturing process quality issue, ZTE-related inventory write-offs and subsequent adjustments and certain litigation-related costs and settlement reserves.

(2)

Non-GAAP net income is calculated as net income as reported on the Company’s consolidated statements of operations, excluding the impact of stock-based compensation which is a non-cash charge, as well as warranty and other charges arising from a manufacturing process quality issue, ZTE-related inventory write-offs and subsequent adjustments, certain litigation-related costs and settlement reserves, the tax effects of those excluded items and certain valuation allowance adjustments against deferred tax assets.

(3)

Non-GAAP earnings per share is calculated as non-GAAP net income divided by a non-GAAP weighted-average share count, which includes the impact of dilutive stock-based awards for periods in which there was a GAAP net loss resulting in GAAP diluted net loss per share.

Long-Range Plan

	2019
(in millions, except per share data)	Base	Upside(1)	2020	2021
Revenue	$450	$475	$567	$714
Adjusted EBITDA(2)	$99	$93	$147	$226
Non-GAAP Operating Income(3)	$85	$79	$132	$208
Non-GAAP Net Income(4)	$84	$81	$128	$197
Non-GAAP Earnings Per Share(5)	$1.98	$1.93	$2.99	$4.48

(1)

The “Upside” case reflected management’s estimate at that time of potential upside to its projections if a trade deal with China were completed by July 2019 and if major backbone network upgrade tenders by the China carriers were awarded on time and meaningful deployment commenced in the second half of 2019. The potential scenarios underlying these upside estimates were not consistent with subsequent market developments reflected in the June LRP.

(2)

Adjusted EBITDA is calculated as net income as reported on the Company’s consolidated statements of operations before depreciation, interest income, net, and its (benefit) provision for income taxes and excluding the impact of stock-based compensation, warranty and other charges arising from a manufacturing process quality issue, ZTE-related inventory write-offs and subsequent adjustments and certain litigation-related costs and settlement reserves.

(3)

Non-GAAP operating income is calculated as income from operations as reported on the Company’s consolidated statements of operations, excluding the impact of stock-based compensation, warranty and other charges arising from a manufacturing process quality issue, ZTE-related inventory write-offs and subsequent adjustments and certain litigation-related costs and settlement reserves.

(4)

Non-GAAP net income is calculated as net income as reported on the Company’s consolidated statements of operations, excluding the impact of stock-based compensation which is a non-cash charge, as well as warranty and other charges arising from a manufacturing process quality issue, ZTE-related inventory write-offs and subsequent adjustments, certain litigation-related costs and settlement reserves, the tax effects of those excluded items and certain valuation allowance adjustments against deferred tax assets.

(5)

Non-GAAP earnings per share is calculated as non-GAAP net income divided by a non-GAAP weighted-average share count, which includes the impact of dilutive stock-based awards for periods in which there was a GAAP net loss resulting in GAAP diluted net loss per share.

June LRP

(in millions, except per share data)	2019	2020	2021	2022	2023	2024
Revenue	$455	$542	$671	$770	$865	$962
Adjusted EBITDA(1)	$86	$116	$171	$210	$247	$286
Cash, Equivalents and Investments(2)	$481	$565	$703	$886	$1,099	$1,358
Non-GAAP Operating Income(3)	$72	$103	$157	$196	$233	$272
Non-GAAP Net Income(4)	$76	$105	$150	$187	$221	$254
Diluted Shares Outstanding(5)	42.0	43.2	44.3	45.3	46.3	47.4
Non-GAAP Earnings Per Share(6)	$1.80	$2.42	$3.39	$4.12	$4.77	$5.37
Stock-Based Compensation	$(35)	$(40)	$(44)	$(49)	$(53)	$(57)
Cash Taxes	$2	$3	$(2)	$(6)	$(9)	$(11)
Depreciation, Amortization and Other(7)	$13	$14	$14	$14	$14	$14
Changes in Working Capital(8)	$(8)	$(25)	$(21)	$(14)	$(18)	$(12)
Capital Expenditures	$(18)	$(23)	$(23)	$(23)	$(23)	$(23)

(1)

The Adjusted EBITDA forecasts also included a value for Adjusted EBITDA for the period of April 1, 2019 to March 31, 2020 of $88 million. Adjusted EBITDA is calculated as net income as reported on the Company’s consolidated statements of operations before depreciation, interest income, net, and its (benefit) provision for income taxes, and excluding the impact of stock-based compensation, warranty and other charges arising from a manufacturing process quality issue, ZTE-related inventory write-offs and subsequent adjustments and certain litigation-related costs and settlement reserves.

(2)

Cash, equivalents and investments is calculated as the sum of cash and cash equivalents, short-term marketable securities and long-term marketable securities. Because the Company has no debt and assumes none during the June LRP project period, the “net debt” amounts referenced for purposes of the analyses by Goldman Sachs are simply the negative of the cash, equivalents and investments values corresponding to the applicable year above, or $(481) million for 2019, $(565) million for 2020, $(703) million for 2021, $(886) million for 2022, $(1,099) million for 2023 and $(1,358) million for 2024. In addition, the Company’s net debt as of March 31, 2019 was $(429) million.

(3)

Non-GAAP operating income is calculated as income from operations as reported on the Company’s consolidated statements of operations, excluding the impact of stock-based compensation, warranty and other charges arising from a manufacturing process quality issue, ZTE-related inventory write-offs and subsequent adjustments and certain litigation-related costs and settlement reserves.

(4)

Non-GAAP net income is calculated as net income as reported on the Company’s consolidated statements of operations, excluding the impact of stock-based compensation which is a non-cash charge, as well as warranty and other charges arising from a manufacturing process quality issue, ZTE-related inventory write-offs and subsequent adjustments, certain litigation-related costs and settlement reserves, the tax effects of those excluded items and certain valuation allowance adjustments against deferred tax assets.

(5)

Diluted shares outstanding is a non-GAAP weighted-average share count, which includes the impact of dilutive stock-based awards for periods in which there was a GAAP net loss resulting in GAAP diluted net loss per share.

(6)	Non-GAAP earnings per share is calculated as non-GAAP net income divided by diluted shares outstanding.
(7)

Depreciation, amortization and other reflects depreciation, amortization and certain foreign exchange translation expenses and excludes amounts related to certain software amortized over a period of 12 months or less that also correspond to a cash expense.

(8)

Changes in working capital excludes changes in cash and cash equivalents. In 2019, changes in working capital includes certain operating assets and liabilities with long term components, including income taxes payable, certain lease accounting balances, prepaid software subscriptions and deferred revenue.

Using the June LRP provided by the Company, Goldman Sachs calculated and assumed unlevered free cash flows for the Company that were approved by the Company for use by Goldman Sachs in its analyses prepared in connection with the study Goldman Sachs undertook to determine whether it was able to render a fairness opinion in connection with the consideration payable pursuant to the original merger agreement, consisting of: $27 million for calendar year 2019; $32 million for calendar year 2020; $80 million for calendar year 2021; $118 million for calendar year 2022; $145 million for calendar year 2023; and $184 million for calendar year 2024. The unlevered free cash flow forecasts calculated and assumed by Goldman Sachs also included a terminal year value of $192 million and a value for unlevered free cash flow for the period of April 1 to December 31, 2019 of $11 million. Unlevered free cash flow is calculated as non-GAAP operating income, less stock-based compensation, less cash taxes, plus depreciation, amortization and other, less changes in working capital, less capital expenditures. In addition, the unlevered free cash flow calculation for 2019 includes a $1 million positive adjustment to incorporate the impact of deferred income taxes, non-cash lease expenses, certain litigation related expenses and other selected expenses.

December LRP

(in millions, except per share data)	2020(10)	2021	2022	2023	2024	2025
Revenue	$579	$670	$791	$909	$1,046	$1,202
Adjusted EBITDA(1)	$137	$174	$222	$272	$321	$383
Cash, Equivalents and Investments(2)	$576	$728	$910	$1,140	$1,413	$1,745
Non-GAAP Operating Income (3)	$124	$160	$208	$256	$304	$365
Non-GAAP Net Income(4)	$122	$152	$194	$241	$288	$349
Diluted Shares Outstanding(5)	43.3	44.1	45.0	45.9	46.8	47.7
Non-GAAP Earnings Per Share(6)	$2.82	$3.45	$4.32	$5.25	$6.15	$7.32
Stock-Based Compensation	$(34)	$(39)	$(45)	$(49)	$(54)	$(60)
Cash Taxes(7)	$(4)	$(4)	$(17)	$(46)	$(50)	$(51)
Depreciation, Amortization and Other(8)	$11	$14	$15	$16	$17	$18
Changes in Working Capital(9)	$(11)	$(1)	$(18)	$(17)	$(20)	$(23)
Capital Expenditures	$(14)	$(19)	$(17)	$(18)	$(19)	$(20)

(1)

Adjusted EBITDA is calculated as net income as reported on the Company’s consolidated statements of operations before depreciation, interest income, net, and its (benefit) provision for income taxes, and excluding the impact of stock-based compensation, warranty and other charges arising from a manufacturing process quality issue, ZTE-related inventory write-offs and subsequent adjustments, certain litigation-related costs and settlement reserves and acquisition related costs.
(2)

Cash, equivalents and investments is calculated as the sum of cash and cash equivalents, short-term marketable securities and long-term marketable securities. At the direction of the Company, the cash, equivalents and investments forecasts used by Goldman Sachs in its financial analyses included a risk adjustment to reflect uncertainty regarding potential limits that might be imposed on the use of the Company’s research and development tax credits in fiscal years 2021 through 2025. The cash, equivalents and investments forecasts used in the analyses performed by Goldman Sachs were as follows: $725 million for fiscal year 2021, $899 million for fiscal year 2022, $1,100 million for fiscal year 2023, $1,345 million for fiscal year 2024 and $1,657 million for fiscal year 2025. Because the Company has no debt and assumes none during the December LRP project period, the “net debt” amounts referenced for purposes of the analyses by Goldman Sachs are simply the negative of the cash, equivalents and investments values corresponding to the applicable year, as contained in this note (2), or $(576) million for 2020, $(725) million for 2021, $(899) million for 2022, $(1,100) million for 2023, $(1,345) million for 2024 and $(1,657) million for 2025.

(3)

Non-GAAP operating income is calculated as income from operations as reported on the Company’s consolidated statements of operations, excluding the impact of stock-based compensation, warranty and other charges arising from a manufacturing process quality issue, ZTE-related inventory write-offs and subsequent adjustments, certain litigation-related costs and settlement reserves and acquisition related costs.

(4)

Non-GAAP net income is calculated as net income as reported on the Company’s consolidated statements of operations, excluding the impact of stock-based compensation which is a non-cash charge, as well as warranty and other charges arising from a manufacturing process quality issue, ZTE-related inventory write-offs and subsequent adjustments, certain litigation-related costs and settlement reserves, acquisition related costs and the tax effects of those excluded items.

(5)

Diluted shares outstanding is a non-GAAP weighted-average share count, which includes the impact of dilutive stock-based awards for periods in which there was a GAAP net loss resulting in GAAP diluted net loss per share.

(6)	Non-GAAP earnings per share is calculated as non-GAAP net income divided by diluted shares outstanding.
(7)	The financial forecasts provided to Parent did not include forecasts of cash taxes.
(8)

Depreciation, amortization and other reflects depreciation, amortization and certain foreign exchange translation expenses and excludes amounts related to certain software amortized over a period of 12 months or less that also correspond to a cash expense. The depreciation, amortization and other forecast provided by the Company to Goldman Sachs for fiscal year 2020 was $13 million (instead of $11 million) due to a transposition error. This figure was not used in the financial analyses performed by Goldman Sachs.

(9)

Changes in working capital excludes changes in cash and cash equivalents. In 2020, changes in working capital includes certain operating assets and liabilities with long term components, including income taxes payable, certain lease accounting balances, prepaid software subscriptions and deferred revenue.

(10)	The financial forecasts provided to the board of directors did not include values for fiscal year 2020 of stock-based compensation, cash taxes, changes in working capital or capital expenditures.

Using the December LRP provided by the Company, Goldman Sachs calculated and assumed unlevered free cash flows for the Company that were approved by the Company for use by Goldman Sachs in its analyses prepared in connection with the study Goldman Sachs undertook to determine whether it was able to render a fairness opinion in connection with the consideration payable pursuant to the amended and restated merger agreement of: $104 million for calendar year 2021; $119 million for calendar year 2022; $135 million for calendar year 2023; $168 million for calendar year 2024; and $219 million for calendar year 2025. The unlevered free cash flow forecasts calculated and assumed by Goldman Sachs also included a terminal year value of $259 million. Unlevered free cash flow is calculated as non-GAAP operating income, less stock-based compensation, less cash taxes, plus depreciation, amortization and other, less changes in working capital, less capital expenditures.

Closing and Effective Time of the Merger

The closing of the merger will occur no later than the third business day following the satisfaction or waiver of all of the closing conditions set forth in the amended and restated merger agreement (described in the section entitled “The Amended and Restated Merger Agreement — Conditions to the Merger” beginning on page [—]). The parties may also agree in writing to close at any other time.

Assuming timely satisfaction of necessary closing conditions, including the approval by our stockholders of the proposal to adopt the amended and restated merger agreement, we currently anticipate that the merger will be consummated during the first calendar quarter of 2021, or prior to March 31, 2021. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such subsequent time or date as Parent and the Company may agree and specify in the certificate of merger, which we refer to as the effective time.

Payment of Merger Consideration and Surrender of Stock Certificates

Promptly, and in any event within three business days, after the effective time of the merger, a letter of transmittal will be mailed to each record holder of shares of Company common stock describing how such holder should surrender such holder’s shares of Company common stock for the merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the exchange agent (described in the section entitled “The Amended and Restated Merger Agreement — Payment Procedures” beginning on page [—]) without a letter of transmittal.

If your shares of Company common stock are certificated, you will not be entitled to receive the per share merger consideration until you deliver a duly completed and executed letter of transmittal to the exchange agent and you must also surrender your stock certificate or certificates to the exchange agent. If your shares of Company common stock are held in book entry, which we refer to as uncertificated shares, surrender of any uncertificated shares will be effected in accordance with the exchange agent’s customary procedures with respect to securities that are uncertificated or represented by book entry and no holder of uncertificated shares will be required to deliver a certificate or an executed letter of transmittal to the exchange agent in order to receive the merger consideration to which such holder is otherwise entitled under the amended and restated merger agreement. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required by the Company to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit of the loss, theft or destruction and, if reasonably required by Parent or the exchange agent, post a bond, in such reasonable and customary amount as Parent or the exchange agent may reasonably direct, as indemnity against any claim that may be made against Parent, the surviving corporation, the exchange agent or any of their respective representatives with respect to such certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Interests of Certain Persons in the Merger

In considering the recommendation of the board of directors with respect to the amended and restated merger agreement, you should be aware that the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of our stockholders generally, as more fully described below. The board of directors was aware of these interests and considered them, among other matters, in reaching the determination that the terms and conditions of the merger and the amended and restated merger agreement were advisable, fair to and in the best interests of the Company and its stockholders and in making their recommendations regarding adoption of the merger and the amended and restated merger agreement as described in the section entitled “The Merger — Reasons for the Merger; Recommendation of the Board of Directors” beginning on page [—].

Please see the section of this proxy statement entitled “The Merger — Compensation Payable to our Named Executive Officers” beginning on page [—] for additional information with respect to the compensation that our named executive officers may receive in connection with the merger.

Interests With Respect to Company Equity

Amendment of 2018 TSR PRSUs

In 2018, as part of the annual equity grant process, the Company granted PRSU awards to the Company’s executive officers under the Company’s 2016 Equity Incentive Plan. The number of shares that vest under the PRSU awards is measured based on the Company’s percentile achievement of relative TSR against a peer group over a three-year performance period that ran from January 1, 2018 to December 31, 2020. We refer to these PRSUs as the 2018 TSR PRSUs. The number of shares that could have been earned under the 2018 TSR PRSUs ranged from 0% to 200% of the target numbers of shares subject to the PRSU awards depending on the level of achievement of the TSR performance metric.

In connection with the Company’s execution of the amended and restated merger agreement, the parties agreed that the 2018 TSR PRSUs could be amended to provide that, for purposes of determining the Company’s TSR pursuant to the 2018 TSR PRSU agreements, the “ending price” (as defined in the agreements) of the Company’s common stock would be determined based on the merger consideration of $115.00 per share. As a result, the compensation committee of the Company’s board of directors, which we refer to as the compensation committee, determined that the number of shares that were earned under the 2018 TSR PRSUs based on the Company’s relative TSR calculated using the “ending price” of $115.00 was equal to 200% of the target number of shares subject to the awards. The 2018 TSR PRSUs were settled on January 15, 2021 and are no longer outstanding awards. If the 2018 TSR PRSUs had not been so amended, the number of shares earned under the 2018 TSR PRSUs would have been equal to 148% of the target number of shares subject to the awards.

2019 TSR PRSUs

In 2019, as part of the annual equity grant process, the Company granted PRSU awards to the Company’s executive officers under the Company’s 2016 Equity Incentive Plan. The number of shares that vest under the PRSU awards is measured based on the Company’s percentile achievement of relative TSR against a peer group over a three-year performance period that runs from January 1, 2019 to December 31, 2021. We refer to these PRSUs as the 2019 TSR PRSUs. The number of shares that may be earned under the 2019 TSR PRSUs ranges from 0% to 200% of the target numbers of shares subject to the PRSU awards depending on the level of achievement of the TSR performance metric.

Pursuant to the PRSU agreements with respect to the 2019 TSR PRSUs, in the event of a “change in control” (as defined in the CIC plan) during the applicable performance period pursuant to which consideration is received by holders of Company common stock, the performance period will be deemed to end upon the closing date of the change in control. For purposes of determining the Company’s TSR pursuant to the applicable 2019 TSR PRSU agreement, the “ending price” (as defined in the applicable agreement) of the Company’s common stock will be determined based on the price to be paid to holders of Company common stock in connection with the change in control, as determined by the compensation committee.

For purposes of the 2019 TSR PRSU agreements, the merger will constitute a change in control of the Company and the per share merger consideration will be the “ending price” as defined in such agreements. The Company’s share price performance based on the per share merger consideration will be compared to share price performance of the peer groups on or shortly prior to the closing of the merger to determine the level of achievement of the 2019 TSR PRSUs and the number of 2019 TSR PRSUs that will vest immediately prior to the merger.

Pursuant to the 2019 TSR PRSU award agreements, any such PRSUs for which performance has been achieved will vest immediately prior to the change in control and any such 2019 TSR PRSUs that do not so vest will be cancelled at such time for no consideration. In light of the increased per share merger consideration from $70.00 to $115.00 in cash pursuant to the amended and restated merger agreement, the Company believes it is possible that the number of 2019 TSR PRSUs that will become vested as of the closing of the merger could be 200% of the target number of 2019 TSR PRSUs. However, in the event that less than 200% of the target number of 2019 TSR PRSUs become vested as of the closing, Parent has consented to a potential amendment to the 2019 TSR PRSUs that would allow 2019 TSR PRSUs reflecting such shortfall to be treated as unvested PRSUs for purposes of the amended and restated merger agreement in order to provide additional retention following the effective time of the merger. Each such unvested 2019 TSR PRSU would be converted into the right to receive an amount in cash without interest, equal to the merger consideration, subject to deduction for any required withholding tax, payable on December 31, 2021 (the last day of the original performance period), subject to the CIC plan or an employment offer document entered into with Parent.

Treatment of Company Equity Awards and Employee Stock Purchase Plan

Each Company stock option that is outstanding, vested and unexercised immediately prior to the effective time of the merger will be canceled at the effective time and converted into the right to receive an amount in cash without interest, equal to the excess, if any, of the merger consideration over the exercise price per share of such stock option, subject to deduction for any required withholding tax; provided that, in the event that the exercise price of any such vested stock option is equal to or greater than the merger consideration, such stock option will be canceled at the effective time, without any consideration being payable in respect thereof and have no further force or effect.

Each Company stock option that is outstanding and unvested immediately prior to the effective time of the merger will be canceled at the effective time and converted into the right to receive an amount in cash without interest, equal to the excess, if any, of the merger consideration over the exercise price per share of such stock option, subject to deduction for any required withholding tax, payable to the extent, and at the applicable times, such unvested stock option would have become vested under the vesting schedule in place for such stock option immediately prior to the effective time, including under the terms of the CIC plan, and any scheduled retention agreement after giving effect to any applicable employment offer documents entered into with Parent; provided that, in the event that the exercise price of any such unvested stock option is equal to or greater than the merger consideration, such stock option will be canceled at the effective time, without any consideration being payable in respect thereof and have no further force or effect.

Each RSU and PRSU that is outstanding and vested and has not been settled immediately prior to the effective time of the merger (which includes the 2019 TSR PRSUs and certain RSUs that will become vested as of the closing of the merger) will be canceled at the effective time and converted into the right to receive an amount in cash without interest, equal to the merger consideration, subject to deduction for any required withholding tax.

Each RSU and PRSU that is outstanding and unvested immediately prior to the effective time of the merger will be canceled at the effective time and converted into the right to receive an amount in cash without interest, equal to the merger consideration, subject to deduction for any required withholding tax, payable to the extent, and at the applicable times, such unvested RSU or PRSU would have become vested under the vesting schedule in place for such RSU or PRSU immediately prior to the effective time, including under the terms of the CIC plan and any scheduled retention agreement after giving effect to any applicable employment offer documents entered into with Parent.

Following execution of the original merger agreement, the Company took all actions with respect to the Company ESPP that were required to provide that, (i) with respect to any offering period in effect as of the date of the original merger agreement, no employee who was not a participant in the Company ESPP as of the date of the original merger agreement could become a participant in the Company ESPP and no participant could increase the percentage amount of his or her payroll deduction election from that in effect on the date of the original merger agreement for such offering period; (ii) subject to the consummation of the merger, the Company ESPP will terminate effective immediately prior to the effective time of the merger; and (iii) the Company ESPP was suspended and no new offering periods have been or will be commenced under the Company ESPP prior to the termination of the amended and restated merger agreement.

Outstanding Shares of Company Common Stock Beneficially Owned by Certain Persons

The Company’s directors and executive officers will receive the same cash consideration for any shares of Company common stock that they hold on the same terms and conditions as other Company stockholders. The following table sets forth, as of January 20, 2021, for each person who has served as a director or executive officer of the Company since the beginning of our last completed fiscal year (i) the aggregate number of outstanding shares of Company common stock beneficially owned and (ii) the aggregate merger consideration that would be payable with respect to such shares of Company at the closing of the merger. The amounts shown in the following table do not reflect any future grants, dividends, deferrals, sales or other dispositions that may occur following January 20, 2021 and prior to the closing of the merger or shares underlying options, RSUs or 2019 TSR PRSUs outstanding as of January 20, 2021 held by each such person.

Director or Officer	Number of Shares of Common Stock	Cash Payment on Shares of Common Stock
Murugesan “Raj” Shanmugaraj	838,239	$96,397,485
John F. Gavin	37,775	$4,344,125
Benny P. Mikkelsen	901,189	$103,636,735
Eric L. Fisher	30,673	$3,527,395
Bhupendra C. Shah	197,273	$22,686,395
Mehrdad Givehchi	538,664	$61,946,360
Christian J. Rasmussen	507,459	$58,357,785
Vincent T. Roche	19,512	$2,243,880
David J. Aldrich	16,687	$1,919,005
Peter Y. Chung	14,600	$1,679,000
Laurinda Y. Pang	2,128	$244,720
Stan J. Reiss	265,497	$30,532,155
John Ritchie	25,320	$2,911,800

Outstanding Company Equity Awards Held by Certain Persons

As described above, at the effective time of the merger, (i) each Company stock option that is outstanding, vested and unexercised will be canceled and converted into the right to receive an amount in cash, without interest, equal to the excess, if any, of the merger consideration over the exercise price per share of such stock option, subject to deduction for any required withholding tax; provided that, in the event that the exercise price of any such vested stock option is equal to or greater than the merger consideration, such stock option will be canceled at the effective time, without any consideration being payable in respect thereof and have no further force or effect and (ii) each RSU and PRSU that is outstanding and vested and has not been settled immediately prior to the effective time of the merger (which includes the 2019 TSR PRSUs that will become vested based on actual results as of the closing of the merger and certain RSUs that will become vested as of the closing of the merger) will be canceled at the effective time and converted into the right to receive an amount in cash without interest, equal to the merger consideration, subject to deduction for any required withholding tax.

The following table sets forth the cash payments that would be payable at the closing of the merger in respect of Company stock options, RSUs and PRSUs held as of January 20, 2021 by each person who has served as a director or executive officer of the Company since the beginning of our last completed fiscal year and, in the case of stock options and RSUs, assuming vesting of such awards in accordance with their terms through an assumed closing date of the merger of March 15, 2021 (which is the date assumed solely for the purposes of this disclosure) and, in the case of 2019 TSR PRSUs, reflecting performance-based vesting of such awards immediately prior to closing based on the merger consideration of $115.00 per share in accordance with the terms of such awards (and assuming that the Company’s relative percentile TSR achievement against the applicable peer groups as of January 20, 2021, based on that $115.00 per share price, which would result in 156% of the shares subject to such awards vesting, remains unchanged through the assumed closing date of the merger). All unvested RSUs held by non-employee directors will accelerate at the closing of the merger and such RSUs are included in the table below. The amounts shown in the following table do not reflect any future grants, dividends, deferrals or forfeitures that may occur following January 20, 2021 and prior to the closing of the merger.

Director or Officer	Number of Shares Underlying Vested Stock Options	Cash Payment on Vested Stock Options	Number of Shares Underlying RSUs Scheduled to Vest Between January 20, 2021 and March 15, 2021	Cash Payment on Shares Underlying RSUs Scheduled to Vest Between January 20, 2021 and March 15, 2021	Number of Vested RSUs	Cash Payment on Vested RSUs	Number of Vested 2019 TSR PRSUs (1)	Cash Payment on Vested 2019 TSR PRSUs (1)	Aggregate Cash Payment on Vested Equity Awards at Closing
Murugesan “Raj” Shanmugaraj	0	$0	15,354	$1,765,710	0	$0	19,465	$2,238,475	$4,004,185
John F. Gavin	166,500	$19,079,235	10,105	$1,162,075	0	$0	12,745	$1,465,675	$21,706,985
Benny P. Mikkelsen	0	$0	9,596	$1,103,540	0	$0	12,164	$1,398,860	$2,502,400
Eric L. Fisher	0	$0	9,596	$1,103,540	0	$0	17,554	$2,018,710	$3,122,250
Bhupendra C. Shah	18,546	$2,125,186	9,596	$1,103,540	0	$0	12,164	$1,398,860	$4,627,586
Mehrdad Givehchi	0	$0	9,596	$1,103,540	0	$0	12,164	$1,398,860	$2,502,400
Christian J. Rasmussen	39,535	$4,530,316	9,596	$1,103,540	0	$0	12,164	$1,398,860	$7,032,716
Vincent T. Roche	0	$0	0	$0	0	$0	0	$0	$0
David J. Aldrich	0	$0	0	$0	0	$0	0	$0	$0
Peter Y. Chung	0	$0	0	$0	0	$0	0	$0	$0
Laurinda Y. Pang	0	$0	0	$0	4,323	$497,145	0	$0	$497,145
Stan J. Reiss	0	$0	0	$0	0	$0	0	$0	$0
John Ritchie	0	$0	0	$0	0	$0	0	$0	$0

(1)

If the maximum number of shares underlying the 2019 TSR PRSUs (i.e., 200% of the target number of shares) vest by either achievement or amendment, the number of vested 2019 TSR PRSUs for Mr. Shanmugaraj would be 24,956, for Mr. Gavin would be 16,340, for Mr. Fisher would be 22,506 and for each of Messrs. Mikkelsen, Shah, Givehchi, and Rasmussen would be 15,596, resulting in cash payments of $2,869,940 for Mr. Shanmugaraj, $1,879,100 for Mr. Gavin, $2,588,190 for Mr. Fisher, and $1,793,540 for each of Messrs. Mikkelsen, Shah, Givehchi, and Rasmussen.

In addition, as described above at the effective time of the merger, (i) each Company stock option that is outstanding and unvested immediately prior to the effective time of the merger will be canceled and converted into the right to receive an amount in cash, without interest, equal to the excess, if any, of the merger consideration over the exercise price per share of such stock option, subject to deduction for any required withholding tax, payable to the extent, and at the applicable times, such unvested stock option would have become vested under the vesting schedule in place for such stock option immediately prior to the effective time, including under the terms of the CIC plan, and any scheduled retention agreement after giving effect to any applicable employment offer documents entered into with Parent; provided that, in the event that the exercise price of any such unvested stock option is equal to or greater than the merger consideration, such stock option will be canceled, without any consideration being payable in respect thereof and have no further force or effect and (ii) each RSU and PRSU that is outstanding and unvested immediately prior to the effective time of the merger will be canceled and converted into the right to receive an amount in cash, without interest, equal to the merger consideration, subject to deduction for any required withholding tax, payable to the extent, and at the applicable times, such unvested RSU or PRSU would have become vested under the vesting schedule in place for such RSU or PRSU immediately prior to the effective time, including under the terms of the CIC plan and any scheduled retention agreement after giving effect to any applicable employment offer documents entered into with Parent.

The following table sets forth the cash payments that could become payable following the closing of the merger in respect of RSUs held as of January 20, 2021 by each person who has served as a director or executive officer of the Company since the beginning of our last completed fiscal year, based on the RSUs reflected in the table below that are expected to remain unvested in accordance with their terms as of an assumed closing date of the merger of March 15, 2021 (which is the date assumed solely for the purposes of this disclosure). Based on holdings and the terms of the applicable awards as of January 20, 2021, none of the following individuals will hold unvested stock options or unvested PRSUs following the assumed closing date of the merger of March 15, 2021. The amounts shown in the following table do not reflect any future grants, dividends, deferrals or forfeitures that may occur following January 20, 2021 and prior to the closing of the merger.

Director or Officer	Number of Unvested RSUs	Potential Cash Payment on Unvested RSUs
Murugesan “Raj” Shanmugaraj	30,777	$3,539,355
John F. Gavin	19,933	$2,292,295
Benny P. Mikkelsen	19,235	$2,212,025
Eric L. Fisher	22,842	$2,626,830
Bhupendra C. Shah	19,235	$2,212,025
Mehrdad Givehchi	19,235	$2,212,025
Christian J. Rasmussen	19,235	$2,212,025
Vincent T. Roche	0	$0
David J. Aldrich	0	$0
Peter Y. Chung	0	$0
Laurinda Y. Pang	0	$0
Stan J. Reiss	0	$0
John Ritchie	0	$0

Severance/ Change in Control Benefits and Employment and Retention Agreements

Pursuant to (i) the CIC plan and (ii) the employment agreements into which Parent (or an affiliate thereof) has entered with certain of the Company’s executive officers, the Company’s executive officers are entitled to specified benefits in the event of the termination of their employment under specified circumstances, including a termination of employment following a change in control of the Company. As described below, Messrs. Shanmugaraj, Mikkelsen, Givehchi and Rasmussen have entered into employment agreements with Parent or its affiliates that become effective upon the closing of the merger and will supersede the offer letters and employment agreements between such executive officers and the Company at such time. Pursuant to those employment agreements, the specified executives waived their rights to participation in, and benefits under, the CIC plan and are instead entitled to the benefits under their employment agreements with Parent following the closing of the merger. In addition to the employment agreements, each of the specified executives has entered into an agreement with Parent providing for an additional retention bonus payable by the Parent as further described below. While negotiations regarding post-closing employment arrangements and compensation are ongoing between Messrs. Gavin, Fisher and Shah and Parent, each of Messrs. Gavin, Fisher and Shah currently remain participants under the CIC plan. Additionally, as described above, (i) the 2018 TSR PRSUs were amended to pay out based on the merger consideration instead of the “ending price” (as defined in the 2018 TSR PRSU award agreements) resulting in a payout at 200% instead of 148% and (ii) the outstanding 2019 TSR PRSUs held by each of the executive officers will, pursuant to their terms, become vested based on actual results as of the closing of the merger.

CIC Plan

The CIC plan provides severance benefits to the Company’s executive officers, including certain of the Company’s named executive officers, if their employment is terminated by the Company without “cause” (as defined in the CIC plan) or if they terminate their employment with the Company for “good reason” (as defined in the CIC plan), and additional severance benefits if such terminations occur within one year of a “change in control” (as defined in the CIC plan) of the Company. For purposes of the CIC plan, the merger will constitute a change in control of the Company.

Under the CIC plan, if the Company terminates an eligible executive officer’s employment without cause prior to or more than 12 months following the closing of a change in control of the Company, which we refer to as an “involuntary termination,” the executive officer is entitled to:

•

continue receiving his or her base salary for a specified period following the date of termination (in the case of the Company Chief Executive Officer, for 12 months, and in the case of all other participants, for nine months);

•

Company contributions to the cost of health care continuation under the Consolidated Omnibus Budget Reconciliation Act, or COBRA, for U.S.-based eligible executive officers, or substantially equivalent medical benefits for non-U.S.-based eligible executive officers, for up to 12 months following the date of termination of employment (or, to the extent a non-U.S. based eligible executive officer is then receiving a stipend from the Company in lieu of benefits coverage, continued payment of such stipend for up to 12 months following the date of termination of employment); and

•

the amount of any unpaid annual bonus determined by the board of directors to be payable to the executive officer for any completed bonus period which ended prior to the date of such executive officer’s termination.

In addition, under the terms of the CIC plan, in the case of an involuntary termination, all the executive officer’s outstanding equity awards that vest solely based on the passage of time will be accelerated and become vested to the extent the award would have vested if the executive had remained employed through a specified period following the date of termination (in the case of the Company’s Chief Executive Officer, for 12 months, and, in the case of all other participants, for nine months). The vesting of outstanding performance-based equity awards in connection with an involuntary termination is determined in accordance with the terms of the applicable award agreements.

The CIC plan also provides that, if, within 12 months following a change in control of the Company, the Company terminates an eligible executive officer’s employment without cause or such executive terminates his or her employment with the Company for good reason, which we refer to as a “change in control termination,” the executive is entitled to the following benefits; provided that, as noted above, each of Messrs. Shanmugaraj,

Mikkelsen, Givehchi and Rasmussen have entered into employment agreements with Parent or its affiliates that become effective upon the closing of the merger and supersede the CIC plan such that each of Messrs. Shanmugaraj, Mikkelsen, Givehchi and Rasmussen will not be entitled to the following benefits upon a qualifying termination of employment following the merger and will instead be entitled to the benefits described further below in the description of the Parent employment agreements:

•	a single lump-sum payment in an amount equal to 100% of his or her annual base salary;

•	a single lump-sum payment in an amount equal to 100% of his or her target annual bonus for the year in which the termination of employment occurs;

•

Company contributions to the cost of health care continuation under COBRA for U.S.-based eligible executive officers, or substantially equivalent medical benefits for non-U.S. based eligible executive officers, for up to 12 months following the date of termination of employment (or, to the extent a non-U.S. based eligible executive officer is then receiving a stipend from us in lieu of benefits coverage, continued payment of such stipend for up to 12 months following the date of termination of employment); and

•

the amount of any unpaid annual bonus determined by the board of directors to be payable to the executive officer for any completed bonus period which ended prior to the date of such executive officer’s termination.

In addition, under the terms of the CIC plan, in the case of a change in control termination, all of the executive officer’s outstanding unvested time-based equity awards will immediately vest in full on the date of such termination. The vesting of outstanding performance-based equity awards in connection with a change in control termination is determined in accordance with the terms of the applicable award agreements.

Each executive is also entitled to certain severance benefits upon a termination of employment due to death or disability (as described in the CIC plan), which severance benefits are not enhanced in connection with a change in control of the Company.

All payments and benefits provided under the CIC plan are contingent upon the execution and effectiveness of a release of claims by the executive officer in the Company’s favor and continued compliance by the executive officer with any proprietary information and inventions, nondisclosure, non-competition, non-solicitation (or similar) agreement to which the Company and the executive are party.

Employee Offer Letter and Employee Agreements with the Company

The Company has entered into employee offer letters with each of its executive officers, including its named executive officers, other than one executive officer, Christian J. Rasmussen (whose primary location of employment is Denmark), pursuant to which such executive officers are employed “at will,” meaning that, subject to any statutorily imposed notice period, the executive officer or the Company may terminate the employment arrangement at any time. Such offer letters establish the executive officer’s title, initial compensation arrangements and eligibility for benefits made available to employees generally. Because employment agreements are required under Danish law, the Company, through its wholly owned subsidiary Acacia Communications Europe A/S, entered into an employment agreement with Christian J. Rasmussen, which is generally consistent with the offer letters provided to our other named executive officers, except that the employment agreement provides for a statutorily required six months’ notice period prior to the termination of Mr. Rasmussen’s employment by the Company or by Mr. Rasmussen (which would run concurrently with any severance period applicable to Mr. Rasmussen). As noted above, Parent has entered into employment agreements with each of Messrs. Shanmugaraj, Mikkelsen, Givehchi and Rasmussen, which employment agreements will become effective upon the closing of the merger and will supersede the CIC plan and, as applicable, the offer letters and employment agreements between such executive officers and the Company at such time.

Parent Agreements for Murugesan “Raj” Shanmugaraj

Under the employment agreement entered into between Parent and Murugesan “Raj” Shanmugaraj on July 8, 2019 to be effective upon the closing of the merger, which we refer to as the Shanmugaraj agreement, Mr. Shanmugaraj is expected to remain employed for at least two years following the closing date of the merger, which we refer to as the minimum employment period. Mr. Shanmugaraj’s base salary will be $350,000 per annum. Until the end of Parent’s fiscal year in which the closing of the merger occurs, Mr. Shanmugaraj will remain on his current incentive plan with a target bonus of $327,250 and will receive a prorated bonus on the first payroll period after such date, subject to his continued service through such date. At the beginning of the next Parent fiscal year (or such other date as determined by Parent), Mr. Shanmugaraj will join Parent’s Executive Incentive Plan, with a target bonus of $245,000. The Shanmugaraj agreement provides that Mr. Shanmugaraj will be eligible to receive a retention bonus of $1,000,000 subject to his providing active “service” (as defined in the Shanmugaraj agreement) to Parent through the second anniversary of the closing date of the merger. The retention bonus will vest in full on the second anniversary of the closing date of the merger subject to Mr. Shanmugaraj’s executing a release in favor of Parent and will be payable as soon as practicable following the effectiveness of the release. In addition, pursuant to the Shanmugaraj agreement, Mr. Shanmugaraj will be eligible to receive a one-time cash bridging allowance of $117,250 to assist him in adjusting to the overall change in his total compensation. The bridging allowance will be paid in four equal installments within 30 days of the third, sixth, ninth and twelfth monthly anniversaries of Mr. Shanmugaraj’s commencing employment with Parent, subject to Mr. Shanmugaraj’s continued employment with Parent on the applicable payment date.

Pursuant to the Shanmugaraj agreement, Mr. Shanmugaraj has waived any severance benefits to which he may have been entitled arising under any agreement or understanding between him and the Company or any Company policy, including the CIC plan. Instead, Mr. Shanmugaraj is entitled to the following severance benefits:

•

If within the first year following the closing date of the merger, Parent terminates Mr. Shanmugaraj’s employment without “cause” (as defined in the Shanmugaraj agreement) or if he resigns his employment for “good reason” (as defined in the Shanmugaraj agreement), and subject to Mr. Shanmugaraj’s executing a release in favor of Parent, he will be paid a lump sum equal to the sum of: (i) 24 months of his monthly base salary, less applicable deductions; plus (ii) an amount equal to 1.5 times his target annual bonus, less applicable deductions; plus (iii) an amount equal to any unpaid annual bonus in respect of any completed bonus period which has ended prior to the date of termination, less applicable deductions; plus (iv) the COBRA premiums required to continue his group health care coverage for him and his eligible dependents for a period of 12 months following his termination, which will be grossed up to cover taxes.

•

If Mr. Shanmugaraj remains employed by Parent through the end of the minimum employment period or if Parent terminates Mr. Shanmugaraj’s employment without “cause” or if he resigns his employment for “good reason” after the first anniversary of the closing date of the merger but prior to the second anniversary of the closing date of the merger, and subject to Mr. Shanmugaraj’s executing a release in favor of Parent, Mr. Shanmugaraj will be entitled to: (i) monthly base salary continuation for 12 months, less applicable deductions; plus (ii) monthly continuation of the COBRA premiums required to continue his group health care coverage for him and his eligible dependents for a period of 12 months following his termination, which will be grossed up to cover taxes.

Furthermore, pursuant to the Shanmugaraj agreement, Mr. Shanmugaraj has waived any acceleration of equity benefits to which he may have been entitled arising under any agreement or understanding between him and the Company or any Company policy, including the CIC plan. Instead, Mr. Shanmugaraj will be entitled to the acceleration of the cash payments with respect to his unvested Company RSUs described in the following sentence. If, within 12 months following the closing date of the merger, (i) Mr. Shanmugaraj’s employment is terminated without “cause,” (ii) Mr. Shanmugaraj resigns from his employment for “good reason” or (iii) Mr. Shanmugaraj’s employment is terminated due to his death or “permanent disability” (as defined in the Shanmugaraj agreement), then, subject to Mr. Shanmugaraj’s executing a release in favor of Parent, the cash payments with respect to his unvested Company RSUs outstanding as of the date of the Shanmugaraj agreement will fully accelerate. Mr. Shanmugaraj will also be entitled to acceleration benefits for the cash payments with respect to his unvested Company RSUs consistent with the terms and conditions of Parent’s Vesting Acceleration Policy for Death and Terminal Illness then in effect. Mr. Shanmugaraj’s PRSUs will be treated in accordance with their terms.

In addition, the parties agreed that a separate retention bonus award may be granted to Mr. Shanmugaraj in light of the fact that Mr. Shanmugaraj did not receive an annual equity grant in 2020. Under the retention bonus agreement entered into between Parent and Mr. Shanmugaraj on December 21, 2020 (which we refer to as the Shanmugaraj retention agreement) and subject to the closing of the merger, Mr. Shanmugaraj will be eligible to receive a cash retention bonus in the amount of $1,125,000 subject to his continued provision of “service” (as defined in the Shanmugaraj retention agreement) to Parent following the closing of the merger through each applicable vesting date. One fourth (1/4) of the retention bonus will vest on April 1, 2021 and one sixteenth (1/16) of the retention bonus will vest upon each quarterly anniversary thereafter until the award is fully vested on April 1, 2024, with payment to be made within 30 days of the applicable vesting date. Such retention bonus is not subject to acceleration under any circumstances.

Parent Agreements for Benny P. Mikkelsen

Under the Employment Agreement entered into between Parent and Benny P. Mikkelsen on July 8, 2019 to become effective upon the closing of the merger, which we refer to as the Mikkelsen agreement, Mr. Mikkelsen’s base salary will be $320,000 per annum. Until the end of the Parent fiscal year in which the closing of the merger occurs, Mr. Mikkelsen will remain on his current incentive plan with a target bonus of $230,620 and will receive a prorated bonus on the first payroll period after such date, subject to his continued service through such date. At the beginning of the next Parent fiscal year (or such other date as determined by Parent), Mr. Mikkelsen will join Parent’s Professional & Leadership Incentive Plan, with a target bonus of $112,000. The Mikkelsen agreement provides that Mr. Mikkelsen will be eligible to receive a retention bonus of $2,500,000 subject to his continued provision of “service” (as defined in the Mikkelsen agreement) to Parent through each applicable vesting date. One twelfth (1/12) of the retention bonus will vest on the fifth quarterly anniversary of the closing date of the merger and one twelfth (1/12) of the retention bonus will vest upon each quarterly anniversary thereafter, with payment to be made within 30 days of the applicable vesting date. In addition, pursuant to the Mikkelsen agreement, Mr. Mikkelsen will be eligible to receive a one-time cash bridging allowance of $153,420 to assist him in adjusting to the overall change in his total compensation. The bridging allowance will be paid in four equal installments within 30 days of the third, sixth, ninth and twelfth monthly anniversaries of Mr. Mikkelsen’s commencing employment with Parent, subject to Mr. Mikkelsen’s continued employment with Parent on the applicable payment date.

Pursuant to the Mikkelsen agreement, Mr. Mikkelsen has waived any severance benefits to which he may have been entitled arising under an agreement or understanding between him and the Company or any Company policy, including the CIC plan. Instead, Mr. Mikkelsen is entitled to the following severance benefits:

•

If within the first year following the closing date of the merger, Parent terminates Mr. Mikkelsen’s employment without “cause” (as defined in the Mikkelsen agreement) or if he resigns his employment for “good reason” (as defined in the Mikkelsen agreement), and subject to Mr. Mikkelsen’s executing a release in favor of Parent, he will be paid a lump sum equal to the sum of: (i) 12 months of his monthly base salary, less applicable deductions; plus (ii) an amount equal to his target annual bonus, less applicable deductions; plus (iii) an amount equal to any unpaid annual bonus in respect of any completed bonus period which has ended prior to the date of termination, less applicable deductions; plus (iv) the COBRA premiums required to continue his group health care coverage for him and his eligible dependents for a period of 12 months following his termination, which will be grossed up to cover taxes.

•

If after the first anniversary of the closing date of the merger but prior to the second anniversary of the closing date of the merger, Parent terminates Mr. Mikkelsen’s employment without “cause” or if he resigns his employment for “good reason,” and subject to Mr. Mikkelsen’s executing a release in favor of Parent, Mr. Mikkelsen will be entitled to: (i) monthly base salary continuation for nine months, less applicable deductions; plus (ii) monthly continuation of the COBRA premiums required to continue his group health care coverage for him and his eligible dependents for a period of nine months following his termination, which will be grossed up to cover taxes.

•

If after the second anniversary of the closing date of the merger but prior to the third anniversary of the closing date of the merger, Parent terminates Mr. Mikkelsen’s employment without “cause” or if he resigns his employment for “good reason,” and subject to Mr. Mikkelsen’s executing a release in favor of Parent, Mr. Mikkelsen will be entitled to: (i) monthly base salary continuation for seven months, less applicable deductions; plus (ii) monthly continuation of the COBRA premiums required to continue his group health care coverage for him and his eligible dependents for a period of seven months following his termination, which will be grossed up to cover taxes.

Furthermore, pursuant to the Mikkelsen agreement, Mr. Mikkelsen has waived any acceleration of equity benefits to which he may have been entitled arising under any agreement or understanding between him and the Company or any Company policy, including the CIC plan. Instead, Mr. Mikkelsen will be entitled to the following acceleration of the cash payments with respect to his unvested Company RSUs:

•

If, within 12 months following the closing date of the merger, (i) Mr. Mikkelsen’s employment is terminated without “cause,” (ii) Mr. Mikkelsen resigns from his employment for “good reason” or (iii) Mr. Mikkelsen’s employment is terminated due to his death or “permanent disability” (as defined in the Mikkelsen agreement), then, subject to Mr. Mikkelsen’s executing a release in favor of Parent, the cash payments with respect to his unvested Company RSUs outstanding as of the date of the Mikkelsen agreement will fully accelerate.

•

If, more than 12 months following the closing date of the merger and up to 24 months following the closing date of the merger, (i) Mr. Mikkelsen’s employment is terminated without “cause,” (ii) Mr. Mikkelsen resigns from his employment for “good reason,” or (iii) Mr. Mikkelsen’s employment is terminated due to his death or “permanent disability,” then, subject to Mr. Mikkelsen’s executing a release in favor of Parent, the cash payments with respect to his unvested Company RSUs outstanding as of the date of the Mikkelsen agreement will vest as if he had provided another nine months of service.

Mr. Mikkelsen will also be entitled to acceleration benefits for the cash payments with respect to his unvested Company RSUs consistent with the terms and conditions of Parent’s Vesting Acceleration Policy for Death and Terminal Illness then in effect. Mr. Mikkelsen’s PRSUs will be treated in accordance with their terms.

In addition, the parties agreed that a separate retention bonus award may be granted to Mr. Mikkelsen in light of the fact that Mr. Mikkelsen did not receive an annual equity grant in 2020. Under the retention bonus agreement entered into between Parent and Mr. Mikkelsen on January 19, 2021 (which we refer to as the Mikkelsen retention agreement) and subject to the closing of the merger, Mr. Mikkelsen will be eligible to receive a cash retention bonus in the amount of $700,000 subject to his continued provision of “service” (as defined in the Mikkelsen retention agreement) to Parent following the closing of the merger through each applicable vesting date. One fourth (1/4) of the retention bonus will vest on April 1, 2021 and one sixteenth (1/16) of the retention bonus will vest upon each quarterly anniversary thereafter until the award is fully vested on April 1, 2024, with payment to be made within 30 days of the applicable vesting date. Such retention bonus is not subject to acceleration under any circumstances.

Parent Agreements for Mehrdad Givehchi

Under the Employment Agreement entered into between Parent and Mehrdad Givehchi on July 8, 2019 to become effective upon the closing of the merger, which we refer to as the Givehchi agreement, Mr. Givehchi’s base salary will be $300,000 per annum. Until the end of the Parent fiscal year in which the closing of the merger occurs, Mr. Givehchi will remain on his current incentive plan with a target bonus of $215,020 and will receive a prorated bonus on the first payroll period after such date, subject to his continued service through such date. At the beginning of the next Parent fiscal year (or such other date as determined by Parent), Mr. Givehchi will join Parent’s Professional & Leadership Incentive Plan, with a target bonus of $105,000. The Givehchi agreement provides that Mr. Givehchi will be eligible to receive a retention bonus of $2,500,000 subject to his continued provision of “service” (as defined in the Givehchi agreement) to Parent through each applicable vesting date. One twelfth (1/12) of the retention bonus will vest on the fifth quarterly anniversary of the closing date of the merger and one twelfth (1/12) of the retention bonus will vest upon each quarterly anniversary thereafter, with payment to be made within 30 days of the applicable vesting date. In addition, pursuant to the Givehchi agreement, Mr. Givehchi will be eligible to receive a one-time cash bridging allowance of $140,820 to assist him in adjusting to the overall change in his total compensation. The bridging allowance will be paid in four equal installments within 30 days of the third, sixth, ninth and twelfth monthly anniversaries of Mr. Givehchi’s commencing employment with Parent, subject to Mr. Givehchi’s continued employment with Parent on the applicable payment date.

Pursuant to the Givehchi agreement, Mr. Givehchi has waived any severance benefits to which he may have been entitled arising under an agreement or understanding between him and the Company or any Company policy, including the CIC plan. Instead, Mr. Givehchi is entitled to the following severance benefits:

•

If within the first year following the closing date of the merger, Parent terminates Mr. Givehchi’s employment without “cause” (as defined in the Givehchi agreement) or if he resigns his employment for “good reason” (as defined in the Givehchi agreement), and subject to Mr. Givehchi’s executing a release in favor of Parent, he will be paid a lump sum equal to the sum of: (i) 12 months of his monthly base salary, less applicable deductions; plus (ii) an amount equal to his target annual bonus, less applicable deductions; plus (iii) an amount equal to any unpaid annual bonus in respect of any completed bonus period which has ended prior to the date of termination, less applicable deductions; plus (iv) the COBRA premiums required to continue his group health care coverage for him and his eligible dependents for a period of 12 months following his termination, which will be grossed up to cover taxes.

•

If after the first anniversary of the closing date of the merger but prior to the second anniversary of the closing date of the merger, Parent terminates Mr. Givehchi’s employment without “cause” or if he resigns his employment for “good reason,” and subject to Mr. Givehchi’s executing a release in favor of Parent, Mr. Givehchi will be entitled to: (i) monthly base salary continuation for nine months, less applicable deductions; plus (ii) monthly continuation of the COBRA premiums required to continue his group health care coverage for him and his eligible dependents for a period of nine months following his termination, which will be grossed up to cover taxes.

•

If after the second anniversary of the closing date of the merger but prior to the third anniversary of the closing date of the merger, Parent terminates Mr. Givehchi’s employment without “cause” or if he resigns his employment for “good reason,” and subject to Mr. Givehchi’s executing a release in favor of Parent, Mr. Givehchi will be entitled to: (i) monthly base salary continuation for seven months, less applicable deductions; plus (ii) monthly continuation of the COBRA premiums required to continue his group health care coverage for him and his eligible dependents for a period of seven months following his termination, which will be grossed up to cover taxes.

Furthermore, pursuant to the Givehchi agreement, Mr. Givehchi has waived any acceleration of equity benefits to which he may have been entitled arising under any agreement or understanding between him and the Company or any Company policy, including the CIC plan. Instead, Mr. Givehchi will be entitled to the following acceleration of the cash payments with respect to his unvested Company RSUs:

•	If, within 12 months following the closing date of the merger, (i) Mr. Givehchi’s employment is terminated without “cause,” (ii) Mr. Givehchi resigns from his employment for “good reason” or

(iii) Mr. Givehchi’s employment is terminated due to his death or “permanent disability” (as defined in the Givehchi agreement), then, subject to Mr. Givehchi’s executing a release in favor of Parent, the cash payments with respect to his unvested Company RSUs outstanding as of the date of the Givehchi agreement will fully accelerate.

•

If, more than 12 months following the closing date of the merger and up to 24 months following the closing date of the merger, (i) Mr. Givehchi’s employment is terminated without “cause,” (ii) Mr. Givehchi resigns from his employment for “good reason” or (iii) Mr. Givehchi’s employment is terminated due to his death or “permanent disability,” then, subject to Mr. Givehchi’s executing a release in favor of Parent, the cash payments with respect to his unvested Company RSUs outstanding as of the date of the Givehchi agreement will vest as if he had provided another nine months of service.

Mr. Givehchi will also be entitled to acceleration benefits for the cash payments with respect to his unvested Company RSUs consistent with the terms and conditions of Parent’s Vesting Acceleration Policy for Death and Terminal Illness then in effect. Mr. Givehchi’s PRSUs will be treated in accordance with their terms.

In addition, the parties agreed that a separate retention bonus award may be granted to Mr. Givehchi in light of the fact that Mr. Givehchi did not receive an annual equity grant in 2020. Under the retention bonus agreement entered into between Parent and Mr. Givehchi on January 2, 2021 (which we refer to as the Givehchi retention agreement) and subject to the closing of the merger, Mr. Givehchi will be eligible to receive a cash retention bonus in the amount of $700,000 subject to his continued provision of “service” (as defined in the Givehchi retention agreement) to Parent following the closing of the merger through each applicable vesting date. One fourth (1/4) of the retention bonus will vest on April 1, 2021 and one sixteenth (1/16) of the retention bonus will vest upon each quarterly anniversary thereafter until the award is fully vested on April 1, 2024, with payment to be made within 30 days of the applicable vesting date. Such retention bonus is not subject to acceleration under any circumstances.

Parent Agreements for Christian J. Rasmussen

Mr. Rasmussen entered into an employment agreement with Cisco Systems Danmark ApS (an affiliate of Parent), which we refer to as Sub DK, on July 7, 2019 to become effective upon the closing of the merger, which we refer to as the Rasmussen agreement. The Rasmussen agreement, when effective, will replace the Service Contract between Mr. Rasmussen and Acacia Communications Europa A/S (a subsidiary of the Company). Pursuant to the Rasmussen agreement, Mr. Rasmussen’s base salary will be DKK 1,900,000 per annum. He will be entitled to insurance, pension and healthcare benefits in accordance with applicable Danish law and Sub DK’s company schemes. Until the end of the Parent fiscal year in which the closing of the merger occurs, Mr. Rasmussen will remain on his current incentive plan with a target bonus of DKK 1,357,543 and will receive a prorated bonus on the first payroll period after such date, subject to his continued service through such date. At the beginning of the next Parent fiscal year (or such other date as determined by Sub DK), Mr. Rasmussen will join Parent’s Professional & Leadership Incentive Plan, with a target bonus of DKK 665,000. The Rasmussen agreement provides that Mr. Rasmussen will be eligible to receive a retention bonus of $2,500,000 subject to his continued provision of “service” (as defined in the Rasmussen agreement) to Sub DK through each applicable vesting date. One twelfth (1/12) of the retention bonus will vest on the fifth quarterly anniversary of the closing date of the merger and one twelfth (1/12) of the retention bonus will vest upon each quarterly anniversary thereafter, with payment to be made within 30 days of the applicable vesting date. In addition, pursuant to the Rasmussen agreement, Mr. Rasmussen will be eligible to receive a one-time cash bridging allowance of DKK 881,071 to assist him in adjusting to the overall change in his total compensation. The bridging allowance will be paid in four equal installments within 30 days of the third, sixth, ninth and twelfth monthly anniversaries of Mr. Rasmussen’s commencing employment with Sub DK, subject to Mr. Rasmussen’s continued employment with Sub DK on the applicable payment date.

Pursuant to the Rasmussen agreement, Mr. Rasmussen has waived any severance benefits to which he may have been entitled arising under an agreement or understanding between him and the Company or any Company policy, including the CIC plan. Instead, Mr. Rasmussen is entitled to the following severance benefits:

•

If within the first year following the closing date of the merger, Sub DK terminates Mr. Rasmussen’s employment without “cause” (as defined in the Rasmussen agreement) or if he resigns his employment for “good reason” (as defined in the Rasmussen agreement), and subject to Mr. Rasmussen’s executing a release in favor of Sub DK, he will be paid a lump sum equal to the sum of: (i) 12 months of his monthly base salary, less applicable deductions; plus (ii) an amount equal to his target annual bonus, less applicable deductions; plus (iii) an amount equal to any unpaid annual bonus in respect of any completed bonus period which has ended prior to the date of termination, less applicable deductions.

•

If after the first anniversary of the closing date of the merger but prior to the second anniversary of the closing date of the merger, Sub DK terminates Mr. Rasmussen’s employment without “cause” or if he resigns his employment for “good reason,” and subject to Mr. Rasmussen’s executing a release in favor of Sub DK, Mr. Rasmussen will be entitled to monthly base salary continuation for nine months, less applicable deductions.

•

If after the second anniversary of the closing date of the merger but prior to the third anniversary of the closing date of the merger, Sub DK terminates Mr. Rasmussen’s employment without “cause” or if he resigns his employment for “good reason,” and subject to Mr. Rasmussen’s executing a release in favor of Sub DK, Mr. Rasmussen will be entitled to monthly base salary continuation for seven months, less applicable deductions.

Pursuant to the Danish Salaried Employees Act, termination of the Rasmussen agreement by Sub DK generally requires Sub DK to provide notice to Mr. Rasmussen, the length of which is determined based on Mr. Rasmussen’s length of employment (up to a maximum notice period of six months). Any mandatory entitlements in the case of Mr. Rasmussen’s termination of employment will be considered included in the severance payments described above.

Furthermore, pursuant to the Rasmussen agreement, Mr. Rasmussen has waived any acceleration of equity benefits to which he may have been entitled arising under any agreement or understanding between him and the Company or any Company policy, including the CIC plan. Instead, Mr. Rasmussen will be entitled to the following acceleration of the cash payments with respect to his unvested Company RSUs:

•

If, within 12 months following the closing date of the merger, (i) Mr. Rasmussen’s employment is terminated without “cause,” (ii) Mr. Rasmussen resigns from his employment for “good reason” or (iii) Mr. Rasmussen’s employment is terminated due to his death or “permanent disability” (as defined in the Rasmussen agreement), then, subject to Mr. Rasmussen’s executing a release in favor of Sub DK, the cash payments with respect to his unvested Company RSUs outstanding as of the date of the Rasmussen agreement will fully accelerate.

•

If, more than 12 months following the closing date of the merger and up to 24 months following the closing date of the merger, (i) Mr. Rasmussen’s employment is terminated without “cause,” (ii) Mr. Rasmussen resigns from his employment for “good reason” or (iii) Mr. Rasmussen’s employment is terminated due to his death or “permanent disability,” then, subject to Mr. Rasmussen’s executing a release in favor of Sub DK, the cash payments with respect to his unvested Company RSUs outstanding as of the date of the Rasmussen agreement will vest as if he had provided another nine months of service.

Mr. Rasmussen will also be entitled to acceleration benefits for the cash payments with respect to his unvested Company RSUs consistent with the terms and conditions of Parent’s Vesting Acceleration Policy for Death and Terminal Illness then in effect. Mr. Rasmussen’s PRSUs will be treated in accordance with their terms.

In addition, the parties agreed that a separate retention bonus award may be granted to Mr. Rasmussen in light of the fact that Mr. Rasmussen did not receive an annual equity grant in 2020. Under the retention bonus agreement entered into between Parent and Mr. Rasmussen on January 5, 2021 (which we refer to as the Rasmussen retention agreement) and subject to the closing of the merger, Mr. Rasmussen will be eligible to receive a cash retention bonus in the amount of $700,000 subject to his continued provision of “service” (as defined in the Rasmussen retention agreement) to Parent following the closing of the merger through each applicable vesting date. One fourth (1/4) of the retention bonus will vest on April 1, 2021 and one sixteenth (1/16) of the retention bonus will vest upon each quarterly anniversary thereafter until the award is fully vested on April 1, 2024, with payment to be made within 30 days of the applicable vesting date. Such retention bonus is not subject to acceleration under any circumstances.

Change in Control Benefits Under 2019 TSR PRSUs

In 2019 as part of the annual equity grant process, the Company granted the 2019 TSR PRSUs to the Company’s executive officers under the Company’s 2016 Equity Incentive Plan. The number of shares that vest under the 2019 TSR PRSUs is measured based on the Company’s percentile achievement of relative TSR against a peer group over a three-year performance period running from January 1, 2019 to December 31, 2021. The number of shares that may be earned under the 2019 TSR PRSUs ranges from 0% to 200% of the target numbers of shares subject to each 2019 TSR PRSU award depending on the level of achievement of the TSR performance metric.

Pursuant to the PRSU agreements with respect to the 2019 TSR PRSUs, in the event of a “change in control” (as defined in the CIC plan) during the applicable performance period pursuant to which consideration is received by holders of Company common stock, the performance period will be deemed to end upon the closing date of the change in control. For purposes of determining the Company’s TSR pursuant to the applicable 2019 TSR PRSU agreement, the “ending price” (as defined in the applicable agreement) of the Company’s common stock will be determined based on the price to be paid to holders of Company common stock in connection with the change in control, as determined by the compensation committee.

For purposes of the 2019 TSR PRSU agreements, the merger will constitute a change in control of the Company and the per share merger consideration will be the “ending price” as defined in such agreements. The Company’s share price performance based on the per share merger consideration will be compared to share price performance of the peer groups on or shortly prior to the closing of the merger to determine the level of achievement of the 2019 TSR PRSUs and the number of 2019 TSR PRSUs that will vest immediately prior to the merger. Pursuant to the 2019 TSR PRSU award agreements, any such PRSUs for which performance has been achieved will vest immediately prior to the change in control and any such TSR PRSUs that do not so vest will be cancelled at such time for no consideration.

In light of the increased per share merger consideration from $70.00 to $115.00 in cash pursuant to the amended and restated merger agreement, the Company believes it is possible that the number of 2019 TSR PRSUs that will become vested as of the closing of the merger could be 200% of the target number of 2019 TSR PRSUs. However, in the event that less than 200% of the target number of 2019 TSR PRSUs become vested as of the closing, Parent has consented to a potential amendment to the 2019 TSR PRSUs that would allow 2019 TSR PRSUs reflecting such shortfall to be treated as unvested PRSUs for purposes of the amended and restated merger agreement in order to provide additional retention following the effective time of the merger. Each such unvested 2019 TSR PRSU would be converted into the right to receive an amount in cash without interest, equal to the merger consideration, subject to deduction for any required withholding tax, payable on December 31, 2021 (the last day of the original performance period), subject to the CIC plan or an employment offer document entered into with Parent.

Employee Benefits

Pursuant to the amended and restated merger agreement, Parent will, or will cause the surviving corporation and its other affiliates to, assume and honor the obligations of the Company and its subsidiaries under the CIC plan and other specified contracts, providing for the payment of severance set forth in accordance with their terms, and to honor all provisions with respect to vesting, accelerated vesting under the CIC plan and any retention agreement and/or payment of any options to purchase shares of Company common stock, RSUs or PRSUs, in each case, unvested as of the effective time of the merger, following the merger and cause all such provisions to apply to payment of the per share merger consideration with respect to such unvested equity awards to the same extent as if the applicable unvested equity awards had been assumed by Parent under the amended and restated merger agreement, subject in each case to the right to make amendments or modifications to the extent permitted by such terms and subject to any applicable agreements entered into between any employees of the Company and its subsidiaries as of the effective time of the merger (which we refer to as continuing employees).

For a more detailed description of these provisions of the amended and restated merger agreement, please see the section of the proxy statement entitled “The Amended and Restated Merger Agreement — Additional Agreements of the Parties to the Amended and Restated Merger Agreement — Employee Benefits Matters” on page [—].

Bonus Payments to Independent Directors

Given the pendency of the merger, the Company did not make annual equity grants under its director compensation program to its independent directors in 2020. As a result, in connection with the execution of the amended and restated merger agreement, the parties have agreed that the Company may, and it is expected that the board of directors will, approve the payment of a one-time special cash bonus to each of the Company’s independent directors in an amount equal to $200,000, which bonus payment will be payable at, and conditioned upon, the closing of the merger.

Indemnification of Directors and Officers

The amended and restated merger agreement provides that, from and after the effective time of the merger until the sixth anniversary of the effective time of the merger, Parent will assume, and will cause the surviving corporation to honor and fulfill in all respects all rights to indemnification by the Company and its subsidiaries to their respective present and former directors and officers pursuant to any indemnification agreements with the Company or such subsidiary made available to Parent and any indemnification or advancement provisions under the Company’s or such subsidiary’s certificate of incorporation or bylaws (or equivalent organizational documents) as in effect on the date of the amended and restated merger agreement with respect to their acts and omissions as directors and officers of the Company or such subsidiary occurring prior to the effective time of the merger, in each case, subject to applicable law.

For a more detailed description of these provisions of the amended and restated merger agreement, please see the section of this proxy statement entitled “The Amended and Restated Merger Agreement — Additional Agreements of the Parties to the Amended and Restated Merger Agreement —Indemnification and Insurance” on page [—].

Intent to Vote in Favor of the Merger

As of the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, [—] shares of Company common stock, representing approximately [—]% of the outstanding shares of Company common stock on the record date. The directors and executive officers have informed the Company that they currently intend to vote all of their shares of Company common stock “FOR” the proposal to adopt the amended and restated merger agreement, “FOR” approval of the nonbinding advisory proposal regarding compensation that may be payable to our named executive officers in connection with the merger and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. In addition, the shares described above include shares beneficially owned and entitled to vote by Murugesan Shanmugaraj, Benny Mikkelsen, Christian Rasmussen and Mehrdad Givehchi (including certain entities holding shares of Company common stock on their behalf) and such stockholders are obligated, pursuant to voting agreements entered into on January 14, 2021 between Parent and each of such stockholders, to vote such shares, representing approximately [—]% of the issued and outstanding shares of Company common stock on the record date, in favor of the adoption of the amended and restated merger agreement and any matter that would reasonably be expected to facilitate the merger.

Compensation Payable to our Named Executive Officers

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of our named executive officers that is based on or otherwise relates to the merger. This compensation is referred to as compensation that may be payable to our named executive officers in connection with the merger. The amounts set forth in the table are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement and in the footnotes to the table. As a result, the actual amounts, if any, that an executive officer receives may materially differ from the amounts set forth in the table. The table below does not include any retention bonuses payable pursuant to arrangements with Parent, as described above, as such retention bonuses require continued employment following the closing of the merger and are not subject to acceleration.

The table below describes the estimated potential payments to each of our named executive officers pursuant to the terms of their 2019 TSR PRSUs and under the CIC plan or the terms of their respective employment agreements with Parent, as applicable. The amounts shown in the table do not include the value of payments or benefits that would have been earned, or any amounts associated with equity awards that would vest pursuant to their terms, on or prior to the effective date of the merger (including payments in respect of the 2018 TSR PRSUs that were settled on January 15, 2021 as described above) or the value of payments or benefits that are not based on or otherwise related to the merger. In addition, the table does not reflect any increases in compensation that may be approved by the compensation committee in connection with its annual compensation review process prior to the closing of the merger to the extent agreed to by the Company and Parent pursuant to the terms of the amended and restated merger agreement.

For purposes of calculating the potential payments set forth in the table below, the Company has assumed that (i) the merger will become effective on, and the date of termination of employment of the named executive officers is, March 15, 2021 (which is the date assumed solely for the purposes of this disclosure); (ii) the termination of employment is a change in control termination pursuant to the CIC plan or a termination that results in severance benefits pursuant to the named executive officer’s employment agreement with Parent, as applicable; (iii) the stock price is $115.00 per share, which is the per share merger consideration; (iv) for purposes of calculating the number of 2019 TSR PRSUs that will vest, the Company’s percentile TSR achievement against the applicable peer groups as of January 20, 2021 (based on an ending price for the Company common stock of $115.00 per share, which would result in 156% of the shares subject to such awards vesting), remains unchanged through the assumed effective date of the merger; and (v) no withholding taxes are applicable to any payments set forth in the table. The amounts shown in the table are estimates only and are based on assumptions and information available to date. The actual amounts that may be paid upon an individual’s termination of employment can only be determined at the actual time of such termination.

Name	Cash($)(1)	Equity($)(2)	Perquisites/ Benefits($)(3)	Tax Reimbursement ($)(4)	Total($)
Murugesan “Raj” Shanmugaraj	1,190,875	5,777,830	31,200	34,692	7,034,597
John F. Gavin	614,625	3,757,970	21,357	0	4,393,952
Benny P. Mikkelsen	550,620	3,610,885	31,200	34,692	4,227,397
Eric Fisher	585,420	4,645,540	21,299	0	5,252,259
Bhupendra C. Shah	545,820	3,610,885	14,676	0	4,171,381

1)

The amounts listed in this column represent, for Messrs. Shanmugaraj and Mikkelsen, cash severance amounts that are payable pursuant to their respective employment agreements with Parent which become effective upon the closing of the merger and which are payable if, within the first 12 months following the closing of the merger, Parent terminates the executive’s employment without cause or if he resigns his employment for good reason, as such terms are defined in the applicable employment agreement, and therefore such amounts are “double trigger” benefits. Such cash severance amounts are paid in a lump sum and for Mr. Shanmugaraj include (a) 200% of his annual base salary, (b) 150% of his target annual bonus and (c) an amount equal to any unpaid annual bonus in respect of any completed bonus period which has ended prior to the date of termination. For Mr. Mikkelsen, such cash severance amounts include (a) 100% of the executive officer’s annual base salary, (b) 100% of the executive officer’s target annual bonus and (c) an amount equal to any unpaid annual bonus in respect of any completed bonus period which has ended prior to the date of termination.

The amounts listed in this column represent, for Messrs. Gavin, Fisher and Shah, cash severance payments that are payable under the CIC plan upon a change in control termination and therefore such amounts are “double trigger” benefits. For this purpose, a “change in control termination” occurs when, within 12 months following a change in control of the Company, the Company terminates an eligible executive officer’s employment without cause or such executive terminates his employment with the Company for good reason, as such terms are defined in the CIC plan. Such cash severance payments are paid in a lump sum and for each of Messrs. Gavin, Fisher and Shah include (a) 100% of the executive officer’s annual base salary, (b) 100% of the executive officer’s target annual bonus for the year in which the termination of employment occurs and (c) the amount of any unpaid annual bonus determined by the board of directors to be payable to the executive officer for any completed bonus period which ended prior to the date of such executive’s termination.

The amounts listed in this column were calculated assuming (i) the target annual bonuses for each named executive officer is the target annual bonus to which each named executive officer is currently entitled (and will remain in effect through the end of Parent’s current fiscal year) and (ii) that the annual base salary for each named executive officer entitled to severance under the CIC plan or his employment agreement with Parent effective as of the assumed closing date of the merger of March 15, 2021 (which is the date assumed solely for the purposes of this disclosure) is equal to, for Messrs. Shanmugaraj, and Mikkelsen, the amounts provided for under their respective employment agreements entered into with Parent in connection with the merger, and for Messrs. Gavin, Fisher and Shah, the amounts pursuant to their current employment arrangements with the Company, which amounts are set forth in the table below. However, the table does not reflect any increases in compensation that may be approved by the compensation committee in connection with its annual compensation review process prior to the closing of the merger to the extent agreed to by the Company and Parent pursuant to the terms of the amended and restated merger agreement.

Name	Base Salary($)	Target Annual Bonus($)
Murugesan “Raj” Shanmugaraj	350,000	327,250
John F. Gavin	372,500	242,125
Benny P. Mikkelsen	320,000	230,620
Eric Fisher	354,800	230,620
Bhupendra C. Shah	330,800	215,020

2)

The amounts listed in this column represent, in accordance with the terms of the 2019 TSR PRSU award agreements and the CIC plan or the named executive officers’ employment agreements with Parent, as applicable, the cash payments in respect of (a) the accelerated cash payment for cancellation of unvested RSUs held by each executive officer, calculated as the product of (i) the per share merger consideration of $115.00 multiplied by (ii) the number of unvested RSUs with respect to which such cash payments are being made, which amounts are “double trigger” benefits payable upon certain terminations of employment following the closing of the merger, as described below; and (b) the settlement of the 2019 TSR PRSUs pursuant to their terms, calculated as the product of (i) the per share merger consideration of $115.00 multiplied by (ii) the number of 2019 TSR PRSUs that vest immediately prior to the effective time pursuant to the terms of the applicable 2019 TSR PRSU award agreements, which amounts are “single trigger” benefits payable upon the closing of the merger.

The accelerated cash payments for cancellation of unvested RSUs are “double-trigger” benefits and (i) for each of Messrs. Shanmugaraj and Mikkelsen are payable pursuant to his employment agreement with Parent, within the first 12 months following the closing of the merger, if Parent terminates the executive’s employment without cause, if he resigns his employment for good reason, or if his employment is terminated due to his death or permanent disability, as such terms are defined in the applicable employment agreement and (ii) for each of Messrs. Gavin, Fisher and Shah are payable pursuant to the CIC plan upon a change in control termination. For this purpose, a “change in control termination” occurs when, within 12 months following a change in control of the Company, the Company terminates an eligible executive’s employment without cause or such executive terminates his employment with the Company for good reason, as such terms are defined in the CIC plan.

The number of unvested RSUs and 2019 TSR PRSUs held by each named executive officer to be treated as described in this note 2 and the cash payments payable with respect to such RSUs and 2019 TSR PRSUs are as follows:

Name	Unvested RSUs at Closing (Double Trigger)	Value of Unvested RSUs at Closing (Double Trigger)	Vested 2019 TSR PRSUs (Single Trigger) (1)	Value of Vested 2019 TSR PRSUs (Single Trigger) (1)
Murugesan “Raj” Shanmugaraj	30,777	$3,539,355	19,465	2,238,475
John F. Gavin	19,933	$2,292,295	12,745	1,465,675
Benny P. Mikkelsen	19,235	$2,212,025	12,164	1,398,860
Eric Fisher	22,842	$2,626,830	17,554	2,018,710
Bhupendra C. Shah	19,235	$2,212,025	12,164	1,398,860

(1)

The number of vested 2019 TSR PRSUs assumes performance at 156%. If the maximum number of shares underlying the 2019 TSR PRSUs (i.e., 200% of the target number of shares) vest by either achievement or amendment, the number of vested 2019 TSR PRSUs for Mr. Shanmugaraj would be 24,956, for Mr. Gavin would be 16,340, for Mr. Fisher would be 22,506 and for each of Messrs. Mikkelsen and Shah would be 15,596, resulting in cash payments of $2,869,940 for Mr. Shanmugaraj, $1,879,100 for Mr. Gavin, $2,588,190 for Mr. Fisher, and $1,793,540 for each of Messrs. Mikkelsen and Shah. Any amendment could potentially be a “double trigger” benefit.

3)

The amounts in this column represent, for Messrs. Shanmugaraj and Mikkelsen, the total estimated COBRA premiums required to continue the executive’s group health care coverage for him and his eligible dependents for a period of 12 months based on estimated COBRA costs for each executive under Parent’s benefits plans. The actual COBRA premiums for Messrs. Shanmugaraj and Mikkelsen may be different from the estimates above depending on the benefit elections each executive makes. For Messrs. Gavin, Fisher and Shah, the amount in this column represents the Company contributions to the cost of health care continuation under COBRA for 12 months for the executive. These amounts are “double trigger” in nature for each of the named executive officers and are payable, in the case of Messrs. Shanmugaraj and Mikkelsen, within the first 12 months following the closing of the merger, if Parent terminates the executive’s employment without cause or if he resigns his employment for good reason, as such terms are defined in the applicable employment agreement, and for Messrs. Gavin, Fisher and Shah upon a change in control termination under the CIC plan.

4)

The amounts in this column represent, for Messrs. Shanmugaraj and Mikkelsen, the tax gross up payments that each would be entitled to receive from the Company with respect to the estimated COBRA premiums described in note 3 above. As noted above, these tax gross up payments may be different from the estimates set forth above depending on the actual value of the COBRA premiums to which each executive is entitled. These amounts are “double trigger” in nature for Messrs. Shanmugaraj and Mikkelsen, within the first 12 months following the closing of the merger, if Parent terminates the named executive officer’s employment without cause or if he resigns his employment for good reason, as such terms are defined in the applicable employment agreement.

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the U.S. federal income tax consequences of the merger to “U.S. holders” and certain “non-U.S. holders” (both terms defined below) whose shares of our common stock are converted into the right to receive cash pursuant to the merger. This summary is for information purposes only and is not tax advice. It does not purport to consider all aspects of U.S. federal income taxation that might be relevant for holders of our common stock. This summary is based on the Internal Revenue Code of 1986, as amended, which we refer to as the Code, the applicable U.S. Treasury regulations promulgated under the Code, published rulings by the Internal Revenue Service, which we refer to as the IRS, and judicial authorities and administrative decisions, all as in effect as of the date of this proxy statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change could alter the tax consequences to the holders described herein. This summary is not binding on the IRS or a court, and there can be no assurance that the tax consequences described in this summary will not be challenged by the IRS or that they would be sustained by a court if so challenged. No ruling has been or will be sought from the IRS, and no opinion of counsel has been or will be rendered, as to the U.S. federal income tax consequences of the merger.

For purposes of this summary, the term “U.S. holder” means a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•

a trust that (a) is subject to the primary supervision of a court within the United States and all substantial decisions of which are controlled by one or more U.S. persons or (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

As used herein, a “non-U.S. holder” means a beneficial owner of shares of our common stock that is neither a U.S. holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partner of a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holding our common stock should consult the partner’s tax advisor regarding the U.S. federal income tax consequences of the merger to such partner.

This summary applies only to holders who hold shares of our common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address or consider all of the U.S. federal income tax consequences that may be applicable to holders of our common stock in light of their particular circumstances. For instance, this summary does not address the alternative minimum tax or the tax consequences to stockholders who validly exercise dissenters’ rights under the DGCL. In addition, this summary does not address the U.S. federal income tax consequences of the merger to holders who are subject to special treatment under U.S. federal income tax rules, including, for example, banks and other financial institutions;

insurance companies; securities dealers or broker-dealers; mutual funds; traders in securities who elect to use the mark-to-market method of accounting; tax-exempt investors; S corporations; holders classified as partnerships or other flow-through entities under the Code; U.S. expatriates; holders who hold their shares of our common stock as part of a hedge, straddle, conversion transaction, or other integrated investment or constructive sale transaction; holders whose functional currency is not the U.S. dollar; holders who acquired their shares of our common stock through the exercise of Company stock options or otherwise as compensation; and, except to the extent described below, holders who actually or constructively own 5% or more of the outstanding shares of our common stock. In addition, this summary does not address the impact of the Medicare contribution tax, any aspects of foreign, state, local, estate, gift, or other tax laws (or any U.S. federal tax laws other than those pertaining to income tax) that may be applicable to a particular holder in connection with the merger.

Further, this summary does not address any tax consequences of the merger to holders of options or restricted stock units whose options or restricted stock units are cancelled in exchange for cash pursuant to the merger. Such option and restricted stock unit holders should consult their tax advisors regarding the tax consequences of the merger to them. Moreover, this summary does not discuss any other matters relating to equity compensation or benefit plans (including our 401(k) plan).

U.S. Holders

A U.S. holder’s receipt of the per share merger consideration in exchange for shares of our common stock will generally be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of common stock are converted into the right to receive cash pursuant to the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received (determined before deduction of any applicable withholding taxes) with respect to such shares and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such shares. The amount of gain or loss must be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered by the U.S. holder in the merger. Such gain or loss will generally be long-term capital gain or loss if the U.S. holder’s holding period for such shares is more than 12 months at the effective time of the merger. Long-term capital gains recognized by individual and certain other non-corporate U.S. holders are generally taxed at preferential U.S. federal income tax rates. A U.S. holder’s ability to deduct capital losses may be limited.

Non-U.S. Holders

Cash received in the merger by a non-U.S. holder generally will not be subject to U.S. withholding tax (other than potentially to backup withholding tax or FATCA withholding, as discussed below) and will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if an income tax treaty applies, is attributable to a United States permanent establishment maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be subject to tax on such gain in the same manner as if it were a U.S. holder, and, if the non-U.S. holder is a foreign corporation, such gain may also be subject to an additional branch profits tax at a rate of 30% or at such lower rate as may be specified by an applicable income tax treaty;

•

the non-U.S. holder is an individual who was present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the non-U.S. holder generally will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence) on the net gain derived from the disposition, which may be offset by certain U.S.-source capital losses of the non-U.S. holder recognized in the taxable year of the disposition, if any; or

•	the Company was a “United States real property holding corporation”, which we refer to as a USRPHC, within the meaning of Section 897(c)(2) of the Code for U.S. federal income tax purposes within the five years preceding the merger and the non-U.S. holder owned, actually or constructively, more than 5% of the Company common stock at any time during the five-year period preceding the merger. In general, the Company would be a USRPHC if interests in U.S. real estate comprised most of its assets. Although there can be no assurances in this regard, the Company does not believe it is, or has been during the five years preceding the merger, a USRPHC for U.S. federal income tax purposes.

Non-U.S. holders should consult their own tax advisors regarding the tax consequences to them of the merger.

Backup Withholding and Information Reporting

A U.S. holder may be subject to backup withholding on all payments to which such U.S. holder is entitled in connection with the merger, unless the U.S. holder provides its correct taxpayer identification number and complies with applicable certification procedures or otherwise establishes an exemption from backup withholding. In addition, if the exchange agent is not provided with a U.S. holder’s correct taxpayer identification number or other adequate basis for exemption, the U.S. holder may be subject to certain penalties imposed by the IRS. Each U.S. holder should complete and sign the IRS Form W-9 included as part of the letter of transmittal and timely return it to the exchange agent in order to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the exchange agent.

Certain non-U.S. holders may also be subject to backup withholding unless they establish an exemption from backup withholding in a manner satisfactory to the exchange agent (such as by completing and signing an appropriate IRS Form W-8) and otherwise comply with the backup withholding rules. Non-U.S. holders should consult their own tax advisors regarding these matters.

Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules will generally be allowable as a refund or credit against a holder’s U.S. federal income tax liability; provided that certain required information is timely furnished to the IRS.

Payments made pursuant to the merger will also be subject to information reporting unless an exemption applies.

FATCA

Provisions of the Code commonly referred to as the Foreign Account Tax Compliance Act, or FATCA, may impose a 30% withholding tax on gross proceeds received in the merger if paid to a foreign entity unless (i) if the foreign entity is a “foreign financial institution,” the foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the foreign entity is not a “foreign financial institution,” the foreign entity identifies certain of its U.S. investors, or (iii) the foreign entity is otherwise excepted under FATCA. Under proposed U.S. Treasury Regulations, withholding on payments of gross proceeds is not required. Although such regulations are not final, applicable withholding agents may rely on the proposed regulations until final regulations are issued. Non-U.S. holders should consult their own tax advisors regarding the possible implications of FATCA on their receipt of cash in the merger.

This summary is provided for general information only and is not tax advice. The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the merger in light of such stockholder’s particular circumstances and the application of state, local, foreign, estate, gift and other tax laws (or any U.S. federal tax laws other than those pertaining to income tax).

Regulatory Approvals

The merger is subject to the reporting and waiting period requirements of the HSR Act, it being understood that the existing clearance of the merger thereunder, to the extent still in effect, shall be deemed to satisfy such condition. Following the execution of the original merger agreement, Parent and the Company filed notification of the merger with the FTC and the DOJ under the HSR Act. On September 26, 2019, the waiting period under the HSR Act with respect to the merger expired, which we refer to as the original clearance. Prior to the expiration of the original clearance, Parent withdrew and refiled its HSR Act notification form to avoid expiration of the original clearance under the HSR Act. On September 22, 2020, the parties received notice from the FTC that early termination of the waiting period applicable to the refiled notification form had been granted, which we refer to as the renewed HSR clearance. The renewed HSR clearance will expire on September 21, 2021.

In addition, following the execution of the original merger agreement, the parties prepared and submitted regulatory filings in the jurisdictions in which the parties agreed that regulatory filings may be required. Regulatory clearance was later received with respect to the merger from the Austrian Federal Competition Authority on September 3, 2019, and from the German Federal Cartel Office on November 11, 2019. On January 19, 2021, the State Administration for Market Regulation in China posted on its website its decision conditionally approving the merger, which was dated January 14, 2021.

Under the terms of the amended and restated merger agreement, the merger cannot be consummated if any governmental entity of the United States of competent jurisdiction has issued, promulgated or entered any judgment, writ, decree, stipulation, determination, decision, legal or arbitration award, settlement or consent agreement, charge, ruling, injunction, restraining order or other order (whether temporarily, preliminary or permanently in effect), and no law, statute, constitution, resolution, ordinance, code, permit, rule, regulation, ruling or requirement has been enacted in the United States that prohibits, makes illegal or enjoins the consummation of the merger.

Litigation Relating to the Merger

Shareholder Litigation

On August 5, 2019, a lawsuit, captioned Jiang v. Acacia Communications, Inc., et al., Civil Action No. 1:19-cv-07267, or the Jiang Action, was filed against the Company and each of the Company’s directors in the United States District Court for the Southern District of New York alleging violations of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 14a-9 promulgated thereunder against the defendants for allegedly disseminating a materially incomplete and misleading preliminary proxy statement in connection with the merger. In the following days, three additional lawsuits, including two putative class action lawsuits, were filed against the Company and its directors making similar allegations and asserting similar claims regarding the preliminary proxy statement: O’Brien v. Acacia Communications, Inc., et al., Civil Action No. 1:19-cv-01463 (D. Del., filed August 5, 2019); Rosenblatt v. Acacia Communications, Inc., et al., Civil Action No. 1:19-cv-01470 (D. Del., filed August 6, 2019); and Mac v. Acacia Communications, Inc., et al., Civil Action No. 1:19-cv-11706 (D. Mass., filed August 7, 2019). The O’Brien action asserted an additional claim that the Company’s directors breached their fiduciary duties by, among other things, agreeing to the merger without taking steps to obtain adequate, fair and maximum consideration under the circumstances and engineering the merger to improperly benefit themselves, Company management and/or Parent without regard for the Company’s public stockholders. The plaintiffs in these four lawsuits sought various forms of injunctive and declaratory relief, as well as awards of damages, costs, expert fees, and attorneys’ fees.

On August 27, 2019, the Company and the plaintiffs in the O’Brien Action, the Rosenblatt Action, and the Mac Action entered into a memorandum of understanding in which these plaintiffs agreed to dismiss with prejudice their individual claims and to dismiss without prejudice the class claims asserted in those actions, in return for the Company’s agreement to make the supplemental disclosures set forth under the heading “Supplement to Proxy Statement” in a Form 8-K filed by the Company with the Securities and Exchange Commission on August 27, 2019, or the Supplemental Disclosures. On August 27, 2019, prior to the filing of the Company’s Form 8-K containing the Supplemental Disclosures, the Company and the plaintiff in the Jiang Action agreed in principle that the plaintiff would dismiss with prejudice his claims asserted in that action, in return for the Company’s agreement to make the Supplemental Disclosures. That agreement was memorialized in a memorandum of understanding between the Company and the plaintiff in the Jiang Action entered into on August 28, 2019. Pursuant to the memoranda of understanding, the plaintiffs in all four actions filed notices of voluntary dismissal on September 11, 2019. Pursuant to the memoranda of understanding, the parties thereafter negotiated an award of attorney’s fees and expenses based upon the purported benefit conferred upon the Company’s stockholders by causing the Supplemental Disclosures to be disseminated.

Litigation between the Company and Parent

On January 8, 2021, Parent commenced litigation against the Company in the Court of Chancery of the State of Delaware, or the Court of Chancery, which we refer to as the merger litigation. The lawsuit, captioned Cisco Systems, Inc. v. Acacia Communications, Inc., Civil Action No. 2021-0018-JTL, sought, among other things, a temporary restraining order to enjoin the Company from terminating the original merger agreement, a declaratory judgment that all necessary conditions to closing were satisfied and that the Company’s notice of termination of the original merger agreement was invalid, and an order requiring the Company to specifically perform its obligations under the original merger agreement and close the merger as soon as practicable.

Later on January 8, 2021, the Court of Chancery granted Parent’s motion for a temporary restraining order. In addition, the Court of Chancery granted Parent’s motion for expedited proceedings for consideration of Parent’s claims. Pursuant to the temporary restraining order, the Company continued to be bound by the terms of the original merger agreement until further order of the Court of Chancery or as otherwise agreed by the parties.

On January 11, 2021, the Company filed its answer and affirmative defenses in response to the complaint filed by Parent and simultaneously filed a counterclaim against Parent seeking a declaration that the Company validly terminated the original merger agreement pursuant to the terms thereof.

On January 14, 2021, in connection with the execution of the amended and restated merger agreement, the Company and Parent jointly requested that the Court of Chancery lift the temporary restraining order and dismiss with prejudice the litigation pending between the parties in that court. Later that same day, the Court of Chancery entered an order vacating the temporary restraining order and dismissing the parties’ respective claims with prejudice, with each party bearing its own costs.

THE AMENDED AND RESTATED MERGER AGREEMENT (PROPOSAL ONE)

The following is a summary of the material terms and conditions of the amended and restated merger agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the amended and restated merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the amended and restated merger agreement that is important to you. We encourage you to read the amended and restated merger agreement carefully and in its entirety because it is the legal document that governs the merger.

Explanatory Note Regarding the Amended and Restated Merger Agreement

The amended and restated merger agreement is included to provide you with information regarding its terms. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the amended and restated merger agreement. The representations, warranties and covenants made in the amended and restated merger agreement by the Company, Parent and Merger Sub were qualified and subject to important limitations agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the amended and restated merger agreement. In particular, in your review of the representations and warranties contained in the amended and restated merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the amended and restated merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the amended and restated merger agreement, rather than establishing as facts the matters described therein. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by the matters contained in disclosure schedules that the Company delivered to Parent in connection with the original merger agreement and the amended and restated merger agreement, which we refer to as the Company disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the amended and restated merger agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

The Merger

On the terms and subject to the conditions set forth in the amended and restated merger agreement and the applicable provisions of DGCL, at the effective time of the merger, Merger Sub, a wholly owned subsidiary of Parent, will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation or the merger. As a result of the merger, the Company will become a wholly owned subsidiary of Parent. We sometimes refer to the Company after the consummation of the merger as the surviving corporation. The certificate of incorporation of the Company will be amended and restated in its entirety at the effective time of the merger, to read as set forth on an exhibit to the amended and restated merger agreement. The by-laws of the Company will also be amended and restated in their entirety at the effective time of the merger, to read as set forth on an exhibit to the amended and restated merger agreement. The directors of Merger Sub immediately prior to the effective time of the merger will be the initial directors of the surviving corporation. The officers of Merger Sub immediately prior to the effective time of the merger will be the initial officers of the surviving corporation.

Effective Time of the Merger

Unless the amended and restated merger agreement is terminated (as described under “— Termination”) and unless otherwise mutually agreed in writing between the Company, Parent and Merger Sub, subject to satisfaction or waiver of the conditions to the closing (described under “— Conditions to the Merger”), the consummation of the merger (which we refer to as the closing) will take place on the third business day (or as otherwise mutually agreed) after the satisfaction or waiver of the conditions to the closing (other than any such conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions).

The merger will become effective upon the date and time the certificate of merger is accepted by the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the Company and Parent and specified in the certificate of merger.

Merger Consideration

At the effective time of the merger, each share of Company common stock then outstanding will be converted automatically into the right to receive the merger consideration of $115.00 per share in cash upon the surrender of the stock certificates or book-entry shares, as applicable, without interest and subject to all applicable tax withholding, other than the following shares:

•

each share of Company common stock then held by the Company as treasury stock and by any of its direct or indirect wholly owned subsidiaries, which will be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor;

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each share of Company common stock then held by Parent, Merger Sub or any other subsidiary of Parent, which will be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor; and

•	any dissenting shares, which are described below in the section entitled “— Appraisal Rights”.

Subject to the above exceptions, from and after the effective time of the merger, each holder of Company common stock outstanding immediately prior to the effective time of the merger will cease to have any rights with respect to such shares, except as otherwise provided in the amended and restated merger agreement or by applicable law, and such shares will no longer be outstanding and will automatically be canceled.

The merger consideration will be equitably adjusted to the extent necessary to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company common stock occurring after the date of the amended and restated merger agreement and prior to the effective time of the merger.

Payment Procedures

Parent has designated its transfer agent, Computershare Trust Company, N.A., to act as exchange agent for the holders of shares of Company common stock. At or prior to the effective time of the merger, Parent will deposit or cause its direct or indirect subsidiary to deposit, with such exchange agent cash sufficient to pay the aggregate merger consideration payable to the Company’s stockholders.

Promptly (and in any event within three business days) after the effective time of the merger, Parent will instruct the exchange agent to mail to all record holders of Company common stock represented by stock certificates whose shares were converted into the right to receive the merger consideration, a letter of transmittal and instructions for use in effecting the surrender of the stock certificates pursuant to such letter of transmittal. Holders of shares of Company common stock should not sign the back of their stock certificate(s) and should return any surrendered stock certificates with a letter of transmittal to the exchange agent by trackable mail. Upon surrender to the exchange agent of certificates representing shares of Company common stock, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required by the exchange agent, the holder of such certificates will be entitled to receive in exchange for the merger consideration for each share of Company common stock evidenced by such certificates. Each holder of book-entry shares will not be required to deliver a letter of transmittal and instead holders of such shares of Company common stock will automatically receive the merger consideration they are entitled to receive. No interest will accrue or be paid on the merger consideration payable upon the surrender of any certificates or book-entry shares for the benefit of the holder thereof. Holders of shares of Company common stock in street name with a bank, broker or nominee will receive the merger consideration for such shares directly from such bank, broker or nominee. Each of the surviving corporation, Parent, their respective subsidiaries and the exchange agent will be entitled to deduct and withhold (or cause the exchange agent to deduct and withhold) from the merger consideration payable to any holder of Company common stock, stock options, RSUs, PRSUs or any other consideration otherwise payable pursuant to the amended and restated merger agreement such amounts as it is required by any legal requirement to deduct and withhold with respect to taxes.

All merger consideration paid or payable upon the surrender for exchange of shares of Company common stock in accordance with the amended and restated merger agreement will be so paid or payable in full satisfaction of all rights pertaining to such shares, and there will be no further registration of transfers on the records of the surviving corporation of shares of Company common stock that were issued and outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, any stock certificate or book-entry shares are presented to the surviving corporation for any reason, such stock certificate or book-entry shares will be cancelled and exchanged as provided in this section.

Any portion of funds held by the exchange agent that has not been delivered to any holders of stock certificates or book-entry shares within 12 months after the effective time of the merger will promptly be paid to Parent, and thereafter each holder of a stock certificate or book-entry shares who has not theretofore complied with the exchange procedures set forth in the amended and restated merger agreement will look only to Parent (subject to abandoned property, escheat and similar laws) for its claim, only as a general unsecured creditor thereof, to the cash payable to such holder pursuant to the amended and restated merger agreement.

In the event any stock certificate has been lost, stolen or destroyed, the exchange agent will issue in exchange for such stock certificate, following the making of an affidavit of that fact by the record holder thereof, the merger consideration in respect of such stock certificate; provided that Parent or the exchange agent may, in its respective reasonable discretion and as a condition precedent to the issuance thereof, require the record holder of such stock certificate to deliver a customary bond, in such reasonable amount as Parent or the exchange agent may reasonably direct, as indemnity against any claim that may be made against Parent, the surviving corporation, the exchange agent or any of their respective representatives with respect to such certificate.

You should not send your certificates (if any) to the exchange agent until you have received transmittal materials from the exchange agent. Do not return your certificates (if any) with the enclosed proxy.

Appraisal Rights

Shares of Company common stock issued and outstanding immediately prior to the effective time of the merger that are held by a holder who has made a proper demand for appraisal of such shares of Company common stock in accordance with Section 262 of the DGCL, continuously holds such shares of record from the date of the making of the demand through the effective time of the merger and has not thereafter failed to perfect, withdraw or otherwise lose his, her or its rights to appraisal, which we refer to as dissenting shares, will not be converted into or represent the right to receive the merger consideration in accordance with the amended and restated merger agreement. Holders of dissenting shares will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive in lieu of the merger consideration payment in cash of the amount determined by the Delaware Court of Chancery to be the “fair value” of the shares of Company common stock as of the effective time of the merger. These rights are discussed more fully under the section of this proxy statement entitled “Appraisal Rights” beginning on page [—]. If any dissenting shares lose their status as such (through failure to perfect or otherwise), then, as of the later of the effective time or the date of loss of such status, such shares will be deemed to have been converted as of the effective time into the right to receive the merger consideration in accordance with the amended and restated merger agreement, without interest and subject to deduction for any required tax withholding, and will not thereafter be deemed to be dissenting shares.

The Company must give Parent: (i) prompt notice of any written demand for appraisal received by the Company prior to the effective time pursuant to the DGCL, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company that relate to such demands, and (ii) the right to participate in all negotiations and proceedings with respect to such demands under the DGCL. The Company may not, except with the prior written consent of Parent, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any dissenting shares.

Treatment of Company Equity Awards and Employee Stock Purchase Plan

Each Company stock option that is outstanding, vested and unexercised immediately prior to the effective time of the merger will be canceled at the effective time and converted into the right to receive an amount in cash, without interest, equal to the excess, if any, of the merger consideration over the exercise price per share of such stock option; provided that, in the event that the exercise price of any such vested stock option is equal to or greater than the merger consideration, such stock option will be canceled at the effective time, without any consideration being payable in respect thereof and have no further force or effect.

Each Company stock option that is outstanding and unvested immediately prior to the effective time of the merger will be canceled at the effective time and converted into the right to receive an amount in cash, without interest, equal to the excess, if any, of the merger consideration over the exercise price per share of such stock option, payable to the extent, and at the applicable times, such unvested stock option would have become vested under the vesting schedule in place for such stock option immediately prior to the effective time, including under the terms of the CIC plan, and any scheduled retention agreement after giving effect to any applicable employment offer documents entered into with Parent; provided that, in the event that the exercise price of any such unvested stock option is equal to or greater than the merger consideration, such stock option will be canceled at the effective time, without any consideration being payable in respect thereof and have no further force or effect.

Each RSU and PRSU that is outstanding and vested and has not been settled immediately prior to the effective time of the merger (which includes PRSUs with a total stockholder return performance metric that will become vested based on actual results as of the closing of the merger and certain RSUs that will become vested as of the closing of the merger) will be canceled at the effective time and converted into the right to receive an amount in cash, without interest, equal to the merger consideration.

Each RSU and PRSU that is outstanding and unvested immediately prior to the effective time of the merger will be canceled at the effective time and converted into the right to receive an amount in cash, without interest, equal to the merger consideration payable to the extent, and at the applicable times, such unvested RSU or PRSU would have become vested under the vesting schedule in place for such RSU or PRSU immediately prior to the effective time, including under the terms of the CIC plan and any scheduled retention agreement after giving effect to any applicable employment offer documents entered into with Parent.

Each cash payment for the stock options, RSUs and PRSUs described above will be subject to deduction for any applicable withholding taxes.

Following execution of the original merger agreement, the Company took all actions with respect to the Company ESPP that were required to provide that, (i) with respect to any offering period in effect as of the date of the original merger agreement, no employee who was not a participant in the Company ESPP as of the date of the original merger agreement could become a participant in the Company ESPP and no participant could increase the percentage amount of his or her payroll deduction election from that in effect on the date of the amended and restated merger agreement for such offering period; (ii) subject to the consummation of the merger, the Company ESPP will terminate effective immediately prior to the effective time of the merger; and (iii) the Company ESPP was suspended and no new offering periods have been or will be commenced under the Company ESPP prior to the termination of the amended and restated merger agreement.

Representations and Warranties

In the amended and restated merger agreement, the Company made representations and warranties to Parent and Merger Sub, including those relating to:

•	the corporate organization, good standing, power and qualification of the Company and its subsidiaries;

•	the Company’s capitalization, including with respect to its stock awards;

•	the Company’s corporate power and authority to enter into the amended and restated merger agreement;

•	the due execution and delivery by the Company of the amended and restated merger agreement and the enforceability of the amended and restated merger agreement against the Company;

•	the resolutions of the board of directors approving the amended and restated merger agreement, the merger and the other transactions contemplated by the amended and restated merger agreement;

•

the vote required of the stockholders of the Company to adopt the amended and restated merger agreement, the merger and the other transactions contemplated by the amended and restated merger agreement;

•	the absence of conflicts with the Company’s organizational documents, applicable law or certain material contracts to which the Company or any of its subsidiaries is a party;

•	required consents from governmental authorities;

•	the inapplicability of Section 203 of the DGCL to the transactions contemplated by the amended and restated merger agreement;

•	the Company’s financial statements, certain filings with the SEC and internal accounting controls;

•	the absence of certain changes or any material adverse effect (as defined below) from March 31, 2019 until July 8, 2019;

•	the absence of material legal proceedings involving the Company and its subsidiaries as of July 8, 2019;

•	compliance with legal requirements by the Company and its subsidiaries, including anti-corruption laws;

•	the permits issued by governmental authorities held by the Company and its subsidiaries;

•	title to assets owned by the Company and its subsidiaries;

•	real property leased by the Company and its subsidiaries;

•	intellectual property and information technology systems;

•	compliance by the Company and is subsidiaries with applicable privacy laws;

•	environmental matters;

•	tax matters;

•	employee benefits and other employee matters, including benefit plans;

•	interested party transactions that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K;

•	insurance coverage;

•	the absence of any undisclosed fees owed to investment bankers, brokers or finders in connection with the merger;

•	the Company’s significant customers and suppliers;

•	material contracts;

•	compliance by the Company and is subsidiaries with applicable export control laws, import control laws and sanctions;

•	the fairness opinion delivered to the board of directors by Goldman Sachs, as financial advisor to the board of directors; and

•	the accuracy of the information provided by the Company in this proxy statement.

In the amended and restated merger agreement, Parent and Merger Sub made representations and warranties to the Company, including those relating to:

•	the corporate organization, good standing, power and qualification of Parent and Merger Sub;

•	Parent’s and Merger Sub’s corporate power and authority to enter into the amended and restated merger agreement;

•	the due execution and delivery by Parent and Merger Sub of the amended and restated merger agreement and the enforceability of the amended and restated merger agreement against Parent and Merger Sub;

•	the absence of conflicts with the organizational documents of Parent or Merger Sub, applicable law or material contracts to which Parent or Merger Sub is a party;

•	ownership and operations of Merger Sub since its formation;

•	Parent’s and Merger Sub’s ownership of Company common stock for purposes of Section 203 of the DGCL;

•	the accuracy of the information supplied by Parent or Merger Sub for inclusion in this proxy statement;

•	sufficiency of funds to consummate the transactions contemplated by the amended and restated merger agreement;

•	the absence of material legal proceedings involving Parent or Merger Sub as of July 8, 2019;

•

the absence of any undisclosed fees owed to investment bankers, brokers or finders in connection with the merger for which the Company or any of its subsidiaries would have obligations or liabilities prior to the effective time of the merger; and

•

an acknowledgment by Parent that neither the Company nor any of its representatives has made any representations and warranties to Parent, including with respect to forward-looking information, other than those contained in Article II of the amended and restated merger agreement.

Definitions of Knowledge and Material Adverse Effect

Many of the Company’s representations and warranties are qualified by a knowledge, materiality or material adverse effect standard. In addition, certain conditions to the performance of Parent’s obligations under the amended and restated merger agreement are qualified by reference to whether the item in question would have a material adverse effect. For purposes of the amended and restated merger agreement, “knowledge” means the knowledge of certain specified employees of the Company after reasonable inquiry. For purposes of the amended and restated merger agreement, “material adverse effect” means with respect to the Company and its subsidiaries, taken as a whole, any change, event, occurrence, circumstance, condition or effect (each referred to as an effect) that, individually or taken together with all other effects, and regardless of whether or not such effect, considered together with all other effects, would constitute a breach of the representations or warranties made by such person in the amended and restated merger agreement (a) would, or would reasonably be expected to, be or become materially adverse to the financial condition (including assets and liabilities, taken as a whole), business, operations or results of operations of the Company and its subsidiaries, taken as a whole and (b) would, or would reasonably be expected to, prohibit the Company’s ability to consummate the transactions in accordance with the amended and restated merger agreement and applicable laws of the United States. However, the absence of or failure to obtain any consent, approval, waiver or clearance from any governmental entity under antitrust laws with respect to the transactions contemplated under the amended and restated merger agreement will not constitute a material adverse effect. In addition, none of the following will be deemed in and of themselves, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there is, or would reasonably likely to be, a material adverse effect on the Company and its subsidiaries:

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changes in general economic conditions or financial, credit, foreign exchange, securities, currency, or capital or other financial markets, including any disruption thereof, in the United States, any other country or region in the world or the global economy generally;

•	changes generally affecting the industry in which the Company and its subsidiaries operate;

•	changes in applicable laws;

•	changes in United States generally accepted accounting principles, or GAAP, or other accounting regulations or principles or interpretations thereof, that apply to the Company and its subsidiaries;

•	national or international political conditions, any outbreak or escalation of hostilities, insurrection or war, or acts of terrorism;

•	epidemics, quarantine restrictions, wildfires, earthquakes, hurricanes, tornadoes, other natural disasters or similar calamity or crisis;

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changes in the trading volume or trading prices of such entity’s capital stock in and of themselves (however, such exception will not apply to any underlying effect that may have caused such change in the trading prices or volumes);

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any failure, in and of itself, to meet market revenue or earnings expectations, including revenue or earnings projections or predictions made by the Company (whether or not publicly announced) or securities or financial analysts and any resulting analyst downgrades of the Company’s securities in and of themselves (however, such exception will not apply to any underlying effect that may have caused such failure or such downgrades);

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changes in the Company’s and its subsidiaries’ relationships with employees, customers, distributors, suppliers, vendors, licensors or other business partners as a result of the announcement or pendency of the original merger agreement, the amended and restated merger agreement or the anticipated consummation of the merger and the other transactions contemplated by the amended and restated merger agreement (however, such exception will not apply with respect to the representations and warranties regarding non-contravention or, solely to the extent related to the representations and warranties regarding non-contravention, the closing condition regarding accuracy of representations of the Company and Parent’s termination right in the event of any breach of representations and warranties or covenants by the Company);

•	any actions taken or failure to take action, in each case, that Parent has expressly approved, consented to or requested in writing; or

•	any legal proceeding brought or threatened by a current or former stockholder of the Company against the Company relating to the transactions contemplated by the amended and restated merger agreement.

The first six exceptions listed above will not apply to the extent that such changes disproportionately and adversely affect the Company and its subsidiaries, taken as a whole, as compared to other participants in the industry and the regions of the world in which the Company and its subsidiaries operate.

Definition of Parent Material Adverse Effect

Certain of the representations and warranties made by Parent and Merger Sub are qualified by a materiality or Parent material adverse effect standard. In addition, certain conditions to the performance of the Company’s obligations under the amended and restated merger agreement are qualified by reference to whether the item in question would have a Parent material adverse effect. For purposes of the amended and restated merger agreement, a “Parent material adverse effect” means any effect that would, or would reasonably be expected to, prohibit Parent’s or Merger Sub’s ability to consummate the transactions in accordance with the amended and restated merger agreement and applicable laws of the United States. However, the absence of or failure to obtain any consent, approval, waiver or clearance from any governmental entity under antitrust laws with respect to the transactions contemplated under the amended and restated merger agreement will not constitute a Parent material adverse effect.

Covenants Relating to the Conduct of the Company’s Business

The Company agreed in the amended and restated merger agreement that, until the effective time of the merger, except (a) to the extent expressly provided otherwise in the amended and restated merger agreement, (b) consented to in writing by Parent (which consent may not be unreasonably withheld, conditioned or delayed), (c) as set forth in the disclosure schedules that the Company delivered to Parent in connection with the execution of the original merger agreement and the amended and restated merger agreement or (d) as necessary to comply with applicable legal requirements or the Company’s material contracts in effect on the date of the original merger agreement or the amended and restated merger agreement and made available to Parent or entered with Parent’s prior written consent, the Company will, and will cause its subsidiaries to, use commercially reasonable efforts to:

•	conduct its and their businesses in the ordinary course of business;

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preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having material business dealings with it; and

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assure that each of its material contracts entered into after the date of the original merger agreement will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party thereto in connection with, or terminate as a result of the consummation of, the transactions contemplated by the amended and restated merger agreement.

The Company also agreed that, until the effective time of the merger, except to the extent expressly provided otherwise in the amended and restated merger agreement or as required to comply with applicable legal requirements, with the written consent of Parent (which consent may not be unreasonably withheld, conditioned or delayed) or as set forth in the disclosure schedules that the Company delivered to Parent in connection with the execution of the original merger agreement and the amended and restated merger agreement, the Company will not and will cause its subsidiaries not to:

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amend its certificate of incorporation or bylaws, or comparable organizational or governing documents, other than amendments required solely due to capital contributions to foreign subsidiaries of the Company;

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declare or pay any dividend on or make any other distribution (whether in cash, stock or property) in respect of any of its capital stock (other than the payment of any dividend or distribution by any subsidiary to the Company or another subsidiary), change any rights with respect to its outstanding securities, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock (subject to certain exceptions);

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accelerate, amend or change the period of exercisability or vesting of any stock options, RSUs, PRSUs or other rights granted under the Company’s equity plans or the vesting of the securities purchased or purchasable under such stock options, RSUs, PRSUs or other rights or the vesting schedule issued under such equity plans or otherwise, amend or change any other terms of such stock options, RSUs, PRSUs or other rights or authorize cash payments in exchange for any stock options, RSUs, PRSUs or other rights granted under any of such plans or the securities purchased or purchasable under those stock options, RSUs, PRSUs issued under such plans or otherwise, in each case, other than actions as may be necessary for the board of directors to take during the period prior to the effective time of the merger to give effect to the provisions of the amended and restated merger agreement with respect to such stock options, RSUs or PRSUs;

•	enter into any material contract (subject to certain exceptions);

•	terminate (other than allowing expiration according to its scheduled term, including failure to renew) or waive any of the material terms of any material contracts;

•	amend or otherwise modify any of its material contracts in such a way as to materially reduce the expected business or economic benefits thereof;

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issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any voting debt or any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other contracts of any character obligating it to issue any such shares or other convertible securities (subject to certain exceptions);

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hire any additional officers or other employees, engage any consultants or independent contractors, amend any employment agreement or amend or extend the term by more than one year of any consulting agreement (except hiring of employees in the ordinary course of business and in accordance with, and up to two percent in excess of, the hiring plan set forth in the disclosure schedule that the Company delivered to Parent in connection with the execution of the original merger agreement and pursuant to certain other exceptions);

•	terminate the employment, change the title, office or position of any employee at or above the level of director (subject to certain exceptions);

•	enter into any contract with a labor union or collective bargaining agreement unless required by law;

•	incur material liabilities to directors, officers or stockholders (subject to certain exceptions);

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other than (a) routine travel advances, sales commissions and draws and other business related expenses to employees and consultants of the Company or any subsidiary in the ordinary course of business and (b) payments or loans to any subsidiary in order to fund operations in the ordinary course of business, (i) make any loans or advances to, or any investments (other than as permitted under the Company’s corporate investment policy and in the ordinary course of business) in or capital contributions to, any person (including any officer, director or employee of the Company), (ii) forgive or discharge in whole or in part any outstanding loans or advances owed to the Company by any person or (iii) amend or modify in any material respect any loan previously granted by the Company to any person;

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transfer or license to any person any rights to any intellectual property owned by the Company, or acquire or license from any person any third-party intellectual property, other than in the ordinary course of business;

•

sell, dispose of, transfer or provide a copy of any source code to any person (including any current or former employee or consultant of the Company or any contractor or commercial partner of the Company outside the United States) (subject to certain exceptions);

•

enter into any contract that would constitute a material contract (if entered into prior to the date of the original merger agreement) that contains certain restrictions on the Company’s business as specified in the amended and restated merger agreement, or amend any contract that would, after giving effect to such amendment, constitute a material contract (if so amended prior to the date of the original merger agreement) that contains such restrictions;

•

sell, lease or otherwise dispose of or encumber any of its properties or assets that are material, individually or in the aggregate, to its business, other than (a) sales and non-exclusive licenses of its products in the ordinary course of business consistent, (b) pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in conduct of its business, or enter into any contract with respect to the foregoing or (c) sales of other assets in an aggregate amount not to exceed $1,000,000;

•

incur any indebtedness, enter into any “keep well” or other contract to maintain any financial statement condition, or enter into any arrangement having the economic effect of any of the foregoing, other than (a) intercompany indebtedness between the Company and one of its wholly owned subsidiaries issued in the ordinary course of business or (b) in connection with the financing of ordinary course trade payables consistent with past practice, letters of credit or bonds in the ordinary course of business consistent with past practice of not more than $500,000 in the aggregate;

•	enter into any operating lease requiring payment in excess of $300,000 per year or any leasing transaction of the type required to be capitalized in accordance with GAAP;

•

make any capital expenditures, capital additions or capital improvements that are more than $22,000,000 in the aggregate in any trailing four quarter period or $7,000,000 in any individual calendar quarter;

•	materially adversely change the amount or terms of any insurance coverage (subject to policy changes made by carriers);

•

adopt or amend in any material respect any employee or compensation benefit plan, including any stock purchase, stock issuance, stock option, bonus or cash incentive plan, or amend in any material respect any compensation, benefit, entitlement, grant or award provided or made under any such plan (subject to certain exceptions);

•	materially amend any deferred compensation plan (subject to certain exceptions);

•

pay any special bonus or special remuneration to any employee or non-employee director or consultant or increase the salaries, wage rates or fees of its employees or consultants (other than pursuant to preexisting plans, policies, or contracts that have been made available to Parent) (subject to certain exceptions);

•

add any new members to the board of directors or to the board of directors or similar governing body of any subsidiary of the Company (other than to replace a member of the board of directors or the board of directors or similar governing body of such subsidiary who resigns or is otherwise removed from such position following the date of the original merger agreement and prior to the closing);

•

grant or pay, or enter into any contract providing for the granting of any severance, retention or termination pay (other than accrued but unpaid salary), or the acceleration of vesting or other benefits, upon a termination of employment, to any person (subject to certain exceptions);

•

commence a legal proceeding, other than, in any such case, (a) for the routine collection of accounts receivable or matters in the ordinary course of business, (b) in such cases where the Company in good faith determines that failure to commence such legal proceeding would result in the material impairment of a valuable aspect of its business (provided that the Company consults with Parent prior to the filing of such a suit) or (c) for a breach of the amended and restated merger agreement;

•

settle, offer to settle or agree to settle any pending or threatened legal proceeding, including any such legal proceeding between a third party and any customers of the Company for which the Company is providing a defense or indemnity, in any such case, other than the settlement of any action, suit, proceeding, claim, arbitration or investigation (but not a criminal proceeding) that requires payments by the Company (net of insurance proceeds received and indemnity, contribution, or similar payments actually received) in an amount not to exceed, individually or in the aggregate, $1,000,000, and in each case does not involve any admission of wrongdoing or injunctive or other equitable relief;

•

acquire or agree to acquire by merging or consolidating with, or by purchasing substantially all of the assets of, or by any other manner, any business or any person or division thereof, or enter into any contract with respect to a joint venture, strategic alliance or partnership;

•	make or change any material election in respect of taxes;

•	adopt or change any accounting method in respect of taxes;

•

file any material tax return relating to the Company or any of its subsidiaries that has been prepared in a manner that is materially inconsistent with the past practices of the Company or such subsidiary (unless such inconsistency is required by applicable law), as applicable, or any amendment to any material tax return (provided that Parent will not unreasonably withhold, condition or delay its consent to such a filing);

•	enter into any tax sharing or similar agreement or closing agreement or assume any liability for taxes of any other person (subject to certain exceptions);

•	settle any claim or assessment in respect of taxes;

•	consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes (subject to certain exceptions);

•	enter into intercompany transactions outside the ordinary course of business giving rise to deferred gain or loss;

•

enter into or amend any cost-sharing arrangement within the meaning of Treasury Regulation Section 1.482-7 or any other material intercompany agreement involving the transfer, license or development of intellectual property;

•	materially change accounting methods, except as required by changes in GAAP;

•	enter into any contract for (a) the purchase or sale of any real property or (b) the lease of any real property involving an aggregate amount in excess of $1,500,000 per annum for any such lease;

•	enter into any contract that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K;

•

enter into or materially modify any currency exchange, interest rate, commodities or other hedging or derivative transactions or arrangements, or other investment or cash management transactions or arrangements other than in the ordinary course of business as otherwise permitted under the Company’s corporate investment policy;

•

enter into or materially modify any contract for the joint development with any other person of any material product, system, software, content, technology or intellectual property by or for the Company or any of its subsidiaries;

•

enter into any contract relating to the membership of, or participation by, the Company or any of its subsidiaries in, or the affiliation of the Company or any of its subsidiaries with, any industry standards group or association in which the Company or any of its subsidiaries contributes and/or shares in pooled patent rights;

•	agree in writing or otherwise to take, any of the actions described in the clauses above.

However, the Company and Parent agreed that nothing contained in the amended and restated merger agreement will give Parent, directly or indirectly, rights to control or direct the Company’s operations prior to the effective time of the merger.

A “material contract” means any of the following contracts to which the Company or one of its subsidiaries is a party or by which any of them is bound:

•

any contract (a) with any customer, distributor or reseller that, during the period from January 1, 2018 to March 31, 2019, was one of the 10 largest sources of revenue for the Company or (b) with any other customer involving the sale of provision of products of the Company, services or other assets that has generated, during the period from January 1, 2018 to March 31, 2019, more than $2,500,000 in revenues for the Company and its subsidiaries;

•

any contract (a) with any supplier or vendor that, during the period from January 1, 2018 to March 31, 2019, was one of the five largest supplier of goods and/or services for the Company, based on amounts payable during such period, (b) is one of the supplier or vendors set forth in the disclosure schedule that the Company delivered to Parent in connection with the execution of the original merger agreement or (c) for the purchase, manufacture or license by the Company or any of its subsidiaries of components, materials, supplies, equipment, parts, subassemblies, software, intellectual property or other assets that are included in or used in connection with the provision of products of Acacia and that required the Company or such subsidiary to either recognize expense in accordance with GAAP, or make cash payments, in excess of $2,500,000 during the period from January 1, 2018 to March 31, 2019;

•

other than for any intercompany loans and capital contributions and accounts payable to trade creditors and accrued expenses in the ordinary course of business, any trust indenture, mortgage, promissory note, loan agreement, credit agreement or other contract for the borrowing of money, in an amount in excess of $1,000,000, or any currency exchange, interest rate, commodities or other hedging or derivative transaction or arrangement with a notational amount in excess of $1,000,000 or any leasing transaction of the type required to be capitalized in accordance with GAAP that required the Company to make payments in excess of $1,000,000 during the period from January 1, 2018 to March 31, 2019;

•	any executory contract for capital expenditures in excess of $1,500,000 in the aggregate;

•	any contract containing exclusivity, “most favored nation” or certain other restrictive covenants;

•

any contract pursuant to which the Company or any of its subsidiaries (a) has purchased any real property or (b) is a lessor or lessee of any real property or of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property, in any such case involving in excess of $1,500,000 per annum;

•	any contract with any of the Company’s officers, directors, employees or stockholders (in each case in such capacity) (subject to certain exceptions);

•

all licenses, sublicenses and other contracts pursuant to which (a) any third party is authorized to use or is granted any material right in or to any products of the Company or intellectual property owned by the Company or its subsidiaries other than in the ordinary course of business (subject to certain exceptions), (b) the Company or any of its subsidiaries has agreed to any material restriction on the right to enforce any of its intellectual property rights (subject to certain exceptions) or (c) the Company or any of its subsidiaries has agreed to encumber (other than non-exclusive licenses previously granted by the Company or any of its subsidiaries), transfer or sell rights in or with respect to any intellectual property owned by the Company or its subsidiaries;

•

all licenses, sublicenses and other contracts that are material to the conduct of the Company and its subsidiaries’ business and pursuant to which the Company or any of its subsidiaries acquired or is granted any right in or to any intellectual property owned by a third party or is authorized to market, distribute or resell any product, service or intellectual property owned by a third party (subject to certain exceptions);

•	any contract under which the Company or any of its subsidiaries has any ongoing relationship to develop any intellectual property (independently or jointly) for any third party;

•	any contract providing for the development of any intellectual property for the Company or any of its subsidiaries that is material to the Company’s products (subject to certain exceptions);

•	any joint venture contract or other contract that involves a sharing of revenues or profits with any other person;

•	any contract that involves the payment of royalties to any other person (subject to certain exceptions);

•	any contract authorizing any other person to manufacture or reproduce any company products of the Company (subject to certain exceptions);

•

any contract or plan providing for the future sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of any stock or other securities of the Company or any of its subsidiaries or any outstanding options, restricted stock units (including performance stock units) or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, restricted stock units (including performance stock units), warrants or other rights therefor, except for the Company’s equity incentive plans;

•

any contract entered into since January 1, 2017, pursuant to which (a) the Company has acquired a material business or entity, or assets constituting a material business, or any contract pursuant to which the Company has any material ownership interest in any other person (other than the Company’s subsidiaries) or (b) any other person has the right to acquire any business of the Company or any of its subsidiaries (or, after giving effect to the consummation of the merger, Parent or any of its affiliates) or any interests therein after the date of the original merger agreement (subject to certain exceptions);

•	any material contract with any governmental entity or any governmental license or permit of the Company or its subsidiaries;

•

any litigation settlement that would require payments by the Company or any of its subsidiaries in excess of $1,000,000 or would otherwise limit or adversely affect the operation of the business conducted by the Company and its subsidiaries in any material respect after the merger or currently effective litigation standstill agreement;

•	any contract with any labor union or any collective bargaining agreement or similar contract with its employees;

•

any other contract which is not disclosed in the Company’s reports filed or furnished with the SEC since January 1, 2017 that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K); or

•

any other contract not described in the foregoing list that individually provides for payments to or by the Company or any of its subsidiaries in excess of $3,000,000 during the fiscal year ending December  31, 2019.

Restrictions on Solicitation of Other Offers

Under the amended and restated merger agreement, during the period beginning on the date of the original merger agreement until the earlier of the effective time of the merger or the termination of the amended and restated merger agreement, the board of directors, the Company and its subsidiaries will not, and will direct their respective representatives not to, directly or indirectly:

•

solicit, initiate or knowingly encourage, knowingly facilitate or knowingly induce the making, submission or public announcement of any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an acquisition proposal;

•

enter into, participate in, maintain or continue any communications (except to provide written notice as to the existence of these restrictions and to clarify the terms and conditions of any acquisition proposal) or negotiations regarding, or deliver or make available to any person any non-public information with respect to any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an acquisition proposal;

•	agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention to agree to, accept, approve, endorse or recommend) any acquisition proposal;

•

enter into any agreement in principle, letter of intent, term sheet or any other agreement, understanding or contract (whether binding or not) contemplating or otherwise relating to any acquisition proposal (other than confidentiality agreements that are permitted pursuant to the amended and restated merger agreement);

•	submit any acquisition proposal to the vote of any securityholders of the Company or any of its subsidiaries;

•	approve any transaction, or any third party becoming an “interested stockholder,” under Section 203 of the DGCL; or

•	resolve, propose or agree to do any of the foregoing, in each case except under specified circumstances set forth in the amended and restated merger agreement.

Notwithstanding these restrictions, if, at any time prior to the time that the Company’s stockholders approve the adoption of the amended and restated merger agreement, the Company or any of its representatives receives an unsolicited, written acquisition proposal that the board of directors concludes in good faith (after consultation with its outside legal counsel and a financial advisor of national standing) is, or could reasonably be expected to lead to, a superior proposal, the Company may:

•	enter into discussions with such person regarding such acquisition proposal; and

•	deliver or make available to such person non-public information regarding the Company and its subsidiaries.

However, prior to taking any of the actions listed above, the Company must have complied with the following:

•

none of the Company, its subsidiaries or any of their respective representatives has violated the non-solicitation and related provisions contained in the amended and restated merger agreement in any material respect;

•

the board of directors must first conclude in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable laws;

•

prior to making available any material non-public information, the Company must first receive from such person an executed confidentiality agreement that contains terms that are no less favorable in any material respect to the Company than the terms in the confidentiality agreement between the Company and Parent but does not have to contain any “standstill” provisions and that does not include any exclusive right to negotiate with such person or having the effect of restricting the Company from fulfilling its obligations under the amended and restated merger agreement; and

•

prior to or contemporaneously with delivering or making available any non-public information, the Company must concurrently deliver to Parent such non-public information to the extent such non-public information has not been previously delivered or made available to Parent by the Company.

An “acquisition proposal” means any agreement, offer, proposal or indication of interest, or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or indication of interest, relating to, or involving:

•

any acquisition or purchase by any person, directly or indirectly, of more than 20% of the outstanding voting securities of the Company or any securities of any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of the outstanding voting securities of the Company;

•

any merger, consolidation, business combination or similar transaction involving the Company or any of its subsidiaries pursuant to which the stockholders of the Company immediately preceding such transaction hold securities representing less than 80% of the outstanding voting power of the surviving or resulting entity of such transaction (or parent entity of such surviving or resulting entity);

•	any sale, acquisition, disposition, mortgage, pledge or other transfer of more than 20% of the assets of the Company and its subsidiaries other than in the ordinary course of business; or

•	any liquidation or dissolution of the Company, or any extraordinary dividend, whether of cash or other property;

in each case, in any single transaction or series of related transactions and other than the transactions contemplated by the amended and restated merger agreement or any offer or proposal by Parent or any subsidiary of Parent.

A “superior proposal” means an unsolicited, bona fide written offer submitted after the date of the amended and restated merger agreement by a person to acquire, directly or indirectly, (i) pursuant to a tender offer, exchange offer, merger, consolidation or other business combination (including by means of a tender offer followed by a back-end merger) beneficial ownership of 50% or more of the outstanding voting securities of the Company or (ii) 50% or more of the assets of the Company, that the board of directors has concluded in its good faith judgment (following consultation with its outside legal counsel and a financial advisor of national standing), taking into account, among other things, all legal, financial, regulatory, timing and other aspects of the offer, including conditions to consummation and the person making the offer, in each case deemed relevant by the board of directors (x) would be, if consummated, more favorable, from a financial point of view, to the Company’s stockholders (in their capacities as stockholders) than the terms of the amended and restated merger agreement and (y) is reasonably likely to be consummated on the terms proposed (as determined in the good faith judgment of the board of directors).

The Company must as promptly as practicable (and in any event within one business day) notify Parent in writing after actual receipt by the Company and/or any subsidiary (and/or to the knowledge of the Company, by any representative) (excluding employees who are not directors or officers) of any acquisition proposal, any inquiry, indication of interest, proposal or other offer that constitutes, or could reasonably be expected to lead to, an acquisition proposal, or any request for non-public information (including access to any of the properties, books or records of the Company or any of its subsidiaries) that could reasonably be expected to lead to an acquisition proposal. Such notice is required to describe the material terms and conditions of the acquisition proposal, inquiry, indication of interest, proposal offer or request and the identity of the person submitting such acquisition proposal, inquiry, indication of interest, proposal, offer or request. The Company must keep Parent informed on a reasonably prompt basis (but in no event more than one business day after actual receipt) of the status and material terms of, and material amendments or modifications to, any such acquisition proposal, inquiry, indication of interest, proposal, offer or request and any related material correspondence or communications. The Company must provide Parent as promptly as practicable (and in any event within one business day) with a copy of all written requests, proposals or offers received in connection with any such acquisition proposal. The Company agreed to notify Parent promptly following any meeting of the board of directors at which it has determined to provide non-public information to any person in connection with any such acquisition proposal, inquiry, indication of interest, proposal, offer or request.

The Company must, and must cause its subsidiaries and representatives to, immediately cease any and all existing activities, discussions or negotiations with any persons conducted prior to or on the date of the original merger agreement with respect to any acquisition proposal and must direct any person (and such person’s representatives) with which the Company has engaged in any such activities within the 12-month period preceding the date of the original merger agreement to promptly return or destroy all confidential information previously provided to such person (and such person’s representatives) in accordance with the applicable confidentiality agreement.

Restrictions on Changes of Recommendation to Company Stockholders

Under the amended and restated merger agreement, the board of directors must submit the amended and restated merger agreement to the Company’s stockholders for adoption and must recommend that the Company’s stockholders vote in favor of adopting the amended and restated merger agreement. The amended and restated merger agreement provides that neither the board of directors, nor any committee thereof, may:

•	fail to include the board of directors’ recommendation with respect to the amended and restated merger agreement in this proxy statement;

•

withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify in a manner adverse to Parent or Merger Sub, the board of directors’ recommendation with respect to the amended and restated merger agreement; or

•	adopt, accept, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend, any acquisition proposal (each of the foregoing, referred to as a change of recommendation).

However, nothing in the amended and restated merger agreement will prevent the board of directors from effecting a change of recommendation in connection with a superior proposal or the Company from terminating the amended and restated merger agreement to enter into a definitive agreement to accept a superior proposal if:

•	the approval of the Company’s stockholders of the adoption of the amended and restated merger agreement has not yet been obtained;

•

the Company has not breached in any material respect its obligations with respect to calling and conducting the special meeting of the Company’s stockholders and has not breached the non-solicitation and related provisions of the amended and restated merger agreement;

•	a superior proposal has been submitted to the Company, has not been withdrawn and continues to be a superior proposal;

•	the Company has given Parent at least four business days’ prior written notice of its intention to take such action along with certain information relating to such superior proposal;

•

if requested by Parent, the Company makes its representatives available to discuss and negotiate in good faith with Parent’s representatives any modifications to the terms and conditions of the amended and restated merger agreement that Parent desires to propose such that such superior proposal would no longer be a superior proposal in comparison to the revised terms of the amended and restated merger agreement proposed by Parent;

•

within such four-business day period, Parent has not made a written, binding and irrevocable offer that the board of directors has concluded in good faith (following consultation with its outside legal counsel and a financial advisor of national standing) to be at least as favorable to the Company’s stockholders as such superior proposal; and

•

the board of directors has concluded in good faith (following consultation with its outside legal counsel) that, in light of the superior proposal and any modifications to the amended and restated merger agreement proposed by Parent, the failure to effect a change of recommendation and terminate the amended and restated merger agreement would be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable law.

In addition, nothing in the amended and restated merger agreement will prevent the board of directors from effecting a change of recommendation for a reason unrelated to an acquisition proposal if:

•	the approval of the Company’s stockholders of the adoption of the amended and restated merger agreement has not yet been obtained;

•

the Company has not breach in any material respect its obligations with respect to calling and conducting the special meeting of the Company’s stockholders and has not breached the non-solicitation and related provisions of the amended and restated merger agreement;

•

the board of directors has concluded in good faith (after consultation with its outside legal counsel) that, in light of material facts, events and/or circumstances that as of the date of the amended and restated merger agreement were unknown by the board of directors and were not reasonably foreseeable by the board of directors as of the date of the amended and restated merger agreement (referred to as an intervening event) and taking into account the results of any discussions with Parent and any proposed modifications of the amended and restated merger agreement, as contemplated by the amended and restated merger agreement, the failure to make a change of recommendation would be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable law (provided that in no event will any of the following, in and of itself, constitute or be deemed an intervening event: (a) any determination by the board of directors that the amount payable by Parent in the merger is not sufficient, (b) the Company exceeding any earnings projections or predictions made by the Company (whether or not publicly announced) or securities or financial analysts and any resulting analyst upgrades of the Company’s securities or any change in the trading price of its common stock, (c) any facts, events or circumstances resulting from any breach of the amended and restated merger agreement by the Company or (d) the receipt, existence or terms of any acquisition proposal or any matter relating thereto or the consequences thereof);

•	the Company has given Parent at least four business days’ prior written notice of its intention to take such action along with certain information relating to such intervening event;

•

if requested by Parent, the Company has made its representatives available during such four-business day period to discuss with Parent’s representatives the facts and circumstances underlying such proposed change in recommendation and any modifications to the terms and conditions of the amended and restated merger agreement that Parent desires to propose that would obviate the need for the board of directors to effect a change of recommendation for an intervening event; and

•

if within such four-business day period, Parent has not made a written, binding and irrevocable offer that the board of directors concludes in good faith (after consultation with its outside legal counsel and a financial advisor of national standing) would obviate the need for the board of directors to effect such change of recommendation (with the amended and restated merger agreement providing that (a) the board of directors must convene a meeting to consider any such offer by Parent promptly following the receipt thereof, (b) the board of directors will not effect a change of recommendation for four business days after receipt by Parent of the notice of an intervening event and (c) any material change in the facts, events or circumstances related to the intervening event will require a new notice of an intervening event to Parent and a new two-business day period and discussion process).

In addition, if the board of directors decides to terminate the amended and restated merger agreement with Parent following receipt of a superior proposal upon the terms summarized above or Parent terminates the amended and restated merger agreement following a change of recommendation under certain scenarios, the Company must pay the applicable termination fee as described beginning on page [—] under “— Termination Fee.”

Additional Agreements of the Parties to the Amended and Restated Merger Agreement

Proxy Statement, Stockholders Meeting; Board Recommendation

The Company has agreed to, as promptly as reasonably practicable following the date of the amended and restated merger agreement, establish a record date for, duly call, give notice of, convene and hold the stockholders’ meeting, which is the special meeting of the Company’s stockholders that is the subject of this proxy statement, to consider and vote upon the adoption of the amended and restated merger agreement, obtain advisory approval of the compensation that the named executive officers of the Company may receive in the merger and such other matters as agreed to by Parent. The Company will use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of the amended and restated merger agreement and will take all other reasonable action necessary or advisable to obtain such proxies and the required stockholder vote to adopt the amended and restated merger agreement and to secure the vote of or consent of its stockholders required by and in compliance with the rules and regulations of the Nasdaq Global Select Market, the DGCL and its organizational documents.

The Company may not adjourn or postpone the special meeting of the Company’s stockholders without Parent’s prior written consent, however, the Company may adjourn or postpone the special meeting of the Company’s stockholders (a) to the extent necessary to ensure that any supplement or amendment to this proxy statement that the Company reasonably determines (after consultation with Parent, except with respect to any acquisition proposal or other permitted circumstances) is necessary to comply with applicable laws, is provided to its stockholders in advance of the special meeting of the Company’s stockholders, (b) if, as of the time that the special meeting of the Company’s stockholders is originally scheduled, there are insufficient shares of the Company common stock represented at such meeting to constitute a quorum necessary to conduct the business of the special meeting of the Company’s stockholders, (c) if, as of the time that the special meeting of the Company’s stockholders is originally scheduled, adjournment or postponement of the special meeting of the Company’s stockholders is necessary to enable the Company to solicit additional proxies required to obtain the required stockholder vote to adopt the amended and restated merger agreement or (d) as necessary to provide for the expiration of any time period required to allow the board of directors to make a change of recommendation in compliance with the amended and restated merger agreement.

The amended and restated merger agreement further provides that, prior to the termination of the merger agreement, the Company’s obligations to call, give notice of, or convene the special meeting of the Company’s stockholders, will not be limited by the occurrence of any acquisition proposal, superior proposal or change of recommendation.

Agreements to Use Reasonable Best Efforts

Subject to the terms and conditions of the amended and restated merger agreement, including with respect to antitrust laws, which are discussed further below, the Company and Parent have agreed to apply for or otherwise seek, and use their respective reasonable best efforts to obtain, all consents and approvals required to be obtained by them for the consummation of the merger and the other transactions contemplated by the amended and restated merger agreement.

With regard to antitrust laws, subject to the terms and conditions set forth in the amended and restated merger agreement, the Company and Parent have agreed to make any filings (or any amendments thereto), if applicable, required under the HSR Act and any other additional filings, if applicable, required by applicable antitrust laws.

Notwithstanding these covenants, Parent and its affiliates are not obligated to:

•

litigate or contest any legal proceeding instituted or threatened to be instituted challenging the merger or the other transactions contemplated by the amended and restated merger agreement as violative of any antitrust law; or

•

make proposals, execute or carry out agreements or submit to government orders providing for (a) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent or the Company or any of their respective affiliates, (b) other than as set forth in the disclosure schedule that the Company delivered to Parent in connection with the execution of the original merger agreement, the imposition of any limitation or restriction on the ability of Parent or any of its affiliates to freely conduct their business or, following the closing, the Company’s business or own such assets or (c) the holding separate of the shares of the Company’s capital stock or any limitation or regulation on the ability of Parent or any of its affiliates to exercise full rights of ownership of the shares of the Company’s capital stock, each of which is referred to as an antitrust restraint.

Employee Benefits Matters

Pursuant to the amended and restated merger agreement, Parent will, or will cause the surviving corporation and its other affiliates to, assume and honor the obligations of the Company and its subsidiaries under the CIC plan and other specified contracts, providing for the payment of severance set forth in accordance with their terms, and to honor all provisions with respect to vesting, accelerated vesting under the CIC plan and any retention agreement and/or payment of any options to purchase shares of Company common stock, RSUs or PRSUs, in each case, unvested as of the effective time of the merger, following the merger and cause all such provisions to apply to payment of the per share merger consideration with respect to such unvested equity awards to the same extent as if the applicable unvested equity awards had been assumed by Parent under the amended and restated merger agreement, subject in each case to the right to make amendments or modifications to the extent permitted by such terms and subject to any applicable agreements entered into between any employees of the Company and its subsidiaries as of the effective time of the merger (which we refer to as continuing employees).

Except to the extent necessary to avoid the duplication of benefits, Parent will, and will cause the surviving corporation and its other affiliates to, recognize the service of each continuing employee with the Company or its affiliates before the effective time of the merger (to the same extent recognized by the Company or its affiliates immediately prior to the effective time of the merger) as if such service had been performed with Parent or its affiliates under the terms of plans of Parent or any of its affiliates. This recognition of service will apply to eligibility and vesting and level of benefit and benefit accrual under all employee benefit plans or arrangements maintained by Parent or its affiliates (including vacation and severance plans) that such employees may be eligible to participate in after the effective time of the merger, but will not apply for purposes of benefit accrual under a defined benefit plan.

With respect to any welfare plan maintained by Parent or its affiliates in which continuing employees are eligible to participate after the effective time of the merger, Parent will, and will cause the surviving corporation and its other affiliates, to the extent permitted by the relevant welfare plan, and consistent with such plans’ application to similarly situated employees of Parent or its affiliates who are not continuing employees, to waive all limitations as to waiting periods, actively-at-work requirements, evidence of insurability requirements, preexisting conditions and other exclusions with respect to participation and coverage requirements applicable to such employees (and their spouses, domestic partners and dependents) to the extent such conditions and exclusions were satisfied or did not apply to such employees (or their spouses, domestic partners or dependents) under the welfare plans maintained by the Company or its affiliates prior to the effective time of the merger.

The employee benefits matters described in this section apply only with respect to continuing employees (and their dependents and beneficiaries) who are covered under Company employee plans that are maintained primarily for the benefit of employees employed in the United States (including continuing employees regularly employed outside the United States to the extent they participate in such Company employee plans). With respect to continuing employees not described in the preceding sentence, Parent will, and will cause the surviving corporation and its subsidiaries to, comply with all applicable laws, directives and regulations relating to employees and employee benefits matters applicable to such employees.

During the period from the date of the original merger agreement and continuing until the earlier of the termination of the amended and restated merger agreement and the effective time of the merger, the Company will not (i) sponsor or maintain any new Company employee plan or new benefit under existing Company employee plans which was not in effect as of the date of the original merger agreement except for non-material changes made in the ordinary course of business to ERISA- covered health and welfare plans as part of an annual renewal process, (ii) increase its matching contribution formula under the Company 401(k) plan or (iii) increase its percentage of employer cost sharing contribution to Company employee plans in excess of the percentage of cost sharing in effect as of the date of original merger agreement except for non-material changes to copays and deductibles (but not premiums) for any ERISA-covered health plan as part of an annual renewal process.

The employee benefits provisions contained in the amended and restated merger agreement and described in this section will be binding upon and inure solely to the benefit of each party to the amended and restated merger agreement (that is, Parent, Merger Sub and the Company), and nothing in the amended and restated merger agreement is intended to or will confer upon any other person any right, benefit or remedy of any nature whatsoever. The terms of the amended and restated merger agreement will not be deemed to (i) establish, amend, or modify any Company benefit plan or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, the Company or any subsidiary or any of their respective affiliates, (ii) alter or limit the ability of Parent or any of its subsidiaries (including, after the effective time of the merger, the surviving corporation or any subsidiary of the surviving corporation) to amend, modify or terminate any of the Company employee plans or any other benefit or employment plan, program, agreement or arrangement after the effective time of the merger or (iii) confer upon any current or former employee or other service provider of the Company or its subsidiaries, any right to employment or continued employment or continued service with Parent or any of its subsidiaries (including, following the effective time of the merger, the surviving corporation or any subsidiary of the surviving corporation), or constitute or create an employment or agreement with, or modify the at-will status of any, employee or other service provider.

Indemnification and Insurance

The amended and restated merger agreement provides that, from and after the effective time of the merger until the sixth anniversary of the effective time of the merger, Parent will assume, and will cause the surviving corporation and its subsidiaries to honor and fulfill in all respects all rights to indemnification by the Company and its subsidiaries to their respective present and former directors and officers pursuant to any indemnification agreements with the Company or such subsidiary made available to Parent and any indemnification or advancement provisions under the Company’s or such subsidiary’s certificate of incorporation or bylaws (or equivalent organizational documents) as in effect on the date of the original merger agreement with respect to their acts and omissions as directors and officers of the Company or such subsidiary occurring prior to the effective time, in each case, subject to applicable law.

From the effective time of the merger and ending on the sixth anniversary of the effective time of the merger, the surviving corporation will maintain in effect, and Parent will cause the surviving corporation to maintain in effect, for the benefit of the present and former directors and officers of the Company and its subsidiaries, with respect to their acts and omissions as directors and officers of the Company or any of its subsidiaries occurring prior to the effective time of the merger, the existing policy of directors’ and officers’ liability insurance maintained by the Company or any subsidiary as of the date of the amended and restated merger agreement in the form made available by the Company to Parent prior to the date of the amended and restated merger agreement, to the extent that directors’ and officers’ liability insurance coverage is commercially available. However, (a) the surviving corporation may substitute for the existing policy a policy or policies of comparable coverage, including a “tail” or “runoff” insurance policy, (b) the surviving corporation will not be required to pay annual premiums for the existing policy (or for any substitute or “tail” policies) in excess of an amount equal to 300% of the most recently paid annual premium for the existing policy and (c) if requested by Parent, the Company will issue a broker of record letter acceptable to Parent permitting its insurance broker to negotiate and place such “tail” or “runoff” insurance of comparable coverage, Parent will have the right to negotiate such coverage and the Company will reasonably cooperate therewith.

Notwithstanding the foregoing, by giving written notice to Parent at least two business days prior to the effective time of the merger, in lieu of the foregoing insurance, the Company may, at its sole discretion, purchase a comparable “tail” or “runoff” extension to the existing policy for a period of six years after the effective time of the merger for a premium not to exceed an amount equal to 300% of the most recently paid annual premium for the existing policy.

Other Agreements

The amended and restated merger agreement contains additional agreements of the Company and Parent relating to, among other things:

•

Parent’s access to the properties, books, contracts and records of the Company and each of its subsidiaries, data reasonably requested by Parent regarding the Company’s equity incentive awards and related tax compliance information and all other information concerning the business, results of operations, accounting methods, product development efforts, properties (tangible and intangible, including intellectual property) and personnel of the Company or any of its subsidiaries as Parent may reasonably request between the date of the amended and restated merger agreement and the earlier of the effective time of the merger and the termination of the amended and restated merger agreement (subject to applicable legal obligations and restrictions);

•	stock exchange delisting by the Company;

•

Parent participation in legal proceedings brought by current or former stockholders of the Company, the legal proceedings set forth in the disclosure schedule that the Company delivered to Parent in connection with the execution of the original merger agreement and legal proceedings by or before any governmental entity that is or is reasonably likely to be material to the Company and its subsidiaries taken as a whole, including any legal proceedings related to anti-corruption laws, export control laws or sanctions;

•	confidentiality;

•

press releases and other public announcements relating to the merger, the amended and restated merger agreement, or any of the other transactions contemplated by the amended and restated merger agreement;

•

actions necessary if state takeover laws are or become applicable to the transactions contemplated by the amended and restated merger agreement to ensure that the transactions contemplated by the amended and restated merger agreement may be consummated as promptly as practicable;

•	notification of certain matters;

•	termination of benefit plans;

•	delivery of certain tax certificates and documents;

•	Parent review of the Company’s tax returns prior to being filed;

•	resignation of directors and officers of the Company;

•

the actions necessary to cause the dispositions of certain common stock and equity-based securities by directors and officers of the Company pursuant to the amended and restated merger agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act; and

•

amendment to the Addendum to the Master Purchase Agreements by and between the Company, Parent and Cisco International B.V., a wholly owned subsidiary of Parent, to delete all provisions relating to a special payment that would be payable by Parent to the Company in the event of termination of the original merger under specified circumstances.

Further, the Company has agreed to use its commercially reasonable efforts (not to require a concession or expenditure other than immaterial processing or consent fees, or material undertaking) to obtain, prior to the closing, all consents, waivers and approvals required under contracts of the Company or one of its subsidiaries to the extent reasonably requested by Parent. However, any failure to obtain such consents, waivers or approvals will not be considered a breach of covenant for all purposes of the amended and restated merger agreement.

Conditions to the Merger

The obligations of each of the Company, Parent and Merger Sub to effect the merger is subject to the satisfaction, at or prior to the closing of the merger, of each of the following conditions:

•	the adoption of the amended and restated merger agreement by the Company’s stockholders;

•

no order issued by any governmental authority of the United States preventing the consummation of the merger will be in effect, and no law in the United States will have been enacted that prohibits, makes illegal or enjoins the consummation of the merger; and

•

all applicable waiting periods (and any extensions thereof) applicable to the merger under the HSR Act will have expired or early termination of such waiting periods will have been granted, with the understanding that the existing clearance of the merger under the HSR Act, to the extent it is still in effect, will satisfy this condition.

The obligations of Parent and Merger Sub to consummate the transactions contemplated by the amended and restated merger agreement are subject to the satisfaction at or prior to the closing of each of the following conditions, any of which may be waived, in writing, by Parent (with the amended and restated merger agreement providing that each such condition is solely for the benefit of Parent and may be waived by Parent in its sole discretion without notice, liability or obligation to any person):

•

the representations and warranties of the Company regarding certain matters relating to due organization and subsidiaries of the Company, the capitalization of the Company, the Company’s corporate authority to enter into the amended and restated merger agreement, the due execution, delivery and enforceability of the amended and restated merger agreement, the proxy statement with respect to the stockholder approval required for the merger, the Company’s receipt of a fairness opinion received from its financial advisors and the fees payable by the Company to financial advisors must be accurate in all material respects as of date of the amended and restated merger agreement and at and as of the closing as if made on and as of the closing (except for representations and warranties that address matters only as to a specified date, which representations and warranties must be true and correct with respect to such specified date);

•

the representations and warranties of the Company regarding certain matters relating to encumbrances on the Company’s properties and assets, conflicts with the Company’s organizational documents and material contracts and approvals and consents required in connection with the merger, must be accurate in all respects on and as of the date of the amended and restated merger agreement and at and as of the closing as if made on and as of the closing (except for representations and warranties that address matters only as to a specified date, which representations and warranties must be true and correct with respect to such specified date), except where the circumstances causing the failure of such representations or warranties to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•

the Company must have performed and complied in all material respects with certain covenants and other obligations in the amended and restated merger agreement required to be performed and complied with by it at or prior to the closing, and shall not have intentionally or materially breached certain other covenants and other obligations in the amended and restated merger agreement required to be performed by it at or prior to the closing;

•	(a) no order will have been issued by any court in the United States, and no other applicable law will have been enacted, entered, enforced or deemed applicable to the transactions contemplated by the amended and restated merger agreement by a governmental authority of the United States that is in effect and that provides for an antitrust restraint and that would prevent or condition the consummation of the merger (provided that Parent is not permitted to assert this condition if such antitrust restraint is principally caused by a material breach by Parent of its covenants under the amended and restated merger agreement related to obtaining antitrust approvals) and (b) there will not be pending any legal proceeding brought by any governmental authority of the United States seeking any of the foregoing; and

•

Parent must have received a certificate signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer, to the effect that certain of the closing conditions have been satisfied.

The obligations of the Company to consummate the merger and the other transactions contemplated by the amended and restated merger agreement are subject to the satisfaction at or prior to the closing of each of the following conditions, any of which may be waived, in writing, by the Company (it being understood that each such condition is solely for the benefit of the Company and may be waived in writing by the Company in its sole discretion without notice, liability or obligation to any person):

•

the representations and warranties of Parent and Merger Sub regarding certain matters relating to due organization of Parent and Merger Sub, Parent’s and Merger Sub’s corporate authority to enter into the amended and restated merger agreement, the due execution, delivery and enforceability of the amended and restated merger agreement, the ownership of the Company’s stock by Parent and Merger Sub as of the date of the amended and restated merger agreement and the fees payable by Parent to financial advisors must be accurate in all material respects as of date of the amended and restated merger agreement and at and as of the closing as if made on and as of the closing (except for representations and warranties that address matters only as to a specified date, which representations and warranties must be true and correct with respect to such specified date);

•

the representations and warranties of Parent and Merger Sub set forth in the amended and restated merger agreement other than those listed above, disregarding all qualifications and exceptions contained therein relating to materiality or Parent material adverse effect or any similar standard or qualification, must be true and correct as of the date of the amended and restated merger agreement and at and as of the closing as if made on and as of the closing (except for representations and warranties that address matters only as to a specified date, which representations and warranties must be true and correct with respect to such specified date), except where the circumstances causing the failure of such representations or warranties to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent material adverse effect;

•

Parent must have performed and complied in all material respects with all covenants and other obligations in the original merger agreement and the amended and restated merger agreement required to be performed and complied with by it at or prior to the closing; and

•	the Company must have received a certificate signed on behalf of Parent by a duly authorized officer, to the effect that certain of the closing conditions have been satisfied.

Termination

The amended and restated merger agreement may be terminated under specified circumstances set forth in the amended and restated merger agreement, including, among others, the following:

•	by mutual written consent of the Company and Parent;

•

by either Parent or the Company, if (a) the closing has not occurred on or before June 14, 2021, or such other date that Parent and the Company may agree upon in writing, which we refer to as the end date; provided that in no event will a party be permitted to terminate the amended and restated merger agreement due to the nonoccurrence of the closing before the end date if the failure to close is principally caused by the breach by such party of the amended and restated merger agreement; (b) a governmental entity of the United States has issued a final and nonappealable order or taken any other final and nonappealable action, permanently restraining, enjoining or otherwise prohibiting the merger (provided that this right to terminate the amended and restated merger agreement will not be available to any party that has materially breached its obligations under the amended and restated merger agreement in any manner that principally caused the existence of such order or action in any material respect); (c) the approval of the adoption of the amended and restated merger agreement by holders of Company common stock entitled to vote thereon is not obtained or (d) upon a breach of any covenants or other obligations on the part of the other party set forth in the amended and restated merger agreement, or if any representation or warranty of the other party has become inaccurate, in each case such that the closing condition to the obligations of the terminating party regarding the accuracy of representations and warranties or compliance with covenants and other obligations of the other party would not be satisfied;

•

by Parent if (a) the board of directors effects a change of recommendation for any reason; (b) the Company materially breaches its obligations with respect to calling and conducting the special meeting of the Company’s stockholders or the non-solicitation and related provisions of the amended and restated merger agreement; (c) the board of directors fails to reaffirm its recommendation of the amended and restated merger agreement within ten business days after Parent requests in writing that such recommendation be reaffirmed in response to an acquisition proposal or material modification to an acquisition proposal that has been publicly announced (or if such request is delivered less than ten business days, but more than three business days, prior to the special meeting of the Company’s stockholders, then the board of directors will be required to reaffirm such recommendation no later than one business day prior to the special meeting of the Company’s stockholders); (d) the Company, the board of directors or any Company representative resolves, proposes or agrees to do any of the foregoing; or (e) a tender or exchange offer relating to securities of the Company has been commenced by a person unaffiliated with Parent and the Company fails to send to its stockholders, within ten business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company unconditionally recommends rejection of such tender or exchange offer or fails to reaffirm such recommendation in any press release published by the Company or in any Schedule 14D-9 filed by the Company with the SEC, in each case relating to such tender or exchange offer, at any time after the foregoing ten business day period (each of (a) through (e) we refer to as a triggering event); or

•

by the Company to accept a superior proposal and concurrently enter into a definitive agreement for such superior proposal; provided that the Company has complied in all material respects with the non-solicitation and related provisions under the amended and restated merger agreement and makes a payment to Parent of a termination fee of $197 million.

Termination Fee

Subject to certain limitations, the Company will be required to pay Parent a termination fee equal to $197 million if the amended and restated merger agreement is terminated:

•	by Parent because of the occurrence of a triggering event;

•

by either Parent or the Company because (a) the holders of Company common stock failed to approve adoption of the amended and restated merger agreement at the special meeting of the Company’s stockholders or any adjournment or postponement thereof, or (b) the closing did not occur on or before the end date, in each case at a time that Parent would have been entitled to terminate the amended and restated merger agreement because of the occurrence of a triggering event;

•	by the Company in order to accept a superior proposal; provided that the Company concurrently enters into a definitive agreement for such superior proposal; or

•

by either Parent or the Company because (a) the holders of Company common stock failed to approve adoption of the amended and restated merger agreement at the special meeting of the Company’s stockholders or any adjournment or postponement thereof, (b) the closing did not occur on or before the end date and such termination of the amended and restated merger agreement occurred prior to obtaining approval of the adoption of the amended and restated merger agreement at the special meeting of the Company’s stockholders or (c) the Company breached a representation or warranty contained in the amended and restated merger agreement or failed to perform any of its covenants or other obligations contained in the amended and restated merger agreement, which breach or failure to perform or comply would give rise to the failure to satisfy one of certain conditions to completion of the merger, and, in each such case, (i) any person will have publicly announced an acquisition proposal (or an acquisition proposal will have become publicly known) prior to such termination (unless publicly withdrawn prior to such termination) and (ii) within 12 months of such termination either an acquisition with respect to the Company is consummated or the Company enters into a definitive agreement with respect to an acquisition that is ultimately consummated (even if consummated following such 12-month period).

An “acquisition” means any of the following transactions (other than the transactions contemplated under the amended and restated merger agreement):

•

a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction or series of transactions involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction or series of transactions hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction or series of transactions or any direct or indirect parent thereto;

•

a sale or other disposition in a transaction or series of transactions by the Company or any of its subsidiaries of assets representing in excess of 50% of the aggregate fair market value of the assets of the Company and its subsidiaries immediately prior to such transaction or series of transactions; or

•

the acquisition by any person, directly or indirectly, including by way of a tender offer or exchange offer or issuance by the Company, in a transaction or series of transactions, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the shares of Company common stock outstanding immediately prior to such transaction or series of transactions.

In no event will the Company be required to pay a termination fee on more than one occasion.

If the Company fails to timely pay the termination fee and, in order to obtain the payment, Parent makes a claim that results in a judgment for the amount of the termination fee, the Company will pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the termination fee at the prime rate of Bank of America, N.A. in effect from time to time from the date such payment was required to be made.

Payment of the termination fee (and any additional amounts required pursuant to the preceding paragraph) to Parent by the Company will be the sole and exclusive remedy of Parent and will be deemed to be liquidated damages for any actual or purported breach of the amended and restated merger agreement and for any and all losses or damages suffered or incurred by Parent or any of its affiliates in connection with the amended and restated merger agreement (and the termination thereof), the transactions contemplated by the amended and restated merger agreement (and the abandonment thereof) or any matter forming the basis for such termination and, after such payment has been made, the Company and its affiliates will have no further liability for any such actual or purported breach or for any and all losses or damages suffered or incurred by Parent or any of its affiliates in connection with the amended and restated merger agreement (and the termination thereof), the transactions contemplated by the amended and restated merger agreement (and the abandonment thereof) or any matter forming the basis for such termination.

Amendment; Extension; Waiver

Amendment

Subject to applicable law, the parties may amend the amended and restated merger agreement by executed written agreement, prior to obtaining the approval of the adoption of the amended and restated merger agreement by holders of Company common stock at the special meeting of the Company’s stockholders, with the approval of the respective boards of directors of the Company and Parent.

Extension; Waiver

At any time prior to the effective time of the merger, each party to the amended and restated merger agreement may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of any other party to the amended and restated merger agreement, (ii) waive any inaccuracies in the representations and warranties made to such party contained in the amended and restated merger agreement or in any document delivered pursuant to the amended and restated merger agreement or (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained in the amended and restated merger agreement.

Governing Law; Submission to Jurisdiction

The amended and restated merger agreement is governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of laws, provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware. The parties to the amended and restated merger agreement irrevocably consented to submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware, in respect of the interpretation and enforcement of the provisions of the amended and restated merger agreement and of the documents referred to in the amended and restated merger agreement, and in respect of the transactions contemplated by the amended and restated merger agreement.

Required Vote; Recommendation of the Board of Directors

The approval of this proposal to adopt the amended and restated merger agreement requires the affirmative vote of the holders of a majority of the shares of Company common stock that are issued and outstanding as of the record date.

The board of directors recommends that you vote “FOR” approval of the proposal to adopt the amended and restated merger agreement.

VOTING AGREEMENTS

On January 14, 2021, concurrently with the execution of the amended and restated merger agreement, Parent entered into voting agreements with each of Murugesan Shanmugaraj, Benny Mikkelsen, Christian Rasmussen and Mehrdad Givehchi (including certain entities holding shares of Company common stock on their behalf). As of the record date, these stockholders beneficially owned and were entitled to vote approximately [—]% of the issued and outstanding shares of Company common stock. In connection with the execution and delivery of the voting agreements, Parent did not pay these stockholders any consideration in addition to the consideration they may receive pursuant to the amended and restated merger agreement in respect of their shares and equity awards. A copy of the form of voting agreement is attached as Annex C to this proxy statement.

The voting agreements require each of the stockholders, among others things, to vote the subject shares in favor of:

•	adoption of the amended and restated merger agreement; and

•

any matter that could reasonably be expected to facilitate the merger (including any adjournment of the special meeting of the stockholders of the Company in order to solicit additional proxies in favor of the adoption of the amended and restated merger agreement);

and against any acquisition proposal.

In addition, each stockholder subject to a voting agreement granted representatives of Parent an irrevocable proxy to vote the stockholder’s shares of Company common stock in favor of adoption of the amended and restated merger agreement and against any acquisition proposal.

Each stockholder subject to a voting agreement also agreed not to, directly or indirectly,

•	transfer, grant an option with respect to, sell, exchange, pledge or otherwise dispose of, or encumber, its shares of Company common stock;

•	enter into a swap or similar transaction that transfers the economic consequences of ownership of its shares of Company common stock; or

•

make any offer or enter into any agreement providing for any of the foregoing, other than transfers (a) to any immediate family member, (b) to a trust for the benefit of such stockholder or any immediate family member for estate planning purposes, (c) to a charitable entity; or (d) in connection with or for the purpose of personal tax-planning; provided that in each of the foregoing cases, the transferee agrees to be bound by the voting agreement.

Each stockholder agreed to waive and not to seek any appraisal rights in connection with the merger.

Each voting agreement and all obligations of the stockholders and Parent under each voting agreement will automatically terminate upon the earlier to occur of:

•	the first business day following stockholder adoption of the amended and restated merger agreement; and

•	the date and time of the termination of the amended and restated merger agreement in compliance with its terms.

NONBINDING ADVISORY PROPOSAL REGARDING COMPENSATION PAYABLE TO OUR NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER (PROPOSAL TWO)

In accordance with Section 14A of the Exchange Act and Rule 14a-21(c) under the Exchange Act, we are providing stockholders with the opportunity to cast a nonbinding advisory vote with respect to compensation that may be payable to our named executive officers in connection with the merger, as reported on the table on page [—], including the associated narrative discussion.

Accordingly, we are seeking approval of the following resolution at the special meeting:

“RESOLVED, that the compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger, as disclosed in the table in the section of the proxy statement entitled ‘The Merger — Compensation Payable to Named Executive Officers,’ including the associated narrative discussion, is hereby approved.”

The vote on this proposal is a vote separate and apart from the vote on the proposal to adopt the amended and restated merger agreement and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. Accordingly, you may vote “FOR” either or both of the proposal to adopt the amended and restated merger agreement and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and vote “AGAINST” or “ABSTAIN” for this nonbinding advisory proposal regarding compensation that may be payable to our named executive officers in connection with the merger (and vice versa).

Because your vote is advisory, it will not be binding upon the Company, the board of directors, the compensation committee, Parent or any affiliate of Parent. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the amended and restated merger agreement is adopted by the stockholders and the merger is completed, such compensation will still be paid to our named executive officers to the extent payable in accordance with the terms of such compensation.

The approval of this proposal requires the affirmative vote of a majority of the votes cast by the holders of all of the shares present or represented at the special meeting and voting on such proposal.

The board of directors recommends that you vote “FOR” approval of the nonbinding advisory proposal regarding compensation that may be payable to our named executive officers in connection with the merger.

AUTHORITY TO ADJOURN THE SPECIAL MEETING (PROPOSAL THREE)

If at the special meeting, the board of directors determines it is necessary or appropriate to adjourn the special meeting, to solicit additional proxies to approve the proposal to adopt the amended and restated merger agreement, then we intend to move to vote on this proposal. If the board of directors determines that it is necessary or appropriate, we will ask our stockholders to vote only on this Proposal Three and not on the proposal to adopt the amended and restated merger agreement or the nonbinding advisory proposal regarding compensation that may be payable to our named executive officers in connection with the merger.

In this proposal, we are asking our stockholders to approve a proposal to authorize the board of directors, in its discretion, to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies to approve the proposal to adopt the amended and restated merger agreement. If our stockholders approve the adjournment of the special meeting, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting against adoption of the amended and restated merger agreement. Among other things, approval of this proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the amended and restated merger agreement such that the proposal to adopt the amended and restated merger agreement would be defeated, we could adjourn the special meeting without a vote on the adoption of the amended and restated merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the amended and restated merger agreement.

The vote on this proposal is a vote separate and apart from the vote on the proposal to adopt the amended and restated merger agreement and the nonbinding advisory proposal regarding compensation that may be payable to our named executive officers in connection with the merger. Accordingly, you may vote “FOR” either or both of the proposal to adopt the amended and restated merger agreement and the nonbinding advisory proposal regarding compensation that may be payable to our named executive officers in connection with the merger and vote “AGAINST” or “ABSTAIN” for the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies (and vice versa).

The approval of this proposal requires the affirmative vote of a majority of the votes cast by the holders of all of the shares present or represented at the special meeting and voting on such proposal.

The board of directors recommends that you vote “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

MARKET PRICE AND DIVIDEND DATA OF COMPANY COMMON STOCK

The Company common stock is listed for trading on the Nasdaq Global Select Market under the trading symbol “ACIA.” The following table sets forth the high and low sales prices of the Company common stock, as reported by the Nasdaq Stock Market, for each quarterly period indicated.

	High	Low
Fiscal 2021
First Quarter (through January 26, 2021)	$114.71	$71.29

Fiscal 2020
First Quarter	$69.00	$60.62
Second Quarter	69.13	65.30
Third Quarter	68.93	66.43
Fourth Quarter	73.00	66.46

Fiscal 2019
First Quarter	$59.55	$36.05
Second Quarter	62.18	44.38
Third Quarter	67.49	47.51
Fourth Quarter	67.99	64.40

On January 13, 2021, the last full trading day prior to the public announcement of the amended and restated merger agreement, the closing price of the Company common stock on the Nasdaq Global Select Market was $86.45 per share. On January 26, 2021, the latest practicable trading day before the printing of this proxy statement, the closing price of the Company common stock on the Nasdaq Global Select Market was $114.32 per share. You are encouraged to obtain current market quotations for Company common stock in connection with voting your shares of Company common stock.

We have never paid cash dividends on our common stock. In the event that the merger is not consummated, our payment of any future dividends would be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, cash needs and growth plans.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of January 20, 2021, for:

•	each of our directors;

•	each of our named executive officers;

•	our directors and executive officers as a group; and

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock based on currently available information filed with the SEC.

The table lists applicable percentage ownership based on 42,478,314 shares of common stock outstanding as of January 20, 2021.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days after January 20, 2021 and underlying RSUs that vest within 60 days after January 20, 2021 are considered outstanding and beneficially owned by the person holding the options and RSUs for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise set forth below, the address of each beneficial owner is c/o Acacia Communications, Inc., Three Mill and Main Place, Suite 400, Maynard, Massachusetts 01754.

Name of Beneficial Holder	Number of Shares Beneficially Owned	Percentage of Class
5% Stockholders
The Vanguard Group (1)	3,543,275	8.3%
BlackRock, Inc. (2)	2,872,815	6.8%
Cisco Systems, Inc. (3)	2,846,795	6.7%
Named Executive Officers and Directors
Murugesan “Raj” Shanmugaraj (4)	862,681	2.0%
John F. Gavin (5)	220,060	*
Benny P. Mikkelsen (6)	916,465	2.2%
Eric L. Fisher (7)	40,269	*
Bhupendra C. Shah (8)	231,095	*
Vincent T. Roche (9)	19,512	*
David J. Aldrich (10)	16,687	*
Peter Y. Chung (11)	14,600	*
Laurinda Y. Pang (12)	2,128	*
Stan J. Reiss (13)	265,497	*
John Ritchie (14)	25,320	*
All executive officers and directors as a group (13 persons) (15)	3,699,972	8.6%

*	Represents beneficial ownership of less than 1% of our outstanding common stock.
(1)

The information shown is based upon disclosures filed on a Schedule 13G on February 12, 2020 by The Vanguard Group. In such filing, The Vanguard Group lists its address as 100 Vanguard Blvd., Malvern, Pennsylvania 19355, and indicates that it has sole voting power with respect to 79,375 shares and shared voting power with respect to 6,849 shares, and sole dispositive power with respect to 3,461,645 shares and shared dispositive power with respect to 81,630 shares.

(2)

The information shown is based upon disclosures filed on a Schedule 13G on February 10, 2020 by BlackRock, Inc. In such filing, BlackRock, Inc. lists its address as 55 East 52nd Street, New York, New York 10055, and indicates that it has sole voting power with respect to 2,812,182 shares and sole dispositive power with respect to 2,872,815 shares of common stock.

(3)

The information shown is based upon disclosures filed on a Schedule 13D on January 20, 2021 by Parent reporting shared voting power with respect to shares subject to the voting agreements entered into between Parent and each of Murugesan Shanmugaraj, Benny Mikkelsen, Christian Rasmussen and Mehrdad Givehchi in connection with the merger. The address of Parent is 170 West Tasman Drive, San Jose, California 95134.

(4)

Consists of (i) 547,342 shares of common stock held by Mr. Shanmugaraj, (ii) 24,442 shares of common stock issuable to Mr. Shanmugaraj upon vesting of restricted stock units within 60 days of January 20, 2021, (iii) 152,780 shares of common stock held by The Shanmugaraj Irrevocable Children’s Trust and (iv) 138,117 shares of common stock held by The Malini Shanmugaraj 2016 QTIP Trust. The trustees of The Shanmugaraj Irrevocable Children’s Trust are Murugesan Shanmugaraj, Steve Stelljes and Malini Shanmugaraj and they share voting and dispositive power with respect to the shares held by the trust. The trustees of The Malini Shanmugaraj 2016 QTIP Trust are Malini Shanmugaraj and Steve Stelljes and they share voting and dispositive power with respect to the shares held by the trust.

(5)

Consists of (i) 21,868 shares of common stock held by Mr. Gavin, (ii) 15,907 shares of common stock held by the John F Gavin Revocable Trust, (iii) options held by Mr. Gavin to purchase 166,500 shares of common stock that may be exercised within 60 days of January 20, 2021 and (iv) 15,785 shares of common stock issuable to Mr. Gavin upon vesting of RSUs within 60 days of January 20, 2021. The trustees of the John F Gavin Revocable Trust are John F. Gavin and Terese Gavin and they share voting and dispositive power with respect to the shares held by the trust.

(6)

Consists of (i) 842,189 shares of common stock held by Mr. Mikkelsen (ii) 15,276 shares of common stock issuable to Mr. Mikkelsen upon vesting of RSUs within 60 days of January 20, 2021 and (iii) 59,000 shares held by the Chen-Rasmussen Childrens Trust U/A DTD 1/12/2017 of which Mr. Mikkelsen is a trustee.

(7)	Consists of (i) 30,673 shares of common stock held by Mr. Fisher and (ii) 9,596 shares of common stock issuable to Mr. Fisher upon vesting of RSUs within 60 days of January 20, 2021.
(8)

Consists of (i) 78,684 shares of common stock held by Mr. Shah, (ii) options held by Mr. Shah to purchase 18,546 shares of common stock that may be exercised within 60 days of January 20, 2021, (iii) 15,276 shares of common stock issuable to Mr. Givehchi upon vesting of RSUs within 60 days of January 20, 2021 and (iv) 102,891 shares of common stock held by Shah LLC and (v) 15,698 shares of common stock held by the Bhupendra Shah 1999 Trust U/A DTD 10/06/1999. The trustees of the Bhupendra Shah 1999 Trust U/A DTD 10/06/1999 are Bhupendra C. Shah and Ramika Shah and they share voting and dispositive power with respect to the shares held by the trust.

(9)	Consists of 19,512 shares of common stock held by Mr. Roche.
(10)	Consists of 16,687 shares of common stock held by Mr. Aldrich.
(11)	Consists of 14,600 shares of common stock held by Mr. Chung.
(12)	Consists of 2,128 shares of common stock held by Ms. Pang.
(13)

Consists of (i) 191,872 shares of common stock held by Mr. Reiss, (ii) 23,002 shares of common stock held by The Reiss Family Irrevocable Trust and (iii) 50,623 shares of common stock held by Matrix VIII US Management Co., L.L.C., or Matrix VIII US MC. Mr. Reiss, by virtue of his management position in Matrix VIII US MC, has sole voting and dispositive power with respect to the Matrix VIII US MC shares. Mr. Reiss disclaims beneficial ownership of the Matrix VIII US MC shares, except to the extent of his pecuniary interest therein.

(14)	Consists of 25,320 shares of common stock held by Mr. Ritchie.
(15)

Includes (i) 3,395,016 shares of common stock, (ii) options to purchase 224,581 shares of common stock that may be exercised within 60 days of January 20, 2021 and (iii) 80,375 shares of common stock issuable upon vesting of RSUs within 60 days of January 20, 2021, and excludes all shares of common stock subject to PRSUs because the performance measurement period for such PRSUs has not yet expired and therefore no shares under such awards are issuable within 60 days of January 20, 2021.

APPRAISAL RIGHTS

If the merger is completed, under Section 262 of the DGCL, holders of record of Company common stock who do not vote in favor of the proposal to adopt the amended and restated merger agreement, who properly demand appraisal of their shares, who do not withdraw such demand or otherwise waive or lose their right to appraisal and who otherwise comply with the requirements for perfecting and preserving their appraisal rights under Section 262 of the DGCL will be entitled to receive, in lieu of the consideration being offered in the merger, payment in cash for the fair value of their shares of Company common stock (as of the effective time of the merger exclusive of any element of value arising from the accomplishment or expectation of the merger) as determined by the Delaware Court of Chancery in an appraisal proceeding, together with interest to be paid on the amount determined to be fair value, if any, as determined by the Delaware Court of Chancery. These rights are known as appraisal rights. Stockholders electing to exercise appraisal rights must strictly comply with the provisions of Section 262 of the DGCL in order to perfect and preserve their rights. Failure to strictly comply with the procedures specified in Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights under the DGCL.

The following is intended as a brief summary of the law pertaining to appraisal rights under the DGCL. The following, however, is not a complete summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached as Annex D to this proxy statement.

Under Section 262 of the DGCL, when a merger is submitted for adoption at a meeting of stockholders, the corporation must notify each of its stockholders entitled to appraisal rights that appraisal rights are available. A copy of Section 262 of the DGCL must be included with such notice. This proxy statement constitutes the Company’s notice to its stockholders of the availability of appraisal rights in connection with the merger and the full text of Section 262 of the DGCL is attached to this proxy statement as Annex D.

Stockholders who may wish to exercise their appraisal rights or may wish to preserve their right to do so should review carefully the discussion in this section and Annex D in its entirety and should consult with their legal advisors, since failure to timely comply with the procedures set forth therein will result in the loss of such rights. A stockholder who loses his, her or its appraisal rights will nonetheless be entitled to receive the $115.00 per share cash merger consideration.

Stockholders wishing to exercise the right to demand appraisal of their shares of Company common stock under Section 262 of the DGCL must satisfy each of the following conditions:

•

The stockholder must not vote his, her or its shares of Company common stock in favor of the adoption of the amended and restated merger agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the amended and restated merger agreement, a stockholder who wishes to exercise appraisal rights must provide instructions in any such proxy to vote against the adoption of the amended and restated merger agreement or otherwise virtually attend the special meeting and vote against the adoption of the amended and restated merger agreement, or abstain from voting.

•

As more fully described below, the stockholder must deliver to the Company a written demand for appraisal of his, her or its shares of Company common stock before the vote on the adoption of the amended and restated merger agreement at the special meeting is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the amended and restated merger agreement. Voting “AGAINST” or failing to vote “FOR” the adoption of the amended and restated merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL.

•

The stockholder must hold his, her or its shares of Company common stock, either of record or beneficially, on the date of making the demand for appraisal and must continuously hold such shares from the date of making the demand through the effective date of the merger.

•

The stockholder (or the surviving corporation in the merger) must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares of Company common stock within 120 days after the effective date of the merger. The surviving corporation of the merger is under no obligation to file any such petition and has no present intention of doing so. Accordingly, it is the obligation of the stockholder to initiate all necessary action to perfect his, her or its appraisal rights in respect of his, her or its shares of Company common stock within the time prescribed in Section 262 of the DGCL.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the $115.00 per share merger consideration for your shares of Company common stock as provided for in the amended and restated merger agreement, but you will have no appraisal rights with respect to your shares of Company common stock.

All demands for appraisal must be addressed to our Secretary at Acacia Communications, Inc., Three Mill and Main Place, Suite 400, Maynard, Massachusetts 01754, and must be delivered before the vote on the adoption of the amended and restated merger agreement is taken at the special meeting, and must be executed by, or on behalf of, the record holder of the shares of Company common stock for which appraisal is demanded.

In addition, the demand must reasonably inform the Company of the identity of the stockholder and that the stockholder intends thereby to demand appraisal of his, her or its shares in connection with the merger. To be effective, a demand for appraisal by a holder of Company common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on the stock ledger of the Company and on his, her or its stock certificate(s), if any.

Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to the Company. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares.

If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If the shares are owned of record jointly by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or on behalf of all joint owners.

An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal on behalf of a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owners.

A record holder, such as a bank, brokerage firm or other nominee who holds shares as a nominee for several beneficial owners, may exercise appraisal rights with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. If you hold your shares of Company common stock in a bank, a brokerage account or other nominee form and wish to exercise appraisal rights, you should consult with your bank or broker or the other nominee to determine the appropriate procedures for the nominee to make a demand for appraisal. A person having a beneficial interest in shares of Company common stock held of record in the name of another person, such as a bank, brokerage firm or other nominee, must act promptly to cause the record holder to properly follow the steps summarized below and perfect appraisal rights in a timely manner.

Within 10 days after the effective date of the merger, the surviving corporation in the merger will provide notice of the date the merger has become effective to each former stockholder of the Company who has properly demanded an appraisal of their shares of Company common stock under Section 262 of the DGCL and who has not voted in favor of the adoption of the amended and restated merger agreement. At any time within 60 days after the effective date of the merger, any stockholder who has demanded an appraisal, but who has not commenced an appraisal proceeding or joined that proceeding as a named party, has the right to withdraw the demand and to accept the merger consideration offered pursuant to the amended and restated merger agreement. Any attempt to withdraw made more than 60 days after the effective date of the merger will require the written approval of the surviving corporation. No appraisal proceeding before the Delaware Court of Chancery as to any stockholder will be dismissed without the approval of the Delaware Court of Chancery, which approval may be conditioned upon any terms the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw its demand for appraisal and accept the merger consideration offered pursuant to the amended and restated merger agreement within 60 days after the effective date of the merger. If the surviving corporation does not approve a stockholder’s request to withdraw a demand for appraisal when the approval is required or, except with respect to a stockholder that withdraws his, her or its right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding. This value could be greater than, less than, or the same as the value of the merger consideration offered pursuant to the amended and restated merger agreement.

Within 120 days after the effective date of the merger, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation or present intention to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the time period and in the manner prescribed in Section 262 of the DGCL could nullify the stockholder’s previously submitted written demand for appraisal.

Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 of the DGCL, or a beneficial owner of shares held either in a voting trust or by a nominee on behalf of such beneficial owner, shall, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal) to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the amended and restated merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Such statement must be given to the requesting stockholder within 10 days after such request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for appraisal is duly and timely filed by a stockholder, the stockholder must deliver a copy of the petition to the surviving corporation, and the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Register in Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. The Delaware Court of Chancery is empowered to conduct a hearing upon the petition to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided thereby. The Register in Chancery, if so ordered by the Delaware Court of Chancery, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving corporation and to the stockholders shown on such list at the addresses therein stated. The Delaware Court of Chancery may require the stockholders who demanded appraisal of their shares and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. The Delaware Court of Chancery will dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of Company common stock eligible for appraisal or the value of the consideration provided in the merger for such total number of shares exceeds $1 million.

After the Delaware Court of Chancery’s determination of the stockholders entitled to appraisal of their shares of Company common stock, an appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through this proceeding, the Delaware Court of Chancery will determine the fair value of the shares of Company common stock as of the effective time of the merger exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. When the value is determined, the Delaware Court of Chancery will direct the payment of such fair value, with interest, if any, by the surviving corporation to the stockholders entitled thereto. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided in Section 262 of the DGCL only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving corporation or by any stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving corporation pursuant to Section 262 of the DGCL and who has submitted such stockholder’s stock certificates to the Register in Chancery, if such submission is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under Section 262 of the DGCL.

In determining fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. The fair value of their shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the value of the merger consideration. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. You should be aware that the fair value of your shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the merger consideration that you would otherwise be entitled to receive under the terms of the amended and restated merger agreement. The Company does not anticipate offering greater than the merger consideration to any stockholder who exercises appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the fair value of the Company common stock is less than the merger consideration.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Delaware Court of Chancery deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who has demanded appraisal rights will not, after the effective date of the merger, be entitled to vote such shares for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than dividends or other distributions payable to stockholders of record at a date prior to the effective date of the merger; however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers a written withdrawal of his, her or its demand for appraisal and an acceptance of the terms of the merger, either within 60 days after the effective date of the merger or thereafter with the written approval of the surviving corporation, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the merger consideration, without interest, for shares of his, her or its Company common stock pursuant to the amended and restated merger agreement.

In view of the complexity of Section 262 of the DGCL, our stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors. To the extent there are any inconsistencies between the foregoing summary and Section 262 of the DGCL, the DGCL shall govern.

DELISTING AND DEREGISTRATION OF COMPANY COMMON STOCK

If the merger is consummated, the Company common stock will be delisted from the Nasdaq Global Select Market and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC.

CONDUCT OF OUR BUSINESS IF THE MERGER IS NOT COMPLETED

In the event that the amended and restated merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, our stockholders will not receive any consideration from Parent or Merger Sub for their shares of Company common stock. Instead, we would remain an independent public company, our common stock would continue to be listed and traded on the Nasdaq Global Select Market and our stockholders would continue to be subject to the same risks and opportunities to which they currently are subject with respect to their ownership of Company common stock. If the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of our shares, including the risk that the market price of Company common stock may decline to the extent that the current market price of our stock reflects a market assumption that the merger will be completed. If the merger is not completed, our business could be disrupted, including our ability to retain and hire key personnel, potential adverse reactions or changes to our business relationships and uncertainty surrounding our future plans and prospects. As previously announced, on January 4, 2021 the Company received a letter from the Listing Qualifications Staff of the Nasdaq Stock Market, which stated that the Company no longer complies with Nasdaq’s continued listing rules due to the Company not having held an annual meeting within 12 months of the Company’s fiscal year ended December 31, 2019, as required by Nasdaq Listing Rule 5620(a), which we refer to as the Listing Rule. The Company provided Nasdaq with a plan stating that the Company did not hold an annual meeting in 2020 due to the pendency of the merger and (i) in the event the merger is not completed, the Company would plan to hold an annual meeting of shareholders on or before June 30, 2021, and (ii) in the event the merger is completed, the Company would become a wholly-owned subsidiary of Parent and, following the delisting of its stock, cease to be an independent, publicly-traded company. If the Company’s plan for regaining compliance with the Listing Rule is accepted by Nasdaq, Nasdaq may grant the Company an exception of up to 180 calendar days from its most recent fiscal year end, or until June 30, 2021, to regain compliance with the Listing Rule. There can be no assurance that Nasdaq will accept the Company’s plan, that Nasdaq will grant the Company any exception or that the Company will be able to regain compliance with the Listing Rule or maintain compliance with any other Nasdaq requirement in the future. In the event that the Company’s plan is not accepted by Nasdaq or the Company does not regain compliance with the Listing Rule by any extension that may be potentially granted by Nasdaq pursuant to an exception, the Company will receive written notification from Nasdaq that the Company’s securities are subject to delisting. At such time, the Company may appeal the relevant delisting determination to a hearings panel. However, there can be no assurance that such appeal will be successful.

Pursuant to the amended and restated merger agreement, under certain circumstances, we are permitted to terminate the amended and restated merger agreement and to accept a superior proposal. See “The Amended and Restated Merger Agreement — Termination” beginning on page [—].

Pursuant to the amended and restated merger agreement, under certain circumstances, if the merger is not completed, we may be obligated to pay Parent a termination fee. See “The Amended and Restated Merger Agreement — Termination Fee” beginning on page [—].

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, the board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

Future Stockholder Proposals

If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders of the Company. However, if the merger is not consummated, we expect to hold our 2021 annual meeting of stockholders, which we refer to as the 2021 Annual Meeting, by June 30, 2021, although the Company reserves the right to delay its annual meeting as may be permitted under applicable law. If the merger is not consummated and we hold our 2021 Annual Meeting, the following requirements for stockholder proposals to be brought before the 2021 Annual Meeting and for stockholder proposals to be considered for inclusion in our proxy material for the 2021 Annual Meeting will apply.

Requirements for Stockholder Proposals to be Brought Before the 2021 Annual Meeting

Our amended and restated by-laws provide that, for nominations of persons for election to the board of directors or other proposals to be considered at an annual meeting of stockholders, a stockholder must give written notice to our Secretary at Three Mill and Main Place, Suite 400, Maynard, Massachusetts 01754, with respect to the 2021 Annual Meeting, in the event such meeting is to be held, not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made. Any nomination must include all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in election contests or is otherwise required under Regulation 14A of the Exchange Act, the person’s written consent to be named in the proxy statement and to serve as a director if elected and such information as we might reasonably require to determine the eligibility of the person to serve as a director. As to other business, the notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of such stockholder (and the beneficial owner) in the proposal. The proposal must be a proper subject for stockholder action. In addition, to make a nomination or proposal, the stockholder must be of record at the time the notice is made and must provide certain information regarding itself (and the beneficial owner), including the name and address, as they appear on our books, of the stockholder proposing such business, the number of shares of our capital stock which are, directly or indirectly, owned beneficially or of record by the stockholder proposing such business or its affiliates or associates (as defined in Rule 12b-2 promulgated under the Exchange Act) and certain additional information as specified in our amended and restated by-laws.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials

Any stockholder who wishes to submit a proposal for inclusion in our proxy materials for the 2021 Annual Meeting, in the event such meeting is to be held, must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to the 2021 Annual Meeting, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals a reasonable time before we begin to print and send our proxy materials for such meeting. Such proposals must be delivered to our Secretary, c/o Acacia Communications, Inc., Three Mill and Main Place, Suite 400, Maynard, Massachusetts 01754.

Stockholders Sharing the Same Address

Some banks, brokerage firms and other nominee record holders may be participating in the practice of “householding.” This means that only one copy of our proxy statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of our proxy statement to you if you write, call or email us at:

Acacia Communications, Inc.

Three Mill and Main Place, Suite 400

Maynard, Massachusetts 01754

Attention: Investor Relations

(212) 871-3927

If you would like to receive separate copies of our proxy statements in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, brokerage firm or other nominee record holder, or you may contact us at the above address or phone number.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the Investors & Media section of our website at acacia-inc.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) after the date of this proxy statement and before the date of the special meeting.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (filed with the SEC on February 18, 2020), as amended on Form 10-K/A (filed with the SEC on April 29, 2020);

•

Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2020 (filed with the SEC on May 4, 2020), June 30, 2020 (filed with the SEC on August  10, 2020) and September 30, 2020 (filed with the SEC on November 9, 2020); and

•

Current Reports on Form 8-K filed with the SEC on January 8, 2021 (Film No. 21515859), January 8, 2021 (Film No.  21517540), January 11, 2021 (Film No.  21518972), January 11, 2021 (Film No.  21521501), January 14, 2021 and January 20, 2021 (in each case solely to the extent filed and not furnished).

Any person, including any beneficial owner of shares of Company common stock, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us by written or telephonic request directed to our Secretary at the Company’s address, which is Acacia Communications, Inc., Three Mill and Main Place, Suite 400, Maynard, Massachusetts 01754, telephone (978) 938-4896; or from our proxy solicitor, The Proxy Advisory Group, LLC (at (212) 616-2181); or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMPANY COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [—], 2021. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS SUBSEQUENT TO THAT DATE DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

Execution Version

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CISCO SYSTEMS, INC.,

AMARONE ACQUISITION CORP.

AND

ACACIA COMMUNICATIONS, INC.

JANUARY 14, 2021

A-i

A-ii

A-iii

EXHIBITS

Exhibit A	-	Form of Voting Agreement and Irrevocable Proxy
Exhibit B	-	Form of Certificate of Merger
Exhibit C	-	Form of Bylaws

A-iv

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of January 14, 2021 (the “Agreement Date”), by and among Cisco Systems, Inc., a California corporation (“Parent”), Amarone Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Sub”), and Acacia Communications, Inc., a Delaware corporation (the “Company”).

RECITALS

A. Parent, Sub and the Company are parties to that certain Agreement and Plan of Merger (the “Original Agreement”), dated as of July 8, 2019 (the “Original Agreement Date”), pursuant to which Sub would merge with and into the Company (the “Merger”), with the Company to survive the Merger and to become a wholly-owned subsidiary of Parent, on the terms and subject to the conditions set forth in the Original Agreement.

B. Pursuant to Section 7.4 of the Original Agreement, Parent, Sub and the Company now desire to amend and restate the Original Agreement in its entirety on the terms and subject to the conditions set forth in this Agreement.

C. The board of directors of the Company (the “Company Board”) and the boards of directors of Parent and Sub (or duly authorized committees thereof) have determined that it would be advisable to, and in the best interests of, their respective companies and the stockholders of their respective companies to consummate the Merger, on the terms and subject to the conditions set forth in this Agreement, and, in furtherance thereof, have approved and declared advisable this Agreement and the Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”).

D. Parent, Sub and the Company desire to set forth certain representations, warranties, covenants and other agreements in connection with the Merger as set forth herein.

E. Concurrently with the execution of this Agreement and as a material inducement to the willingness of Parent to enter into this Agreement, certain of the Company’s stockholders are entering into voting agreements and irrevocable proxies in substantially the form attached hereto as Exhibit A (each, a “Voting Agreement”), pursuant to which such stockholders have, among other matters, agreed to vote their shares of Company Common Stock in favor of, and otherwise support, the Merger and the other Transactions, each on the terms and subject to the conditions set forth in the Voting Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

1.1. Certain Definitions.

(a) As used in this Agreement, the following terms shall have the meanings indicated below.

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement (i) that contains provisions that are no less favorable in any material respect to the Company than those contained in the Confidentiality Agreement; provided that an Acceptable Confidentiality Agreement need not contain any

“standstill” or similar covenant, and (ii) that does not include any provision for any exclusive right to negotiate with such Person or having the actual or purported effect of restricting the Company from fulfilling its obligations under this Agreement, including under Section 5.3.

“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

“Ancillary Agreements” means a Non-Competition Agreement, a Proprietary Information and Inventions Assignment Agreement, a Technology Transfer Assessment and Arbitration Agreement, each to be entered into with Parent.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (ii) the U.K. Bribery Act 2010, as amended, and (iii) any other Applicable Legal Requirements related to anti-bribery or anti-corruption.

“Applicable Legal Requirements” means with respect to any Person, any federal, state, foreign, local, municipal or other law, statute, constitution, resolution, ordinance, code, permit, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any Orders applicable to such Person or its subsidiaries, their business or any of their respective assets or properties.

“Business” means the business of the Company and the Subsidiaries as currently conducted, including the design, development, manufacturing, reproduction, branding, marketing, advertising, promotion, licensing, sale, offer for sale, importation, distribution, provision and/or use of any and all Company Products in any and every applicable territory in the world.

“Business Day” means a day (i) other than Saturday or Sunday and (ii) on which commercial banks are open for business in San Francisco, California.

“Cash-Out Amount” means: (i) with respect to (A) a Vested Company Option or (B) an Unvested Company Option, to the extent such Unvested Company Option would have become vested under the vesting schedule in place for such award immediately prior to or at the Effective Time (each such amount that would have become vested, an “Option Vesting Portion”), an amount of cash, without interest, equal to (I) the number of shares of Company Common Stock subject to such Vested Company Option or Option Vesting Portion, as applicable, multiplied by (II) the Per Share Cash Amount less the exercise price per share of such Vested Company Option or Option Vesting Portion, as applicable, in effect immediately prior to the Effective Time; provided that if the exercise price per share of such Company Option is equal to or greater than the Per Share Cash Amount, the Cash-Out Amount for such Company Option shall be zero, and (ii) with respect to (A) (I) a Vested Company RSU or (II) an Unvested Company RSU, to the extent such Unvested Company RSU would have become vested under the vesting schedule in place for such award immediately prior to or at the Effective Time (each such amount that would have become vested, an “RSU Vesting Portion”) or (B) (I) a Vested Company PSU, or (II) an Unvested Company PSU, to the extent such Unvested Company PSU would have become vested under the vesting schedule in place for such award immediately prior to or at the Effective Time (each such amount that would have become vested, a “PSU Vesting Portion”), an amount of cash, without interest, equal to (x) the number of shares of Company Common Stock issuable upon settlement of such Vested Company RSU, RSU Vesting Portion, Vested Company PSU or PSU Vesting Portion, as applicable, multiplied by (y) the Per Share Cash Amount.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company Debt” means all indebtedness of the Company and the Subsidiaries for borrowed money, whether current or funded, short- or long-term, secured or unsecured, direct or indirect, including any accrued and unpaid interest, fees, premiums and prepayment or termination penalties (including, if applicable as of the date of determination, any penalties payable by the Company or the Subsidiaries in connection with the termination or prepayment in full of any Company Debt at or prior to the Closing), if any, and including, without duplication, (i) any indebtedness evidenced by any bond, debenture, note, mortgage, indenture, letter of credit or other debt instrument or debt security, (ii) any indebtedness to any lender or creditor under credit facilities of the Company, (iii) any indebtedness for the deferred purchase price of property with respect to which the Company is liable contingently or otherwise, as obligor or otherwise, (iv) any cash overdrafts, (v) amounts owing under any capitalized leases, (vi) any drawn amounts under letter of credit arrangements, and (vii) any liability of other Persons of the type described in clauses (i) through (vi) that the Company or any Subsidiary has guaranteed, that is recourse to the Company or any Subsidiary or any of their assets or that is otherwise the legal liability of the Company or any Subsidiary (other than, in each case, accounts payable to trade creditors and accrued expenses).

“Company ESPP” means the Company’s Amended and Restated 2016 Employee Stock Purchase Plan.

“Company Option Plans” means the stock option plans, programs, agreements or arrangements of the Company, collectively and as amended, including the Company’s 2009 Stock Plan and the Company’s 2016 Equity Incentive Plan but not including the Company ESPP.

“Company Options” means options to purchase shares of Company Common Stock granted under the Company Option Plans.

“Company Preferred Stock” means the preferred stock, par value $0.0001 per share, of the Company.

“Company PSUs” means performance-based restricted stock units granted under the Company Option Plans (other than Company PSUs the performance period of which has ended prior to the Effective Time and which continue to vest, if at all, based solely on the passage of time).

“Company RSUs” means restricted stock units that vest based solely on the passage of time (including, for the avoidance of doubt, Company PSUs the performance period of which has ended prior to the Effective Time and which continue to vest based solely on the passage of time as of the Effective Time) granted under the Company Option Plans.

“Continuing Employees” means the employees of the Company or the Subsidiaries as of the Effective Time.

“Contract” means any legally binding agreement, contract, subcontract, lease, obligation, promise, instrument, indenture, mortgage, note, option, guarantee, warranty, purchase order, license, sublicense, insurance policy, commitment or undertaking of any nature other than purchase orders issued under a governing Contract that do not contain binding obligations (excluding pricing, delivery and quantity terms) beyond the obligations provided under the Contract under which the applicable purchase order is issued.

“Delaware Law” means the General Corporation Law of the State of Delaware, as amended.

“Designated Exchange Rate” means, in respect of any date, the rate of exchange from the applicable foreign currency to dollars as published by the Wall Street Journal https://www.wsj.com/market-data/currencies/exchangerates for the end of the trading day prior to such date.

“Dissenting Shares” means any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights shall have been properly demanded (and not withdrawn or lost) in accordance with Delaware Law in connection with the Merger.

“Dissenting Stockholder” means any stockholder of the Company holding Dissenting Shares as of the Effective Time.

“Employment Offer Documents” means any agreement entered into by and between any Continuing Employee and Parent or any of its Subsidiaries.

“Encumbrance” means, with respect to any asset or security, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset or security (including any restriction on (i) the voting of any security or the transfer of any security, (ii) the use of any owned asset and (iii) the possession, exercise or transfer of any other attribute of ownership of any tangible asset).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis throughout the relevant periods.

“Governmental Entity” means any national, state, municipal, local or foreign government, any court, tribunal, arbitrator, quasi-judicial or administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Taxing or other governmental or quasi-governmental authority.

“Group” has the meaning ascribed to such term under Section 13(d) of the Exchange Act.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Key Employee” means each employee of the Company listed on Schedule 1.1-A of the Company Disclosure Letter.

“knowledge” means, with respect to the Company, the knowledge of any individual set forth on Schedule 1.1-B of the Company Disclosure Letter as of the Original Agreement Date with respect to a fact, circumstance, event or other matter after reasonable inquiry.

“Legal Proceeding” means any private or governmental action, inquiry, claim, charge, complaint, demand, proceeding, suit, hearing, litigation, arbitration, mediation, audit or investigation, in each case whether civil, criminal, administrative, judicial or investigative, or any appeal therefrom.

“Liabilities” means all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any Applicable Legal Requirement, Order or Contract, regardless of whether the same would be required to be reflected on a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto.

“made available” means, with respect to any statement in this Agreement or the Company Disclosure Letter to the effect that any information, document or other material has been “made available” to Parent, that such information, document or material was: (i) made available for review by Parent and its Representatives in the virtual data room established in connection with the Transactions at least six hours prior to the execution of the Original Agreement, (ii) actually delivered (whether by physical or electronic delivery) to Parent or its Representatives at least six hours prior to the execution of the Original Agreement or (iii) the relevant part of which is contained in unredacted form in the Company SEC Reports; provided that any information, document or material that has been made available or delivered to Parent or its Representatives pursuant to a request by Parent or its Representative that was made within a six-hour period prior to the execution of the Original Agreement shall be deemed made available or delivered, as long as such information, document or material was made available or delivered prior to the execution of the Original Agreement.

“Material Adverse Effect” means with respect to the Company and the Subsidiaries, taken as a whole, any change, event, occurrence, circumstance, condition or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether or not such Effect, considered together with all other Effects, would constitute a breach of the representations or warranties made by such Person in this Agreement (i) would, or would reasonably be expected to, be or become materially adverse to the financial condition (including assets and liabilities, taken as a whole), business, operations or results of operations of the Company and the Subsidiaries, taken as a whole; provided that none of the following shall be deemed in and of themselves, either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there is, or would reasonably likely to be, a Material Adverse Effect on the Company and the Subsidiaries, taken as a whole: (A) changes in general economic conditions or financial, credit, foreign exchange, securities, currency, capital or other financial markets, including any disruption thereof, in the United States, any other country or region in the world or the global economy generally, (B) changes generally affecting the industry in which the Company and the Subsidiaries operate, (C) changes in Applicable Legal Requirements, (D) changes in GAAP, or other accounting regulations or principles or interpretations thereof, that apply to the Company and the Subsidiaries, (E) national or international political conditions, any outbreak or escalation of hostilities, insurrection or war, or acts of terrorism, (F) epidemics, quarantine restrictions, wildfires, earthquakes, hurricanes, tornadoes, other natural disasters or similar calamity or crisis, (G) changes in the trading volume or trading prices of such entity’s capital stock in and of themselves (provided that such exception shall not apply to any underlying Effect that may have caused such change in the trading prices or volumes), (H) any failure, in and of itself, to meet market revenue or earnings expectations, including revenue or earnings projections or predictions made by the Company (whether or not publicly announced) or securities or financial analysts and any resulting analyst downgrades of the Company’s securities in and of themselves (provided that such exception shall not apply to any underlying Effect that may have caused such failure or such downgrades), (I) changes in the Company’s and the Subsidiaries’ relationships with employees, customers, distributors, suppliers, vendors, licensors or other business partners as a result of the announcement or pendency of the Original Agreement, this Agreement or the anticipated consummation of the Merger and the other Transactions (provided that the exceptions in this clause (I) will not apply with respect to the representations and warranties contained in Section 2.3(b) or, solely to the extent related to the representations and warranties contained in Section 2.3(b), Section 6.3(a) and Section 7.1(f)), (J) any actions taken or failure to take action, in each case, that Parent has expressly in writing approved, consented to or requested and (K) any actual or threatened Stockholder Litigation; provided that the exceptions in clauses (A) through (F) shall not apply to the extent that such changes disproportionately and adversely affect the Company and the Subsidiaries, taken as a whole, as compared to other participants in the industry and the regions in the world in which the Company and the Subsidiaries operate, or (ii) would, or would reasonably be expected to, prohibit the Company’s ability to consummate the Transactions in accordance with this Agreement and Applicable Legal Requirements in the United States (provided that the absence of or failure to obtain any consent, approval, waiver or clearance from any Governmental Entity under Antitrust Laws with respect to the Transactions shall not constitute a Material Adverse Effect under this clause (ii)).

“Order” means any judgment, writ, decree, stipulation, determination, decision, legal or arbitration award, settlement or consent agreement, charge, ruling, injunction, restraining order or other order issued, promulgated or entered into by or with (or in the case of a settlement or consent agreement, subject to) any Governmental Entity, whether temporarily, preliminarily or permanently in effect.

“Ordinary Course of Business” means, in reference to any action taken by the Company, including indirectly through any of the Subsidiaries, that such action (or inaction) (i) is consistent with the Company’s past practices and (ii) is taken (or refrained from being taken) in the ordinary course of the Company’s business.

“Parent Material Adverse Effect” means any Effect that would, or would reasonably be expected to, prohibit Parent’s or Sub’s ability to consummate the Transactions in accordance with this Agreement and Applicable Legal Requirements in the United States (provided that the absence of or failure to obtain any consent, approval, waiver or clearance from any Governmental Entity under Antitrust Laws with respect to the Transactions shall not constitute a Parent Material Adverse Effect).

“Per Share Cash Amount” means $115.00 in cash per share of Company Common Stock.

“Permitted Encumbrance” means (i) liens for current Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings (provided that reserves, established in accordance with GAAP and to the extent required by GAAP, have been recorded on the Company Balance Sheet for any such contest that is material), (ii) statutory liens that are incurred in the Ordinary Course of Business with respect to obligations that are not yet due and payable or that are being contested in good faith (provided that reserves, established in accordance with GAAP and to the extent required by GAAP, have been recorded on the Company Balance Sheet for any such contest that is material), (iii) any Encumbrance representing the rights of suppliers and subcontractors in the Ordinary Course of Business under the terms of any Contracts to which the relevant party is a party or under general principles of commercial or government contract law (including mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the Ordinary Course of Business), (iv) such imperfections of title and non-monetary Encumbrances and other liens, in each case incurred in the Ordinary Course of Business, that are not reasonably likely to materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair any business operations involving such properties, (v) liens incurred in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, (vi) any Encumbrances for which appropriate reserves have been established in the consolidated financial statements of the Company and the Subsidiaries, (vii) liens securing indebtedness for borrowed money or Company Debt, in each case that is reflected on the Company Balance Sheet, (viii) any Encumbrances arising under equipment leases with third parties (to the extent the Company is not in breach of such leases), (ix) liens arising under applicable securities laws, (x) with respect to leases of real property, Encumbrances on the underlying real property or (xi) non-exclusive licenses granted to customers in the Ordinary Course of Business.

“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, unincorporated association, joint venture, business organization or Governmental Entity.

“Reference Date” means May 13, 2016.

“Representatives” means, collectively, with respect to any Person, such Person’s officers, directors, Affiliates, employees, agents or advisors, including any investment banker, broker, attorney, accountant, consultant or other authorized representative of such Person.

“Repurchase Rights” means outstanding rights to repurchase Unvested Company Shares that are held by the Company or similar restrictions in the Company’s favor with respect to shares of Company Capital Stock.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Subsidiary” means any corporation, association, business entity, partnership, joint venture, limited liability company or other Person of which the Company, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries (i) directly or indirectly owns or controls securities or other interests representing more than 50% of the voting power of such Person, or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.

“Tax” (and, with correlative meaning, “Taxes,” “Taxable” and “Taxing”) means (i) any income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), Code Section 59A or windfall profit tax, custom duty or other tax of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Tax Authority.

“Tax Authority” means any Governmental Entity responsible for the assessment, determination, collection or administration of any Tax (domestic or foreign).

“Tax Return” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment and information returns and reports) filed or required to be filed with any Tax Authority with respect to Taxes.

“Treasury Regulations” means the regulations promulgated by the U.S. Treasury Department under the Code.

“Unvested Company Options” means any Company Options that are not vested under the terms of any Contract with the Company as of immediately prior to the Effective Time (including any stock option agreement).

“Unvested Company PSUs” means any Company PSUs that are not vested under the terms of any Contract with the Company as of immediately prior to the Effective Time (including any performance stock unit agreement).

“Unvested Company RSUs” means any Company RSUs that are not vested under the terms of any Contract with the Company as of immediately prior to the Effective Time (including any restricted stock unit agreement).

“Vested Company Options” means any Company Options that are vested under the terms of any Contract with the Company as of immediately prior to the Effective Time (including any stock option agreement).

“Vested Company PSUs” means any Company PSUs that are vested under the terms of any Contract with the Company as of immediately prior to the Effective Time (including any performance stock unit agreement).

“Vested Company RSUs” means any Company RSUs that are vested under the terms of any Contract with the Company as of immediately prior to the Effective Time (including any restricted stock unit agreement).

(b) Other capitalized terms used herein and not defined in Section 1.1(a) have the meanings ascribed to such terms in the following Sections:

“2010 Health Care Law”	2.11(r)

“401(k) Plan”	5.12

“Acquisition”	7.3(d)

“Agreement”	Preamble

“Agreement Date”	Preamble

“Antitrust Laws”	5.6(a)

“Antitrust Restraint”	5.6(d)

“Author”	2.9(k)

“Certificate of Merger”	1.2

“Certificates”	1.9(c)

“Change of Recommendation”	5.2(b)

“CIC Plan”	1.8(a)(v)

“Closing”	1.3

“Closing Date”	1.3

“COBRA”	2.12(c)

“Company”	Preamble

“Company Associate”	4.2(b)

“Company Authorizations”	2.7(b)

“Company Balance Sheet”	2.4(b)

“Company Balance Sheet Date”	2.4(b)

“Company Board”	Recitals

“Company Board Recommendation”	5.2(b)

“Company Disclosure Letter”	Article II

“Company Employee Plans”	2.12(a)

“Current ESPP Offering Period”	5.11

“Company Insiders”	5.14

“Company Intellectual Property”	2.9(a)(i)

“Company Intellectual Property Agreements”	2.9(a)(ii)

“Company-Owned Intellectual Property”	2.9(a)(iii)

“Company Products”	2.9(a)(iv)

“Company Registered Intellectual Property Rights”	2.9(a)(v)

“Company Representatives”	5.3(a)

“Company SEC Reports”	2.4(a)

“Company Source Code”	2.9(a)(vi)

“Company Stockholder Approval”	2.3(a)

“Company Stockholder Meeting”	5.2(a)

“Company Voting Debt”	2.2(d)

“Confidential Information”	2.9(n)

“Confidentiality Agreement”	5.5(a)

“Effect”	Material Adverse Effect

“Effective Time”	1.4

“End Date”	7.1(b)

“Enforceability Limitations”	2.3(a)

“Environmental and Safety Laws”	2.9(a)(i)

“ERISA”	2.11(a)

“ERISA Affiliate”	2.11(e)

“EU”	2.18(a)(ii)

“Exchange Agent”	1.9(a)

“Existing D&O Policy”	5.13(b)

“Export Control Laws”	2.18(a)(iii)

“Facilities”	2.10(a)(ii)

“Financial Statements”	2.4(b)

“Foreign Plan”	2.11(f)

“FSA”	5.12

“Goldman Sachs”	2.15

“Government Contract”	2.17(a)(xvi)

“Hazardous Materials”	2.10(a)(iii)

“Import Control Laws”	2.18(a)(iv)

“Indemnified Parties”	5.13(a)

“Intellectual Property”	2.9(a)(vii)

“Intellectual Property Rights”	2.9(a)(viii)

“Intervening Event”	5.3(e)(iii)

“Leased Real Property”	2.8(b)

“Material Contract”	2.17(a)

“Maximum Premium”	5.13(b)

“Measurement Date”	2.2(c)

“Merger”	Recitals

“Merger Notification Filings”	5.6(a)

“New Measurement Date”	2.2(a)

“Notice of Intervening Event”	5.3(e)(iv)

“Notice of Superior Proposal”	5.3(d)(iv)

“Open Source Materials”	2.9(p)

“Option Vesting Portion”	Cash-Out Amount

“Ordinary Commercial Agreements”	2.11(d)

“Original Agreement”	Recitals

“Original Agreement Date”	Recitals

“Parent”	Preamble

“Pre-Closing Period”	4.1

“Property”	2.10(a)(iv)

“Proprietary Information and Technology”	2.9(a)(ix)

“Proxy Statement”	2.20

“PSU Vesting Portion”	Cash-Out Amount

“Regulation S-K”	2.4(b)

“Rejection Recommendation”	7.1(h)

“Release”	2.10(a)(v)

“Required Fiduciary Disclosure”	5.3(f)

“Reviewed Return”	5.16(b)

“RSU Vesting Portion”	Cash-Out Amount

“Sanctions”	2.18(a)(v)

“Section 16 Information”	5.14

“Significant Customer”	2.16(a)

“Significant Supplier”	2.16(b)

“SOXA”	2.4(e)

“Standard Inbound IP Agreements”	2.9(a)(x)

“Standard NDA”	2.9(a)(x)

“Standard Outbound IP Agreements”	2.9(a)(xi)

“Stockholder Litigation”	5.19

“Sub”	Preamble

“Superior Proposal”	5.3(c)

“Superior Proposal Materials”	5.3(d)(iv)

“Surviving Corporation”	1.2

“Termination Fee”	7.3(b)

“Third-Party Intellectual Property”	2.9(a)(xii)

“Transactions”	Recitals

“Triggering Event”	7.1(h)

“Uncertificated Shares”	1.9(c)

“Unvested Cash”	1.8(a)(iv)

“Unvested Cash (Options/RSUs)”	1.8(a)(iii)

“Unvested Cash (PSUs)”	1.8(a)(iv)

“Voting Agreement”	Recitals

“WARN Act”	2.12(q)

1.2. The Merger. At the Effective Time, on the terms and subject to the conditions set forth in this Agreement, the certificate of merger in the form attached hereto as Exhibit B (the “Certificate of Merger”), which shall include the form of certificate of incorporation of the Surviving Corporation and the applicable provisions of Delaware Law, Sub shall merge with and into the Company, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

1.3. Closing. Unless this Agreement is earlier and validly terminated in accordance with Section 7.1, the closing of the Transactions (the “Closing”) shall take place (i) at a time and date to be specified by the parties hereto that will be no later than the third Business Day after the satisfaction or waiver of each of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or (ii) at such other time as the parties hereto agree in writing. The Closing shall take place virtually via the electronic exchange of documents and signatures, or in such other manner as the parties hereto agree in writing. The date on which the Closing occurs is herein referred to as the “Closing Date.”

1.4. Effective Time. At the Closing, after the satisfaction or waiver in writing of each of the conditions set forth in Article VI, Sub and the Company shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the time of acceptance by the Secretary of State of the State of Delaware of such filing, or such later time as may be agreed by Parent and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

1.5. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company shall become debts, liabilities and duties of the Surviving Corporation.

1.6. Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the certificate of incorporation of the Company shall be amended in its entirety to read as set forth in Attachment A to the Certificate of Merger, until thereafter amended as provided by Delaware Law and such certificate of incorporation.

(b) At the Effective Time, the parties hereto shall cause the bylaws of the Surviving Corporation to be amended and restated in their entirety to read as set forth on Exhibit C attached hereto, until thereafter amended as provided by Delaware Law, the certificate of incorporation of the Surviving Corporation and such bylaws.

1.7. Directors and Officers of the Surviving Corporation.

(a) The parties hereto shall take all necessary action prior to the Closing so that, effective as of the Effective Time, the members of the board of directors of Sub immediately prior to the Effective Time shall be appointed as the sole members of the board of directors of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b) The parties hereto shall take all necessary action prior to the Closing so that, effective as of the Effective Time, the officers of Sub immediately prior to the Effective Time shall be appointed as the sole officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

1.8. Effect on Company Capital Stock, Company Options, Company RSUs and Company PSUs.

(a) On the terms and subject to the conditions set forth in this Agreement, and without any action on the part of any holder of Company Capital Stock:

(i) Company Common Stock. At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares cancelled pursuant to Section 1.8(c)) shall be automatically converted into the right to receive, subject to and in accordance with Section 1.9, an amount of cash equal to the Per Share Cash Amount, without interest. As of the Effective Time, all such shares of Company Common Stock shall automatically be cancelled and no longer be deemed outstanding, and the holders thereof shall not have any rights with respect thereto, except the right to receive the Per Share Cash Amount, without interest, upon surrender of Certificates and/or Uncertificated Shares in accordance with Section 1.9.

(ii) Vested Company Options, Vested Company RSUs and Vested Company PSUs. Notwithstanding anything to the contrary herein, Parent will not assume any Vested Company Option, Vested Company RSU or Vested Company PSU. At the Effective Time, by virtue of the Merger and without the need for any further action on the part of the holder thereof, each Vested Company Option that is unexpired, unexercised and outstanding as of immediately prior to the Effective Time, each Vested Company RSU that is unexpired, outstanding and has not yet been settled as of immediately prior to the Effective Time, and each Vested Company PSU that is unexpired, outstanding and has not yet been settled as of immediately prior to the Effective Time, each subject to and in accordance with Section 1.9, shall terminate and be converted into and represent the right to receive the applicable Cash-Out Amount from Parent for such Vested Company Option, Vested Company RSU or Vested

Company PSU; provided that the Surviving Corporation and Parent shall be entitled to deduct and withhold from such Cash-Out Amount the amount of withholding for Taxes required to be deducted and withheld as a result of the Transactions. The Cash-Out Amount payable pursuant to this Section 1.8(a)(ii) shall be rounded to the nearest cent and computed after aggregating Cash-Out Amounts for all Vested Company Options, Vested Company RSUs or Vested Company PSUs represented by a particular grant held by such Person.

(iii) Unvested Company Options and Unvested Company RSUs. Notwithstanding anything to the contrary herein, Parent will not assume any Unvested Company Option or any Unvested Company RSU. At the Effective Time, by virtue of the Merger and without the need for any further action on the part of the holder thereof, each Unvested Company Option that is unexpired, unexercised and outstanding as of immediately prior to the Effective Time, and each Unvested Company RSU that is unexpired, outstanding and has not yet been settled as of immediately prior to the Effective Time, each subject to and in accordance with Section 1.8(a)(v) and Section 1.9, shall be converted into and represent the right to receive the applicable Cash-Out Amount from Parent for such Unvested Company Option or Unvested Company RSU (the “Unvested Cash (Options/RSUs)”).

(iv) Unvested Company PSUs. Notwithstanding anything to the contrary herein, Parent will not assume any Unvested Company PSU. At the Effective Time, by virtue of the Merger and without the need for any further action on the part of the holder thereof, each Unvested Company PSU that is unexpired, outstanding and has not yet been settled immediately prior to the Effective Time, subject to and in accordance with Section 1.8(a)(v) and Section 1.9, shall be converted into and represent the right to receive the applicable Cash-Out Amount from Parent for such Unvested Company PSU (the “Unvested Cash (PSUs)” and, together with the Unvested Cash (Options/RSUs), the “Unvested Cash”).

(v) Payment of Unvested Cash (Options/RSUs) and Unvested Cash (PSUs). The cash payment pursuant to (A) Section 1.8(a)(iii) for Unvested Company Options and Unvested Company RSUs shall be subject to the same restrictions and vesting arrangements (including all provisions with respect to the acceleration of vesting following the Effective Time that would apply if such awards were assumed by Parent pursuant to the Company’s Amended and Restated Severance and Change in Control Benefits Plan (the “CIC Plan”) and/or any retention agreement set forth on Schedule 1.8(a) of the Company Disclosure Letter after giving effect to the applicable Employment Offer Documents) that were applicable to such Unvested Company Options or Unvested Company RSUs, and (B) Section 1.8(a)(iv) in exchange for Unvested Company PSUs shall be subject to the same restrictions and vesting arrangements after giving effect to the applicable Employment Offer Documents that were applicable to such Unvested Company PSUs, in each case as of the Effective Time by virtue of Section 1.8(a)(iii) and Section 1.8(iv) as applicable. Therefore, the Unvested Cash (Options/RSUs) and Unvested Cash (PSUs) shall not be payable by Parent at the Effective Time, and shall instead become payable by Parent on the date that such Unvested Company Options, Unvested Company RSU or Unvested Company PSUs would have become vested under the vesting schedule in place for such awards at the Effective Time (subject to the restrictions and other terms of such vesting schedule and giving effect to the applicable terms with respect to acceleration of vesting under the CIC Plan and/or any retention agreement set forth on Schedule 1.8(a) of the Company Disclosure Letter and applicable Employment Offer Document); provided that if such conditions and terms are not satisfied and vesting ceases at any point after the Effective Time (after giving effect to any applicable terms of acceleration), no such cash payments shall be made. Parent shall make, or in its discretion shall cause the Surviving Corporation to make, all such required payments to holders of Unvested Cash (Options/RSUs) and Unvested Cash (PSUs) no later than the earlier of (A) the end of the second completed payroll cycle following the date on which the corresponding Unvested Company Option, Unvested Company RSU and Unvested Company PSUs would have become vested under the vesting schedule in place for such awards at the Effective Time and (B) the 15th day of the calendar month following the date on which the corresponding Unvested Company Option, Unvested Company RSU and Unvested

Company PSUs would have become vested under the vesting schedule in place for such awards at the Effective Time and in no event later than the end of the calendar year in which the corresponding Unvested Company Option, Unvested Company RSU or Unvested Company PSUs, would have become vested (subject to the restrictions and other terms of such vesting schedule and giving effect to the applicable terms with respect to acceleration of vesting under the CIC Plan and/or any retention agreement set forth on Schedule 1.8(a) of the Company Disclosure Letter and applicable Employment Offer Documents); provided that Parent and the Surviving Corporation shall be entitled to deduct and withhold from such Unvested Cash (Options/RSUs) and Unvested Cash (PSUs) the amount of withholding for Taxes required to be deducted and withheld as a result of the Transactions. The Unvested Cash (Options/RSUs) payable pursuant to Section 1.8(a)(iii) and Unvested Cash (PSUs) payable pursuant to this Section 1.8(a)(v) on a given payment date shall be rounded to the nearest cent and computed after aggregating Cash-Out Amounts for all Unvested Company Options, Unvested Company RSUs and Unvested Company PSUs represented by a particular grant previously held by such Person that would have vested on the relevant vesting date. All amounts payable pursuant to Section 1.8(a)(v) and Section 1.8(a)(iv) shall be paid without interest. No Unvested Cash (Options/RSUs) or Unvested Cash (PSUs), or right thereto, may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law), by any Person, other than Parent, or be taken or reached by any legal or equitable process in satisfaction of any Liability of such Person, prior to the distribution to such Person of such Unvested Cash (Options/RSUs) and Unvested Cash (PSUs) in accordance with this Agreement.

(b) Capital Stock of Sub. At the Effective Time, each share of capital stock of Sub that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without further action on the part of the sole stockholder of Sub, be converted into and become one share of common stock of the Surviving Corporation (and the shares of common stock of the Surviving Corporation into which the shares of Sub capital stock are so converted shall be the only shares of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time). The certificate evidencing ownership of shares of Sub common stock will evidence ownership of the same number of shares of common stock of the Surviving Corporation.

(c) Cancellation of Company Capital Stock Owned by the Company and Parent. At the Effective Time, all shares of Company Capital Stock that are owned by the Company as treasury stock immediately prior to the Effective Time, and each share of Company Capital Stock owned by Parent or any direct or indirect wholly-owned Subsidiary of the Company or subsidiary of Parent immediately prior to the Effective Time, shall be cancelled without any conversion thereof.

(d) Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Capital Stock occurring after the Original Agreement Date and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties hereto the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

(e) Appraisal Rights. Notwithstanding anything to the contrary herein, if any stockholder of the Company that is entitled to assert appraisal rights properly demands appraisal rights in accordance with Delaware Law and complies with all conditions and obligations of Section 262 thereof, and such perfected appraisal rights are not effectively withdrawn or lost, each Dissenting Share held by such Dissenting Stockholder shall not be converted at the Effective Time into the right to receive the applicable portion of the consideration payable in the Merger, but shall be entitled only to such rights as are granted by Delaware Law to a holder of Dissenting Shares. The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company prior to the Effective Time, withdrawals of such demands and any other instruments served pursuant to Delaware

Law and received by the Company that relate to such demands, and (ii) the right to participate in all negotiations and proceedings with respect to such demands under Delaware Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares. If, after the Effective Time, any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to seek appraisal rights, the Dissenting Shares held by such Dissenting Stockholder shall immediately be converted into the right to receive the cash payable pursuant to Section 1.8(a) in respect of such shares as if such shares never had been Dissenting Shares, and Parent shall issue and deliver to the holder thereof at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 1.9(c), following the satisfaction of the applicable conditions set forth in Section 1.9(c), the amount of cash to which such holder would be entitled in respect thereof under Section 1.8(a) as if such shares never had been Dissenting Shares (and all such cash shall be deemed for all purposes of this Agreement to have become deliverable to such holder pursuant to Section 1.8(a)).

1.9. Surrender of Certificates.

(a) Exchange Agent. Parent’s transfer agent, Computershare Trust Company, N.A. shall act as exchange agent (the “Exchange Agent”) in the Merger.

(b) Parent to Deposit Cash. On or prior to the Closing Date, Parent shall deposit or cause a direct or indirect subsidiary of Parent to deposit with the Exchange Agent for exchange in accordance with this Article I the cash payable pursuant to Section 1.8(a)(i) and Section 1.8(a)(ii) (which, for the avoidance of doubt, excludes the Unvested Cash) (provided that the cash payable pursuant to Section 1.8(a)(ii) may instead be paid directly by either Parent through its payroll provider or, if so directed by Parent, by the Surviving Corporation through its payroll provider).

(c) Exchange Procedures. Promptly (and in any event within three Business Days) following the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates (“Certificates”) that immediately prior to the Effective Time represented outstanding shares of Company Capital Stock, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Parent may reasonably specify) and (ii) instructions for use of such letter of transmittal in effecting surrender of Certificates in exchange for the cash payable pursuant to Section 1.8(a). Each holder of record of book-entry shares (“Uncertificated Shares”) shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the cash payable pursuant to Section 1.8(a). In lieu thereof, each holder of record of one or more Uncertificated Shares may provide an “agent’s message” in customary form with respect to any Uncertificated Share (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request). Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, or upon receipt by the Exchange Agent of an appropriate agent’s message (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Uncertificated Shares, each holder of such Certificate or such Uncertificated Shares shall be entitled to receive in exchange therefor the cash amount that such holder has the right to receive pursuant to Section 1.8(a) in respect of the Company Capital Stock represented by such Certificate or such Uncertificated Shares (which, for the avoidance of doubt, excludes any Unvested Cash), and the Certificate or Uncertificated Shares so surrendered shall forthwith be cancelled. Until so surrendered, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive cash pursuant to Section 1.8(a), except as provided in Section 1.8(e).

(d) No Interest. No interest will be paid or accrued on any cash payable pursuant to Section 1.8(a) or otherwise in connection with the Merger.

(e) Transfers of Ownership. If any cash amount payable pursuant to Section 1.8(a) is to be paid to a Person other than the Person to which the Certificate or Uncertificated Shares surrendered in exchange therefor is registered, it shall be a condition of the payment thereof that the Certificate or Uncertificated Shares so surrendered shall, as applicable, be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the payment of cash in any name other than that of the registered holder of the Certificate or Uncertificated Shares surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

(f) No Liability. Notwithstanding anything to the contrary in this Section 1.9, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Legal Requirement.

(g) Unclaimed Cash. Any portion of funds held by the Exchange Agent that has not been delivered to any holders of Certificates or Uncertificated Shares pursuant to this Article I within 12 months after the Effective Time shall promptly be paid to Parent, and thereafter each holder of a Certificate or Uncertificated Shares who has not theretofore complied with the exchange procedures set forth in and contemplated by Section 1.9(c) shall look only to Parent (subject to abandoned property, escheat and similar laws) for its claim, only as a general unsecured creditor thereof, to the cash payable to such holder pursuant to Section 1.8(a).

1.10. No Further Ownership Rights in Company Capital Stock. All cash paid or payable following the surrender for exchange of shares of Company Capital Stock in accordance with this Agreement shall be so paid or payable in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate or Uncertificated Shares are presented to the Surviving Corporation for any reason, such Certificate or Uncertificated Shares shall be cancelled and exchanged as provided in this Article I.

1.11. Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such Certificate, following the making of an affidavit of that fact by the record holder thereof, such cash as may be required pursuant to Section 1.8(a) in respect of such Certificate; provided that Parent or the Exchange Agent may, in its respective reasonable discretion and as a condition precedent to the issuance thereof, require the record holder of such Certificate to deliver a customary bond in such reasonable sum as Parent or the Exchange Agent may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation, the Exchange Agent and/or any of their respective Representatives with respect to such Certificate.

1.12. Withholding Rights. Parent, the Surviving Corporation, their respective subsidiaries and the Exchange Agent shall be entitled to deduct and withhold from the cash otherwise deliverable under this Agreement and from any other payments otherwise required pursuant to this Agreement, to any holder of any shares of Company Capital Stock, any Company Options, any Company RSUs, any Company PSUs, any Certificates or any Uncertificated Shares such amounts as any of Parent, the Surviving Corporation, their respective subsidiaries or the Exchange Agent is required to deduct and withhold with respect to any such deliveries and payments under the Code or any other Applicable Legal Requirements. To the extent that amounts are so withheld and paid over to or credited by the relevant Tax Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such holders in respect of which such deduction and withholding was made.

1.13. Tax Consequences. The parties hereto intend the Merger to be a taxable sale of the Company Capital Stock by the Company’s stockholders. Parent makes no representations or warranties to the Company or to any holder of Company Capital Stock, Company Options, Company RSUs or Company PSUs regarding the Tax treatment of the Merger, or any Tax consequences to the Company or any such holder arising in connection with this Agreement, the Merger or any of the other transactions or agreements contemplated by this Agreement. The Company acknowledges that the Company and such holders are relying solely on their own Tax advisors in connection with this Agreement, the Merger and the other transactions and agreements contemplated by this Agreement.

1.14. Exchange Rate. All amounts payable to any party under this Agreement shall be paid in dollars. Any amounts to be converted into Dollars for the purpose of calculating any amounts under this Agreement, shall be converted from the applicable foreign currency at the Designated Exchange Rate.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as expressly set forth in (x) the Company SEC Reports on Forms 10-K, 10-Q, DEF 14A and 8-K filed with the SEC prior to the Agreement Date (other than any predictive, cautionary or forward-looking disclosures contained under the caption “Risk Factors” or “Forward-Looking Statements” or under any similar precautionary sections or disclosures that are predictive, cautionary or forward-looking in nature) or (y) the exceptions set forth in the disclosure letter of the Company delivered to Parent and Sub concurrently with the execution of the Original Agreement (the “Company Disclosure Letter”) arranged in sections that correspond to the numbered sections contained in the Original Agreement, and the disclosure in any section shall qualify (a) the Section and, if applicable, the Subsection of Article II of the Original Agreement and this Agreement to which it corresponds and (b) the other Sections of the Original Agreement and this Agreement, to the extent the relevance of such disclosure to other representations and warranties is reasonably apparent from the actual text of the disclosed exception, the Company represents and warrants to Parent and Sub as follows (X) in respect of the first sentence of Section 2.1(a), Section 2.2(a), Section 2.3, Section 2.15, Section 2.19 and Section 2.20, as of the Agreement Date and (Y) in respect of all other representations and warranties in this Article II, as of the Original Agreement Date (in the case of both clauses (X) and (Y), except for any such representation or warranty (or portion thereof) that speaks as of a particular date or period of time, in which case as of such particular date or period of time):

2.1. Organization, Standing and Power; Subsidiaries.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each Subsidiary is an entity that is duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization or formation (except, (i) in the case of good standing, any jurisdiction that does not recognize such concept and (ii) where the failure to be so organized, formed, existing or in good standing in any jurisdiction would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect). The Company and each Subsidiary has the corporate or other applicable power to own its properties and to conduct the Business and is duly qualified or licensed to do business and is in good standing in each jurisdiction (to the extent the concept is recognized by such jurisdiction), except where the failure to be so qualified or licensed and in good standing, individually or in the aggregate with any such other failures, would not reasonably be expected to have a Material Adverse Effect.

(b) The Company has made available to Parent a true, correct and complete copy of the certificate of incorporation and bylaws or other equivalent organizational or governing documents, as applicable, of the Company and each material Subsidiary, in each case as amended to date. Neither the Company nor any Subsidiary is in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational or governing documents in any material respect. Schedule 2.1(b) of the Company Disclosure Letter sets forth a true, correct and complete list of the Subsidiaries of the Company and their respective jurisdictions of organization or formation. All of the issued and outstanding shares of capital stock of each

Subsidiary are duly authorized, validly issued, fully paid and non-assessable (in any jurisdiction that recognizes such concepts), are owned by the Company or another Subsidiary free and clear of all Encumbrances other than Permitted Encumbrances, and are not subject to any preemptive right or right of first refusal, other than in favor of the Company or a Subsidiary, created by the certificate of incorporation and bylaws or other equivalent organizational or governing documents, as applicable, of such Subsidiary or any Contract to which the Company or such Subsidiary is a party or by which it is bound. There are no outstanding subscriptions, options, warrants, “put” or “call” rights, exchangeable or convertible securities or other Contracts to which the Company or any of the Subsidiaries is party or by which the Company or any of the Subsidiaries is bound with respect to the issued or unissued capital stock or other securities of any Subsidiary, or otherwise obligating the Company or any Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire or sell any such securities. Other than the Subsidiaries and in connection with passive investments in publicly traded securities, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any Person. There are no outstanding obligations of the Company or any of the Subsidiaries under any Contract to which it is a party or by which it is bound to make any equity investment (in the form of a capital contribution or otherwise) in any other Person (other than the Company or a Subsidiary) in an amount in excess of $500,000 in respect of any single Person.

2.2. Capital Structure.

(a) The authorized capital stock of the Company consists solely of (i) 150,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of Company Preferred Stock. As of the date that is two Business Days before the Agreement Date (the “New Measurement Date”), a total of 42,363,774 shares of Company Common Stock were issued and outstanding and no shares of Company Preferred Stock were issued and outstanding. As of the Agreement Date, there are no shares of Company Capital Stock that have become outstanding since the New Measurement Date other than pursuant to the exercise of Company Options or the vesting of Company RSUs or Company PSUs outstanding on the New Measurement Date and included in the amounts set forth above or granted in accordance with Section 4.2. The Company holds 973,734 shares of Company Common Stock in its treasury as of the close of business on the New Measurement Date. As of the New Measurement Date, the Company has reserved (A) 5,130,960 shares of Company Common Stock for issuance to employees, non-employee directors and consultants pursuant to the Company Option Plans, of which 526,583 shares are subject to outstanding and unexercised Company Options, 1,098,122 shares are subject to outstanding Company RSUs, 282,100 shares are subject to outstanding Company PSUs and 3,224,155 shares remain available for issuance thereunder and (B) 0 shares of Company Common Stock for issuance to employees pursuant to the Company ESPP.

(b) All issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any preemptive rights, rights of first refusal and “put” or “call” rights created by the DGCL, the certificate of incorporation or bylaws of the Company or any Contract to which the Company is a party or by which it is bound. As of the Original Agreement Date, no shares of Company Capital Stock are, or may become, subject to a right of repurchase or otherwise not fully vested under the terms of any Contract with the Company at the Effective Time (including any stock option agreement, stock option exercise agreement, restricted stock purchase agreement or restricted stock grant agreement). There is no liability for dividends accrued and unpaid by the Company or any Subsidiary (other than a wholly-owned Subsidiary).

(c) The Company has no Company Options, Company RSUs or Company PSUs other than those granted pursuant to the Company Option Plans. Schedule 2.2(c)-1 of the Company Disclosure Letter sets forth a true, correct and complete list as of the date that is two Business Days before the Original Agreement Date (the “Measurement Date”) of all holders of outstanding Company Options, whether or not granted under the Company Option Plans, including the number of shares of Company Common Stock subject to each such option, the date of grant, the exercise or vesting schedule, including the vesting commencement date and the terms of any acceleration thereof, the extent vested and unvested as of the Measurement Date, the exercise price per share, the Tax status of such option under Section 422 of the Code (or any intended applicable foreign tax scheme), the plan from which such Company Option was granted, the term of each such Company Option and the country of residence of each such holder. Schedule 2.2(c)-2 of the Company Disclosure Letter (which Schedule shall be a subset of Schedule 2.2(c)-1 of the Company Disclosure Letter) sets forth a true, correct and complete list as of the Measurement Date of all holders of outstanding Company Options that are held by Persons that are not employees of the Company or any Subsidiary (including non-employee directors, consultants, advisory board members, vendors, service providers or other similar persons), including an indication of the relationship between each such Person and the Company. Schedule 2.2(c)-3 of the Company Disclosure Letter sets forth a true, correct and complete list as of the Measurement Date of all holders of Company RSUs and Company PSUs, including the number of shares of Company Common Stock remaining subject to issuance under such Company RSUs and Company PSUs, the performance metrics and vesting schedule, including any applicable service-based vesting schedule in connection with the Transactions, the vesting commencement date and the terms of any acceleration thereof, the plan from which such Company RSU or Company PSU was granted and the country of residence of each such holder. Schedule 2.2(c)-4 of the Company Disclosure Letter (which Schedule shall be a subset of Schedule 2.2(c)-3 of the Company Disclosure Letter) sets forth a true, correct and complete list as of the Measurement Date of all holders of outstanding Company RSUs and Company PSUs that are held by Persons that are not employees of the Company or any Subsidiary (including non-employee directors, consultants, advisory board members, vendors, service providers or other similar persons), including an indication of the relationship between each such Person and the Company. All issued and outstanding shares of Company Capital Stock and all outstanding Company Options, Company RSUs and Company PSUs were issued, and all repurchases of Company securities were made, in material compliance with all Applicable Legal Requirements and all requirements set forth in applicable Contracts. All shares that may be issued upon the exercise of Company Options, settlement of Company RSUs or Company PSUs will, if and when issued, be validly issued in material compliance with all Applicable Legal Requirements and all requirements set forth in applicable Contracts. No unvested Company Options are early-exercisable. The Company is not under any obligation to register under the Securities Act any of the presently outstanding securities of the Company or any Subsidiary now outstanding or that may be subsequently issued.

(d) There is no Company Debt (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company (collectively, “Company Voting Debt”), issued or outstanding as of the Original Agreement Date.

(e) Schedule 2.2(e) of the Company Disclosure Letter sets forth a true, correct and complete list of individuals as of the Original Agreement Date who have been offered an opportunity to receive Company Options, Company RSUs or Company PSUs under an offer letter from, Contract with or other commitment from the Company or any of its Subsidiaries (which has not expired, been rescinded or rejected), but who have not been granted such Company Options, Company RSUs or Company PSUs, including the number of Company Options, Company RSUs or Company PSUs the start date or anticipated start date of such individual, the vesting commencement date and vesting schedule described in the offer letter from, Contract with or other commitment as to the vesting schedule for each such listed individual.

(f) Except for (i) the Company’s right to repurchase any Unvested Company Shares listed on Schedule 2.2(c)-1 of the Company Disclosure Letter, (ii) the Company Options listed on Schedule 2.2(c)-2 of the Company Disclosure Letter, (iii) the Company RSUs and Company PSUs listed on Schedule 2.2(c)-4 of the Company Disclosure Letter, (iv) the acceleration rights set forth on Schedules 2.2(c)-1, 2.2(c)-2 and 2.2(c)-4 of the Company Disclosure Letter, and (v) the Company Options, Company RSUs or Company PSUs listed on Schedule 2.2(e) of the Company Disclosure Letter, as of the Original Agreement Date, there are no options, restricted stock units (including performance stock units), warrants, puts, calls, rights or Contracts of any character to which the Company is a party or by which it is bound obligating the Company to grant, issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company Capital Stock, any options, restricted stock units (including performance stock units) or warrants to purchase or acquire any Company Capital Stock or other securities of the Company, or any Company Voting Debt, or obligating the Company to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, restricted stock unit (including performance stock unit), warrant, put, call, right or Contract. No Unvested Company Options are early exercisable. Except as expressly provided for in this Agreement, there are no executory Contracts relating to voting, purchase or sale of any Company Capital Stock between or among the Company and any of the Company’s stockholders, other than written Contracts granting the Company the right to purchase Unvested Company Shares upon termination of employment or service. The terms of each of the Company Option Plans and the applicable stock option agreements and restricted stock unit (including performance stock units) award agreements permit the treatment of each Company Option, Company RSU and Company PSU as provided in Section 1.8, without the consent or approval of the holders thereof, the Company’s stockholders or otherwise. No change in the price, exercise period or other modifications (excluding, for this purpose, acceleration as disclosed on any sub-part of Schedule 2.2(c) of the Company Disclosure Letter) in the terms of any Company Option, Company RSU, Company PSU, put, call or other right, in any such case will arise in connection with the Merger or any other transaction contemplated by this Agreement or upon termination of employment or service with the Company or any Subsidiary, or with Parent or any subsidiary, following the Merger or otherwise. True, correct and complete copies of each Company Option Plan, the standard form of all Contracts relating to or issued under each Company Option Plan and all agreements and instruments relating to or issued under each Company Option Plan, Company Options, Company RSUs or Company PSUs that differ in any material respect from such standard form agreements have been made available to Parent, and such agreements and instruments have not been amended, modified or supplemented since being made available to Parent, and there are no agreements, understandings or commitments to amend, modify or supplement such agreements or instruments in any case from those made available to Parent.

2.3. Authority; Non-contravention.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Company Stockholder Approval, to consummate the Merger and the other Transactions. The execution and delivery of this Agreement and, subject to obtaining the Company Stockholder Approval, the consummation of the Merger and the other Transactions, have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery thereof by each of the other parties hereto, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) Applicable Legal Requirements governing specific performance, injunctive relief and other equitable remedies (collectively, the “Enforceability Limitations”). The Company Board, by resolutions duly adopted on or prior to the Agreement Date (and, subject to Section 5.3, not thereafter modified or rescinded in a manner adverse to Parent) by the unanimous vote of the members of the Company Board participating in such vote, has (i) approved this Agreement and the Merger, (ii) determined that the Merger and the terms and conditions of this Agreement are fair to, advisable and in the best interests of the Company and the Company’s stockholders and (iii) directed that the adoption of this Agreement be submitted to the Company’s stockholders for consideration and recommended that all of the Company’s stockholders adopt this Agreement. Subject to the accuracy of the representation set forth in Section 3.4, the affirmative vote of the Company’s stockholders holding a majority of all shares of Company Common Stock issued and outstanding on the record date set for the determination of stockholders entitled to vote on such matter at the Company Stockholder Meeting (such affirmative vote, the “Company Stockholder Approval”) is the only vote of the Company’s stockholders necessary to adopt this Agreement under Applicable Legal Requirements and the Company’s certificate of incorporation and bylaws.

(b) The execution and delivery of this Agreement by the Company does not, and the consummation of the Merger and the other Transactions will not (assuming the accuracy of the representation set forth in Section 3.4, receipt of the Company Stockholder Approval and compliance with the requirements set forth in

Section 2.3(c)) (i) result in the creation of any Encumbrance, other than Permitted Encumbrances, on any of the material properties or assets of the Company and the Subsidiaries, taken as a whole, or (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the certificate of incorporation or bylaws or other equivalent organizational or governing documents of the Company or any Subsidiary, in each case as amended to date, (B) any Applicable Legal Requirement or (C) any Material Contract, other than, in the case of clauses (i), (ii)(B) and (ii)(C) of this Section 2.3(b), such conflicts, violations, defaults, Encumbrances, terminations, cancellations, accelerations, losses, consents, approvals or waivers as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) No consent, approval, order, authorization, release or waiver of, or registration, notification, declaration or filing with, any Governmental Entity is required by or with respect to the Company or any Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the Merger and the other Transactions, except for (i) the compliance with the applicable provisions of Delaware Law, (ii) the filing of the Certificate of Merger, as provided in Section 1.4, (iii) such filings and notifications as may be required under the HSR Act and any applicable foreign Antitrust Law and the expiration or early termination of applicable waiting periods under the HSR Act and any applicable foreign Antitrust Law, (iv) the filing of the Proxy Statement with the SEC and such reports and filings as may be required under the Exchange Act, (v) such other filings and notifications as may be required under federal, state or foreign securities laws or the rules and regulations of the NASDAQ Global Select Market and (vi) such other consents, approvals, orders, authorizations, releases, waivers, registrations, notifications, declarations or filings that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) Subject to the accuracy of the representation set forth in Section 3.4, the approval of this Agreement and the Transactions referred to in Section 2.3(a) by the Company Board constitute all of the approvals that are necessary to render inapplicable to this Agreement, the Merger and the other Transactions the restrictions on “business combinations” with “interested stockholders” set forth in Section 203 of Delaware Law (as such terms are defined therein), and represent the only action necessary to ensure that the restrictions on business combinations set forth in Section 203 of Delaware Law does not and will not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other Transactions. No other takeover or similar statute or regulation is applicable to this Agreement, the Merger or the other Transactions.

2.4. SEC Filings; Financial Statements; Internal Controls.

(a) The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, schedules, reports and documents (including items incorporated by reference) required to be so filed or furnished by the Company with the SEC since January 1, 2017. All such required forms, statements, schedules, reports and documents (including those that the Company may file following the Agreement Date) are referred to herein as the “Company SEC Reports.” As of their respective dates, the Company SEC Reports (i) as applicable, complied, or will comply in all material respects when filed, with the requirements of the Securities Act or the Exchange Act and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the Agreement Date, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected (prior to the Agreement Date in the case of Company SEC Reports originally filed prior to the Agreement Date), revised, amended, modified or superseded by a subsequently filed Company SEC Report. None of the Subsidiaries is required to file any forms, reports or other documents with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (collectively, the “Financial Statements”), including each Company

SEC Report filed after the Agreement Date until the Closing, at the time filed (i) complied (or, in the case of Financial Statements included in the Company SEC Reports filed after the Agreement Date, will comply) as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) were (or, in the case of Financial Statements included in Company SEC Reports filed after the Agreement Date, will be) prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act) and (iii) fairly presented in all material respects (or, in the case of Financial Statements included in the Company SEC Reports filed after the Agreement Date, will fairly present in all material respects) the consolidated financial position of the Company and the Subsidiaries as of the respective dates therein indicated and the consolidated results of the Company’s and the Subsidiaries’ operations and cash flows for the periods therein specified (subject, in the case of unaudited interim period financial statements to the absence of footnotes and to normal recurring year-end audit adjustments, none of which individually or in the aggregate are material to the Company and the Subsidiaries, taken as a whole). The balance sheet of the Company as of March 31, 2019 (the “Company Balance Sheet Date”) contained in the Company SEC Reports is hereinafter referred to as the “Company Balance Sheet.” Neither the Company nor any Subsidiary has any Liabilities of a nature required to be set forth on or reserved against on the Company Balance Sheet in accordance with GAAP except for: (i) Liabilities disclosed on the Company Balance Sheet, (ii) Liabilities incurred since the Company Balance Sheet Date in the Ordinary Course of Business, (iii) Liabilities incurred under executory Contracts to which the Company is a party, other than as a result of a breach thereunder, (iv) the fees and expenses of investment bankers, attorneys, consultants and accountants incurred in connection with the Original Agreement, this Agreement and other Liabilities expressly required by or incurred pursuant to the terms of this Agreement, and (v) Liabilities incurred after the Original Agreement Date that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as reflected in the Financial Statements, neither the Company nor any Subsidiary is a party to any material off-balance sheet arrangement (as defined in Item 303 of Regulation S-K promulgated under the Exchange Act (“Regulation S-K”)). The Company has not had any material dispute with any of its auditors regarding accounting matters or policies that is currently outstanding or that resulted in a past adjustment to, or any restatement of, the Financial Statements. There has been no material change in the Company’s accounting policies since January 1, 2017, except as described in the Financial Statements or the Company SEC Reports or as required under Applicable Legal Requirements or GAAP.

(c) The Company has made available to Parent a true, correct and complete copy of any amendments or modifications that have not yet been filed with the SEC but that are required to be so filed to agreements, documents or other instruments that were filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act, as well as any comment letters or similar correspondence received by the Company from the SEC for the Company’s three most recently completed fiscal years and its current fiscal year. The SEC has not provided written comments to the Company in connection with any Company SEC Reports that to the knowledge of the Company remain unresolved. To the knowledge of the Company, no investigation by the SEC with respect to the Company or any Subsidiary is pending or threatened as of the Original Agreement Date.

(d) As of the Measurement Date, except for Company Debt (other than indebtedness owed by the Company to any directly or indirectly wholly-owned Subsidiary thereof or by any directly or indirectly wholly-owned Subsidiary of the Company to the Company or another directly or indirectly wholly-owned Subsidiary of the Company) in an aggregate amount of less than $1,000,000, there is no outstanding indebtedness for borrowed money of the Company and its Subsidiaries other than Company Debt reflected on the Company Balance Sheet.

(e) The Company has established and maintains (i) a system of internal accounting controls that complies with Section 13(b)(2)(B) of the Exchange Act, (ii) “disclosure controls and procedures” required by Rule 13a-15 or Rule 15d-15 promulgated under the Exchange Act (as such term is defined therein) and such disclosure controls and procedures are designed to be effective for the purpose for which they were established and (iii) “internal control over financial reporting” (as defined in Rule 13a-15 or Rule 15d-15 promulgated under the Exchange Act) and such internal control over financial reporting is designed to be effective in providing reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Financial Statements in accordance with GAAP. Since January 1, 2017, each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (“SOXA”) and the rules and regulations promulgated thereunder with respect to the Company SEC Reports and the statements contained in such certifications were true and accurate in all material respects as of the date made. To the knowledge of the Company, there are no “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls and procedures that could adversely affect the Company’s ability to record, process, summarize and report financial data. The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K, for senior financial, accounting and compliance officers and those performing similar functions. The Company has disclosed any material violation or waiver of such code of ethics, to the extent required by Section 406(b) of SOXA. To the knowledge of the Company, there is no fraud or any material violation of the Company’s code of ethics that involves management or other employees who have a significant role in the Company’s internal controls and procedures.

(f) Since January 1, 2017, neither the Company nor any Subsidiary nor, to knowledge of the Company, any Company Representative has identified or been made aware of: (i) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company, (ii) with respect to the management or other employees of the Company who have a significant role in the Company’s internal control over financial reporting, any illegal act (acting in his or her capacity as an employee of the Company) or fraud, whether or not material or (iii) any material inaccuracy in the Financial Statements.

(g) The Company is in compliance in all material respects with the applicable criteria for continued listing of the Company Common Stock on the NASDAQ Global Select Market, including all applicable corporate governance rules and regulations.

(h) All Company Options, Company RSUs and Company PSUs granted by the Company have been duly and validly approved by (i) the Company Board, or by a duly constituted committee of the Company Board to which the administration of such awards under the applicable Company Option Plan has been delegated, at a valid meeting of such Company Board or committee or pursuant to a valid unanimous written consent of the members of such Company Board or committee or (ii) officers of the Company duly authorized by the Company Board to approve such awards. All grants of Company Options, Company RSUs and Company PSUs are in compliance in all material respects with the terms of the applicable Company Option Plan under which such Company Options, Company RSUs and Company PSUs were granted. The Company has not granted any Company Option, Company RSU or Company PSU to any employee, non-employee director or contractor of the Company or the Subsidiaries prior to the date of commencement of employment or service of such employee or service provider with the Company or such Subsidiary.

2.5. Absence of Certain Changes. From the Company Balance Sheet Date to the Original Agreement Date: (i) the Company and the Subsidiaries have conducted the Business only in the Ordinary Course of Business except in connection with the Transactions and the consideration of other strategic alternatives to the Transactions that were not consummated, (ii) there has not occurred a Material Adverse Effect and (iii) neither the Company nor any Subsidiary has done, caused or permitted any of the actions that, if taken after the Original Agreement Date, would be prohibited under Section 4.2 (other than Section 4.2(d), (f), (k), (m), (o)(iii) and (o)(iv)).

2.6. Litigation. As of the Original Agreement Date, there is no Legal Proceeding pending (with respect to which the Company or any of its Subsidiaries has received notice) before any Governmental Entity, or to the knowledge of the Company, threatened against the Company or any Subsidiary or any of their respective assets or properties or any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any Subsidiary) that would reasonably be expected to result in obligations or liabilities of the Company or the Subsidiaries in excess of $1,000,000, (ii) is related to the Company Intellectual Property or (iii) would otherwise reasonably be expected to be material to the Company and the Subsidiaries, taken as a whole. There has not been since the Reference Date to the Original Agreement Date, any Orders against, or binding upon, the Company or any Subsidiary, any of their respective assets or properties, or, to the knowledge of the Company, any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any Subsidiary) that would otherwise reasonably be expected to be material to the Company and the Subsidiaries, taken as a whole. As of the Original Agreement Date, neither the Company nor any Subsidiary has any material Legal Proceeding pending against any other Person. There has not been since the Reference Date to the Original Agreement Date any material internal investigations or inquiries being conducted by the Company, the Company Board (or any committee thereof), any compliance officer of the Company or any third party at the request of any of the foregoing concerning any fraudulent conduct or other misfeasance or malfeasance issues.

2.7. Compliance with Laws; Governmental Permits.

(a) Since the Reference Date, the Company and each Subsidiary has complied with, is not in violation of, and has not received any written, or to the knowledge of the Company, oral, notice regarding any violation with respect to, any Applicable Legal Requirement with respect to the Business, except, in each case, for any such violation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Since the Reference Date, none of the Company, the Subsidiaries or, to the knowledge of the Company, the Company Representatives, while acting on behalf of the Company or the Subsidiaries, has, to the extent constituting a violation of Applicable Legal Requirements that has had or would reasonably be expected to have a Material Adverse Effect, (i) given, offered, paid, promised to pay or authorized any bribe, payoff, kickback or other improper payment to any Person, private or public, regardless of form or (ii) given, offered, paid, promised to pay or authorized payment of any money, any gift or anything of value with the purpose of securing any improper advantage, influencing any act or decision of the recipient in his or her official capacity or inducing the recipient to use his or her influence to affect an act or decision of an official or employee of any Governmental Entity, to any (A) official or employee of any Governmental Entity, (B) political party or candidate thereof or (C) other Person, in any such case, while knowing that all or a portion of such money or thing of value would be given or offered to an official or employee of any Governmental Entity or political party or candidate thereof.

(b) Since the Reference Date, the Company and each Subsidiary has complied with, and is not in violation of, Anti-Corruption Laws, except, in each case, for any such violation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Since the Reference Date, neither the Company nor any Subsidiary has received any written or, to the knowledge of the Company, oral notice with respect to any violation of Anti-Corruption Laws. The Company and each Subsidiary has implemented and maintained in effect policies and procedures reasonably designed to ensure compliance by the Company and each Subsidiary of the Company, and their respective Representatives, with Anti-Corruption Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no pending or, to the knowledge of the Company, threatened claims or Legal Proceedings against the Company or any Subsidiary of the Company, or any of their respective Representatives (in their capacities as such or relating to their employment, services or relationship with the Company or any Subsidiary), related to Anti-Corruption Laws, and, to the knowledge of the Company, there are no actions, conditions or circumstances pertaining to the Company or any Subsidiary of the Company, or any of their respective Representatives, that would reasonably be expected to give rise to any future claims with respect to Anti-Corruption Laws, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Any correspondence between the Company or any Subsidiary and any Governmental Entity concerning Anti-Corruption Laws has been disclosed to Parent; provided that, with respect to any such correspondence sent or received by the Company or any Subsidiary prior to the Reference Date, the representations and warranties contained in this sentence shall be to the knowledge of the Company.

(c) Since the Reference Date, the Company and each Subsidiary has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, registration, certificate of public convenience and necessity or other authorization of a Governmental Entity (i) pursuant to which the Company or any Subsidiary currently operates or holds any interest in any of its material assets or properties or (ii) that is required for the operation of the Business or the holding of any such interest (all of the foregoing consents, licenses, permits, grants, registrations, certificates of public convenience and necessity, and other authorizations, collectively, the “Company Authorizations”), and all of the Company Authorizations are in full force and effect, except where the failure to obtain or maintain such Company Authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and the Subsidiaries are in compliance with the terms of the Company Authorizations, except where failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Since the Reference Date until the Original Agreement Date, neither the Company nor any Subsidiary has received any written, or to the knowledge of the Company, oral, notice from any Governmental Entity regarding (A) any violation of a Company Authorization, any audit, inquiry or investigation concerning compliance with any Company Authorization, or any failure to comply with any term or requirement of any Company Authorization or (B) any revocation, withdrawal, suspension, cancellation, termination or modification of, any Company Authorization, except, in each case, where failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.8. Title to Assets; Real Property.

(a) Excluding intellectual property that is covered by Section 2.9, each of the Company and each Subsidiary has good and valid title to all of their respective material properties, interests in properties and assets, real and personal, reflected on the Company Balance Sheet as being owned by the Company or one of its Subsidiaries (except properties, interests in properties and assets sold or otherwise disposed of since the Company Balance Sheet Date in the Ordinary Course of Business), or, with respect to leased material properties and assets, valid leasehold interests in such material properties and assets that afford the Company or such Subsidiary leasehold possession of the properties and assets that are the subject of the leases, in each case, free and clear of all Encumbrances other than Permitted Encumbrances.

(b) Neither the Company nor any Subsidiary owns any real property or interests in real property. Schedule 2.8(b) of the Company Disclosure Letter is a true, correct and complete list, as of the Original Agreement Date, of all real property and interests in real property leased by the Company or any Subsidiary that is material to the Company and its Subsidiaries, taken as a whole (each such property or interest, “Leased Real Property”). With respect to Leased Real Property, neither the Company nor any Subsidiary has (i) subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof, or (ii) collaterally assigned or granted any other security interest in any such leasehold estate or any interest therein, in each case in a manner that would interfere in any material respect with the Company’s use of such Leased Real Property in the Ordinary Course of Business. The Company has made available to Parent true, correct and complete copies of all leases, subleases and other Contracts under which the Company and/or any Subsidiary uses or occupies or has the right to use or occupy, now or in the future, any Leased Real Property, including all modifications, amendments and supplements thereto.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the plant, property and equipment of the Company and each Subsidiary that are used in the operations of the Business are (i) suitable for the uses to which they are currently employed, (ii) in good operating condition and repair, subject to normal wear and tear, (iii) regularly and properly maintained substantially consistent with the practices of similarly situated companies in the industry in which the Company operates, (iv) not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the Ordinary Course of Business and (v) to the knowledge of the Company, free from any material defects.

2.9. Intellectual Property.

(a) As used in this Agreement, the following terms shall have the meanings indicated below:

(i) “Company Intellectual Property” means any and all Company-Owned Intellectual Property and any and all Third-Party Intellectual Property that is licensed by the Company or any Subsidiary.

(ii) “Company Intellectual Property Agreements” means any Contract to which the Company or any Subsidiary is a party or is otherwise bound and (A) pursuant to which the Company or any Subsidiary has granted any rights with respect to any Company Intellectual Property or has been granted any rights with respect to any Third-Party Intellectual Property, or (B) that otherwise governs any Company Intellectual Property.

(iii) “Company-Owned Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned by or exclusively licensed to the Company or any Subsidiary.

(iv) “Company Products” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company or any Subsidiary and all products or services currently under development by the Company or any Subsidiary.

(v) “Company Registered Intellectual Property Rights” means all United States, international and foreign: (A) patents and patent applications (including provisional applications), (B) registered trademarks or service marks, applications to register trademarks or service marks, intent-to-use applications or other registrations or applications related to trademarks or service marks, (C) registered Internet domain names, (D) registered copyrights and applications for copyright registration and (E) any other Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with or recorded by any governmental authority owned by, registered or filed in the name of, the Company or any of the Subsidiaries.

(vi) “Company Source Code” means, collectively, any software source code, confidential designs or schematics for electronic circuits, or their equivalent, including GDSII, OASIS and RTL design files, mask works, any material portion or aspect of any of the foregoing, mask works, or any material proprietary information or algorithm contained in or relating to any of the foregoing for any Company-Owned Intellectual Property or Company Products.

(vii) “Intellectual Property” means (A) Intellectual Property Rights and (B) Proprietary Information and Technology.

(viii) “Intellectual Property Rights” means any and all of the following and all rights in, arising out of, or associated therewith, throughout the world: patents, utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights in inventions and discoveries anywhere in the world, including invention disclosures, common law and statutory rights associated with trade secrets, confidential and proprietary information and know how, industrial designs and any registrations and applications therefor, trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name applications and registrations, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing.

(ix) “Proprietary Information and Technology” means any and all of the following: works of authorship, computer programs, Company Source Code and executable code, whether embodied in software, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, documentation, annotations, comments, designs, files, records, schematics, netlists, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, models, tooling, prototypes, breadboards and other devices, data, data structures, databases, data compilations and collections, inventions (whether or not patentable), invention disclosures, discoveries, improvements, technology, technical data, proprietary and confidential ideas and information, know-how and information maintained as trade secrets, tools, concepts, techniques, methods, processes, formulae, patterns, algorithms and specifications, customer lists and supplier lists and any and all instantiations or embodiments of the foregoing or any Intellectual Property Rights in any form and embodied in any media.

(x) “Standard Inbound IP Agreements” means: (A) non-disclosure agreements granting a limited right to use confidential information entered into by the Company or a Subsidiary in the Ordinary Course of Business (each, a “Standard NDA”), (B) non-exclusive trademark licenses, (C) “shrink wrap” and other non-exclusive license agreements for generally commercially available software or for application service provider, “software as a service” or similar services, that is not redistributed with, bundled with, or integrated into the Company Products and for which the Company has paid no more than $100,000 in any year and (D) licenses for Open Source Materials.

(xi) “Standard Outbound IP Agreements” means: (A) Standard NDAs, (B) maintenance and support and professional services Contracts for Company Products entered into between the Company or any Subsidiary and their customers, and (C) non-exclusive object code licenses, sales or services agreements for Company Products entered into by the Company or a Subsidiary, in each case of clauses (A) through (C) in the Ordinary Course of Business (I) substantially on the Company’s or a Subsidiary’s standard form(s) of customer agreement (copies of which have been made available to Parent) or (II) on terms and conditions that do not materially deviate from such form(s).

(xii) “Third-Party Intellectual Property” means any and all Intellectual Property owned by a third party.

(b) The Company and the Subsidiaries own or have the valid right or license to all material Intellectual Property used or incorporated into the Company Products or otherwise used in any material respect the conduct of the Business.

(c) Neither the Company nor any Subsidiary has transferred ownership of, or agreed to transfer ownership of, any Intellectual Property to any third party, and the Company and the Subsidiaries own and have good and exclusive title to each item of Company-Owned Intellectual Property free and clear of any Encumbrances (other than Permitted Encumbrances).

(d) Schedule 2.9(d) of the Company Disclosure Letter lists, as of the Original Agreement Date, all Company Registered Intellectual Property Rights, including the jurisdictions in which each such Company Registered Intellectual Property Right has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made. Each item of Company Registered Intellectual Property Rights is, (i) to the knowledge of the Company, valid (or in the case of applications, applied for) and subsisting, and (ii) all registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property Rights have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property Rights currently required to be filed have been filed with the applicable patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property Rights and recording the Company’s and the Subsidiaries’ ownership interests therein.

(e) The consummation of the Transactions will not result in the breach, modification, cancellation, termination, suspension of, or acceleration of any performance, benefit, remedy or payment with respect to any

Company Intellectual Property Agreement, or give any third party the right to do any of the foregoing or receive any such performance, benefit, remedy or payments. None of the Company Intellectual Property Agreements grant any exclusive rights to or under any Company Intellectual Property to any third party. There are no pending material disputes between the Company, or any of the Subsidiaries, and any third party regarding the scope of any Company Intellectual Property Agreements or performance under any Company Intellectual Property Agreements, including with respect to any payments to be made or received by the Company or any Subsidiary thereunder, and neither the Company nor any Subsidiary has any Liability for breach of any Company Intellectual Property Agreement. No third party that has licensed Intellectual Property to the Company or any Subsidiary has ownership or license rights to improvements or derivative works of such Third-Party Intellectual Property that are made by the Company or any Subsidiary, other than any such ownership or license rights to “feedback” provided by the Company or a Subsidiary, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or the Business. Following the Closing, the Surviving Corporation will be permitted to exercise all of the Company’s and the Subsidiaries’ rights under the Company Intellectual Property Agreements without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company or any Subsidiary would be otherwise required to pay.

(f) There are no royalties, honoraria, fees or other payments payable by the Company or any of the Subsidiaries to any Person (other than salaries, fees and other consideration payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, license-out, sale, marketing, advertising or disposition of any Company Intellectual Property by the Company or any of the Subsidiaries.

(g) To the knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company-Owned Intellectual Property by any third party. Neither the Company nor any Subsidiary has brought any Legal Proceeding for infringement or misappropriation of any Intellectual Property Right or breach of any Company Intellectual Property Agreement.

(h) Neither the Company nor any Subsidiary has since January 1, 2017 through the Original Agreement Date been sued in any Legal Proceeding (or received any written notice or, to the knowledge of the Company, threat) that involves a claim of infringement or misappropriation of any Intellectual Property Right of any third party or that contests the validity, ownership or right of the Company or any Subsidiary to exercise any Intellectual Property Right. Neither the Company nor any Subsidiary has received any written communication since January 1, 2017 through the Original Agreement Date that involves an offer to license or grant any other rights or immunities under any Intellectual Property Right of a third party, or that alleges that any Company Products or the conduct of the Business infringes any Intellectual Property Rights of any third party.

(i) Since the Reference Date, the Company and the Subsidiaries have not incurred any material Liability (excluding any unknown Liability) for infringement or misappropriation of any Third-Party Intellectual Property or for unfair competition or unfair trade practices under the laws of any jurisdiction. In addition, to the knowledge of the Company, the operation of the Business, including (i) the design, development, manufacturing, marketing, licensing, sale, distribution and/or use of any Company Product and (ii) the Company’s or any Subsidiary’s use of any product, device or process in the Company Products or the conduct of the Business, has not infringed or misappropriated, does not and, when conducted in substantially the same manner following the Closing, will not infringe or misappropriate any Third-Party Intellectual Property, and does not constitute unfair competition or unfair trade practices under the laws of any jurisdiction in which the Company or any Subsidiary conducts its Business, and, to the knowledge of the Company, there is no substantial basis for any such claim. Neither the Company nor any Subsidiary has received any written or oral opinion of counsel that any Company Product or the operation of the Business does or does not infringe, misappropriate or violate any Intellectual Property Right of a third party or that any Intellectual Property Right of a third party is invalid or unenforceable.

(j) No Company-Owned Intellectual Property or Company Product is subject to, as of the Original Agreement Date, any Legal Proceeding, outstanding Order or “march in” right that restricts in any manner the use, transfer or licensing thereof by the Company or any Subsidiary or that affects the validity, use or enforceability of any such Company-Owned Intellectual Property.

(k) The Company and each Subsidiary has secured from each of their founders, employees, consultants and independent contractors who independently or jointly contributed to or participated in the contribution, conception, reduction to practice, creation or development of any Intellectual Property for the Company or any Subsidiary (each, an “Author”) unencumbered, unrestricted and exclusive ownership of all Intellectual Property Rights in such contributions and has obtained a waiver from each such Author of any non-assignable rights to the extent permitted by Applicable Legal Requirements. No such Author has retained any rights, licenses, claims or interest with respect to any Intellectual Property developed by such Author or the Company or any Subsidiary.

(l) To the knowledge of the Company, no current or former employee, consultant or independent contractor of the Company or any Subsidiary: (i) is in material violation of any term or covenant of any Contract relating to employment, invention disclosure (including patent disclosure), invention assignment, non-disclosure or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, the Company or any Subsidiary or using trade secrets or proprietary information of others without permission, or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company or any Subsidiary that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.

(m) To the knowledge of the Company, the employment of any employee of the Company or any Subsidiary or the use by the Company or any Subsidiary of the services of any consultant or independent contractor does not subject the Company or any Subsidiary to any material Liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for or provide services to the Company or any Subsidiary, whether such Liability is based on contractual or other legal obligations to such third party.

(n) To the extent any Third Party Intellectual Property Rights are incorporated into, integrated or bundled with in any of the Company Products, the Company and the Subsidiaries have a written agreement with such third party with respect thereto pursuant to which the Company or a Subsidiary (i) have obtained ownership of such Intellectual Property or (ii) have obtained licenses sufficient for the conduct of its Business with respect to such Company Products to all such Third Party Intellectual Property Rights.

(o) The Company and the Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all confidential or trade secret information of the Company or provided by any third party to the Company (“Confidential Information”). All current and former employees and contractors (including suppliers) of the Company and the Subsidiaries and any third party having access to Confidential Information have executed and delivered to the Company a written agreement regarding the protection of such Confidential Information or are otherwise bound by obligations of confidentiality.

(p) Schedule 2.9(p) of the Company Disclosure Letter lists as of the Original Agreement Date all software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), the Apache License and any license identified as an open source license by the Open Source Initiative (www.opensource.org)) (“Open Source Materials”) that is incorporated into, or combined with, any Company Products.

(q) Neither the Company nor any Subsidiary has incorporated Open Source Materials into, or combined or distributed Open Source Materials with, the Company Intellectual Property or Company Products, or

otherwise used Open Source Materials, in such a way that grants or creates an obligation to grant, or purports to grant, or create an obligation to grant, to any third party, any rights or immunities under any Company-Owned Intellectual Property Rights (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works or (iii) redistributable at no charge).

(r) All Company Products sold, licensed, leased or delivered by the Company or any Subsidiary to customers and all services provided by or through the Company or any Subsidiary to customers conform in all material respects to applicable contractual commitments, express and implied warranties (to the extent not subject to legally effective express exclusions thereof), and conform in all material respects to packaging, advertising and marketing materials and to applicable product or service specifications or documentation. Neither the Company nor any Subsidiary has any Liability (and, to the knowledge of the Company, there is no legitimate basis for any present or future Legal Proceeding against the Company or any Subsidiary giving rise to any material Liability relating to the foregoing Contracts) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Company Balance Sheet.

(s) No (i) government funding, (ii) facilities or resources of a university, college, other educational institution or research center or (iii) funding from any Person (other than funds received in consideration for the Company Capital Stock or research and development tax credits that do not result in Encumbrances on any Company-Owned Intellectual Property) was used in the development of the Company-Owned Intellectual Property. No Governmental Entity, university, college, other educational institution or research center has any claim or right in or to any Company-Owned Intellectual Property.

(t) Neither the Company, any Subsidiary, nor any other Person then acting on their behalf has disclosed, delivered or licensed to any Person, agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code (other than providing (i) Authors, semiconductor foundries and contract manufacturers access to Company Source Code to the extent necessary or useful to perform services or develop Intellectual Property for the Company or any Subsidiary, in each case subject to written agreements prohibiting disclosure of and otherwise protecting the confidentiality of such Company Source Code, or (ii) Open Source Materials to the extent required pursuant to the terms of the applicable licenses governing such Open Source Materials). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company or any Subsidiary or any Person then acting on their behalf to any Person of any Company Source Code (other than Open Source Materials to the extent required pursuant to the terms of the applicable licenses governing such Open Source Materials). Without limiting the foregoing, neither the execution of the Original Agreement nor any of the Transactions will result in release from escrow or other delivery to a third party of any Company Source Code.

(u) Neither the Company nor any Subsidiary is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate the Company or any Subsidiary to grant or offer to any other Person any license or right to any Company-Owned Intellectual Property. Neither the Company nor any Subsidiary has a present obligation (and there is no substantial basis to expect that there will be a future obligation) to grant or offer to any other Person any license or right to any Company-Owned Intellectual Property by virtue of Company’s or any Subsidiary’s membership in, promotion of or contributions to any industry standards body or any similar organization. In addition, if any Company-Owned IP Rights were acquired from a Person other than an employee of or individual contractor to the Company or any Subsidiary, then, to the knowledge of the Company, such Person is not now nor has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to have required or obligated such Person to grant or offer to any other Person any license or right to such Company-Owned Intellectual Property.

(v) The Company and each Subsidiary have complied in all material respects with all Applicable Legal Requirements and their respective privacy policies relating to (i) all Internet websites owned, maintained or operated by Company or any Subsidiary and (ii) the use, collection, storage, disclosure, receipt and transfer of any personally identifiable information collected, accessed or obtained by the Company or any Subsidiary or by third parties having authorized access to the records of the Company or any Subsidiary, including any personally identifiable information of employees or customers. The Company and each Subsidiary have made commercially reasonable efforts to implement processes to enable them to comply with the Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (General Data Protection Regulation). The Company and each Subsidiary are in material compliance with all of the terms of all material Contracts to which the Company or any Subsidiary is a party relating to (A) the privacy of users of their products and services, including their customers and (B) the use, collection, storage, disclosure, receipt and transfer of any personally identifiable information collected, accessed or obtained by the Company or any Subsidiary or by third parties having authorized access to the records of the Company or any Subsidiary. The execution, delivery and performance of the Original Agreement, will comply with all Applicable Legal Requirements relating to privacy and with the Company’s and each Subsidiary’s privacy policies. Since January 1, 2017, neither the Company nor any Subsidiary has received a written complaint regarding the Company’s use, collection, storage, disclosure, receipt or transfer of personally identifiable information.

(w) The Company and each Subsidiary takes commercially reasonable steps to implement and maintain a comprehensive security plan that (i) identifies internal and external risks to the security of the Confidential Information, including personally identifiable information, (ii) implements, monitors and improves adequate and effective administrative, electronic and physical safeguards to control those risks, (iii) maintains notification procedures in compliance with Applicable Legal Requirements in the case of any breach of security compromising data containing personally identifiable information and (iv) complies in all material respects with the obligations of the Company and the Subsidiaries in any Contracts to which the Company or any Subsidiary is a party regarding the security of Confidential Information, including personally identifiable information of their customers. Neither the Company nor any Subsidiary has experienced any breach of security or otherwise unauthorized access by third parties to the Confidential Information, including personally identifiable information in the Company’s or Subsidiary’s possession, custody or control.

2.10. Environmental Matters.

(a) As used in this Agreement, the following terms shall have the meanings indicated below:

(i) “Environmental and Safety Laws” means any Applicable Legal Requirements issued, promulgated or entered into by any Governmental Entity that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or that are intended to assure the safety of employees, workers or other individuals, including the public.

(ii) “Facilities” means all buildings and improvements on the Property.

(iii) “Hazardous Materials” means any toxic or hazardous substance, chemical, material or waste or any pollutant or contaminant, or infectious or radioactive substance, material or waste, including those substances, materials and wastes defined in or regulated under any Environmental and Safety Laws.

(iv) “Property” means all material real property leased or owned by the Company or any Subsidiary either currently or in the past.

(v) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment or any natural or man-made structure.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) since the Reference Date until the Original Agreement Date, neither the Company nor any Subsidiary has received any written notice (or, to the knowledge of the Company, verbal notice) of any noncompliance of the Facilities or its past or present operations with Environmental and Safety Laws, (ii) as of the Original Agreement Date, no Legal Proceedings are pending (with respect to which the Company or any of its Subsidiaries has received notice) or, to the knowledge of the Company, threatened against the Company or any Subsidiary or, to the knowledge of the Company, any Property relating to any violation of any Environmental and Safety Laws, (iii) there are not now and have not been while the Company or any Subsidiary have owned, operated, occupied or leased any Property, or, to the knowledge of the Company, at any other time, any Release of any Hazardous Material in, on, under, or affecting any of the Facilities or any Property reasonably likely to result a Liability to the Company or any Subsidiary, (iv) since the Reference Date, all Hazardous Materials and wastes have been disposed of by the Company and the Subsidiaries in accordance with Environmental and Safety Laws, (v) neither the Company nor any Subsidiary is subject to any indemnity obligation or other Contract with any Person relating to Liabilities under Environmental and Safety Laws, other than any indemnification provisions in Material Contracts or customary indemnification provisions contained in real property leases entered into in the Ordinary Course of Business, (vi) there are not now and since the Reference Date, have not been while the Company or any Subsidiary has owned, operated, occupied or leased any Property, or, to the knowledge of the Company, at any other time, any underground tanks or underground improvements at, on or under any Property, including treatment or storage tanks, sumps, or water, gas or oil wells, (vii) since the Reference Date, the Company’s and each Subsidiary’s use of and activities at the Facilities have at all times complied with all Environmental and Safety Laws and (viii) each of the Company and each Subsidiary has all permits and licenses required to be issued under Environmental and Safety Laws necessary for the conduct of the Business and are in compliance with the terms and conditions of such permits and licenses.

2.11. Taxes.

(a) The Company and each Subsidiary have filed all income and other material Tax Returns required to be filed by them (taking into account any extensions of time granted or obtained) and have paid all material Taxes required to have been paid by them, whether or not shown on any Tax Return. All such Tax Returns were complete and accurate in all material respects when filed and were prepared in substantial compliance with all Applicable Legal Requirements. The Company has made available to Parent true, correct and complete copies of all income and other material Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any Subsidiary, in each case for all taxable periods beginning on or after January 1, 2015.

(b) The Company Balance Sheet reflects all material Liability for unpaid Taxes of the Company and/or any Subsidiary for periods (or portions of periods) through the Company Balance Sheet Date. Neither the Company nor any Subsidiary has any Liability for material unpaid Taxes accruing after the Company Balance Sheet Date except for Taxes arising in connection with the transactions contemplated by this Agreement or in the Ordinary Course of Business subsequent to the Company Balance Sheet Date.

(c) Neither the Company nor any Subsidiary has received from any Tax Authority any (i) written claim for Taxes that has resulted in a current Encumbrance against any properties or any assets of the Company or any Subsidiary other than liens for Taxes not yet due and payable or (ii) written notice of any audit or pending audit of, or Tax controversy associated with, any material Tax of the Company or any Subsidiary being conducted by a Tax Authority that has not been resolved in full. Neither the Company nor any Subsidiary has (x) agreed to any extension of any statute of limitations on the assessment of any material Taxes currently in effect (other than as a result of filing a Tax return pursuant to an extension of time granted or obtained in the Ordinary Course of Business) nor (y) agreed to any extension of time for filing any material Tax Return that has not been filed. Neither the Company nor any Subsidiary has received any private letter ruling from the Internal Revenue Service (or any comparable ruling from any other Tax Authority).

(d) Neither the Company nor any Subsidiary is a party to or bound by any Tax sharing, Tax indemnity or Tax allocation agreement (other than such agreements or arrangements (i) exclusively between or among the

Company and/or the Subsidiaries or (ii) with third parties made in the Ordinary Course of Business, the primary subject matter of which is not Tax (“Ordinary Commercial Agreements”)).

(e) Neither the Company nor any Subsidiary has been a party to a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c)(2) of the Code or Treasury Regulation Section 1.6011-4(b)(2).

(f) Neither the Company nor any Subsidiary has ever been a member of an affiliated group filing a consolidated, combined, or unitary income Tax Return (other than a group the common parent of which was the Company).

(g) Neither the Company nor any Subsidiary has any material Liability for the Taxes of any Person (other than the Company or any Subsidiary) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Applicable Legal Requirements) as a transferee or successor of such Person or otherwise by operation of Applicable Legal Requirements.

(h) The Company has no liability or obligation to make any remaining payments of Tax pursuant to an election under Section 965(h) of the Code.

(i) Neither the Company nor any Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting requested or agreed to in which the year of change is a Taxable period ending on or prior to the Closing Date, (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Applicable Legal Requirements) executed on or prior to the Closing Date, (iii) intercompany transactions (including any intercompany transaction subject to Section 367 or Section 482 of the Code) or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Applicable Legal Requirements) arising from a transaction or event entered into on or before the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received or accrued on or prior to the Closing Date (other than prepaid amounts received or accrued in the Ordinary Course of Business) or (vi) an election under Section 108(i) of the Code.

(j) The prices for any material property or material services (or for the use of any material property) provided by or to the Company, including the amounts of any cost sharing payments pursuant to Section 1.482-7 of the Treasury Regulations, are arm’s length prices for purposes of all applicable transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.

(k) The Company and the Subsidiaries are in material compliance with the requirements for any material Tax holiday or incentive granted by a Tax Authority to the Company or any Subsidiary (other than Tax holidays or incentives generally applicable without prior specific approval from a Tax Authority).

(l) The Company has made available to Parent all contemporaneous documentation in its possession prepared for Section 6662 of the Code (or similar provision under foreign Applicable Legal Requirements) supporting the transfer pricing with any of the Company’s foreign Subsidiaries which documentation relates to Taxable periods of the Company or any Subsidiary for which the statute of limitations on assessment has not expired.

(m) The Company is not, and has not been in the preceding five years, a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(n) Neither the Company nor any Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the Original Agreement Date or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(o) The Company and each of the Subsidiaries has withheld or collected and paid over to the appropriate Tax Authority all material Taxes required by law to be withheld or collected by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, or to any party related to the Company or any of its Subsidiaries (including, for the avoidance of doubt, amounts paid or owing between or among the Company and any of the Subsidiaries).

(p) No written claim has ever been received by the Company or any Subsidiary from a Tax Authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any Subsidiary is or may be subject to taxation by such jurisdiction.

(q) There is no agreement, plan, arrangement or other Contract covering any current or former service provider of the Company or any Subsidiary to which the Company and/or any Subsidiary is a party or by which the Company and/or any Subsidiary is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, would, or would reasonably be expected to, as a result of the transactions and agreements contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that would reasonably be expected to be non-deductible under Section 162 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) or characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law).

(r) All nonqualified deferred compensation plans (within the meaning of Section 409A of the Code) to which the Company or any of the Subsidiaries is a party comply with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by their terms and have been operated in accordance with such requirements, in each case, in all material respects.

(s) The exercise price of all Company Options is at least equal to the fair market value (determined in a manner that is not inconsistent with Section 409A of the Code) of the Company Common Stock on the date such Company Options were granted or repriced.

2.12. Employee Benefit Plans and Employee Matters.

(a) Schedule 2.12(a) of the Company Disclosure Letter lists, as of the Original Agreement Date, with respect to the Company or any Subsidiary (i) all material employee benefit plans (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) all material stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iii) all material written bonus, pension, profit sharing, savings, severance in an amount exceeding $200,000, retirement, deferred compensation or incentive plans, programs or arrangements, in each case, that are applicable to more than one employee, (iv) all other material fringe or employee benefit plans, programs or arrangements that apply to senior management and that do not generally apply to all employees and (v) any material employment or service agreements (except for offer letters providing for at-will employment that do not provide for severance, acceleration or post-termination benefits) compensation agreements, change in control agreements or severance agreements, written or otherwise, for the benefit of, or relating to, any present or former director, officer, employee or consultant (provided that, for former directors, officers, employees and consultants, such agreements need only be listed if unsatisfied obligations of the Company or any Subsidiary of greater than $10,000 remain thereunder) and (vi) any other material written or oral arrangement for the benefit of any employee under which the Company or any Subsidiary has or is reasonably likely to have material liability, contingent or otherwise (all of the foregoing described in clauses (i) through (vi), collectively, the “Company Employee Plans”).

(b) The Company has made available to Parent a true, correct and complete copy of each of the current Company Employee Plans and, as applicable, related material plan documents (including any material trust documents, insurance policies or Contracts, employee booklets, registration statements, prospectuses and summary plan descriptions and other authorizing documents and any material employee communications relating thereto) and, with respect to each Company Employee Plan that is subject to ERISA reporting requirements, has made available to Parent true, correct and complete copies of the Form 5500 reports filed for the last three plan years. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code or has applied (or has time remaining in which to apply) to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the prototype sponsor and is valid as to the adopting employer. The Company has made available to Parent a true, correct and complete copy of the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Company Employee Plan. To the knowledge of the Company, there are no circumstances occurring with respect to the form or operation of any Company Employee Plan that would reasonably be expected to cause the loss of the Tax qualified status of any such plan subject to Section 401(a) of the Code.

(c) Except as would not reasonably be expected to be material to the Company and the Subsidiaries, taken as a whole, (i) none of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or similar state law; (ii) each Company Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all Applicable Legal Requirements (including ERISA and the Code); (iii) the Company and each Subsidiary has performed all obligations required to be performed by it under, is not in default under or in violation of any of the Company Employee Plans; and (iv) the Company is informed and believes that it has properly and timely filed and distributed or posted all notices and reports to employees required to filed and distributed or posted with respect to each Company Employee Plan. Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company and the Subsidiaries, taken as a whole, all contributions required to be made by the Company or any Subsidiary to any Company Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan year to the extent required by GAAP. To the knowledge of the Company, there are no uncorrected “prohibited transactions” (within the meaning of Section 406 of ERISA and Section 4975 of the Code, and not exempt under Section 408 of ERISA and regulatory guidance thereunder), including late deposits of employee salary reduction contributions or participant loan repayments, as determined pursuant to regulations issued by the United States Department of Labor. As of the Original Agreement Date, no Legal Proceeding has been brought, or to the knowledge of the Company, is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor that, in each case would result in a material liability to the Company and the Subsidiaries, taken as a whole.

(d) Except as would not reasonably be expected to be material to the Company and the Subsidiaries, taken as a whole, with respect to each Company Employee Plan, each of the Company and each Subsidiary in the United States has in all material respects complied with (i) the applicable health care continuation and notice provisions of COBRA and the regulations (including the COBRA provisions set forth in the American Recovery and Reinvestment Act of 2009 and any applicable proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations (including proposed regulations) thereunder, (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder, (iv) the applicable requirements of the Americans with Disabilities Act of 1990, as amended and the regulations (including proposed regulations) thereunder, (v) the Age Discrimination in Employment Act of 1967, as amended and (vi) the applicable requirements of the Women’s Health and Cancer Rights Act of 1998 and the regulations (including proposed regulations) thereunder.

(e) Neither the Company nor any Subsidiary nor any trade or business (whether or not incorporated) that is or was during the past six years treated as a single employer with the Company (an “ERISA Affiliate”) currently maintains, sponsors, participates in or contributes to, or has during the past six years maintained, established, sponsored, participated in or contributed to, any “pension plan” (within the meaning of Section 3(2) of ERISA) that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(f) Neither the Company nor any Subsidiary or ERISA Affiliate is a party to, or has made any contribution within the past six years to or otherwise incurred any obligation within the past six years under, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA or any “multiple employer plan” as such term is defined in Section 413(c) of the Code.

(g) Each material Company Employee Plan or other compensation and benefits plan maintained or contributed to by the Company or any Subsidiary under the Applicable Legal Requirements or applicable custom or rule of the relevant jurisdiction outside of the United States (each such plan, a “Foreign Plan”) is listed by jurisdiction in Schedule 2.12(g) of the Company Disclosure Letter. Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company and the Subsidiaries, taken as a whole, with respect to each Foreign Plan, (i) such Foreign Plan is in material compliance with the provisions of the Applicable Legal Requirements of each jurisdiction in which such Foreign Plan is maintained, to the extent those Applicable Legal Requirements are applicable to such Foreign Plan and (ii) all contributions to, and material payments from, such Foreign Plan that were required to be made in accordance with the terms of such Foreign Plan, and, when applicable, the Applicable Legal Requirements of the jurisdiction in which such Foreign Plan is maintained, were timely made or shall be made by the Closing Date, and all such contributions to such Foreign Plan, and all payments under such Foreign Plan, for any period ending before the Closing Date that are not yet, but will be, required to be made, are reflected as an accrued liability on the Company Balance Sheet where required to be so reflected by GAAP.

(h) None of the execution and delivery of the Original Agreement, the consummation of the Merger or any other transaction contemplated by the Original Agreement or any termination of employment or service or any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event, (i) result in any payment (including severance, golden parachute, bonus or otherwise) becoming due to any Person, (ii) materially increase or otherwise enhance any benefits otherwise payable by the Company or any Subsidiary, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) materially increase the amount of compensation due to any Person or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company or any Subsidiary to any Person.

(i) Except as has not, individually or in the aggregate, had a Material Adverse Effect, the Company and each Subsidiary is in compliance in all material respects with all Applicable Legal Requirements respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice. The Company and each Subsidiary has paid in full to all employees, independent contractors and consultants all earned wages, salaries, commissions, bonuses, benefits and other compensation currently due to or on behalf of such employees, independent contractors and consultants. Neither the Company nor any Subsidiary has any material unpaid liability for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). To the knowledge of the Company, as of the Original Agreement Date there are no pending claims against the Company and/or any Subsidiary under any workers compensation plan or policy or for long term disability. Neither the Company nor any Subsidiary has any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that are not material in amount. As of the Original Agreement Date, there are no controversies pending or, to the knowledge of the Company, threatened, between the Company or any Subsidiary and any of their respective current or former employees, which controversies have or would reasonably be expected to result in a Legal Proceeding before any Governmental Entity that would be material to the Company and its Subsidiaries, taken as a whole.

(j) Schedule 2.12(j) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the Original Agreement Date, of all Contracts that provide for severance payments or benefits upon termination of employment, where the aggregate amount of such payments or benefits exceeds $150,000, to which the Company and/or any Subsidiary is a party or by which the Company and/or any Subsidiary is bound and the terms of which either (i) materially deviate from the terms set forth in the applicable forms made available to Parent or (ii) requires notice in advance of, or would result in material Liability upon, termination of such Contract (other than pursuant to Applicable Legal Requirements). Neither Company nor any Subsidiary has any obligation to pay any material amount or provide any material benefit to any former employee or officer, other than obligations (A) for which Company has established a reserve for such amount on the Company Balance Sheet, to the extent required by GAAP, and (B) pursuant to Contracts entered into after the Company Balance Sheet Date and disclosed on Schedule 2.12(j) of the Company Disclosure Letter. Neither the Company nor any Subsidiary has made any loans to any of its employees (other than loans made through the Company’s 401(k) plan).

(k) Since January 1, 2017 until the Original Agreement Date, (i) to the knowledge of the Company, no formal allegations or complaints of sexual harassment have been made against any employee at the level of director or above and (ii) neither the Company nor any of the Subsidiaries have entered into any settlement agreements related to formal allegations or complaints of sexual harassment or misconduct by any employee at the level of director or above.

(l) Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement or other labor union Contract, no collective bargaining agreement is being negotiated by the Company or any Subsidiary, and neither the Company nor any Subsidiary has any duty to bargain with any labor organization. As of the Original Agreement Date, there is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by the Company or any Subsidiary. To the knowledge of the Company, there are no activities or proceedings of any labor union or to organize the employees of the Company or any of the Subsidiaries. There is no labor dispute, strike or work stoppage against the Company or any Subsidiary pending or, to the knowledge of the Company, threatened that may interfere with the respective business activities of the Company or any Subsidiary. Neither the Company nor any Subsidiary, nor to the knowledge of the Company, any of their respective Representatives, has committed any unfair labor practice in connection with the operation of the Business, and there is no charge or complaint against the Company or any Subsidiary by the National Labor Relations Board or any comparable Governmental Entity pending as of the Original Agreement Date or to the knowledge of the Company, threatened.

(m) Except as set forth on Schedule 2.12(m) of the Company Disclosure Letter, no executive officer of the Company or any Subsidiary has given written notice to the Company or any Subsidiary, and, to the knowledge of the Company, no such executive officer intends to terminate his or her employment with the Company or any Subsidiary. The employment of each of the employees of the Company or any Subsidiary is “at will” (except for non-U.S. employees of the Company or any Subsidiary located in a jurisdiction that does not recognize the “at will” employment concept) and neither the Company nor any Subsidiary has any obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees, except for any particular form or period of notice required by Applicable Legal Requirements or as set forth on Schedule 2.12(m) of the Company Disclosure Letter.

(n) Each of the Company and each Subsidiary has made available to Parent a true, correct and complete list of the names, positions and base rates of compensation of all current officers, directors and employees of the Company and each Subsidiary, showing each such Person’s name, position, annual remuneration, status as exempt/non-exempt and target bonus opportunities for the current fiscal year. To the extent permitted by Applicable Legal Requirements, including those with respect to data privacy, the Company and each Subsidiary has made available to Parent the additional following information for each of its current non-U.S. employees: name, position, city/country of employment, citizenship, date of hire, manager’s name and work location, date of birth, whether as of the Original Agreement Date the employee is on leave.

(o) As of the Original Agreement Date, there are no performance improvement or disciplinary actions pending against any of the Company’s or any Subsidiary’s current employees with a title of director or higher.

(p) The Company has made available to Parent all election statements under Section 83(b) of the Code related to unvested awards that are in the Company’s possession.

(q) The Company and each Subsidiary is in compliance, and, for the past two years has complied, in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”), or any similar state or local Applicable Legal Requirements. In the past two years, (i) the Company has not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company and (iii) the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign Applicable Legal Requirements. Neither the Company nor any Subsidiary has caused any of its respective employees to suffer an “employment loss” (as defined in the WARN Act) during the 90-day period ending on the Original Agreement Date.

(r) Except as would not reasonably be expected to be material to the Company and the Subsidiaries, taken as a whole, (i) each Company Employee Plan that is a health plan is in material compliance with the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (collectively, the “2010 Health Care Law”); (ii) the operation of each Company Employee Plan that is a health plan has not, with respect to periods prior to the Closing Date, resulted in the incurrence of any material penalty to the Company pursuant to the 2010 Health Care Law; (iii) there is not, with respect to periods prior to the Closing Date, any material liability or excise tax under Section 4980H(a) of the Code; and (iv) for periods prior to the Closing Date, it is not anticipated that the Company will incur a material penalty or excise tax under 4980H(b) of the Code or that the Company has a reporting obligation or will incur a material excise tax under 4980D of the Code. The Company or its designee shall prepare, file and distribute all Forms 1094-C and 1095-C for any time periods before the date of Closing and, at Closing, the Company shall transfer to Parent all prior year and current year data required for reporting under Code Sections 6055 and 6056, as applicable.

2.13. Interested Party Transactions. Except as disclosed in the Company SEC Reports filed prior to the Original Agreement Date, no event has occurred since January 1, 2018 until the Original Agreement Date that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K.

2.14. Insurance. Schedule 2.14 of the Company Disclosure Letter lists, as of the Original Agreement Date, all material policies of insurance and bonds of the Company or any Subsidiary that are currently in effect, true, correct and complete copies of which have been made available to Parent Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, as of the Original Agreement Date, there is no claim pending under any insurance policies or bonds of the Company or any Subsidiary as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all premiums due and payable under all such policies and bonds have been timely paid and the Company and each Subsidiary is otherwise in compliance with the terms of such policies and bonds. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all such policies and bonds remain in full force and effect, and as of the Original Agreement Date neither the Company nor any Subsidiary has received any written notice of any threatened termination of, or material premium increase with respect to, any of such policies. With respect to all workers’ compensation, employer’s liability, automobile liability and general liability coverage, the Company and each Subsidiary has maintained and submitted all data required under Section 111 of Medicare & Medicaid State Children’s Health Insurance Program Extension Act of 2007, as amended.

2.15. Brokers’ and Advisors’ Fees. Except for the Company’s obligations to Goldman Sachs & Co. LLC (“Goldman Sachs”), whose fees and expenses will be paid by the Company in accordance with the Company’s agreement with Goldman Sachs, neither the Company nor any Subsidiary or Affiliate of the Company is obligated for the payment of any fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of the Original Agreement, this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement.

2.16. Customers and Suppliers.

(a) To the knowledge of the Company, neither the Company nor any Subsidiary has any outstanding material dispute concerning its services and/or products with any customer, distributor or reseller that, during the period from January 1, 2018 to March 31, 2019, was one of the 10 largest sources of revenue for the Company, based on amounts recognized in accordance with GAAP during such period (each, a “Significant Customer”). Each Significant Customer is listed on Schedule 2.16(a) of the Company Disclosure Letter. Since January 1, 2019, neither the Company nor any Subsidiary has received any written or, to the knowledge of the Company, oral notice from any Significant Customer to the effect that such customer intends to terminate its business relationship with, the Company or any Subsidiary (or the Surviving Corporation or Parent) or that such customer intends to terminate or materially and adversely modify existing Contracts with the Company or any Subsidiary (or the Surviving Corporation or Parent) or materially reduce the amount paid to the Company or any Subsidiary (or the Surviving Corporation or Parent) for Company Products.

(b) To the knowledge of the Company, neither the Company nor any Subsidiary has any outstanding material dispute concerning products and/or services provided by any of the Company’s suppliers or vendors that (i) is listed on Schedule 2.16(b)-1 of the Company Disclosure Letter or (ii) during the period from January 1, 2018 to March 31, 2019, was one of the five largest suppliers of goods and/or services to the Company, based on amounts payable during such periods (each, a “Significant Supplier”). Each Significant Supplier not listed on Schedule 2.16(b)-1 is listed on Schedule 2.16(b)-2 of the Company Disclosure Letter. Since January 1, 2019, neither the Company nor any Subsidiary has received any written or, to the knowledge of the Company, oral notice from any Significant Supplier of any termination of any existing Contracts with any Significant Supplier.

2.17. Material Contracts.

(a) Except for the Original Agreement, this Agreement and the Contracts specifically identified on Schedule 2.17 of the Company Disclosure Letter (with each such Contract specifically identified under the applicable subsection(s) of such Schedule 2.17(a)), neither the Company nor any Subsidiary is a party to or bound by any of the following Contracts (each, a “Material Contract”) as of the Original Agreement Date:

(i) any Contract (A) with a Significant Customer or (B) with any other customer involving the sale of provision of Company Products, services or other assets that has generated, during the period from January 1, 2018 to March 31, 2019, more than $2,500,000 in revenues on a consolidated basis recognized in accordance with GAAP for the Company and the Subsidiaries;

(ii) any Contract (A) with a Significant Supplier or (B) for the purchase, manufacture or license by the Company or any Subsidiary of components, materials, supplies, equipment, parts, subassemblies, software, Intellectual Property or other assets that are included in or used in connection with the provision of Company Products and that required the Company or such Subsidiary to either recognize expense in accordance with GAAP, or make cash payments, in excess of $2,500,000 during the period from January 1, 2018 to March 31, 2019;

(iii) other than for any intercompany loans and capital contributions and accounts payable to trade creditors and accrued expenses in the Ordinary Course of Business, any trust indenture, mortgage, promissory note, loan agreement, credit agreement or other Contract for the borrowing of money, in an amount in excess of $1,000,000, or any currency exchange, interest rate, commodities or other hedging or derivative transaction or arrangement with a notational amount in excess of $1,000,000 or any leasing transaction of the type required to be capitalized in accordance with GAAP that required the Company to make payments in excess of $1,000,000 during the period from January 1, 2018 to March 31, 2019;

(iv) any executory Contract for capital expenditures in excess of $1,500,000 in the aggregate;

(v) any Contract (identified under the applicable clause below): (A) limiting in any material respect the freedom of the Company or any Subsidiary (or, after giving effect to the Merger, Parent or any of its Affiliates) to engage or participate, or compete with any other Person, in any line of business, market or geographic area (including with respect to the development, manufacture, marketing or distribution of their respective products or services), (B) limiting in any material respect the freedom of the Company or any Subsidiary to make use of any Company-Owned Intellectual Property or Third-Party Intellectual Property not licensed under such Contract, (C) granting “most favored nation” or preferred pricing to any third party, (D) granting exclusive sales, distribution, marketing or other exclusive rights to any third party, (E) granting any rights of first refusal, rights of first negotiation or similar rights to any third party or (F) otherwise limiting in a manner that would be material to the Company and the Subsidiaries, taken as a whole, the freedom of the Company or any Subsidiary (or, after giving effect to the Merger, Parent or any of its Affiliates) to purchase or otherwise obtain, in the Ordinary Course of Business, any components, materials, supplies, equipment, parts, subassemblies software or Intellectual Property for the Company Products;

(vi) any Contract pursuant to which the Company or any Subsidiary (A) has purchased any real property or (B) is a lessor or lessee of any Leased Real Property or of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property, in any such case involving in excess of $1,500,000 per annum;

(vii) any Contract with any of its officers, directors, employees or stockholders (in each case in such capacity) (other than (I) employee offer letters, employment agreements or consulting agreements on the Company’s standard form that are terminable at will without Liability (except as required by any Applicable Legal Requirements) by the Company or any Subsidiary, (II) employee invention assignment and confidentiality agreements on the Company’s standard form and (III) option grant and exercise agreements, restricted stock unit (including performance stock unit) agreements and restricted stock grant agreements on the Company’s standard form (which forms have been made available to Parent)), including any Contract requiring it to make a payment to any such person on account of any Transaction or any Contract that is entered into in connection with the Original Agreement, but excluding any Contract for payments that do not exceed $300,000 per beneficiary;

(viii) all licenses, sublicenses and other Contracts pursuant to which (A) any third party Person is authorized to use or is granted any material right in or to any Company Products or Company-Owned Intellectual Property other than in the Ordinary Course of Business (excluding (I) all employees of the Company and the Subsidiaries, (II) all consultants and independent contractors providing services for the Company or the Subsidiaries in accordance with consulting agreements and independent contractor agreements on the Company’s standard form of agreement, copies of which have been made available to Parent and (III) Standard Outbound Agreements), (B) the Company or any Subsidiary has agreed to any material restriction on the right of the Company or any Subsidiary to enforce any Company-Owned Intellectual Property Rights (which shall not include customary arbitration, escalation or similar obligations related to the resolution of disputes) or (C) the Company or any Subsidiary has agreed to encumber (other than non-exclusive licenses previously granted by the Company or any Subsidiary), transfer or sell rights in or with respect to any Company-Owned Intellectual Property, other than, in the case of clauses (A) or (B), Standard Outbound IP Agreements and Contracts identified in subsections (i), (ii) and (iii) of Schedule 2.17(a) of the Company Disclosure Letter;

(ix) all licenses, sublicenses and other Contracts that are material to the conduct of the Business and pursuant to which the Company or any Subsidiary acquired or is granted any right in or to any

Third-Party Intellectual Property or is authorized to market, distribute or resell any product, service or Third-Party Intellectual Property, other than Standard Inbound IP Agreements and Contracts identified in subsection (ii) of Schedule 2.17(a) of the Company Disclosure Letter;

(x) any Contract under which the Company or any Subsidiary has any ongoing relationship to develop any Intellectual Property (independently or jointly) for any third party;

(xi) any Contract providing for the development of any Intellectual Property for the Company or any Subsidiary (other than Standard Inbound IP Agreements and employee invention assignment agreements, consulting agreements and independent contractor agreements with Authors on the Company’s standard form of agreement, copies of which have been made available to Parent) that is material to the Company’s Products;

(xii) (A) any joint venture Contract or other Contract that involves a sharing of revenues or profits with any other Person or (B) any Contract that involves the payment of royalties to any other Person (excluding, in each case, annual or routine maintenance and license fees for Third Party Intellectual Property that are not contingent on the manufacturing, sale or use of Company Products);

(xiii) any Contract authorizing any other Person to manufacture or reproduce any Company Products (other than the right to make archival or back-up copies or otherwise in accordance with the terms of the Standard Outbound IP Agreements), in each case, other than in the Ordinary Course of Business;

(xiv) any Contract or plan (including any stock option, restricted stock unit (including performance stock unit), stock purchase and/or stock bonus plan) providing for the future sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of Company Common Stock or any other securities of the Company or any Subsidiary or any outstanding options, restricted stock units (including performance stock units), warrants, convertible notes or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, restricted stock units (including performance stock units), warrants or other rights therefor, except for the Company ESPP, Company Option Plans and the Company Options, Company RSUs and Company PSUs disclosed pursuant to Section 2.2(c);

(xv) any Contract entered into since January 1, 2017, pursuant to which (A) it has acquired a material business or entity, or assets constituting a material business, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, or any Contract pursuant to which it has any material ownership interest in any other Person (other than the Subsidiaries) or (B) any other Person has the right to acquire any business of the Company or any Subsidiary (or, after giving effect to the consummation of the Merger, Parent or any of its Affiliates) or any interests therein after the Original Agreement Date, other than Standard Outbound IP Agreements and Contracts identified in subsection (i) and (ii) of Schedule 2.17(a) of the Company Disclosure Letter;

(xvi) any material Contract with any Governmental Entity (a “Government Contract”) or any Company Authorization;

(xvii) any litigation settlement that would require payments by the Company or any of its Subsidiaries in excess of $1,000,000 or would otherwise limit or adversely affect the operation of the business conducted by the Company and its Subsidiaries in any material respect after the Closing or currently effective litigation standstill agreement;

(xviii) any Contract not disclosed against another subsection of this Section 2.17 or in the Company SEC Reports that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K);

(xix) any Contract with any labor union or any collective bargaining agreement or similar contract with its employees; or

(xx) any other Contract not listed in subsections (i)-(xix) that individually provides for payments to or by the Company or the Subsidiaries in excess of $3,000,000 during the fiscal year ending December 31, 2019.

(b) All Material Contracts are in written form. Each of the Material Contracts is, with respect to the Company or applicable Subsidiary that is a contracting party and, to the knowledge of the Company, the other party, in full force and effect, subject to Enforceability Limitations, and has not been amended in any material respect except for such amendments that have been made available to Parent and except for such failures to be in full force and effect that would not, individually or in aggregate, reasonably be expected to have a Material Adverse Effect. There exists no default or event of default or event, occurrence, condition or act, with respect to the Company or any Subsidiary or, to the knowledge of the Company, with respect to any other contracting party, that, with or without the giving of notice, the lapse of time, or the happening of any other event or condition would reasonably be expected to (i) become a default or event of default under any Material Contract or (ii) give any third party the right to (A) declare a default or exercise any remedy for breach under any Material Contract, (B) accelerate the maturity or performance of any material obligation of the Company or any Subsidiary under any Material Contract or (D) cancel, terminate or adversely modify any Material Contract, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Since January 1, 2018 through the Original Agreement Date, neither the Company nor any Subsidiary has received written or, to the knowledge of the Company, oral notice regarding any material violation or breach of, material default under or intention to cancel or materially modify any Material Contract. True, correct and complete copies of all Material Contracts have been made available to Parent.

(c) To the knowledge of the Company, with respect to any Government Contract, there is no: (i) civil fraud or criminal investigation by any Governmental Entity, (ii) qui tam action brought against the Company or any Subsidiary under the Civil False Claims Act, (iii) suspension or debarment proceeding (or equivalent proceeding) against the Company or any Subsidiary, or (iv) claim or request by a Governmental Entity for a contract price adjustment based on defective pricing, disallowance of cost or noncompliance with statute, regulation or contract, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.18. Export Control Laws, Import Control Laws and Sanctions.

(a) Since the Reference Date, and to the knowledge of the Company, from June 30, 2014 until the Reference Date, the Company and each Subsidiary has complied in all material respects with Applicable Legal Requirements related to export controls, import controls and/or economic, trade or financial sanctions including the following:

(i) export control laws and regulations administered or enforced by the U.S. government, including such as the Export Administration Regulations, 15 C.F.R. §§ 730, et seq. and the International Traffic in Arms Regulations, 22 C.F.R. §§ 120, et seq., and other controls administered by the U.S. Department of Commerce and/or the U.S. Department of State;

(ii) European Union (“EU”) export control laws and regulations, such as Council Regulation (EC) No 428/2009 and that of any of its Member States;

(iii) any other export controls adopted by a participating state of the Wassenaar Arrangement or by a country in which the Company or a Subsidiary is located, has operations or must perform obligations imposed by any Contract and any other applicable jurisdiction (clauses (i), (ii) and (iii), collectively, “Export Control Laws”);

(iv) customs and import control laws and regulations administered or enforced by (A) the U.S. government (including the U.S. Customs and Border Protection, U.S. Immigration and Customs

Enforcement and their predecessor agencies), (B) the EU or any of its Member States and (C) any other applicable jurisdiction (collectively, “Import Control Laws”); and

(v) economic, trade or financial sanctions laws and regulations administered or enforced by the U.S. government (including the U.S. Department of the Treasury’s Office of Foreign Assets Control and the U.S. Department of State), the United Nations Security Council the EU or any of its Member States, Her Majesty’s Treasury, a participating state of the Wassenaar Arrangement or a country in which the Company or any Subsidiary is located, has operations or must perform obligations imposed by any Contract and any other applicable jurisdiction (collectively, “Sanctions”).

(b) As of the Original Agreement Date, each of the Company and each Subsidiary (i) has obtained and disclosed to Parent and made available to Parent true, correct and complete copies of all licenses, authorizations and registrations as required under Export Control Laws, Import Control Laws or Sanctions, including for any activity or transaction in which the Company or any Subsidiary engages including the export, reexport, transfer or import of products, software or technology to or from the United States, EU or any of its Member States and any other applicable jurisdiction and (ii) since the Reference Date and, to the knowledge of the Company, from June 30, 2014 until the Reference Date, has been and currently is in compliance with the terms of such licenses, authorizations and registrations, except for any failure to comply as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Subsidiaries, taken as a whole.

(c) As of the Original Agreement Date, there are no pending (with respect to which the Company or any of the Subsidiaries has received notice) or, to the knowledge of the Company, threatened claims or Legal Proceedings against the Company or any Subsidiary, or any of their respective Representatives, related to Export Control Laws, Import Control Laws, Sanctions or any licenses, official approvals, authorizations or registrations required thereunder and, to the knowledge of the Company, there are no actions, conditions or circumstances pertaining to the Company or any Subsidiary of the Company, or any of their respective Representatives, that would reasonably be expected to give rise to any future claims with respect to Export Control Laws, Import Control Laws or Sanctions, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Subsidiaries, taken as a whole. Any encryption registrations, annual or semi-annual encryption reports, license applications (or requests for guidance), requests for customs rulings or advisory opinions, and voluntary disclosures submitted by the Company or any Subsidiary and any advisory opinions, licenses or other dispositions of license applications, customs rulings, advisory opinions, guidance, charging letters, or regulatory enforcement correspondence from any Governmental Entity to the Company or any Subsidiary concerning Export Control Laws, Import Control Laws, or Sanctions submitted or received, as applicable, since the Reference Date and, to the knowledge of the Company, from June 30, 2014 until the Reference Date, and all export classification requests and export classification determinations submitted or received with respect to commodities, software or technologies exported by the Company or any Subsidiary since the Reference Date and, to the knowledge of the Company, from June 30, 2014 until the Reference Date, have been disclosed to Parent.

(d) None of the Company or its Subsidiaries, or any of their respective Representatives, is a Person that is, or is acting under the direction of, on behalf of or for the benefit of a Person that is, or is owned or controlled by a Person that is: (i) currently the target of any Sanctions, or (ii) located, organized or resident in a country or territory that is the target of applicable comprehensive administered Sanctions (currently, Crimea, Cuba, Iran, North Korea and Syria).

(e) Neither the Company nor any Subsidiary has disclosed or has been requested to disclose to any Governmental Entity in any jurisdiction any encryption keys, cryptographic algorithm keys or any information that would (themselves or in conjunction with any other such keys or information) enable any encrypted software, information or data that is used or distributed by the Company or any Subsidiary to be decrypted or accessed in any decrypted form (in whole or in part and in whatever format), in any such case, to the extent such disclosure or receipt of request to disclose would constitute a material violation of Export Control Laws, Import Control Laws or Sanctions.

2.19. Fairness Opinion. The Company Board has received an opinion from Goldman Sachs to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Per Share Cash Amount to be paid to the holders (other than Parent or any Affiliate of Parent) of Company Common Stock is fair from a financial point of view to the holders (other than Parent or any Affiliate of Parent) of Company Common Stock.

2.20. Information Supplied. The preliminary and definitive proxy materials to be filed by the Company with the SEC in connection with the Merger (as may be amended or supplemented from time to time, the “Proxy Statement”) shall not, on each applicable filing date, on the date of mailing to the Company’s stockholders and at the time of the Company Stockholder Meeting, as applicable, (i) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholder Meeting that has become misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act. Notwithstanding anything to the contrary in the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Sub or any of their respective Affiliates that is contained in (or incorporated by reference in) the Proxy Statement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub represent and warrant to the Company as follows:

3.1. Organization, Standing and Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Parent and Sub has the corporate power to own its properties and to conduct its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would not have a Parent Material Adverse Effect. Neither Parent nor Sub is in violation of any of the provisions of its articles or certificate of incorporation, as applicable, or bylaws.

3.2. Authority; Non-contravention.

(a) Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the Merger and the other Transactions. The execution and delivery of this Agreement and the consummation of the Merger and the other Transactions have been duly authorized by all necessary corporate action on the part of Parent and Sub (other than the adoption of this Agreement by Parent as the sole stockholder of Sub, which shall occur promptly following the execution of this Agreement). This Agreement has been duly executed and delivered by each of Parent and Sub and, assuming the due authorization, execution and delivery by the Company of this Agreement, constitutes the valid and binding obligation of Parent and Sub, respectively, enforceable against Parent and Sub, respectively, in accordance with its terms, subject only to the effect, if any, of the Enforceability Limitations.

(b) The execution and delivery of this Agreement by Parent and Sub do not, and the consummation of the Transactions will not, conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the articles or certificate of incorporation or bylaws of Parent and Sub, in each case, as amended to date, (ii) subject to compliance with the requirements set forth in Section 3.2(c), any material Applicable Legal

Requirements applicable to Parent or Sub or any of their respective material properties or assets, or (iii) any material Contract applicable to Parent or Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii), such conflicts, violations, defaults, terminations, cancellations, accelerations, losses, consents, approvals or waivers that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c) No consent, approval, order, authorization, release or waiver of, or registration, notification, declaration or filing with, any Governmental Entity, is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger or the other Transactions, except for (i) the compliance with the applicable provisions of Delaware Law, (ii) the filing of the Certificate of Merger, as provided in Section 1.4, (iii) such filings as may be required under the HSR Act and any applicable foreign Antitrust Law and the expiration or early termination of applicable waiting periods under the HSR Act and any applicable foreign Antitrust Law, (iv) the filing of the Proxy Statement with the SEC and such reports and filings as may be required under the Exchange Act, (v) such other filings and notifications as may be required under federal, state or foreign securities laws or the rules and regulations of the NASDAQ Global Select Market and (vi) such other consents, approvals, orders, authorizations, releases, waivers, registrations, notifications, declarations or filings that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

3.3. No Prior Sub Operations. Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Original Agreement, this Agreement, the Merger and the other Transactions. Parent owns beneficially and of record all of the outstanding capital stock of Sub.

3.4. Stock Ownership. As of the Agreement Date, neither Parent nor Sub beneficially own any shares of Company Capital Stock. Neither Parent nor Sub, nor any of their “affiliates” or “associates,” has been an “interested stockholder” with respect to the Company at any time within the three-year period ending on the Agreement Date, as those terms are used in Section 203 of Delaware Law.

3.5. Information Supplied. The information supplied by Parent or Sub for inclusion in the Proxy Statement shall not, on each applicable filing date, on the date of mailing to the Company’s stockholders and at the time of the Company Stockholder Meeting, as applicable, (i) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholder Meeting that has become misleading. Notwithstanding anything to the contrary in the foregoing, neither Parent nor Sub makes any representation or warranty with respect to any information supplied by the Company that is contained in (or incorporated by reference in) the Proxy Statement.

3.6. Availability of Funds. Parent has on the Agreement Date and will have available to it upon the Effective Time, sufficient funds to consummate the Merger and the other Transactions, including payment in full of the amounts payable pursuant to Section 1.8(a) to the holders of Company Capital Stock and the holders of Company Options, Company RSUs and Company PSUs, respectively.

3.7. Absence of Litigation. As of the Original Agreement Date, there is no Legal Proceeding pending and served or, to the knowledge of Parent, pending and not served or overtly threatened against Parent or Sub, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. As of the Original Agreement Date, to the knowledge of Parent or Sub neither Parent nor Sub is subject to any continuing Order of, or continuing investigation by, any Governmental Entity, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

3.8. Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action or agreement of the Parent or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the Transactions for which the Company or any of its Subsidiaries would have any obligations or liabilities prior to the Effective Time.

3.9. No Additional Representations.

(a) Parent acknowledges and agrees that except as expressly set forth in Article II, none of Company, the Subsidiaries or any of their respective Representatives has made any representation or warranty, express or implied, to Parent, Sub or any of their respective Representatives in connection with this Agreement, the Merger or any of the other transactions contemplated hereby.

(b) In connection with the due diligence investigation of the Company and the Subsidiaries by Parent and Sub and their respective Affiliates, stockholders, directors, officers, employees, agents, Representatives or advisors, Parent and Sub and their respective Affiliates, stockholders, directors, officers, employees, agents, Representatives and advisors have received and may continue to receive after the Agreement Date from the Company and the Subsidiaries and their respective Affiliates, stockholders, directors, officers, employees, consultants, agents, Representatives and advisors certain estimates, projections, forecasts and other forward looking information, as well as certain business plan information, regarding the Company and the Subsidiaries and their businesses and operations. Parent and Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward looking statements, as well as in such business plans, and that Parent and Sub will have no claim against the Company and the Subsidiaries, or any of their respective Affiliates, stockholders, directors, officers, employees, consultants, agents, Representatives or advisors, or any other person with respect thereto unless any such information is expressly addressed or included in a representation or warranty contained in Article II. Accordingly, Parent and Sub hereby acknowledge and agree that neither the Company and the Subsidiaries nor any of their respective Affiliates, stockholders, directors, officers, employees, consultants, agents, Representatives or advisors, nor any other person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward looking statements or business plans unless any such information is expressly addressed or included in a representation or warranty contained in Article II.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1. Conduct of Business of the Company and the Subsidiaries. During the period from the Original Agreement Date and continuing until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time (the “Pre-Closing Period”) except (w) to the extent expressly provided otherwise in this Agreement, (x) consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), including any written (including e-mail) consent provided in connection with the Original Agreement during the period from the Original Agreement Date to the Agreement Date, (y) as set forth in Schedule 4.1 to the Company Disclosure Letter (denoting the relevant subsection below); provided that the Company will deliver a supplement to Schedule 4.1 of the Company Disclosure Letter concurrently with the execution of this Agreement, or (z) as necessary to comply with Applicable Legal Requirements or Material Contracts in effect on the Original Agreement Date or the Agreement Date and made available to Parent or entered with Parent’s prior written consent, the Company shall, and shall cause each Subsidiary to, use commercially reasonable efforts to:

(a) conduct the Business in the Ordinary Course of Business;

(b) preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having material business dealings with it; and

(c) assure that each of its Material Contracts entered into after the Original Agreement Date will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party thereto in connection with, or terminate as a result of the consummation of, the Merger or the other Transactions.

4.2. Restrictions on Conduct of Business of the Company and Subsidiaries. Without limiting the generality or effect of Section 4.1, during the Pre-Closing Period, the Company shall not, and shall cause each Subsidiary not to, do, cause or permit any of the following (except (x) to the extent expressly provided otherwise in this Agreement or as required by Applicable Legal Requirements (provided that the Company shall, to the extent reasonably practicable and permitted by Applicable Legal Requirements, notify Parent in advance of any action proposed to be taken by the Company to comply with Applicable Legal Requirements that would otherwise not be permitted under the provisions of this Section 4.2), (y) with the written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), including any written (including e-mail) consent provided in connection with the Original Agreement during the period from the Original Agreement Date to the Agreement Date or (z) as set forth on a subsection of Schedule 4.2 of the Company Disclosure Letter that corresponds to the applicable subsection of this Section 4.2); provided that the Company will deliver a supplement to Schedule 4.2 of the Company Disclosure Letter concurrently with the execution of this Agreement:

(a) Charter Documents. Amend its certificate of incorporation or bylaws, or comparable organizational or governing documents, other than amendments required solely due to capital contributions to foreign Subsidiaries;

(b) Dividends; Changes in Capital Stock. Declare or pay any dividend on or make any other distribution (whether in cash, stock or property) in respect of any of its capital stock (other than the payment of any dividend or distribution by any Subsidiary to the Company or another Subsidiary), change any rights with respect to its outstanding securities, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock (except, in any such case, (i) from former employees, non-employee directors and consultants (each such Person, a “Company Associate”) in accordance with agreements providing for the repurchase of shares in connection with any termination of service, (ii) by the cancellation of stock-based awards pursuant to the terms of any such award between the Company and a Company Associate upon the termination of such Company Associate’s service to the Company or (iii) in connection with withholding or “net settling” on the vesting of any Company RSUs or Company PSUs) or adopt any resolution, plan or arrangement for liquidation, dissolution or winding-up;

(c) Equity Incentive Plans, etc. (i) Accelerate, amend or change the period of exercisability or vesting of any Company Options, Company RSUs, Company PSUs or other rights granted under the Company Option Plans or the vesting of the securities purchased or purchasable under such Company Options, Company RSUs, Company PSUs or other rights or the vesting schedule or Repurchase Rights applicable to any Unvested Company Shares issued under such stock plans or otherwise, (ii) amend or change any other terms of such Company Options, Company RSUs, Company PSUs, other rights or Unvested Company Shares or (iii) authorize cash payments in exchange for any Company Options, Company RSUs, Company PSUs or other rights granted under any of such plans or the securities purchased or purchasable under those Company Options, Company RSUs, Company PSUs or other rights or the Unvested Company Shares issued under such plans or otherwise, in each case other than actions as may be necessary for the Company Board to take during the Pre-Closing Period to give effect to the provisions of this Agreement with respect to the Company Options, Company RSUs or Company PSUs;

(d) Material Contracts. (i) Enter into any Contract that would constitute a Material Contract if entered into prior to the Original Agreement Date, other than (A) entering into Contracts for the sale or licensing of Company Products or maintenance or services with respect thereto, or renewing such existing agreements, in either case, in the Ordinary Course of Business and (B) entering into Contracts for the purchase of supplies or materials for Company Products in the Ordinary Course of Business, (ii) terminate (other than allowing expiration according to its scheduled term, including failure to renew) or waive any of the material terms of any Material Contracts or (iii) amend or otherwise modify any of its Material Contracts (or any other Contract that, after giving effect to such amendment or modification, would be a Material Contract if entered into prior to the Original Agreement Date, taking into account such amendment) in such a way as to materially reduce the expected business or economic benefits thereof;

(e) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any Company Voting Debt or any shares of its capital stock (including any Unvested Company Shares) or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other Contracts of any character obligating it to issue any such shares or other convertible securities, other than, in any such case, (i) the issuance of shares of Company Common Stock pursuant to the exercise of Company Options or pursuant to the settlement of Company RSUs or Company PSUs, in each case, outstanding on the Original Agreement Date or issued in compliance with this Section 4.2, (ii) the grant of Company RSUs pursuant to the terms of any offer letter to a new employee hire outstanding on the Original Agreement Date as set forth on Schedule 4.2(e)(ii) of the Company Disclosure Letter, (iii) grants of Company RSUs to employees who are newly-hired in accordance with Section 4.2(f); provided that (A) such grants may only be made to new employee hires at or below the level of senior director who have commenced employment with the Company or a Subsidiary prior to the Closing as permitted under Section 4.2(f) in share amounts consistent with past practices set forth on Schedule 4.2(e)(iii) of the Company Disclosure Letter (including any applicable standard grant size parameters by employee level), (B) none of such grants shall provide for acceleration upon any event and (C) all of such grants to employees shall vest over four years, with 25% of the total number of the shares vesting on the first anniversary of the date of grant and the remainder vesting in equal quarterly installments thereafter, (iv) annual grants in the Ordinary Course of Business and consistent in all material respects with arrangements disclosed in the Company SEC Reports; provided that (A) none of such grants shall provide for acceleration upon any event and (B) all of such grants to employees shall vest over four years, with 25% of the total number of the shares vesting on the first anniversary of the date of grant and the remainder vesting in equal quarterly installments thereafter and (v) the repurchase of any shares of Company Capital Stock from former employees, non-employee directors and consultants of the Company in accordance with Contracts providing for the repurchase of shares in connection with any termination of service;

(f) Employees; Consultants; Independent Contractors. (i) Hire any additional officers or other employees, engage any consultants or independent contractors, amend any employment agreement or amend or extend the term by more than one year of any consulting agreement (except hiring of employees in the Ordinary Course of Business in accordance with, and up to two percent in excess of, the hiring plan set forth on Schedule 4.2(f) of the Company Disclosure Letter or to fill vacancies of employees other than the Chief Executive Officer of the Company and any executive who reports directly to the Chief Executive Officer of the Company that arise during the Pre-Closing Period using the Company’s standard, unmodified form of offer letter that provides for at-will employment (in jurisdictions that recognize such concept) and that does not provide for severance, acceleration or post-termination benefits not imposed by Applicable Legal Requirements), (ii) terminate the employment, change the title, office or position of any employee at or above the level of director (except that the Company may change the title of its employees, provided such changes in title do not (A) involve increases in the applicable employee’s compensation or (B) result in a title above director), or materially reduce the responsibilities of any management, supervisory or other key personnel of the Company or any Subsidiary (except for (A) terminations for cause or (B) otherwise a diminution in connection with performance or misconduct), (iii) enter into any Contract with a labor union or collective bargaining agreement (unless required by Applicable Legal Requirements) or (iv) incur any material Liability to its officers, directors or stockholders (other than Liabilities to pay compensation and benefits in connection with services performed in the Ordinary Course of Business);

(g) Loans and Investments. Other than (i) routine travel advances, sales commissions and draws and other business related expenses to employees and consultants of the Company or any Subsidiary in the Ordinary Course of Business, (ii) payments or loans to any Subsidiary in order to fund operations in the Ordinary Course of Business and (iii) extensions of trade credit in the Ordinary Course of Business, (A) make any loans or advances to, or any investments (other than as permitted under the Company’s corporate investment policy and in the Ordinary Course of Business) in or capital contributions to, any Person (including any officer, director or employee of the Company), (B) forgive or discharge in whole or in part any outstanding loans or advances owed to the Company by any Person or (C) amend or modify in any material respect any loan previously granted by the Company to any Person;

(h) Intellectual Property. (i) Transfer or license to any Person any rights to any Company-Owned Intellectual Property, or acquire or license from any Person any Third-Party Intellectual Property, other than in the Ordinary Course of Business or (ii) sell, dispose of, transfer or provide a copy of any Company Source Code to any Person (including any current or former employee or consultant of the Company or any contractor or commercial partner of the Company outside the United States) other than providing access to Company Source Code to Authors solely in connection with their capacity to perform services for the Company or its Subsidiaries as Authors, consistent with past practice;

(i) Restrictive Covenants. Enter into any Contract that would constitute a Material Contract (if entered into prior to the Original Agreement Date) pursuant to Section 2.17(a)(v), or amend any Contract that would, after giving effect to such amendment, constitute a Material Contract (if so amended prior to the Original Agreement Date) pursuant to Section 2.17(a)(v);

(j) Dispositions. Sell, lease, or otherwise dispose of or encumber (other than in respect of Permitted Encumbrances) any of its properties or assets that are material, individually or in the aggregate, to the Business, other than (i) sales and non-exclusive licenses of Company Products in the Ordinary Course of Business, (ii) pursuant to depositions of obsolete, surplus or worn out assets that are no longer useful in conduct of the Business, or enter into any Contract with respect to the foregoing or (iii) sales of other assets in an aggregate amount not to exceed $1,000,000;

(k) Indebtedness. Incur any Liability that would be Company Debt, enter into any “keep well” or other Contract to maintain any financial statement condition, or enter into any arrangement having the economic effect of any of the foregoing, other than (i) intercompany indebtedness between the Company and one of its wholly-owned Subsidiaries issued in the Ordinary Course of Business or (ii) in connection with the financing of ordinary course trade payables consistent with past practice, letters of credit or bonds in the ordinary course of business consistent with past practice of not more than $500,000 in the aggregate;

(l) Leases. Enter into any operating lease requiring payment in excess of $300,000 per annum or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(m) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements that are more than $22,000,000 in the aggregate in any trailing four quarter period or $7,000,000 in any individual calendar quarter;

(n) Insurance. Materially adversely change the amount or terms of any insurance coverage (subject to policy changes made by carriers);

(o) Employee Benefit Plans; Pay Increases. (i) Adopt or amend in any material respect any employee or compensation benefit plan, including any stock purchase, stock issuance, stock option, bonus or cash incentive plan, or amend in any material respect any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required under ERISA or Applicable Legal Requirements or as necessary to maintain the qualified status of such plan under the Code, (ii) materially amend any deferred compensation plan within the meaning of Section 409A of the Code and Internal Revenue Service Notice 2005-1 except to the extent necessary to meet the requirements of such Section or Notice, (iii) pay any special bonus or special remuneration to any employee or non-employee director or consultant or increase the salaries, wage rates or fees of its employees or consultants (other than pursuant to preexisting plans, policies, or Contracts that have been made available to Parent or entered with Parent’s prior written consent) or (iv) add any new members to the Company Board or to the board of directors or similar governing body of any Subsidiary (other than to replace a member of the Company Board or the board of directors or similar governing body of such Subsidiary who resigns or is otherwise removed from such position following the Original Agreement Date and prior to the Closing), except that, in each of cases (i) through (iv), the Company or the applicable Subsidiary: (A) may amend any Company Employee Plan in order to comply with Applicable Legal Requirements and (B) may pay bonuses and commissions in accordance with past practice as set forth on Schedule 4.2(o) of the Company Disclosure Letter and the terms of the Company Employee Plan;

(p) Severance Arrangements. Grant or pay, or enter into any Contract providing for the granting of any severance, retention or termination pay (other than accrued but unpaid salary), or the acceleration of vesting or other benefits, upon a termination of employment, to any Person (other than payments or acceleration made to Persons who cease to provide services prior to the Effective Time (A) pursuant to the Company’s past practices set forth on Schedule 4.2(p) of the Company Disclosure Letter; provided that any cash component thereof shall in all events be paid prior to the Effective Time, (B) pursuant to preexisting plans, policies or Contracts that have been made available to Parent or implemented with Parent’s prior written consent or (C) as otherwise required by Applicable Legal Requirements);

(q) Legal Proceedings; Settlements. (i) Commence a Legal Proceeding other than (A) for the routine collection of accounts receivable or matters in the Ordinary Course of Business, (B) in such cases where the Company in good faith determines that failure to commence such Legal Proceeding would result in the material impairment of a valuable aspect of the Business (provided that the Company consults with Parent prior to the filing of such a suit) or (C) for a breach of this Agreement or (ii) settle, offer to settle or agree to settle any pending or threatened Legal Proceeding, including any such Legal Proceeding between a third party and any customers of the Company for which the Company is providing a defense or indemnity, in any such case, other than the settlement of any action, suit, proceeding, claim, arbitration or investigation (but not a criminal proceeding) that requires payments by the Company (net of insurance proceeds received and indemnity, contribution, or similar payments actually received) in an amount not to exceed, individually or in the aggregate, $1,000,000, and in each case does not involve any admission of wrongdoing or injunctive or other equitable relief;

(r) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing substantially all of the assets of, or by any other manner, any business or any Person or division thereof, or enter into any Contract with respect to a joint venture, strategic alliance or partnership;

(s) Taxes. (i) Make or change any material election in respect of Taxes, (ii) adopt or change any accounting method in respect of Taxes, except as required by Applicable Legal Requirements, (iii) file any material Tax Return relating to the Company or any of the Subsidiaries that has been prepared in a manner that is materially inconsistent with the past practices of the Company or such Subsidiary (unless such inconsistency is required by Applicable Legal Requirements), as applicable, or any amendment to any material Tax Return (provided that Parent will not unreasonably withhold, condition or delay its consent to such a filing), (iv) enter into any Tax sharing or similar agreement (other than Ordinary Commercial Agreements) or closing agreement or assume any Liability for Taxes of any other Person (whether by Contract (other than Ordinary Commercial Agreements) or otherwise), (v) settle any claim or assessment in respect of Taxes, (vi) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes (other than (1) pursuant to extensions of time to file a Tax Return obtained in the Ordinary Course of Business or (2) pursuant to any extension granted in the Ordinary Course of Business in connection with an audit of Taxes to prevent the assessment or collection of a Tax), (vi) enter into intercompany transactions outside the Ordinary

Course of Business giving rise to deferred gain or loss or (vii) enter into or amend any cost-sharing arrangement within the meaning of Treasury Regulation Section 1.482-7 or any other material intercompany agreement involving the transfer, license or development of intellectual property;

(t) Accounting. Materially change accounting methods, except as required by changes in GAAP;

(u) Real Property. Enter into any Contract for (i) the purchase or sale of any real property or (ii) the lease of any real property involving an aggregate amount in excess of $1,500,000 per annum for any such lease;

(v) Interested Party Transactions. Enter into any Contract that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K;

(w) Cash Management Transactions. Enter into or materially modify any currency exchange, interest rate, commodities or other hedging or derivative transactions or arrangements, or other investment or cash management transactions or arrangements other than in the Ordinary Course of Business as otherwise permitted under the Company’s corporate investment policy, a true and complete copy of which has been made available to Parent;

(x) Joint Development Contracts. Enter into or materially modify any Contract for the joint development with any other Person of any material product, system, software, content, technology or Intellectual Property by or for the Company or any of the Subsidiaries;

(y) Industry Standards Groups. Enter into any Contract relating to the membership of, or participation by, the Company or any of the Subsidiaries in, or the affiliation of the Company or any of the Subsidiaries with, any industry standards group or association in which the Company or any of the Subsidiaries contributes and/or shares in pooled patent rights; or

(z) Other. Agree in writing or otherwise to take, any of the actions described in clauses (a) through (y) of this Section 4.2.

Nothing contained in this Agreement shall give Parent, directly or indirectly, rights to control or direct the Company’s operations prior to the Effective Time.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1. Proxy Statement.

(a) As promptly as reasonably practicable (but in any event within 10 Business Days) following the Agreement Date, the Company shall prepare, and file with the SEC, the preliminary Proxy Statement. As promptly as reasonably practicable (but in any event within three Business Days) following the later of (i) the Company’s receipt of notice from the SEC that the SEC has completed its review of the Proxy Statement and (ii) the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act, the Company shall file the definitive Proxy Statement and cause the definitive Proxy Statement to be mailed to the Company’s stockholders. The Company will cause all documents that it is responsible for filing with the SEC or other regulatory authorities in connection with the Merger to (A) comply in all material respects as to form with all applicable SEC requirements and (B) otherwise comply in all material respects with Applicable Legal Requirements; provided that any failure to comply with the foregoing with respect to the preliminary Proxy Statement that is corrected in the definitive Proxy Statement shall not be deemed to be a breach of this covenant. Except with respect to any Acquisition Proposal or as otherwise expressly provided in Section 5.3(d)-(e), prior to filing the preliminary proxy materials, definitive proxy materials or any other filing with the SEC or any other Governmental Entity in connection with the Transactions, the Company shall provide Parent with the reasonable opportunity to review and comment on each such filing in advance and the Company shall consider in good faith the incorporation of any changes reasonably proposed by Parent.

(b) The Company will notify Parent promptly of the receipt of any comments (written or oral) from the SEC or its staff (or of notice of the SEC’s intent to review the Proxy Statement) and of any request by the SEC or its staff or any other official of any Governmental Entity for amendments or supplements to the Proxy Statement or any other filing relating to the Merger or for additional/supplemental information with respect thereto, and will supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC, or its staff or any other official of any Governmental Entity, on the other hand, with respect to the Proxy Statement or such other filing. Except with respect to any Acquisition Proposal or as otherwise expressly provided in Section 5.3(d)-(f), the Company shall (i) consult with Parent prior to responding to any comments or inquiries by the SEC or any other Governmental Entity with respect to any filings related to the Merger, (ii) provide Parent with reasonable opportunity to review and comment on any such written response in advance and consider in good faith the incorporation of any changes reasonably proposed by Parent and (iii) promptly inform Parent whenever any event occurs that requires the filing of an amendment or supplement to the Proxy Statement or any other filing related to the Merger and the Company shall provide Parent with a reasonable opportunity to review and comment on any such amendment or supplement in advance, and consider in good faith the incorporation of any changes reasonably proposed by Parent, and shall cooperate in filing with the SEC or its staff or any other official of any Governmental Entity, and/or mailing to the Company’s stockholders, such amendment or supplement. Parent shall promptly inform the Company whenever Parent discovers any event relating to Parent or any of its Affiliates, officers or directors that is required to be set forth in an amendment or supplement to the Proxy Statement or any other filing related to the Merger.

5.2. Company Stockholder Meeting; Board Recommendation.

(a) Company Stockholder Meeting. The Company shall establish a record date for, duly call, give notice of, convene and hold a meeting of the Company’s stockholders (including any adjournment or postponement thereof, the “Company Stockholder Meeting”) to be held as promptly as reasonably practicable following the Agreement Date (but in any event, no later than 20 Business Days after the date that the definitive Proxy Statement is mailed to the Company’s stockholders) for the sole purpose of (x) obtaining the Company Stockholder Approval (including any adjournment of such meeting for the purpose of soliciting additional proxies in favor of the adoption of this Agreement), (y) obtaining advisory approval of the compensation that the Company’s named executive officers may receive in connection with the Merger and (z) such other matters as may be agreed by Parent. The Company will use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and will take all other reasonable action necessary or advisable to obtain such proxies and the Company Stockholder Approval and to secure the vote of or consent of its stockholders required by and in compliance with the rules and regulations of the NASDAQ Global Select Market, the DGCL and its certificate of incorporation and bylaws. The Company (i) shall consult with Parent regarding the record date and the date of the Company Stockholder Meeting and (ii) shall not adjourn or postpone the Company Stockholder Meeting without the prior written consent of Parent; provided that the Company may adjourn or postpone the Company Stockholder Meeting (A) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that the Company reasonably determines (following consultation with Parent, except with respect to any Acquisition Proposal or as otherwise provided in Sections 5.3(d)-(f)) is necessary to comply with Applicable Legal Requirements, is provided to the Company’s stockholders in advance of a vote on the adoption of this Agreement, (B) if, as of the time that the Company Stockholder Meeting is originally scheduled, there are insufficient shares of Company Common Stock represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting, (C) if, as of the time that the Company Stockholder Meeting is originally scheduled, adjournment or postponement of the Company Stockholder Meeting is necessary to enable the Company to solicit additional proxies required to obtain the Company Stockholder Approval or (D) as necessary to provide for the expiration of any time period required in Sections 5.3(d)-(e).

(b) Board Recommendation. Subject to Sections 5.3(d)-(f), (i) the Company Board shall recommend that the Company’s stockholders vote in favor of the adoption of this Agreement (the “Company Board Recommendation”) at the Company Stockholder Meeting, (ii) the Proxy Statement shall include a statement to the effect that the Company Board has recommended that the Company’s stockholders vote in favor of the adoption of this Agreement at the Company Stockholder Meeting and (iii) neither the Company Board nor any committee thereof shall (A) fail to include the Company Board Recommendation in the Proxy Statement, (B) withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify in a manner adverse to Parent or Sub, the Company Board Recommendation or (C) adopt, accept, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend, any Acquisition Proposal (any action described in clauses (A), (B) or (C), a “Change of Recommendation”).

(c) Continuing Obligation. Subject to Section 5.2(a)(ii)(D), until the termination of this Agreement in accordance with its terms, if at all, the Company’s obligation to call, give notice or convene and hold the Company Stockholder Meeting in accordance with this Section 5.2 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal or Superior Proposal or by any Change of Recommendation.

5.3. No Solicitation; Acquisition Proposals.

(a) No Solicitation Generally. Subject to Section 5.3(c), Section 5.3(d) and Section 5.3(f), from and after the Original Agreement Date until the earlier of the Effective Time and termination of this Agreement in accordance with its terms, the Company Board, the Company and the Subsidiaries will not, and will direct their respective Representatives (collectively, the “Company Representatives”) not to, directly or indirectly, (i) solicit, initiate or knowingly encourage, knowingly facilitate or knowingly induce the making, submission or public announcement of any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications (except to provide written notice as to the existence of these provisions and to clarify the terms and conditions of any Acquisition Proposal) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any agreement in principle, letter of intent, term sheet or any other agreement, understanding or contract (whether binding or not) contemplating or otherwise relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement), (v) submit any Acquisition Proposal to the vote of any securityholders of the Company or any Subsidiary, (vi) approve any transaction, or any third party becoming an “interested stockholder,” under Section 203 of Delaware Law or (vii) resolve, propose or agree to do any of the foregoing. The Company shall, and shall cause the Subsidiaries and the Company Representatives to, immediately cease any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the Original Agreement Date with respect to any Acquisition Proposal and shall direct any Person (and such Person’s Representatives) with which the Company has engaged in any such activities within the 12-month period preceding the Original Agreement Date to promptly return or destroy all confidential information previously provided to such Person (and such Person’s Representatives) in accordance with the applicable confidentiality agreement. If any Company Representative takes any action that the Company is obligated pursuant to this Section 5.3 not to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 5.3.

“Acquisition Proposal” means, with respect to the Company, any agreement, offer, proposal or indication of interest (other than the Original Agreement, this Agreement, the Merger or any other offer, proposal or indication of interest by Parent), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or indication of interest, relating to, or involving: (A) any acquisition or purchase by any Person or Group, directly or indirectly, of more than 20% of the outstanding voting securities of the Company or any securities of any Subsidiary or any tender offer or exchange offer that if consummated would result in any Person or Group beneficially owning 20% or more of the outstanding voting securities of the Company, (B) any merger, consolidation, business combination or similar transaction involving the Company or any Subsidiary pursuant to which the stockholders of the Company immediately preceding such transaction hold securities representing less than 80% of the outstanding voting power of the surviving or resulting entity of such transaction (or parent entity of such surviving or resulting entity), (C) any sale, acquisition, disposition, mortgage, pledge or other transfer of more than 20% of the assets of the Company and the Subsidiaries other than in the Ordinary Course of Business or (D) any liquidation or dissolution of the Company, or any extraordinary dividend, whether of cash or other property, in each case of clauses (A)-(D) in any single transaction or series of related transactions.

(b) Notice. The Company shall advise Parent in writing as promptly as practicable (but in no event more than one Business Day) after actual receipt by the Company and/or any Subsidiary (and/or to the knowledge of the Company, by any Company Representative) (excluding, for this purpose employees who are not directors or officers) of (i) any Acquisition Proposal, (ii) any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to an Acquisition Proposal or (iii) any request for non-public information (including access to any of the properties, books or records of the Company or any Subsidiary) that could reasonably be expected to lead to an Acquisition Proposal. Such notice shall describe the material terms and conditions of such Acquisition Proposal, inquiry, indication of interest, proposal, offer or request and the identity of the Person or Group submitting any such Acquisition Proposal, inquiry, indication of interest, proposal, offer or request. The Company shall keep Parent informed on a reasonably prompt basis (but in no event more than one Business Day after actual receipt) of the status and material terms of, and any material amendments or modifications or proposed material amendments or modifications to, any such Acquisition Proposal, inquiry, indication of interest, proposal, offer or request and any material correspondence or communications related thereto, and shall provide to Parent as promptly as practicable (but in no event more than one Business Day after receipt) a true, correct and complete copy of all written requests, proposals or offers provided to the Company, a Subsidiary or a Company Representative in connection with any such Acquisition Proposal or request (including any material amendments or modifications or proposed material amendments or modifications). The Company shall notify Parent promptly following any meeting of the Company Board at which the Company Board has determined to provide non-public information to any Person in connection with any such Acquisition Proposal, inquiry, indication of interest, proposal, offer or request.

(c) Superior Proposals. In the event that any Person or Group submits to the Company (and does not withdraw) an unsolicited, written Acquisition Proposal that the Company Board concludes in good faith (after consultation with its outside legal counsel and a financial advisor of national standing) is, or could reasonably be expected to lead to, a Superior Proposal, then, notwithstanding anything to the contrary in Section 5.3(a), the Company may, so long as the Company Stockholder Approval has not yet been obtained, (i) enter into discussions with such Person or Group regarding such Acquisition Proposal and (ii) deliver or make available to such Person non-public information regarding the Company and the Subsidiaries; provided that, in each such case, the Company, the Subsidiaries and the Company Representatives shall have complied with each of the following: (A) none of the Company, the Subsidiaries or any Company Representative shall have violated this Section 5.3 in any material respect, (B) the Company Board first shall have concluded in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary obligations to the Company’s stockholders under Applicable Legal Requirements, (C) prior to making available to any such Person any material non-public information, the Company first shall have received from such Person an executed Acceptable Confidentiality Agreement (a copy of which executed Acceptable Confidentiality Agreement shall be provided to Parent, for informational purposes only, within one Business Day of its execution) and (D) prior to or contemporaneously with delivering or making available any such non-public information to such Person, the Company shall have delivered or made available (disregarding the date limitations in the definition of “made available”) such non-public information to Parent (to the extent such non-public information has not previously been delivered or made available (disregarding the date limitations in the definition of “made available”) by the Company to Parent).

“Superior Proposal” means, with respect to the Company, an unsolicited, bona fide written offer submitted after the Agreement Date by a Person or Group to acquire, directly or indirectly, (i) pursuant to a tender offer, exchange offer, merger, consolidation or other business combination (including by means of a tender offer followed by a back-end merger) beneficial ownership of 50% or more of the outstanding voting securities of the Company or (ii) 50% or more of the assets of the Company, that the Company Board has concluded in its good faith judgment (following consultation with its outside legal counsel and a financial advisor of national standing), taking into account, among other things, all legal, financial, regulatory, timing and other aspects of the offer, including conditions to consummation and the Person making the offer, in each case deemed relevant by the Company Board (x) would be, if consummated, more favorable, from a financial point of view, to the Company’s stockholders (in their capacities as stockholders) than the terms of this Agreement and (y) is reasonably likely to be consummated on the terms proposed (as determined in the good faith judgment of the Company Board).

(d) Change of Recommendation or Termination for Superior Proposal. Nothing in this Agreement shall prevent the Company Board from effecting a Change of Recommendation in connection with a Superior Proposal or the Company from terminating this Agreement pursuant to Section 7.1(h) to enter into a definitive agreement to accept a Superior Proposal if:

(i) the Company Stockholder Approval has not yet been obtained;

(ii) the Company has not breached in any material respect the provisions of Section 5.2 and this Section 5.3;

(iii) such Superior Proposal has been submitted to the Company, has not been withdrawn and continues to be a Superior Proposal;

(iv) the Company has provided to Parent at least four Business Days’ prior written notice (a “Notice of Superior Proposal”) that stated expressly (A) that the Company has received such Superior Proposal, (B) the material terms and conditions of such Superior Proposal and the identity of the Person or Group submitting such Superior Proposal and (C) that the Company Board intends to effect a Change of Recommendation (it being understood that the Notice of Superior Proposal shall not, in and of itself, constitute a Change of Recommendation for purposes of this Agreement so long as such notice clearly states that it is not a Change of Recommendation and that the Company Board has not otherwise effected a Change of Recommendation), and has provided Parent with an unredacted copy of such Superior Proposal, together with unredacted copies of all proposed transaction agreements received by the Company Board and, subject to any express restrictions imposed by the lenders thereto, any financing commitments relating thereto to the extent received by the Company Board (collectively, the “Superior Proposal Materials”), concurrently with the delivery of such Notice of Superior Proposal;

(v) the Company has, during the four-Business Day period referred to in Section 5.3(d)(iv), if requested by Parent, made the Company Representatives available to discuss and negotiate in good faith with Parent’s Representatives any modifications to the terms and conditions of this Agreement that Parent desires to propose such that such Superior Proposal would cease to constitute a Superior Proposal;

(vi) Parent has not, within four Business Days of Parent’s receipt of such Notice of Superior Proposal, made a written, binding and irrevocable (through the expiration of such four-Business Day period) offer that the Company Board has concluded in good faith (following consultation with its outside legal counsel and a financial advisor of national standing) to be at least as favorable to the Company’s stockholders as such Superior Proposal (it being agreed that (A) the Company Board shall convene a meeting to consider any such offer by Parent following the receipt thereof, (B) the Company

Board will not effect a Change of Recommendation and the Company will not terminate this Agreement pursuant to Section 7.1(h) for four Business Days after receipt by Parent of such Notice of Superior Proposal and such Superior Proposal Materials and (C) any change to the financial or other material terms of such Superior Proposal shall require a new Notice of Superior Proposal to Parent and a new two-Business Day period and discussion process under this Section 5.3(d) (and all references to four-Business Day periods in this Section 5.3(d) shall be deemed two-Business Day periods for purposes of this Section 5.3(d)(vi)(C)); provided that such new Notice of Superior Proposal shall in no event shorten the original four-Business Day period); and

(vii) the Company Board has concluded in good faith (following consultation with its outside legal counsel) that, in light of such Superior Proposal and any modifications proposed by Parent pursuant to Section 5.3(d)(vi), the failure to effect a Change of Recommendation and terminate this Agreement pursuant to Section 7.1(h) (if applicable) would be inconsistent with its fiduciary obligations to the Company’s stockholders under Applicable Legal Requirements.

(e) Change of Recommendation for Intervening Event. Nothing in this Agreement shall prevent the Company Board from effecting a Change of Recommendation for a reason unrelated to an Acquisition Proposal (it being understood and agreed that any Change of Recommendation proposed to be made in response to an Acquisition Proposal may only be made pursuant to and in accordance with the terms of Section 5.3(d)) if:

(i) the Company Stockholder Approval has not yet been obtained;

(ii) the Company has not breached in any material respect the provisions of Section 5.2 and this Section 5.3;

(iii) the Company Board has concluded in good faith (after consultation with its outside legal counsel) that, in light of material facts, events and/or circumstances that as of the Agreement Date, were unknown by the Company Board and were not reasonably foreseeable by the Company Board as of the Agreement Date (an “Intervening Event”) and taking into account the results of any discussions with Parent as contemplated by subsection (iv) and any offer from Parent contemplated by subsection (v), the failure to make a Change of Recommendation would be inconsistent with its fiduciary obligations to the Company’s stockholders under Applicable Legal Requirements; provided that in no event shall any of the following, in and of itself, constitute or be deemed an Intervening Event: (A) any determination by the Company Board that the Per Share Cash Amount payable in the Merger is not sufficient (provided that such exception shall not apply to any underlying cause for such determination), (B) the Company exceeding any earnings projections or predictions made by the Company (whether or not publicly announced) or securities or financial analysts and any resulting analyst upgrades of the Company’s securities or any change in the trading price of the Company Common Stock (provided that such exception shall not apply to any underlying cause for such performance), (C) any facts, events or circumstances resulting from any breach of this Agreement by the Company or (D) the receipt, existence or terms of any Acquisition Proposal or any matter relating thereto or the consequences thereof;

(iv) the Company has provided to Parent at least four Business Days’ prior written notice that the Company Board intends to effect a Change of Recommendation (“Notice of Intervening Event”) and if requested by Parent, the Company shall have made the Company Representatives available during the four-Business Day period to discuss with Parent’s Representatives (A) the facts, events and circumstances underlying such proposed Change of Recommendation and the Company Board’s reason for proposing to effect such Change of Recommendation and (B) any modifications to the terms and conditions of this Agreement that Parent desires to propose that that would obviate the need for the Company Board to effect such Change of Recommendation; and

(v) Parent shall not have, within the aforementioned four-Business Day period, made a written, binding and irrevocable (through the expiration of such four Business Day period) offer that the Company Board concludes in good faith (after consultation with its outside legal counsel and a financial advisor of national standing) would obviate the need for the Company Board to effect such Change of Recommendation (it being agreed that (A) the Company Board shall convene a meeting to consider any such offer by Parent following the receipt thereof, (B) the Company Board will not effect a Change of Recommendation for four Business Days after receipt by Parent of the Notice of Intervening Event and (C) any material change in the facts, events or circumstances related to the Intervening Event shall require a new Notice of Intervening Event to Parent and a new two-Business Day period and discussion process under subsection (iv) (and all references to four-Business Day periods in this Section 5.3(e) shall be deemed two-Business Day periods for purposes of this Section 5.3(e)(v)(C)); provided that such new Notice of Intervening Event shall in no event shorten the original four-Business Day period).

(f) Compliance with Tender Offer Rules. Nothing contained in this Agreement shall prohibit the Company or the Company Board from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the Company’s stockholders that the Company Board has concluded in good faith (following consultation with its outside legal counsel) that failure to make such disclosure would be inconsistent with its fiduciary obligations to the Company’s stockholders under Applicable Legal Requirements (a “Required Fiduciary Disclosure”); provided that (A) any “stop, look, and listen” communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act, and any substantially similar communication that solely constitutes a recitation of the fact that an Acquisition Proposal has been received and a factual description of the terms thereof, and that no position has been taken by the Company Board as to the advisability or desirability of such Acquisition Proposal, shall not be deemed to be a Change of Recommendation if it is also accompanied by a public statement by the Company Board expressly reaffirming the Company Board Recommendation, (B) such Required Fiduciary Disclosure shall not be deemed to be a Change of Recommendation if it relates to an Acquisition Proposal and the text of such Required Fiduciary Disclosure includes a public statement that the Company Board is expressly reaffirming the Company Board Recommendation and (C) the Company Board shall not recommend that the Company’s stockholders tender shares of Company Capital Stock in connection with any tender or exchange offer or otherwise effect a Change of Recommendation unless specifically permitted by, and in accordance with, Section 5.3.

5.4. Access to Information.

(a) During the Pre-Closing Period, (i) the Company shall afford Parent and its Representatives reasonable access, upon reasonable notice, during business hours to (A) all of the properties, books, Contracts and records of the Company and each Subsidiary, (B) data reasonably requested by Parent regarding the Company’s equity incentive awards and related Tax compliance information and (C) all other information concerning the Company, the Business, results of operations, accounting methods, product development efforts, properties (tangible and intangible, including Intellectual Property) and personnel of the Company or any Subsidiary as Parent may reasonably request and (ii) the Company shall maintain the virtual data room established in connection with the Original Agreement and provide Parent and its Representatives access thereto; provided that with respect to clause (i), any such access shall be conducted at a reasonable time, under the supervision of appropriate personnel of the Company and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company. Nothing herein shall require the Company to disclose any information to Parent (A) to the extent related to an Acquisition Proposal, Change of Recommendation, Notice of Superior Proposal or Notice of Intervening Event (except as otherwise required by the terms of this Agreement) or (B) if such disclosure would (i) result in the disclosure of any trade secrets of any third party, (ii) jeopardize any attorney-client or other legal privilege (so long as the Company has reasonably cooperated with Parent in an effort to permit such inspection of or to disclose such information on a basis that does not waive such privilege with respect thereto) or (iii) contravene any applicable Legal Requirement, fiduciary duty, Contract or any obligation of the Company with respect to confidentiality or privacy (so long as the Company has reasonably cooperated with Parent in an effort to permit such inspection of or to disclose such information on a basis that does not contravene any such obligations with respect thereto); provided that information shall be disclosed subject to execution of a joint defense agreement in customary form, and disclosure may be limited to external counsel for Parent, to the extent the Company determines doing so may be reasonably required for the purpose of complying with applicable Antitrust Laws. With respect to the information disclosed pursuant to this Section 5.4, Parent shall comply with, and shall instruct Parent’s Representatives to comply with, all of its obligations under the Confidentiality Agreement.

(b) No information or knowledge obtained in any investigation pursuant to this Section 5.4 shall affect or be deemed to modify any representation, warranty, covenant, agreement or condition contained herein.

5.5. Confidentiality; Public Disclosure.

(a) The parties hereto acknowledge that Parent and the Company have previously executed a Confidentiality Agreement, dated as of March 17, 2019 (as may be amended from time to time in accordance with its terms, the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms; provided that the Confidentiality Agreement is hereby amended, effective as of the Agreement Date, to extend the term by 12 months.

(b) Parent and the Company have agreed to certain communications regarding the Transactions, including (i) the text of the initial press release and Form 8-K regarding the execution of this Agreement, the Transactions and the termination of litigation between the parties and (ii) certain statements by Parent regarding the continuation after the Closing of the Company’s merchant model and licensing practices regarding standards essential patents. Except with respect to any Acquisition Proposal or Change of Recommendation and as provided in Section 5.3 or in connection with any dispute under this Agreement, the Company shall consult with Parent before issuing or making, and shall provide and shall not issue any press release or make any public statement relating to this Agreement or the Transactions without the prior written consent of Parent; provided that the Company may, without obtaining such prior consent, issue such press release or make such public statement to the extent that the Company determines in good faith (following consultation with its outside legal counsel) that such press release or public statement is required by Applicable Legal Requirements to be issued or made; provided, further, that the Company has used reasonable efforts to consult and discuss in good faith with Parent the form and content thereof prior to its release and has considered in good faith any reasonable changes that are suggested by Parent prior to releasing or making such press release or public statement. Notwithstanding anything to the contrary in the foregoing, each party may, without such consultation or consent, make any public statement in response to questions from the press analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Company SEC Reports, so long as such statement is consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party). The Company shall use commercially reasonable efforts to cause the Company Representatives to comply with this Section 5.5. Prior to the Closing, (i) neither Parent nor Sub shall (and each shall cause its Affiliates and Representatives not to) contact or communicate with any of the employees, customers, licensors or suppliers of the Company or any of the Subsidiaries, without the prior written consent of the Company and (ii) the Company shall consult in good faith with Parent on the Company’s general communications strategy for customers, suppliers and employees regarding the Merger.

5.6. Regulatory Approvals.

(a) Following the execution of this Agreement, each of Parent and the Company shall apply for or otherwise continue to seek, and use its respective reasonable best efforts to obtain, or maintain in effect, all consents and approvals required to be obtained by it for the consummation of the Merger and the other Transactions. Without limiting the generality or effect of the foregoing, each of Parent and the Company shall make any filings (or any amendments thereto), if applicable, required under the HSR Act and any other additional filings (“Merger Notification Filings”), if applicable, required by the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Applicable Legal Requirements that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). The parties hereto shall promptly supply one another with any information that may be required in order to make such filings or obtain such consents and approvals. Each party hereto shall (i) consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any foreign or other Antitrust Law, (ii) coordinate with one another in preparing and exchanging such materials, (iii) promptly provide one another (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party to any Governmental Entity in connection with the Transactions; provided that with respect to any such analyses, appearances, presentations, memoranda, briefs, arguments, opinions or proposals or such filings, presentations or submissions, each of Parent and the Company need not supply the other (or its counsel) with copies (or in case of oral presentations, a summary) to the extent that any Applicable Legal Requirement requires such party or its subsidiaries to restrict or prohibit access to any such information and (iv) use reasonable efforts to provide one another the opportunity to attend and participate in any in-person meetings, substantive telephone calls or conferences with any Governmental Entity in connection with securing approvals and expiration of relevant waiting periods under Antitrust Laws, to the extent such participation is not restricted by the Governmental Entity. In addition, any party may, as it deems advisable and necessary, reasonably designate any confidential and competitively sensitive material provided to the other parties under this Section 5.6 as “Outside Counsel Only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials. Without limiting Parent’s cooperation obligations described in this Section 5.6 (subject to the limitations herein), Parent will control the ultimate strategy (including with respect to negotiating any remedies) for securing approvals and expiration of relevant waiting periods under Antitrust Laws.

(b) Each party hereto will notify the other promptly upon the receipt of (i) any comments from any officials of any Governmental Entity in connection with any Merger Notification Filings made pursuant hereto, (ii) any request by any officials of any Governmental Entity for amendments or supplements to any Merger Notification Filings made pursuant to, or information provided to comply in all material respects with, any Applicable Legal Requirements and (iii) any proposal by a Governmental Entity regarding a settlement of any investigation. Each party hereto will respond promptly to and comply with any request for information relating to this Agreement or the Merger Notification Filings from any Governmental Entity charged with enforcing, applying, administering or investigating any Antitrust Laws. Whenever any event occurs that is required to be set forth in an amendment or supplement to any Merger Notification Filing made pursuant to Section 5.6(a), each party hereto will promptly inform the other parties of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(c) Each of Parent and the Company shall use its respective reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Transactions under any applicable Antitrust Laws. Parent and the Company shall take any and all of the following actions to the extent necessary to cause the expiration of the notice periods under the HSR Act or other applicable Antitrust Laws with respect to the Transactions and to obtain the approval of any Governmental Entity with jurisdiction over the enforcement of any Applicable Legal Requirements regarding the Transactions: (i) entering into negotiations, (ii) providing information required by Applicable Legal Requirements and (iii) substantially complying with any “second request” for information pursuant to applicable Antitrust Laws.

(d) Notwithstanding anything to the contrary herein, it is expressly understood and agreed that (i) if any Legal Proceeding is instituted (or threatened to be instituted) challenging the Merger or the other Transactions as violative of any Antitrust Law Parent, shall not have any obligation to litigate or contest any such Legal Proceeding or Order resulting therefrom and (ii) Parent shall be under no obligation to make proposals, execute or carry out agreements or submit to Orders providing for (A) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent or the

Company or any of their respective Affiliates, (B) other than as set forth on Schedule 5.6(d) of the Company Disclosure Letter, the imposition of any limitation or restriction on the ability of Parent or any of its Affiliates to freely conduct their business or, following the Closing, the Business or own such assets or (C) the holding separate of the shares of Company Capital Stock or any limitation or regulation on the ability of Parent or any of its Affiliates to exercise full rights of ownership of the shares of Company Capital Stock (any of the foregoing, an “Antitrust Restraint”).

(e) Nothing in this Section 5.6 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) so long as such party has until such date complied in all material respects with its obligations under this Section 5.6.

5.7. Reasonable Best Efforts. Subject to the limitations set forth in Section 5.6(d), each of the parties hereto agrees to use its respective reasonable best efforts, and to cooperate with each other party hereto to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including (i) taking all reasonable actions necessary to satisfy the respective conditions set forth in Article VI and (ii) executing and delivering such other instruments and doing and performing such other acts and things as may be reasonably necessary, appropriate or desirable to effect completely the consummation of the Merger and the other Transactions.

5.8. Third-Party Consents; Consultations.

(a) The Company shall use its commercially reasonable efforts (not to require a concession or expenditure, other than immaterial processing or consent fees, or material undertaking) to obtain, prior to the Closing, all consents, waivers and approvals required under Contracts of the Company or a Subsidiary to the extent reasonably requested by Parent. For the avoidance of doubt, the failure to obtain any such consent, waiver or approval shall not constitute a breach of covenant or agreement for all purposes of this Agreement, including Section 6.3(b).

(b) As soon as reasonably practicable after the Original Agreement Date, the Company will initiate and/or continue, as applicable, a process of informing and consulting appropriate representatives of its non-U.S. employees or the non-U.S. employees themselves, to the extent required under Applicable Legal Requirements, regarding a prospective transfer of employment to Parent or any of its Affiliates with effect following the Closing. Subject to Section 5.4 and Applicable Legal Requirements, the Company shall allow Parent or its relevant Affiliate to participate in such information and consultation process.

5.9. Notice of Certain Matters.

(a) Each party will notify the other party in writing promptly after learning of any material breach by such Person (or, in case of the Parent’s obligation to provide notice, any material breach by Sub) in any manner that would to cause any of such other party’s conditions to closing set forth in Article VI not to be satisfied. The Company will (A) notify Parent in writing reasonably promptly after receipt of a written notice from any Governmental Entity alleging that the consent of such Governmental Entity is required in order to consummate the Transactions and (B) use commercially reasonable efforts to notify Parent in writing reasonably promptly after receipt of a material written notice from any Governmental Entity concerning Export Control Laws, Import Control Laws or Sanctions.

(b) No notification given pursuant to this Section 5.9 shall affect the representations, warranties, covenants or other agreements herein or affect the satisfaction or non-satisfaction of any conditions to the obligations of the parties hereto under this Agreement or otherwise limit or affect the remedies available hereunder to Parent or the Company.

5.10. Employees and Contractors.

(a) Parent shall ensure that the Continuing Employees shall receive the benefits set forth in Schedule 5.10(a) of the Company Disclosure Letter for the period of time described therein.

(b) Except to the extent necessary to avoid the duplication of benefits, Parent shall, and shall cause the Surviving Corporation and its other Affiliates to recognize the service of each Continuing Employee with the Company or its Affiliates before the Effective Time (to the same extent recognized by the Company or its Affiliates immediately prior to the Effective Time) as if such service had been performed with Parent or its Affiliates under the terms of plans of Parent or any of its Affiliates. For the avoidance of doubt, the recognition of service under this Section 5.10(b) shall apply to eligibility and vesting and level of benefit and benefit accrual under all employee benefit plans or arrangements maintained by the Parent or its Affiliates (including vacation and severance plans) that such employees may be eligible to participate in after the Effective Time, but shall not apply for purposes of benefit accrual under a defined benefit plan.

(c) With respect to any welfare plan maintained by Parent or its Affiliates in which Continuing Employees are eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its other Affiliates, to the extent permitted by the relevant welfare plan, and consistent with such plans’ application to similarly situated employees of Parent or its Affiliates who are not Continuing Employees, to waive all limitations as to waiting periods, actively-at-work requirements, evidence of insurability requirements, preexisting conditions and other exclusions with respect to participation and coverage requirements applicable to such employees (and their spouses, domestic partners and dependents) to the extent such conditions and exclusions were satisfied or did not apply to such employees (or their spouses, domestic partners or dependents) under the welfare plans maintained by the Company or its Affiliates prior to the Effective Time.

(d) Notwithstanding anything to the contrary in the foregoing provisions of this Section 5.10, the provisions of Section 5.10 shall apply only with respect to Continuing Employees (and their dependents and beneficiaries) who are covered under Company Employee Plans that are maintained primarily for the benefit of employees employed in the United States (including Continuing Employees regularly employed outside the United States to the extent they participate in such Company Employee Plans). With respect to Continuing Employees not described in the preceding sentence, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, comply with all applicable Laws, directives and regulations relating to employees and employee benefits matters applicable to such employees.

(e) This Section 5.10 shall be binding upon and inure solely to the benefit of each party hereto (meaning, for the avoidance of doubt, Parent, Sub and the Company), and nothing in the Original Agreement or this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Section 5.10. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Company Benefit Plan or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, the Company or any Subsidiary or any of their respective Affiliates, (ii) alter or limit the ability of Parent or any of its subsidiaries (including, after the Effective Time, the Surviving Corporation or any Subsidiary of the Surviving Corporation) to amend, modify or terminate any of the Company Employee Plans or any other benefit or employment plan, program, agreement or arrangement after the Effective Time or (iii) confer upon any current or former employee or other service provider of the Company or Subsidiaries, any right to employment or continued employment or continued service with Parent or any of its subsidiaries (including, following the Effective Time, the Surviving Corporation or any Subsidiary of the Surviving Corporation), or constitute or create an employment or agreement with, or modify the at-will status of any, employee or other service provider.

(f) Parent shall, or shall cause the Surviving Corporation and its other Affiliates to, (i) assume and honor the obligations of the Company and the Subsidiaries under the CIC Plan and any other contracts, providing for the payment of severance set forth on Schedule 2.12(j) or Schedule 2.17(a)(vii) of the Company Disclosure Letter, in accordance with their terms, and (ii) honor all provisions with respect to vesting, accelerated vesting under the CIC Plan and any retention agreement set forth on Schedule 1.8(a) of the Company Disclosure Letter and/or payment of any Unvested Company Options, Unvested Company RSUs or Unvested Company PSUs following the Merger and cause all such provisions to apply to payment of the Unvested Cash (Options/RSUs) and Unvested Cash (PSUs) to the same extent as if the applicable Unvested Company Options, Unvested Company RSUs or Unvested Company PSUs had been assumed by Parent hereunder, subject in each case to the right to make amendments or modifications to the extent permitted by such terms and subject to any applicable Employment Offer Documents.

(g) During the period from the Original Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company will not (i) sponsor or maintain any new Company Employee Plan or new benefit under existing Company Employee Plans which is not in effect as of the Original Agreement Date except for non-material changes made in the Ordinary Course of Business to ERISA-covered health and welfare plans as part of an annual renewal process, (ii) increase its matching contribution formula under the Company 401(k) Plan or (iii) increase its percentage of employer cost sharing contribution to Company Employee Plans in excess of the percentage of cost sharing in effect as of the Original Agreement Date except for non-material changes to copays and deductibles (but not premiums) for any ERISA-covered health plan as part of an annual renewal process.

5.11. Equity Matters. As soon as practicable following the Original Agreement Date, the Company shall take all actions (to the extent not taken prior to the Agreement Date) with respect to the Company ESPP that are necessary to provide that: (i) with respect to any offering period in effect as of the Original Agreement Date (the “Current ESPP Offering Period”), no employee who is not a participant in the Company ESPP as of the Original Agreement Date may become a participant in the Company ESPP and no participant may increase the percentage amount of his or her payroll deduction election from that in effect on the Original Agreement Date such for Current ESPP Offering Period, (ii) subject to the consummation of the Merger, the Company ESPP shall terminate effective immediately prior to the Effective Time, (iii) if the Current ESPP Offering Period terminates prior to the Effective Time, then the Company ESPP shall be suspended and no new offering period shall be commenced under the Company ESPP prior to the termination of this Agreement and (iv) if any Current ESPP Offering Period is still in effect at the Effective Time, then the last day of such Current ESPP Offering Period shall be accelerated to the Business Day prior to the Closing Date and the final settlement or purchase of shares of Company Common Stock thereunder shall be made on that day by applying the formula set forth in Section 15(b)(2)(iv) of the Company ESPP in effect on the Original Agreement Date. The Company shall provide all required notices of the foregoing to the participants in accordance with the Company ESPP.

5.12. Termination of Benefit Plans. Unless otherwise requested by Parent in writing, at least three Business Days prior to the Closing Date, the Company shall deliver to Parent a true, correct and complete copy of resolutions adopted by the Company Board, certified by the Secretary of the Company, terminating the Company’s 401(k) Plan (the “401(k) Plan”) and the flexible spending accounts for health and dependent care (“FSAs”), effective no later than the day immediately preceding the Closing Date and contingent upon the Closing. In the event that termination of the Company’s 401(k) Plan would reasonably be expected to trigger liquidation or surrender charges, or similar fees, then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent no later than 10 Business Days prior to the Closing Date.

5.13. D&O Indemnification.

(a) From and after the Effective Time until the sixth anniversary of the Effective Time, Parent will assume, and will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company and each of the Subsidiaries to their respective present and former directors and officers (the “Indemnified Parties”) pursuant to any indemnification agreements with the Company or such Subsidiary made available to Parent and any indemnification or advancement provisions under the Company’s or such Subsidiary’s certificate of incorporation or bylaws (or equivalent organizational documents) as in effect on the Original Agreement Date with respect to their acts and omissions as directors and officers of the Company or such Subsidiary occurring prior to the Effective Time, in each case, subject to Applicable Legal Requirements. From and after the Effective Time, such obligations shall be joint and several obligations of Parent and the Surviving Corporation. The certificate of incorporation and bylaws of the Surviving Corporation will contain provisions with respect to advancement, exculpation and indemnification that are at least as favorable in the aggregate to the Indemnified Parties as those contained in the certificate of incorporation and bylaws of the Company (or equivalent organizational documents) as in effect on the Original Agreement Date, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that adversely affects the rights thereunder of the Indemnified Parties, unless such modification is required by Applicable Legal Requirements.

(b) From the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation shall maintain in effect, and Parent shall cause the Surviving Corporation to maintain in effect, for the benefit of the Indemnified Parties with respect to their acts and omissions as directors and officers of the Company or any Subsidiary occurring prior to the Effective Time, the existing policy of directors’ and officers’ liability insurance maintained by the Company or any Subsidiary as of the Agreement Date in the form made available or delivered by the Company to Parent prior to the Agreement Date (the “Existing D&O Policy”), to the extent that directors’ and officers’ liability insurance coverage is commercially available; provided that: (i) the Surviving Corporation may substitute for the Existing D&O Policy a policy or policies of comparable coverage, including a “tail” or “runoff” insurance policy, (ii) the Surviving Corporation shall not be required to pay annual premiums for the Existing D&O Policy (or for any substitute or “tail” policies) in excess of an amount equal to 300% of the most recently paid annual premium for the Existing D&O Policy (the “Maximum Premium”) and (iii) if requested by Parent, the Company shall issue a broker of record letter acceptable to Parent permitting Parent’s insurance broker to negotiate and place such “tail” or “runoff” insurance of comparable coverage, Parent shall have the right to negotiate such coverage and the Company shall reasonably cooperate therewith. In the event any future annual premiums for the Existing D&O Policy (or any substitute policies) exceed the Maximum Premium, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Existing D&O Policy (or any substitute or “tail” policies) to the amount of coverage that can be obtained for a premium equal to the Maximum Premium. Notwithstanding the foregoing, if the Company in its sole discretion elects, by giving written notice to Parent at least two Business Days prior to the Effective Time, in lieu of the foregoing insurance, the Company may purchase a comparable “tail” or “runoff” extension to the Existing D&O Policy for a period of six years after the Effective Time for a premium not to exceed the Maximum Premium.

(c) This Section 5.13 shall survive the consummation of the Merger, is intended to benefit each of the Indemnified Parties, shall be binding on all successors and assigns of the Surviving Corporation and Parent and shall be enforceable by each Indemnified Party and his or her heirs and representatives, and may not be amended, altered or repealed after the Effective Time without the prior written consent of the affected Indemnified Party (provided that any amendment, alteration or repeal prior the Effective Time shall be governed by Section 7.4). If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 5.13 that is denied by Parent and/or the Company or the Surviving Corporation, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification or advancement of expenses, then Parent, the Company or the Surviving Corporation shall pay the Indemnified Party’s costs and expenses, including reasonable legal fees and expenses, incurred by the Indemnified Party in connection with pursuing his or her claims to the fullest extent permitted by law.

(d) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume and succeed to the obligations set forth in this Section 5.13.

5.14. Section 16 Matters. Provided that the Company delivers to Parent the Section 16 Information in a timely fashion, Parent and the Company shall take all such steps as may be required (to the extent permitted under Applicable Legal Requirements) to cause any disposition of Company Capital Stock (including derivative securities with respect to Company Capital Stock) resulting from the transactions contemplated by Article I by each Company Insider to be exempt under Rule 16b-3 promulgated under the Exchange Act. “Section 16 Information” means, with respect to each Company Insider, the number of shares of Company Capital Stock held by such Company Insider and expected to be exchanged for cash in connection with the Merger, and the number and description of the Company Options, Company RSUs and Company PSUs held by such Company Insider and expected to be converted into the right to receive cash in connection with the Merger. “Company Insiders” means those individuals who are subject to the reporting requirement of Section 16(a) of the Exchange Act with respect to the Company.

5.15. Takeover Statute. The Company and the Company Board shall (i) take all actions necessary to ensure that no takeover statute or similar statute or regulation is or becomes applicable to this Agreement and the Transactions and (ii) if any takeover statute or similar statute or regulation becomes applicable to this Agreement or any Transactions, take all action necessary to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other Transactions.

5.16. Certain Tax Certificates and Documents.

(a) The Company shall prior to the Closing Date deliver (a) FIRPTA documentation, including (i) a notice to the Internal Revenue Service, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), in the form reasonably requested by Parent, dated as of the Closing Date and executed by the Company, together with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of the Company after the Effective Time and (ii) a FIRPTA Notification Letter, in the form reasonably requested by Parent, dated as of the Closing Date and executed by the Company and (b) a certificate dated within three Business Days of the Closing from the Secretary of State of the State of Delaware certifying that the Company is in good standing. The Company shall prepare and deliver to Parent, prior to the Closing, Parent’s form of Payroll Information Release and form of Outside Auditor Limited Power of Attorney, each on forms provided to the Company by Parent, executed by the Chief Financial Officer of the Company or required authorized officer as specified therein.

(b) Notwithstanding anything to the contrary in Section 4.2(s) or otherwise in this Agreement, the Company shall deliver to Parent a draft of each U.S. federal income Tax Return (including any amended U.S. federal income Tax Return) of the Company and each Irish income Tax Return (including any amended Irish income Tax Return) of the Company’s Irish subsidiary (each, a “Reviewed Return”) not less than 20 Business Days prior to the due date (including extensions) of such Reviewed Return and shall consider in good faith incorporating in such Reviewed Return as ultimately filed any reasonable comments made in good faith by Parent not less than 10 Business Days prior to such due date (including extensions).

5.17. Director and Officer Resignations. At the request of Parent, the Company shall use commercially reasonable efforts to obtain a written letter of resignation from each of the directors and officers of the Company and from each of the directors and officers of each Subsidiary that will be effective as of immediately prior to the Effective Time.

5.18. Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company will reasonably cooperate with Parent to cause (i) the delisting of the Company Common Stock from the NASDAQ Global Select Market as promptly as practicable after the Effective Time and (ii) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

5.19. Stockholder and Material Litigation. The Company shall notify Parent of, consult with Parent on and give Parent reasonable opportunity to participate (at Parent’s expense) in the defense or settlement of (i) any Legal Proceeding brought by current or former stockholders of the Company against the Company and/or its directors or officers relating to the Transactions (“Stockholder Litigation”), (ii) the Specified Legal Proceedings (as defined in Schedule 2.6 of the Company Disclosure Letter) and (iii) any Legal Proceeding by or before any Governmental Entity being initiated by or against it or any Subsidiary that is, or is reasonably likely to be, material to the Company and the Subsidiaries, taken as a whole, including any Legal Proceedings related to Anti-Corruption Laws, Export Control Laws or Sanctions. Without limiting the foregoing, but subject to Section 4.2(q), the Company shall (A) control the defense and settlement of any such Legal Proceedings, (B) keep Parent reasonably informed of the status and material details of any such Legal Proceedings, (C) give Parent the opportunity to participate in, review and comment (which comments the Company shall consider in good faith) on all material filings or responses to be made by the Company in the defense or settlement of any such Legal Proceedings and (D) not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Stockholder Litigation, or consent to the same without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided that Parent’s consent in this clause (D) shall not be required if the settlement involves (I) solely (x) the payment of an aggregate amount not to exceed the amount set forth in Schedule 5.19 of the Company Disclosure Letter and (y) supplemental disclosure (provided that Parent shall be given reasonable opportunity to review and comment on any supplemental disclosure and the Company shall consider in good faith any changes thereto proposed by Parent), (II) no admission of wrongdoing or liability, (III) no injunctive or similar relief, (IV) a complete and unconditional release by the named plaintiffs of all defendants in respect of all disclosure claims then pending relating to this Agreement, the Merger or the other Transactions and (V) the withdrawal or dismissal of all claims and actions then pending relating to this Agreement, the Merger or the other Transactions.

5.20. Amendment to Supply Agreement. Each of Parent and the Company hereby agrees, on behalf of themselves and their respective subsidiaries, that that certain Addendum to the Master Purchase Agreements, dated as of July 8, 2019, by and between (i) Parent and Cisco Systems International B.V., a Netherlands corporation and wholly owned subsidiary of Parent, and (ii) the Company and Acacia Communications (Ireland) Limited, a Subsidiary of the Company, is hereby amended, effective as of the Agreement Date, to remove Section 7 thereof, which section shall have no further effect.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1. Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party hereto to consummate the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto (it being understood that each such condition is solely for the benefit of the parties hereto and may be waived in writing by their mutual agreement without notice, liability or obligation to any Person):

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) No Orders; Illegality. No Order issued by any Governmental Entity of the United States of competent jurisdiction preventing the consummation of the Merger shall be in effect, and no Applicable Legal Requirement in the United States shall have been enacted that prohibits, makes illegal or enjoins the consummation of the Merger.

(c) HSR Act. All applicable waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act shall have expired or early termination of such waiting periods shall have been granted, it being understood that the existing clearance of the Merger under the HSR Act, to the extent still in effect, shall be deemed to satisfy the condition set forth in this Section 6.1(c).

6.2. Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by the Company (it being understood that each such condition is solely for the benefit of the Company and may be waived in writing by the Company in its sole discretion without notice, liability or obligation to any Person):

(a) Representations and Warranties. (i) The representations and warranties of Parent in the first sentence of Section 3.1, Section 3.2(a), Section 3.4 and Section 3.8 shall be true and correct in all material respects on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties that address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date) and (ii) all other representations and warranties of Parent in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Parent Material Adverse Effect or any similar standard or qualification, shall be true and correct on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties that address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), except where the circumstances causing the failure of such representations or warranties to be true and correct have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate to such effect signed on behalf of Parent by a duly authorized officer of Parent.

(b) Covenants and Agreements. Parent and Sub shall have performed and complied in all material respects with all covenants and other obligations in the Original Agreement and this Agreement required to be performed and complied with by Parent and Sub at or prior to the Closing. The Company shall have a received a certificate to such effect signed on behalf of Parent and Sub by a duly authorized officer of Parent and Sub.

6.3. Additional Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Parent (it being understood that each such condition is solely for the benefit of Parent and may be waived by Parent in its sole discretion without notice, liability or obligation to any Person):

(a) Representations and Warranties. (i) The representations and warranties of the Company in the first sentence of Section 2.1(a), Section 2.2(a), Section 2.3, Section 2.15, Section 2.19 and Section 2.20 shall be true and correct in all material respects on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties that address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date) and (ii) the representations and warranties of the Company in Section 2.3(b) and Section 2.3(c), disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true and correct on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties that address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), except where the circumstances causing the failure of such representations or warranties to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company.

(b) Covenants and Agreements. The Company shall have performed and complied in all material respects with the covenants and other obligations in Section 5.1, Section 5.2, Section 5.3, Section 5.5, Section 5.7, Section 5.15, Section 5.17, Section 5.18 and Section 5.19 required to be performed and complied with by it at or prior to the Closing. The Company shall not have intentionally or materially breached any other covenants or obligations in this Agreement required to be performed and complied with by it at or prior to the Closing. Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company.

(c) Injunctions or Restraints on Conduct of Business. (i) No Order shall have been issued by any court of competent jurisdiction in the United States, and no other Applicable Legal Requirement shall have been enacted, entered, enforced or deemed applicable to the Transactions by a Governmental Entity of the United States that shall be in effect and that provides for an Antitrust Restraint and that would prevent or condition the consummation of the Merger (provided that Parent shall not be permitted to assert this condition if such Antitrust Restraint is principally caused by a material breach by Parent of Section 5.6) and (ii) there shall not be pending any Legal Proceeding brought by any Governmental Entity of the United States seeking any of the foregoing.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1. Termination. At any time prior to the Effective Time, this Agreement may be terminated and the Merger abandoned by action taken or authorized by the board of directors of the terminating party or parties, which action (x) in the case of termination pursuant to Section 7.1(a), Section 7.1(b), Section 7.1(c), Section 7.1(e) or Section 7.1(f), may be taken or authorized before or after the Company Stockholder Approval has been obtained, (y) in the case of termination pursuant to Section 7.1(g) or Section 7.1(h), may be taken or authorized only before the Company Stockholder Approval has been obtained and (z) in the case of termination pursuant to Section 7.1(d), may be taken or authorized only after the Company Stockholder Meeting has been held at which a vote was taken on the Company Stockholder Approval:

(a) by mutual written consent duly authorized by the Company Board and the board of directors of Parent (or in either case a duly authorized committee thereof);

(b) by either Parent or the Company, if the Closing shall not have occurred on or before June 14, 2021, or such other date that Parent and the Company may agree upon in writing (the “End Date”); provided that in no event shall a party shall be permitted to terminate this Agreement pursuant to this Section 7.1(b) if the failure to consummate the Merger by the End Date is principally caused by the breach by such party of this Agreement;

(c) by either Parent or the Company, if a Governmental Entity of the United States shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Order or other action is final and non-appealable; provided that the right to terminate pursuant to this Section 7.1(c) shall not be available to any party that has materially breached its obligations under this Agreement in any manner that principally caused the existence of such Order or action in any material respect;

(d) by either Parent or the Company, if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Company Stockholder Meeting or at any adjournment or postponement thereof;

(e) by the Company, upon a breach of any covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become inaccurate, in either case such that the condition set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that if such breach or inaccuracy is curable within 30 days (but not later than the End Date) by Parent, then the Company may not terminate this Agreement pursuant to this Section 7.1(e) for 30 days (or until the End Date) after delivery of written notice from the Company to Parent of such breach or inaccuracy (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(e) if such breach or inaccuracy is cured during such period);

(f) by Parent, upon a breach of any covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become inaccurate, in either case such that the condition set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that if such breach or inaccuracy is curable within 30 days (but not later than the End Date) by the Company, then Parent may not terminate this Agreement pursuant to this Section 7.1(f) for 30 days (or until the End Date) after delivery of written notice from Parent to the Company of such breach or inaccuracy (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(f) if such breach or inaccuracy is cured during such period);

(g) by Parent, if a Triggering Event shall have occurred; or

(h) by the Company, if the Company Board has determined to enter into a definitive agreement to accept a Superior Proposal; provided that the Company may terminate this Agreement pursuant to this Section 7.1(h) only if the Company: (i) has complied in all material respects with Section 5.3(d) with respect to such Superior Proposal, (ii) concurrently enters into a definitive agreement pursuant to which such Superior Proposal is to be effected and (iii) has paid, or concurrently pays, to Parent all amounts due pursuant to Section 7.3(b) in accordance with the terms specified therein.

A “Triggering Event” shall be deemed to have occurred if: (A) a Change of Recommendation shall have been effected or occurred for any reason, (B) the Company shall have materially breached Section 5.2 or Section 5.3, (C) the Company Board fails to reaffirm the Company Board Recommendation within 10 Business Days after Parent requests in writing that such recommendation be reaffirmed in response to an Acquisition Proposal or material modification to an Acquisition Proposal that has been publicly announced or otherwise becomes publicly known (or if such request is delivered less than 10 Business Days, but more than three Business Days, prior to the Company Stockholder Meeting, then the Company Board shall be required to reaffirm such recommendation no later than one Business Day prior to the Company Stockholder Meeting), (D) the Company, the Company Board or any Company Representative shall resolve, propose or agree to do any of the foregoing or (E) a tender or exchange offer relating to securities of the Company shall have been commenced by a Person unaffiliated with Parent and the Company fails to send to its stockholders pursuant to Rule 14e-2 promulgated under the Securities Act, within 10 Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company unconditionally recommends rejection of such tender or exchange offer (the “Rejection Recommendation”) or fails to reaffirm the Rejection Recommendation in any press release published by the Company (or by any of its Affiliates or Representatives) or in any Schedule 14D-9 filed by the Company with the SEC, in each case relating to such tender offer or exchange offer, at any time after the foregoing 10 Business Day period.

7.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of Parent or the Company or their respective stockholders or Representatives; provided that (x) Section 5.5(a) (Confidentiality), this Section 7.2 (Effect of Termination), Section 7.3 (Expenses and Termination Fees) and Article VIII (General Provisions) shall remain in full force and effect and survive any termination of this Agreement and (y) except as provided in Sections 7.3(c) and (e), nothing herein shall relieve any party hereto from liability in connection with any fraud or willful and material breach prior to such termination with respect to any of such party’s covenants or other obligations set forth in this Agreement. For purposes of this Agreement, “willful and material breach” shall mean a material breach that is a consequence of an act undertaken, or a failure to act, which the breaching party knew, or reasonably should have known, would, or would reasonably be expected to, result in a material breach of this Agreement.

7.3. Expenses and Termination Fees.

(a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with the Original Agreement, this Agreement and the Transactions shall be paid by the party incurring such expenses whether or not the Merger is consummated.

(b) Company Payment. The Company shall pay to Parent a cash amount equal to $197,000,000 (the “Termination Fee”) in the event that this Agreement is terminated: (i) pursuant to Section 7.1(g), (ii) pursuant to either Section 7.1(b) or Section 7.1(d) at a time when Parent would have been entitled to terminate pursuant to Section 7.1(g), (iii) pursuant to Section 7.1(h) or (iv) pursuant to either Section 7.1(b) (prior to the Company receiving the Company Stockholder Approval), Section 7.1(d) or Section 7.1(f) and, in the case of this clause (iv), (A) after the Agreement Date and prior to such termination, an Acquisition Proposal with respect to the Company was publicly disclosed and not publicly withdrawn, and (B) within 12 months following the termination of this Agreement, either an Acquisition with respect to the Company is consummated or the Company enters into a Contract providing for an Acquisition that is subsequently consummated (even if consummated following such 12-month period). The Company shall pay to Parent the Termination Fee by wire transfer of immediately available funds to an account designated by Parent promptly but in no event later than: (A) for a termination described in clause (i) or (ii), within two Business Days after the date of such termination, (B) for a termination described in clause (iii), prior to or concurrently with such termination or (C) for a termination described in clause (iv), within two Business Days after the date of the consummation of such Acquisition.

(c) The Company acknowledges that (i) the agreements contained in Section 7.3(b) are an integral part of the Transactions, (ii) the amount of, and the basis for payment of, the fees and expenses described therein is reasonable and appropriate in all respects and (iii) without this agreement, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the fee due pursuant to Section 7.3(b), and, in order to obtain such payment, Parent makes a claim that results in a judgment for the amount set forth in Section 7.3(b), the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount set forth in Section 7.3(b) at the prime rate of Bank of America, N.A. in effect from time to time from the date such payment was required to be made hereunder. Payment under Section 7.3(b) and this Section 7.3(c) shall be made by wire transfer of immediately available funds to an account designated by Parent. Payment of the Termination Fee (and any additional amounts required under this Section 7.3(c)) to Parent by the Company in accordance with this Agreement shall be the sole and exclusive remedy of Parent and shall be deemed to be liquidated damages for any actual or purported breach of this Agreement and for any and all losses or damages suffered or incurred by Parent or any of its Affiliates in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination and, after such payment has been made, the Company and its Affiliates shall have no further liability for any such actual or purported breach or for any and all losses or damages suffered or incurred by Parent or any of its Affiliates in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination.

(d) “Acquisition” means any of the following transactions (other than the Transactions): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction or series of transactions involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction or series of transactions hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction or series of transactions or any direct or indirect parent thereto, (ii) a sale or other disposition in a transaction or series of transactions by the Company or the Subsidiaries of assets representing in excess of 50% of the aggregate fair market value of the assets of the Company and the Subsidiaries immediately prior to such transaction or series of transactions or (iii) the acquisition by any Person or Group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, in a transaction or series of transactions, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the shares of Company Common Stock outstanding immediately prior to such transaction or series of transactions.

(e) The parties hereto acknowledge and agree that in no event shall the Company be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement at the same or at different time and the occurrence of different events.

7.4. Amendment. Subject to Applicable Legal Requirements, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after the Company Stockholder Approval has been obtained pursuant to an instrument in writing signed on behalf of each of the parties hereto; provided that, after the Company Stockholder Approval has been obtained, no such amendment shall be made to the extent that Applicable Legal Requirements would require further approval by the Company’s stockholders without such further stockholder approval.

7.5. Extension; Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The agreement of Parent to any extension or waiver shall be deemed to be the agreement of Sub to such extension or waiver. No delay in exercising any rights under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision of this Agreement. Each of the parties hereto agrees that (i) the waiver delivered by Parent and Sub to the Company on January 1, 2021 and (ii) the notices of the termination of the Original Agreement delivered by the Company to Parent and Sub are rescinded, terminated and shall have no further effect.

ARTICLE VIII

GENERAL PROVISIONS

8.1. Non-Survival of Representations and Warranties. If the Merger is consummated, the representations and warranties of Parent, Sub and the Company contained in the Original Agreement, this Agreement, the Company Disclosure Letter (including any exhibit, schedule or annex to the Company Disclosure Letter), any updates to the Company Disclosure Letter delivered pursuant to the terms of this Agreement (including any exhibit, schedule or annex thereto) and the other agreements, certificates and documents contemplated by the Original Agreement and this Agreement shall expire and be of no further force or effect as of the Effective Time, and only such covenants and agreements of Parent and the Company in this Agreement and the other agreements, certificates and documents contemplated by this Agreement that by their terms survive the Effective Time shall survive the Effective Time.

8.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on (i) the date of delivery, if delivered personally, by commercial delivery service or mailed by registered or certified mail (return receipt requested), or (ii) on the date of confirmation of receipt (or the next Business Day, if the date of confirmation of receipt is not a Business Day), if sent via facsimile or e-mail (with confirmation of receipt), to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

(a) if to Parent, to:

Cisco Systems, Inc.

170 West Tasman Drive

San Jose, California 95134

Attention: General Counsel

Facsimile No.: (408) 525-2912

Telephone No.: (408) 526-4000

Email: corpdevnotice@cisco.com

with a copy (which shall not constitute notice) to:

Fenwick & West LLP

801 California Street

Mountain View, California 94041

Attention: Douglas N. Cogen

                 Ken S. Myers

Facsimile No.: (650) 938-5200

Telephone No.: (650) 988-8500

Email: DCogen@fenwick.com

           KMyers@fenwick.com

(b) if to the Company, to:

Acacia Communications, Inc.

3 Mill and Main Place, Suite 400

Maynard, MA 01754

Attention: Janene I. Asgeirsson

Telephone No.: (978) 254-2759

Email:               JAsgeirsson@acacia-inc.com

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attention: Andrew Bonnes

                 Jay E. Bothwick

Facsimile No.: (617) 526-5000

Telephone No.: (617) 526-6000

Email: andrew.bonnes@wilmerhale.com

            jay.bothwick@wilmerhale.com

8.3. Interpretation.

(a) When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of, or an Exhibit to this Agreement unless otherwise indicated. When a reference is made to a Schedule, such reference shall be to a Schedule of the Company Disclosure Letter. Where a reference is made to an Applicable Legal Requirement, such reference is to such Applicable Legal Requirement as then in effect. Where a reference is made to a Contract or instrument such reference is to such Contract or instrument as then in effect. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “provide to” and “deliver to” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete paper or electronic copy of the information or material referred to has been delivered to the party to whom such information or material is to be provided. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively and (iii) the terms “hereof,” “herein,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement and (iv) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute as then in effect, and to the rules and regulations promulgated thereunder. References to “$” and “dollars” are to the currency of the United States. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Notwithstanding anything to the contrary, references in the Company Disclosure Letter to “the Agreement Date” are to “the Original Agreement Date.”

(c) Unless indicated otherwise, all mathematical calculations contemplated by this Agreement shall be rounded to the tenth decimal place.

(d) The 1.0% threshold established by the parties hereto with respect to the Company’s capitalization in Section 6.3(a) shall not, in and of itself, constitute an economic benchmark for determining whether any Effect shall be deemed to be material in relation to the Company and the Business or shall be deemed to constitute a Material Adverse Effect.

8.4. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart.

8.5. Entire Agreement; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all schedules and exhibits attached hereto, and the Company Disclosure Letter, (i) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms as amended hereunder, and (ii) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder, except the Indemnified Parties as expressly set forth in Section 5.13.

8.6. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment or delegation without such prior written consent shall be null and void, except that Parent may make such assignment or delegation to any direct or indirect wholly-owned subsidiary of Parent without the prior consent of any other party hereto; provided that Parent shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

8.7. Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this

Agreement shall continue in full force and effect and shall be interpreted so as reasonably necessary to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.8. Remedies Cumulative; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereto hereby waive the requirement of any posting of a bond in connection with the remedies described herein. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

8.9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of laws, provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware, in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions and thereby, and hereby waive, and agree not to assert, as a defense in any Legal Proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such Legal Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such Legal Proceeding shall be heard and determined in such courts. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.2 or in such other manner as may be permitted by Applicable Legal Requirements, shall be valid and sufficient service thereof.

8.10. Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any Applicable Legal Requirement, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

8.11. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

8.12. Original Agreement. Each of the parties hereto agrees and confirms that the Original Agreement is hereby amended and restated in its entirety, and is in force and effect only as so amended and restated.

[signature page follows]

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Amended and Restated Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized.

CISCO SYSTEMS, INC.

By:	/s/ Mark Gorman
Name:	Mark Gorman
Title:	Vice President and Assistant Secretary
AMARONE ACQUISTION CORP.

By:	/s/ Mark Gorman
Name:	Mark Gorman
Title:	Vice President and Assistant Secretary

[SIGNATURE PAGE TO AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER]

ACACIA COMMUNICATIONS, INC.

By:	/s/ Murugesan Shanmugaraj
Name:	Murugesan Shanmugaraj
Title:	Chief Executive Officer

[SIGNATURE PAGE TO AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER]

Annex B

PERSONAL AND CONFIDENTIAL

January 14, 2021

Board of Directors

Acacia Communications, Inc.

Three Mill and Main Place, Suite 400

Maynard, MA 01754

Lady and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Cisco Systems, Inc. (“Parent”), and its affiliates) of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Acacia Communications, Inc. (the “Company”), of the $115.00 in cash per Share to be paid to such holders pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of January 14, 2021 (the “Agreement”), by and among Parent, Amarone Acquisition Corp., a wholly owned subsidiary of Parent, and the Company.

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time. We also have provided certain financial advisory and/or underwriting services to Parent and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as a commercial paper dealer for Parent since 2015. We may also in the future provide financial advisory and/or underwriting services to the Company and Parent and their respective affiliates for which our Investment Banking Division may receive compensation. In addition, a Director on the Board of Parent is currently affiliated with the Goldman Sachs Group, Inc. as a Director.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the four years ended December 31, 2019; the Company’s Registration Statement on Form S-1, including the prospectus contained therein dated May 13, 2016, relating to an initial public offering of the Company’s Shares; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain updated internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the communication technology and semiconductor industries and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

Board of Directors

Acacia Communications, Inc.

January 14, 2021

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company, including an expression of interest for a transaction proposed by a third party that may have resulted in a higher price per Share in cash than in the Transaction, which you have advised us, you have determined not to further pursue because of risks and uncertainties concerning such potential transaction, nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of Shares, as of the date hereof, of the $115.00 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $115.00 in cash per Share to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which the Shares will trade at any time, the potential effects of volatility in the credit, financial and stock markets on the Company, Parent, or the Transaction or the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Board of Directors

Acacia Communications, Inc.

January 14, 2021

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $115.00 in cash per Share to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)

Annex C

FORM OF VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is entered into as of January 14, 2021, by and between Cisco Systems, Inc., a California corporation (“Parent”), and the undersigned stockholder (“Stockholder”) of Acacia Communications, Inc., a Delaware corporation (the “Company”). Terms not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

A. Parent, Amarone Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Sub”) and the Company previously entered into that certain Agreement and Plan of Merger (the “Original Merger Agreement”), dated as of July 8, 2019.

B. In connection with, and as a material inducement to the willingness of Parent to enter into, the Original Merger Agreement, Stockholder previously executed and delivered a Voting Agreement, dated as of July 8, 2019, by and between Parent and Stockholder (the “Original Voting Agreement”), which expired pursuant to its terms.

C. Parent, Sub and the Company have agreed to amend and restate the Original Merger Agreement in its entirety by entering into that certain Amended and Restated Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which Sub will merge with and into the Company (the “Merger”), and the Company will survive the Merger and become a wholly-owned subsidiary of Parent.

D. The execution and delivery of this Agreement by Stockholder is a material inducement to the willingness of Parent to enter into the Merger Agreement.

E. Stockholder understands and acknowledges that the Company and Parent are entitled to rely on (i) the truth and accuracy of Stockholder’s representations contained herein and (ii) Stockholder’s performance of the obligations set forth herein.

NOW, THEREFORE, in consideration of the premises, representations, warranties, covenants and other agreements set forth in the Merger Agreement and herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Restrictions on Shares.

(a) Except for sales of Shares during the period beginning on the date hereof and ending on the fifth Business Day after the date hereof pursuant to the terms of any trading plan adopted pursuant to Rule 10b5-1 under the Exchange Act prior to the date of this Agreement, Stockholder shall not at any time prior to the Expiration Date, directly or indirectly, (i) transfer (except as may be specifically required by court order or by operation of law), grant an option with respect to, sell, exchange, pledge or otherwise dispose of, or encumber, the Shares (as such term is defined in Section 4) or any New Shares (as such term is defined in Section 1(d)), (ii) enter into a swap or similar transaction that transfers the economic consequences of ownership of the Shares or any New Shares or (iii) make any offer or enter into any agreement providing for any of the foregoing; provided that nothing contained herein will be deemed to restrict the ability of Stockholder to exercise, prior to the Expiration Date, any Company Options held by Stockholder; provided, further, that Stockholder may transfer Shares and New Shares (A) to any member of Stockholder’s immediate family, (B) to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family for estate planning purposes, (C) to a charitable entity qualified as a 501(c)(3) organization under the Code or (D) in connection with or for the purpose of personal tax-planning; provided, further, that any such transfer shall be permitted only if, as a precondition to such transfer, the transferee agrees in writing to be bound by all of the terms of this Agreement. As used herein, the term “Expiration Date” shall mean the earlier to occur of (x) the first Business Day following the date on which the Company Stockholder Approval shall have been obtained and (y) the date and time of the termination of the Merger Agreement in compliance with its terms.

(b) Except pursuant to the terms of this Agreement, Stockholder shall not, directly or indirectly, grant any proxies or powers of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust, or enter into a voting agreement or similar arrangement or commitment with respect to any of the Shares.

(c) Stockholder shall not, directly or indirectly, take any action that would make any representation or warranty contained herein untrue or incorrect in any material respect or have the effect of materially impairing the ability of Stockholder to perform its obligations under this Agreement or, in its capacity as a stockholder of the Company, preventing or materially delaying the consummation of any of the transactions contemplated hereby; provided that to the extent Stockholder is a director or officer of the Company, such Stockholder may, in his or her capacity as a director or officer of the Company, take such actions as may be permitted under Section 5.2 and Section 5.3 of the Merger Agreement.

(d) Any shares of Company Common Stock or other securities of the Company that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) after the date of this Agreement and prior to the Expiration Date, including pursuant to the exercise of options or warrants to purchase Shares (collectively, the “New Shares”) shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

2. Agreement to Vote Shares. Prior to the Expiration Date, at every meeting of the stockholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent or resolution of the stockholders of the Company with respect to any of the following, Stockholder shall vote, to the extent not voted by the person(s) appointed under the Irrevocable Proxy (as defined in Section 3) the Shares and any New Shares in favor of adoption of the Merger Agreement and any matter that would reasonably be expected to facilitate the Merger (including any adjournment of any meeting of the stockholders of the Company in order to solicit additional proxies in favor of the adoption of the Merger Agreement) and against any Acquisition Proposal and any other matter that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the transactions contemplated by the Merger Agreement in any material respect. Parent acknowledges that the voting covenant, set forth herein and in the Irrevocable Proxy shall not be effective for any other purpose and Stockholder retains the right to vote in any manner on all other matters in Stockholder’s sole discretion.

3. Irrevocable Proxy. Concurrently with the execution and delivery of this Agreement, Stockholder shall deliver to Parent a duly executed proxy in the form attached hereto as Exhibit A (the “Irrevocable Proxy”), which proxy is coupled with an interest, and, until the Expiration Date, shall be irrevocable to the fullest extent permitted by law, with respect to each and every meeting of the stockholders of the Company or action or approval by written resolution or consent of stockholders of the Company with respect to the matters contemplated by Section 2 covering the total number of Shares and New Shares in respect of which Stockholder is entitled to vote at any such meeting or in connection with any such written consent. Upon the execution of this Agreement by Stockholder, (i) Stockholder hereby revokes any and all prior proxies (other than the Irrevocable Proxy) given by Stockholder with respect to the subject matter contemplated by Section 2 and (ii) Stockholder shall not grant any subsequent proxies with respect to such subject matter, or enter into any agreement or understanding with any Person to vote or give instructions with respect to the Shares and any New Shares in any manner inconsistent with the terms of Section 2, until after the Expiration Date.

4. Representations, Warranties and Covenants of Stockholder. Stockholder hereby represents, warrants and covenants to Parent as follows:

(a) Stockholder is the beneficial or record owner of, or exercises voting power over, that number of shares of Company Common Stock set forth on the signature page hereto (all such shares owned beneficially or of record by Stockholder, or over which Stockholder exercises voting power, on the date hereof, collectively, the “Shares”). Stockholder does not hold any other outstanding shares of capital stock of the Company. No person not a signatory to this Agreement has a beneficial interest in or a right to acquire or vote any of the Shares (other than, (i) if Stockholder is a partnership, the rights and interest of persons and entities that own partnership interests in Stockholder under the partnership agreement governing Stockholder and applicable partnership law or (ii) if Stockholder is a married individual and resides in a State with community property laws, the community property interest of his or her spouse to the extent applicable under such community property law, in which case such spouse has executed a spousal consent hereto if requested by Parent). The Shares are and will be at all times up until the Expiration Date free and clear of any security interests, liens, claims, pledges, options, rights of first refusal, co-sale rights, agreements, limitations on Stockholder’s voting rights, charges and other encumbrances of any nature that would materially and adversely affect the ability of Stockholder to perform his, her or its obligations under this Agreement. Stockholder’s principal residence or place of business is set forth on the signature page hereto.

(b) Stockholder has all requisite power, capacity and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby have been duly authorized by all necessary action, if any, on the part of Stockholder. This Agreement has been duly executed and delivered by Stockholder and, assuming the due authorization, execution and delivery of this Agreement by Parent, constitutes a valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity.

(c) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in a breach or violation of or default (with or without notice or lapse of time or both) under, or require notice to or the consent of any person under, any agreement, law, rule, regulation, judgment, order or decree by which Stockholder is bound, except for such conflicts, breaches, violations or defaults that would not, individually or in the aggregate, prevent or materially delay Stockholder from performing his, her or its obligations under this Agreement.

5. Consent and Waiver. Stockholder hereby waives any and all rights to contest or object to the execution and delivery of the Merger Agreement, the Company Board of Directors’ actions in approving and recommending the Merger, the consummation of the Merger and the other transactions provided for in the Merger Agreement, or to seek damages or other legal or equitable relief in connection therewith (but for the avoidance of doubt this waiver does not extend to any claims relating to any breach of the Merger Agreement). From and after the Effective Time, Stockholder’s right to receive cash on the terms and subject to the conditions set forth in the Merger Agreement shall constitute Stockholder’s sole and exclusive right against the Company and/or Parent in respect of Stockholder’s ownership of the Shares or status as a stockholder of the Company or any agreement or instrument with the Company pertaining to the Shares or Stockholder’s status as a stockholder of the Company.

6. Confidentiality. Stockholder (i) shall hold any information regarding this Agreement, the Original Merger Agreement, the Original Voting Agreement, the Merger Agreement and the Merger in strict confidence, and shall not divulge any such information to any third person until Parent has publicly disclosed the Merger and this Agreement and (ii) shall not issue or cause the publication of any press release or other public announcement with respect to this Agreement, the Merger Agreement, the Original Merger Agreement, the Original Voting Agreement, the Merger or the other transactions contemplated by the Merger Agreement without the prior written consent of Parent, except, in case (i) or (ii), as may be required by law or by any listing agreement with, or the policies of, the NASDAQ Global Select Market in which circumstance Stockholder shall make reasonable efforts to consult with Parent to the extent practicable.

7. Appraisal Rights. Stockholder agrees not to exercise any rights of appraisal or any dissenters’ rights that Stockholder may have (whether under applicable law or otherwise) or could potentially have or acquire in connection with the Merger.

8. Miscellaneous.

(a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on (i) the date of delivery, if delivered personally, by commercial delivery service or mailed by registered or certified mail (return receipt requested) or (ii) on the date of confirmation of receipt (or the next Business Day, if the date of confirmation of receipt is not a Business Day), if sent via facsimile or e-mail (with confirmation of receipt), to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

(i) if to Parent, to:

Cisco Systems, Inc.

170 West Tasman Drive

San Jose, CA 95134

Attention: General Counsel

Facsimile No.: (408) 525-2912

Telephone No.: (650) 988-8500

Email: corpdevnotice@cisco.com

with a copy (which shall not constitute notice) to:

Fenwick & West LLP

Silicon Valley Center

801 California Street

Mountain View, CA 94041

Attention: Douglas N. Cogen

                 Ken S. Myers

Facsimile No.: (650) 938-5200

Telephone No.: (650) 988-8500

Email: DCogen@fenwick.com

            KMyers@fenwick.com

(ii) if to Stockholder, to the address set forth for Stockholder on the signature page hereof.

(b) Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or an Exhibit to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date first written above.

(c) Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein or in the Irrevocable Proxy. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation of this Agreement or the Irrevocable Proxy, Parent shall have the right to seek to enforce such covenants and agreements and the Irrevocable Proxy by specific performance, injunctive relief or by any other means available to Parent at law or in equity and Stockholder hereby waives any requirement for the security or posting of any bond in connection with such enforcement.

(d) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties hereto; it being understood that all parties need not sign the same counterpart.

(e) Entire Agreement; Non-assignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto (including the Irrevocable Proxy) (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) are not intended to confer, and shall not be construed as conferring, upon any person other than the parties hereto any rights or remedies hereunder. Except as provided in Section 1(a), neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by Stockholder without the prior written consent of Parent, and any such assignment or delegation that is not consented to shall be null and void. This Agreement, together with any rights, interests or obligations of Parent hereunder, may be assigned or delegated in whole or in part by Parent to any affiliate of Parent to which Parent assigns its rights under the Merger Agreement without the consent of or any action by Stockholder upon notice by Parent to Stockholder as herein provided. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective permitted successors and assigns (including any person to whom any Shares are sold, transferred or assigned).

(f) Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to use their commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(g) Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware. The parties hereto hereby irrevocably submit to the exclusive jurisdiction the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware, solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8(a) or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof.

(i) Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

(j) Additional Documents, Etc. Stockholder shall execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Parent, to carry out the purpose and intent of this Agreement. Without limiting the generality or effect of the foregoing or any other obligation of Stockholder hereunder, Stockholder hereby authorizes Parent to deliver a copy of this Agreement to the Company and hereby agrees that each of the Company and Parent may rely upon such delivery as conclusively evidencing the consents and waivers of Stockholder referred to in Section 5, in each case for purposes of all agreements and instruments to which such elections, consents and/or waivers are applicable or relevant.

(k) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(l) Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (i) Stockholder makes no agreement or understanding herein in any capacity other than in Stockholder’s capacity as a record holder and beneficial owner of the Shares and the New Shares, and not in such Stockholder’s capacity as a director, officer or employee of the Company or any of the Subsidiaries or in such Stockholder’s capacity as a trustee or fiduciary of any Company Employee Plan and (ii) nothing herein will be construed to limit or affect any action or inaction by Stockholder or any representative of Stockholder, as applicable, serving on the Company Board or on the board of directors of any Subsidiary or as an officer or fiduciary of the Company or any Subsidiary, acting in such person’s capacity as a director, officer, employee or fiduciary of the Company or any Subsidiary.

(m) Term. This Agreement and all obligations hereunder shall terminate upon the Expiration Date. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided that (i) nothing set forth in this Section 8(m) shall relieve any party from liability for any intentional breach of this Agreement prior to termination hereof and (ii) the provisions of this Section 8(m) shall survive any termination of this Agreement.

(n) No Recourse. Parent and Stockholder agree that Stockholder will not be liable (in Stockholder’s capacity as a stockholder) for claims, losses, damages, liabilities or other obligations resulting from the Company’s breach of the Merger Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be executed as of the date first above written.

CISCO SYSTEMS, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO VOTING AGREEMENT]

STOCKHOLDER:
(Print Name of Stockholder)

(Signature)

(Print name and title if signing on behalf of an entity)

(Print Address)

(Print Address)

(Print Telephone Number)

Shares beneficially owned on the date hereof:

                                         shares of Company Common Stock

[SIGNATURE PAGE TO VOTING AGREEMENT]

EXHIBIT A

IRREVOCABLE PROXY

TO VOTE STOCK OF

ACACIA COMMUNICATIONS, INC.

The undersigned stockholder of Acacia Communications, Inc., a Delaware corporation (the “Company” and such stockholder, “Stockholder”), hereby irrevocably (to the fullest extent permitted by the General Corporation Law of the State of Delaware (“Delaware Law”) but subject to termination as provided below) appoints Mark Chandler, Executive Vice President, Chief Legal Officer and Chief Compliance Officer, Derek Idemoto, Senior Vice President, Corporate Development and Cisco Investments, and Mark Gorman, Vice President and Assistant Secretary of Cisco Systems, Inc., a California corporation (“Parent”), and each of them, or any other designee of Parent, as the sole and exclusive attorneys-in-fact and proxies of Stockholder, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the fullest extent that Stockholder is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by Stockholder, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this irrevocable proxy (this “Irrevocable Proxy”). The Shares beneficially owned by Stockholder as of the date of this Irrevocable Proxy are listed on the signature page of this Irrevocable Proxy. Upon Stockholder’s execution of this Irrevocable Proxy, any and all prior proxies given by Stockholder with respect to any Shares are hereby revoked and Stockholder agrees not to grant any subsequent proxies or enter into any agreement or understanding with any Person (as defined in the Merger Agreement (as defined below)) to vote or give instructions with respect to the Shares and New Shares in any manner inconsistent with the terms of this Irrevocable Proxy until after the Expiration Time (as defined below).

Until the Expiration Time, this Irrevocable Proxy is irrevocable (to the fullest extent permitted by Delaware Law), is coupled with an interest, is granted pursuant to that certain Voting Agreement dated as of even date herewith by and between Parent and Stockholder, and is granted in consideration of Parent entering into that certain Amended and Restated Agreement and Plan of Merger, dated as of January 14, 2021, by and among Parent, Amarone Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Sub”) and the Company (the “Merger Agreement”), pursuant to which Sub will merge with and into the Company (the “Merger”), and the Company will survive the Merger and become a wholly-owned subsidiary of Parent. As used herein, the term “Expiration Time” shall mean the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, and (ii) the date and time of the termination of the Merger Agreement in compliance with its terms.

The attorneys-in-fact and proxies named above, and each of them, are hereby authorized and empowered by Stockholder, at any time prior to the Expiration Time, to act as Stockholder’s attorney-in-fact and proxy to vote the Shares, and to exercise all voting and other rights of Stockholder with respect to the Shares (including the power to execute and deliver written consents pursuant to Delaware Law), at every annual, special or adjourned meeting of the stockholders of the Company and in every written consent in lieu of such meeting as follows: (i) in favor of adoption of the Merger Agreement and any matter that would reasonably be expected to facilitate the Merger (including adjournment of any meeting of Stockholders in order to solicit additional proxies in favor of adoption of the Merger Agreement) and (ii) against any Acquisition Proposal (as defined in the Merger Agreement) and any other matter that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the Transactions.

The attorneys-in-fact and proxies named or described above may not exercise this Irrevocable Proxy on any other matter except as provided above. Stockholder may vote the Shares on all other matters.

Stockholder, for himself, herself or itself and all of his, her or its heirs, successors and assigns, hereby releases the attorneys-in-fact and proxies named or otherwise described above and all replacements thereof from any liability arising from any exercise of the proxy granted hereunder.

All authority herein conferred shall survive Stockholder’s death or incapacity and any obligation of Stockholder hereunder shall be binding upon his, her or its heirs, personal representatives, successors and assigns.

[signature page follows]

This Irrevocable Proxy is coupled with an interest as aforesaid and is irrevocable. This Irrevocable Proxy may not be amended or otherwise modified without the prior written consent of Parent. This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Time.

Dated: January     , 2021

(Print Name of Stockholder)

(Signature of Stockholder)

(Print name and title if signing on behalf of an entity)

Shares beneficially owned on the date hereof:

                        shares of Company Common Stock

[SIGNATURE PAGE TO IRREVOCABLE PROXY]

Annex D

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262 Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

SPECIAL MEETING OF ACACIA COMMUNICATIONS, INC.

Date:	[ ]
Time:	[ ] (Eastern Time)
Place:	Special Meeting to be held in a virtual meeting format via the Internet. Please visit www.proxydocs.com/ACIA to register in advance in order to virtually attend the Special Meeting. You will need to have your control number, printed in the gray box below. The deadline to register is [ ], 2021 at [ ] Eastern Time.

Please make your marks like this:    ☒  Use dark black pencil or pen only

The Board of Directors Recommends a Vote FOR proposals 1, 2 and 3.

		For	Against	Abstain
1:	To adopt the Amended and Restated Agreement and Plan of Merger, dated as of January 14, 2021, as it may be amended from time to time, by and among Acacia Communications, Inc., Cisco Systems, Inc., and Amarone Acquisition Corp. (the “Amended and Restated Agreement and Plan of Merger”).	☐	☐	☐

		For	Against	Abstain
2:	To approve, on a nonbinding advisory basis, the compensation that may be payable to Acacia Communications, Inc.’s named executive officers in connection with the merger.	☐	☐	☐

		For	Against	Abstain
3:	To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the Amended and Restated Agreement and Plan of Merger.	☐	☐	☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate or book entry account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Please separate carefully at the perforation and return just this portion in the envelope provided.

Special Meeting of Acacia Communications, Inc.

to be held on [            ]

for Holders as of [            ]

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:
INTERNET		TELEPHONE

Go To	Call
www.proxypush.com/ACIA	866-284-6524

•	Cast your vote online.	OR	•	Use any touch-tone telephone.
•	Have your Proxy Card/Voting Instructions Form ready.	MAIL	• •	Have your Proxy Card/Voting Instructions Form ready. Follow the simple recorded instructions.
•	View Meeting Documents.

OR	•	Mark, sign and date your Proxy Card/Voting Instruction Form.
	•	Detach your Proxy Card/Voting Instructions Form.
	•	Return your Proxy Card/Voting Instructions Form in the
postage-paid envelope provided.

VOTE DURING THE MEETING –	You may attend the Special Meeting via the Internet and vote during the Special Meeting. Have the control number that is printed in the gray box below.

The undersigned hereby appoints John F. Gavin and Janene I. Asgeirsson, and each of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of Acacia Communications, Inc. that the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AND IN THE DISCRETION OF THE PROXYHOLDERS ON ANY OTHER MATTER THAT PROPERLY COMES BEFORE THE MEETING.

PROXY TABULATOR FOR ACACIA COMMUNICATIONS, INC. c/o MEDIANT COMMUNICATIONS P.O. BOX 8016 CARY, NC 27512-9903

  Please separate carefully at the perforation and return just this portion in the envelope provided.

Proxy for Special Meeting of Stockholders to be held on [            ]

This proxy is being solicited on behalf of the Board of Directors

Please vote, date and sign this Proxy on the other side and return it in the enclosed envelope.

The Stockholder signing on the reverse side (the “undersigned”), having received the Proxy Statement, hereby appoint(s) John F. Gavin and Janene I. Asgeirsson and each of them, Proxies of the undersigned (with full power of substitution) to attend the Special Meeting of Acacia Communications, Inc. (the “Company”) to be held on [            ], and all adjournments and postponements thereof (the “Special Meeting”), and to vote all shares of Common Stock of the Company that the undersigned would be entitled to vote, if personally present, in regard to all matters that may properly come before the Meeting.

The undersigned hereby confer(s) upon the Proxies, and each of them, discretionary authority to consider and act upon such business, matters or proposals as may properly come before the Special Meeting. The Proxy, when properly executed, will be voted in the manner specified herein. If no specification is made, the Proxies intend to vote FOR Proposals 1, 2 and 3.